As filed with the Securities and Exchange Commission on April 27, 2010

Registration No. 333-164486

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Verde Realty

(Exact Name of Registrant as Specified in its Governing Instruments)

201 East Main Drive El Paso, Texas 79901 (915) 225-3200

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

C. Ronald Blankenship

President and Chief Executive Officer

201 East Main Drive El Paso, Texas 79901 (915) 225-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Benjamin R. Weber, Esq. William G. Farrar, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Steven A. Seidman, Esq. Laura L. Delanoy, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion. Dated April 27, 2010.

PROSPECTUS Shares

Common Shares

Verde Realty is a fully integrated, self-administered and self-managed real estate investment trust, or REIT, that specializes in the ownership, acquisition and management of multifamily rental properties and industrial distribution facilities. We intend to continue to operate as a REIT for U.S. federal income tax purposes.

This is the initial public offering of our common shares of beneficial interest, par value $0.01 per share, or common shares. All of the common shares being sold in this offering are being sold by us. Prior to this offering, there has been no public market for our common shares. We expect the public offering price of our common shares to be between $             and $             per share. We intend to apply to list our common shares on the New York Stock Exchange, or NYSE, under the symbol “VRE.”

Investing in our common shares involves risks. See “Risk Factors” beginning on page 18 of this prospectus for certain risks relevant to an investment in our common shares, including:

•

Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our results of operations. The concentration of our portfolio makes us particularly susceptible to adverse economic developments in those markets.

•

Continued disruptions in the financial markets and deteriorating or unimproved economic conditions could adversely affect our ability to secure debt financing on attractive terms and the values of investments we make.

•	Our long-term growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

•

Prior to this offering, there has been no public trading market for our common shares, and as a result it may be difficult for you to sell your shares. If you sell your common shares, it may be at a substantial discount to the price you paid for your shares.

•	We have a history of losses, and we may be unsuccessful in meeting our investment objectives.

•	The timing and amount of our cash distributions, if any, may vary over time.

•	There are limits on the percentage of our outstanding shares that any holder may own. See “Description of Securities—Restrictions on Ownership and Transfer.”

•	We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Verde Realty	$	$

To the extent that the underwriters sell more than              common shares, the underwriters have the option to purchase up to an additional              shares from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the common shares against payment in New York, New York on                     , 2010.

Goldman, Sachs & Co.	BofA Merrill Lynch	Wells Fargo Securities

Prospectus dated                      , 2010.

Dealer Prospectus Delivery Obligation

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. This summary does not contain all of the information that you should consider before investing in our common shares. You should read carefully the more detailed information set forth under the heading “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “our company,” “we,” “us” and “our” refer to Verde Realty, a Maryland real estate investment trust, or REIT, together with its consolidated subsidiaries. Our operations are carried on through Verde Realty Operating Partnership, L.P., a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership.” Unless otherwise indicated, the information in this prospectus assumes that the underwriters’ option to purchase additional shares is not exercised and that the common shares to be sold in this offering are sold at $             per share, the mid-point of the range indicated on the cover page of this prospectus. Market and industry data and forecasts used in this prospectus have been obtained from Reis, Inc. (“Reis”), AXIOMETRICS Inc. (“AXIOMETRICS”), CoStar Group, Inc. (“CoStar”), the U.S. Census Bureau and other industry sources where specifically noted. Any forecasts prepared by Reis, AXIOMETRICS, CoStar and other sources are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

Overview

We are a fully integrated, self-administered and self-managed REIT that specializes in the ownership, acquisition and management of multifamily rental properties and industrial distribution facilities. Our existing operating portfolio is composed primarily of recently constructed multifamily rental properties in the southwestern United States and industrial distribution facilities in the southwestern United States and northern Mexico. C. Ronald Blankenship, our president and chief executive officer, and William Sanders, our chairman, founded the company, have 31 years and 44 years of experience, respectively, in the real estate industry and have worked together for a total of 19 years. We intend to capitalize on the experience and track record of Mr. Blankenship and the other members of our management team in successfully growing and managing public real estate companies. We also intend to utilize a significant portion of the proceeds of this offering to expand our existing asset base through the acquisition of multifamily rental properties and industrial distribution facilities primarily focused in select high-growth markets in the western and southwestern United States.

As of February 28, 2010, our multifamily rental portfolio consisted of 14 properties totaling 4,790 units, representing an investment at cost of $364.6 million. With the exception of one property, our entire multifamily rental portfolio consists of Class A properties. Also referred to as institutional-quality or current-generation properties, Class A properties are properties that are less than 10 years old, are built to a high standard of construction quality and offer desirable unit and property amenities. The weighted average age of the properties in our multifamily rental portfolio is 1.6 years (excluding one property that is still in service but was acquired for future development). Our management team developed 13 of these properties since 2006, representing 4,363 units. Our multifamily rental portfolio was 94.0% physically occupied as of February 28, 2010, excluding four properties that have not yet achieved stabilized occupancy levels and are still in the process of being fully leased, which we refer to as being in “lease-up.” We consider a multifamily rental property to be stabilized or fully leased when it has achieved and maintained physical occupancy of at least 93% for three consecutive months. Including these lease-up properties, which had a combined physical occupancy of 85.7%, the combined physical occupancy of our multifamily rental portfolio was 91.6% as of February 28, 2010.

As of February 28, 2010, our industrial distribution portfolio consisted of 86 properties, composed of 51 properties in the United States and 35 in Mexico, totaling 12.0 million rentable square feet, representing an investment at cost of $487.2 million. The weighted average age of the properties in our industrial portfolio is 5.1 years (measured from the later of major renovation or the completion of construction). Our management team developed 28 of these properties since 2005, representing 4.6 million square feet. Our industrial portfolio was 83.9% leased as of February 28, 2010. Our industrial tenant base is broad and diversified. As of February 28, 2010, we had approximately 117 tenants in our industrial portfolio, with no single tenant accounting for more than 5.0% of our annualized rents and our 10 largest tenants (by revenue) comprising 28.7% of our rentable square feet and providing 33.9% of our annualized rent.

We also own undeveloped land that we generally acquired for the construction of multifamily rental properties and industrial distribution facilities, but we do not believe market conditions warrant such activity at this time. Our industrial land is generally adjacent or proximate to our industrial distribution facilities, and our multifamily land is located in communities where, in normal economic conditions, we would expect there to be demand for multifamily rental properties. Our primary objective with respect to our multifamily and industrial land portfolios is to maximize value for investors, which, in many cases, we believe will occur through future development, either alone or with other market participants, including development on a build-to-suit basis, but which also may occur through opportunistic sales if and when appropriate opportunities arise. As of February 28, 2010, approximately 86.8 acres of this land was suitable for construction of multifamily rental properties, which we believe has the potential to support the construction of approximately 2,448 units and which we refer to as “multifamily land,” and approximately 1,890.4 acres of this land was suitable for construction of industrial distribution facilities, which we refer to as “industrial land.” Of our industrial land, we have preliminary site plans for 756 acres, which we believe has the potential to support a net rentable area of approximately 7.2 million square feet. See “Business and Properties—Our Existing Portfolio.” By “suitable for construction,” we mean that the land generally has access to roads, utilities and other relevant entitlements (but excluding subdivision approvals, building permits and similar items) that would be conditions precedent to such construction. This multifamily land and industrial land had, as of February 28, 2010, an investment at cost (before impairment) of approximately $39.4 million and $136.7 million, respectively, and an aggregate book value of approximately $28.9 million and $106.2 million, respectively (including our proportionate share of industrial land owned in joint ventures). We do not use mortgage debt to finance acquisitions of land; however, approximately 10.0 acres of our multifamily land and approximately 166.9 acres of our industrial land is included in property pledged to our secure mortgage debt.

As of February 28, 2010, we also owned approximately 23,968.3 acres of land in Doña Ana County, New Mexico, which we refer to as Santa Teresa and which we acquired with a view toward developing as a mixed-use project. We no longer intend to pursue large-scale development of this land. In addition, we own approximately 9,600.1 acres of land relating to a low-density residential lot development business we previously conducted in central New Mexico, which we refer to as Heritage Preserve. As of February 28, 2010, Santa Teresa and Heritage Preserve had an investment at cost (before impairment) of approximately $71.9 million and $26.9 million, respectively, and an aggregate book value of approximately $22.8 million and $9.6 million, respectively. We have completed all intended land development relating to Heritage Preserve. None of the Santa Teresa land or the land in our Heritage Preserve business is mortgaged.

During 2009, the aggregate land holding cost of our multifamily land, industrial land, the Santa Teresa land and our Heritage Preserve land was approximately $2.8 million and consisted primarily of real estate taxes and some maintenance expense. We do not have any development obligations relating to this land, and we do not expect these costs to increase significantly in 2010.

We believe that our senior management team has a successful track record of creating, growing and operating public real estate companies. This public company experience is in addition to management’s substantial experience in all aspects of multifamily and industrial real estate. Management’s extensive experience includes, during the period from 1991 to 2002:

•	Selected financing activity:

•	initial public offerings of ProLogis, Security Capital Atlantic, Security Capital Group Incorporated (“Security Capital”) and Homestead Village Incorporated;

•	strategic equity investments in Regency Centers Corporation, CarrAmerica Realty Corporation and Storage USA; and

•	numerous follow-on equity offerings and unsecured and secured debt transactions.

•	Selected merger and acquisition activity:

•

public-to-public corporate mergers of Security Capital Atlantic with Security Capital Pacific to form Archstone Communities Trust, the predecessor of Archstone-Smith Trust, Security Capital U.S. Realty with Security Capital, and Storage USA with Security Capital; and

•	sale of Security Capital to General Electric Capital and the merger of Pacific Retail Trust with Regency Centers Corporation.

We intend to capitalize on this experience to grow, develop and operate our business.

Our senior management team is composed of Mr. Blankenship; David C. Dressler, Jr., our executive vice president and chief investment officer; Richard Moore, our executive vice president and chief financial officer; and James C. Potts, our executive vice president for multifamily. Each member of our senior management team has been a chief executive officer, chief operating officer, chief investment officer or chief financial officer of a NYSE-listed real estate company. Before forming our company, Mr. Blankenship worked with our chairman, Mr. Sanders, for 12 years at Security Capital, a company that built or provided strategic assistance in the growth of 18 real estate companies, including publicly traded REITs such as ProLogis, Archstone-Smith Trust, Regency Centers Corporation and CarrAmerica Realty Corporation. Messrs. Dressler, Moore and Potts all worked with Mr. Blankenship and Mr. Sanders at Security Capital. See “Management” for additional information regarding our board and management.

Our operating partnership was formed in 2003 and has owned and managed multifamily rental properties and industrial distribution facilities since 2004. We were formed as a Maryland REIT in 2006 to serve as the general partner of our operating partnership. Through our operating partnership, we have four operating divisions, consisting of our multifamily rental business, our industrial distribution facilities business, the Santa Teresa mixed-use project and the Heritage Preserve residential lot development business.

Our Competitive Strengths

Successful track record in running public real estate companies

Our senior management team has a successful track record in creating, growing and operating public real estate companies and has strategically supported the growth of some of the most well-known public real estate companies in the United States. Mr. Blankenship was the chief operating officer of Security Capital, which founded ProLogis, purchased and refocused Property Trust of America (which became Archstone-Smith Trust), and provided strategic guidance in the growth of companies such as CarrAmerica Realty Corporation and Regency Centers Corporation. See “Management.”

Senior management possesses a depth of real estate experience working together as a cohesive team

Each member of our senior management team has approximately 30 years of experience in the multifamily and industrial real estate sectors and brings deep national, regional and local industry relationships that we will utilize to grow and develop our business. Our senior management has substantial experience in all aspects of multifamily and industrial real estate acquisitions, dispositions, management, leasing, financing, developing and redeveloping across multiple real estate cycles. Mr. Blankenship has worked with our chairman, Mr. Sanders, for a total of 19 years. Each member of our senior management team worked at Security Capital for between five and 12 years. Messrs. Blankenship, Dressler and Potts also worked together at Trammell Crow Residential prior to their tenure at Security Capital.

Deep multidisciplinary management expertise across various real estate sectors

Based on their real estate experience, including their years at Security Capital and at our company, our senior management possesses significant expertise in investing and operating multifamily and industrial real estate at the same time and has a multidisciplinary track record of successfully deploying capital through acquisitions, development and redevelopment.

Fully integrated multifamily and industrial distribution operating platform scaled for growth

We have a fully established and integrated multifamily and industrial real estate operating platform, which means we have the ability to perform all fundamental real estate functions (acquisition, development, leasing, asset management and financial oversight) in-house and acquire new assets with minimal incremental increases in overhead. As of December 31, 2009, we employed approximately 246 employees and, in addition to our principal executive office in El Paso, Texas, we have 13 regional and market offices in the southwestern United States and northern Mexico, which enables us to perform a continual monitoring of market dynamics and opportunities in these high-growth markets. See “Business and Properties—Executive and Regional Market Offices.”

Existing portfolio of high-quality operating properties, including recently developed institutional-quality multifamily rental properties and industrial distribution facilities

Our portfolio consists primarily of institutional-quality, current-generation properties, which are properties that are less than 10 years old, are built to a high standard of construction quality and, in the case of multifamily rental properties, offer desirable individual unit- and property-level amenities. As of February 28, 2010, the weighted average age of our multifamily rental properties was 1.6 years (excluding one property that is still in service but was acquired for future development) and the weighted average age of our industrial distribution facilities was 5.1 years (measured from the later of major renovation or completion of construction). See “Business and Properties—Our Existing Portfolio.”

Balance sheet positioned to facilitate future growth

Following this offering and the repayment of $             million of indebtedness as described in “Use of Proceeds,” we will have cash and other liquid assets of approximately $            , approximately $             million of outstanding indebtedness and our debt to cost ratio (calculated as the ratio of our outstanding indebtedness to the book value of our total assets plus the accumulated depreciation of our real estate assets) will be approximately     %. After giving effect to the repayment described above, only $3.1 million of our indebtedness will mature before 2015. Our mortgage debt will have a weighted average interest rate of 6.38%, which we believe is significantly below the cost of new secured indebtedness available to us at similar leverage levels in the current market. In addition, our operating partnership will have outstanding $69.6 million of convertible debentures, with a weighted average interest rate of 4.75%, which we also believe is below the cost currently available for new indebtedness. We intend to enter into a line of credit in the near term in order to increase the flexibility of our balance sheet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Near-term visible growth due to the stabilization of recently completed multifamily rental properties

Of the 13 multifamily rental properties in our portfolio that we recently developed, four are still in lease-up. Seven of these 13 properties achieved stabilized occupancy levels during 2009; therefore, 2010 will be their first full year of stabilized operations. As these properties achieve stabilized operations, we believe that higher average occupancy levels for our multifamily rental portfolio, as well as effective rental rates consistent with other stabilized properties (rather than properties in lease-up), will result in more robust near-term growth rates in net operating income than most of our competitors and lower required capital expenditure costs in light of the recent construction of our portfolio.

Strong alignment of interest between management and shareholders

Our executive officers and members of our board of trustees own a significant amount of our equity, representing approximately     % of our common shares and common units of our operating partnership on an as-converted basis upon completion of the offering. See “Principal Shareholders.” We intend to put in place a long-term incentive compensation plan to incentivize management through the awarding of options and equity-based compensation.

Commitment to strong corporate governance

We are committed to strong corporate governance, as demonstrated by the following:

•	following completion of this offering, all members of our board of trustees will serve annual terms;

•	we have opted out of two Maryland anti-takeover provisions; and

•

we do not have a shareholder rights plan, or “poison pill,” and we do not intend to adopt a shareholder rights plan in the future unless our shareholders approve or ratify the adoption of a rights plan.

See “Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws.”

Our Business Strategy

Capitalize on senior management’s experience and relationships to expand our portfolio into key markets in the western and southwestern United States with significant potential for job growth

We believe the next several years will present an attractive acquisition environment as a result of the current economic environment and its effect on the commercial real estate sector. We intend to capitalize on this environment by using our existing relationships to identify and evaluate existing multifamily rental properties and industrial distribution facilities for acquisition using a significant portion of the net proceeds of this offering. We have determined our primary target markets based upon a detailed analysis of a number of key factors that we believe will impact economic growth in those markets, including anticipated job and population growth over the next three to five years. We believe that markets that meet these criteria are concentrated in the western and southwestern United States. We will consider other markets, including active industrial hubs, if and when opportunities arise, and we may acquire properties outside our target markets as part of an acquisition of a portfolio of properties that otherwise meet our investment criteria.

Take advantage of positive fundamentals for multifamily and industrial real estate assets and maximize cash flow at our properties through internal management

We believe that multifamily and industrial real estate assets are well positioned to outperform the general economy as the economy recovers and as tenant demand reasserts itself in response to improving economic conditions and demographic trends. Accordingly, we intend to grow our operations in these asset classes through acquisitions. We believe that our strong in-house marketing and property management capabilities will help us achieve results that are superior to those companies who rely on unaffiliated third-party service providers.

Achieve growth through acquisitions of operating properties while pursuing the sale of a portion of our undeveloped land parcels

In the near term, we anticipate that our growth will come primarily through acquisitions of multifamily and industrial operating properties and thus we do not currently intend to expend significant resources or management time and attention on development activities. Our objective with respect to land held in inventory is to maximize value, taking into account general economic conditions, supply and demand in the markets in which the land is located and prospective alternative investment opportunities that would be facilitated by a sale of the land.

Maintain a flexible capital allocation strategy

We believe that our ability to be flexible in the allocation of capital, combined with our in-house research capabilities, allows us to take advantage of evolving industry dynamics to seize the best opportunities to grow property-level cash flow based on our operating expertise. We intend to allocate capital between multifamily and industrial assets based on the potential for value creation between each asset type. We will also strategically re-deploy capital, generally from certain stabilized assets to higher growth opportunities as we broaden the scope of our target markets.

Geographic focus in western and southwestern United States in key growth markets

Our geographic focus on acquisitions in the western and southwestern United States has positioned us to take advantage of strong job and population growth in these regions as their economies strengthen. According to AXIOMETRICS, the four major Texas markets in which we currently operate and each of our target markets are projected to be among the top U.S. metropolitan areas as measured by job growth from 2010 to 2014.

Market Opportunities

We believe that the extent of our opportunities to acquire desirable multifamily rental properties and industrial distribution facilities will be a function, in part, of the previous financial excesses in the commercial real estate sector, the current economic downturn and our ability to allocate capital consistent with desirable structural and economic growth trends.

The credit crisis and economic downturn that began in late 2007 brought, among other things, substantial volatility and reductions in equity and asset values worldwide, which has caused a significant reduction in the amount of equity capital and available financing in the real estate sector. This dramatic reduction in available liquidity, combined with weakening underlying market fundamentals, reflected in a significant decline in market occupancies and rents, has significantly reduced property values. We believe that these conditions have created opportunities in select markets to acquire well-located, current-generation or newly constructed distressed assets at below our estimated replacement cost and to improve their operating performance. We expect that these opportunities will begin to appear slowly in 2010 and will increase in volume through 2011.

Through our internal market research expertise, we identify and prioritize markets, submarkets and assets where we believe cash flow growth can drive increased asset value. We are committed to growth using the real estate investment analysis tools and research that we employ in our portfolio today. Any investment is subject to our thorough due diligence and investment committee process.

Historically, we have focused on major southern and U.S.-Mexico border markets. We believe that we have acquired or developed a high-quality portfolio of industrial distribution facilities and industrial land in these markets. As a result, we expect that in the near term our primary investment focus will be in markets in the western and southwestern United States or, if and when opportunities arise, in markets with properties otherwise meeting our acquisition criteria. As we seek to deploy capital that we raise in this offering, we intend to leverage our senior management team’s broad geographic experience and focus on multifamily rental and industrial distribution opportunities by targeting additional markets with desirable growth trends in jobs, population and income, as well as in key industrial distribution hubs. Select target markets in the western and southwestern United States are operationally compatible with our existing activity and will be an investment focus. In addition, we will consider, for research and potential expansion, other markets meeting our investment criteria.

In the last several months, we have engaged in discussions with a large number of owners of real estate in an effort to identify acquisition opportunities that could meet our investment criteria. We have focused on pursuing potential acquisitions from our extensive network of relationships derived from our long-standing experience in the real estate sector and, in particular, on acquisitions where assets are not being broadly marketed. We believe a successful acquisition strategy requires an ongoing process of research and deployment of personnel that will provide us with information about market prices and an ability actively to monitor trends. As of April 23, 2010, we were engaged in discussions with more than 26 potential sellers regarding transactions with a potential estimated aggregate purchase price of more than $1.66 billion, of which approximately 88% (by value) involve assets that are not being broadly marketed. It is not currently possible to determine if any of these discussions will result in acquisition transactions, as most of the discussions are preliminary. We believe that an important component of market research and our understanding of market dynamics involves discussions with potential sellers. We believe that our reputation, experience and extensive network of personal relationships, combined with our in-house resources and due diligence capabilities, provide us with competitive advantages in pursuing acquisitions of assets that are not broadly marketed.

Multifamily Real Estate Industry

We believe that favorable opportunities will be found in the acquisition of existing Class A and B+ properties in our target markets and submarkets at prices significantly below our estimates of replacement cost (by which we mean a discount to replacement cost of at least 15%). Class B properties are generally over 10 years old but are well-maintained and have some, but not all, of the unit and property amenities typically found at a Class A property. During market recoveries, we believe there is a “flight to quality” whereby renters tend to move up to better apartments (which are initially relatively favorably priced).

Multifamily Investment Opportunities

The U.S. multifamily real estate market has experienced a decline in rental rates and increase in concessions as economic conditions have triggered a broad decline in market fundamentals. Despite these difficulties, we believe that the following characteristics make multifamily real estate an attractive asset class for investment:

•

Market cycle.     We believe that multifamily real estate fundamentals in our target markets will be favorably impacted by observable macroeconomic factors, including improving employment trends, population growth and a historically low new supply pipeline.

•

Demographic trends.     We believe that national and regional demographic trends will support multifamily fundamentals over the next few years as the prime rental market population, adults aged 20 to 34, significantly increases as the children of the “baby boom” generation reach adulthood.

•

Attractive lease characteristics.    Multifamily leases are typically six months to one year in duration and thus allow lease rates to adjust frequently in response to changes in the market. New leases are not generally sourced through a broker, thus avoiding the need to factor broker or finder fees into the investment analysis.

We believe our experienced management team can find additional investment advantages and add value as a result of:

•

Positive impact of strong internal property management.     We believe that strong internal property management of multifamily real estate can drive increases in rent growth, resident retention, expense control and risk management.

•	Targeting. In our opinion, narrow targeting of multifamily investments to meet specific demand characteristics and tenant profiles can lead to enhanced investment returns.

See “Industry Overview—Multifamily Real Estate Industry—Multifamily Investment Opportunities.”

Our Existing Multifamily Markets

Although distress in the housing, financial and labor markets has been experienced nationwide, performance of particular multifamily markets has differed and will vary depending on the strength of local economic conditions, key industries, job growth, population growth and inventory additions, including the level of shadow supply. Our multifamily rental portfolio currently consists of properties located in each of the following Texas markets: Austin, Dallas, Houston and San Antonio. See “Industry Overview—Multifamily Real Estate Industry—Our Existing Multifamily Markets.”

Industrial Real Estate Industry

According to CoStar, the U.S. industrial real estate market consisted of approximately 17.3 billion square feet as of December 31, 2009, of which approximately 15.3 billion square feet is warehouse, bulk distribution and light manufacturing facilities. Warehouse properties represent the substantial majority of our industrial assets and our primary target for industrial acquisitions, and are generally leased to regional or national distribution tenants or tenants engaged in light manufacturing activities.

Industrial Investment Opportunities

We believe that the current opportunity to acquire industrial distribution facilities and generate returns will be a function of both the severe economic downturn and the financial excesses in the commercial real estate sector. We believe that distressed acquisition opportunities of well-located, current-generation properties should be available at attractive prices beginning slowly in 2010 and increasing into 2011 and beyond. In addition, we believe that lower levels of new supply will characterize the U.S. industrial market for several years given the environment of reduced capital availability and speculative activity. With limited new supply entering the market during the early years of projected recovery, increasing demand for industrial space should lead to gains in occupancy and rents when the market recovers.

We believe that industrial real estate, especially industrial distribution space, is an attractive asset class for investment because of:

•	Triple net leases. Industrial leases are typically triple net, meaning that the majority of operating expenses, including real estate taxes, insurance and utilities, are passed on to the tenant.

•

Low annual tenant turnover.    In our experience, on a portfolio-wide basis, average annual customer turnover among the typical larger industrial tenants is generally low, primarily due to longer lease terms and the high relocation costs of changes to tenants’ existing supply-chain infrastructure.

•	Minimal capital expenditures. Industrial distribution facilities typically have a low level of interior finish, contributing to lower costs.

•

Corporate outsourcing.    A structural trend in the U.S. market toward corporate outsourcing of non-core business functions, particularly logistics activity, to third-party logistics providers should lead to increased demand for industrial distribution space.

•

Market cycle predictability.     We believe that factors such as population growth, increasing global trade, an increase in demand for regional facilities and overall GDP growth and consumer demand contribute to demand for industrial space.

See “Industry Overview—Industrial Real Estate Industry—Industrial Investment Opportunities.”

Our Existing Industrial Markets

The properties in our current industrial portfolio are located in markets that are important centers of production and trade between the United States and Mexico. Dramatic increases in trade between Mexico and the United States occurred as a result of the implementation of the North American Free Trade Agreement (“NAFTA”) in January 1994 and, although sharp declines from 2008 levels occurred in 2009, we believe that U.S.-Mexico trade will continue to grow in the long term. See “Industry Overview—Industrial Real Estate Industry—Our Existing Industrial Markets.”

Summary Risk Factors

An investment in our common shares involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 18 of this prospectus before purchasing our common shares.

•

Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our results of operations and returns to our shareholders.

•

Although we have identified properties for potential purchase, we have not yet entered into purchase agreements for any of the properties that we intend to purchase with the net proceeds of this offering.

•	Declining real estate valuations and impairment charges could adversely affect our earnings and financial condition.

•	The geographic and market concentration of our portfolio makes us susceptible to adverse economic developments in those markets.

•

Continued disruptions in the financial markets and economic conditions that either deteriorate or fail to improve could adversely affect our ability to secure debt financing on attractive terms and the values of investments we may make.

•	Delays we encounter in the selection, acquisition, development, redevelopment and/or renovation of real properties could adversely affect our results of operations and returns to our shareholders.

•	Our long-term growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

•	Demand for land is subject to a number of risks that could reduce our ability to realize value from our land assets.

•	We have a history of increasing net losses, and we may be unsuccessful in operating our company as a publicly traded REIT or meeting our investment objectives.

•

Real properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so, which may cause us not to realize a gain upon any sales.

•

We depend on tenants for revenue, and vacancies, tenant defaults, exercise of termination options by tenants or capital improvements may adversely affect our operations and cause the value of your investment to decline.

•	Liability for environmentally hazardous conditions may adversely affect our operating results.

•

Our board of trustees may change significant corporate policies, including policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualifications and distributions, without shareholder approval.

•	Fluctuations in interest rates could increase our expenses, require us to sell investments or make it more difficult to make attractive investments and effectively pursue an acquisition strategy.

•

Prior to this offering, there has been no public trading market for our common shares, and as a result it may be difficult for you to sell your shares. If you sell your common shares, it may be at a substantial discount to the price you paid for your shares.

•	The timing and amount of our cash distributions, if any, may vary over time.

•

If we fail to remain qualified as a REIT, we could not deduct distributions to our shareholders in computing our taxable income and would have to pay federal income tax on our taxable income at regular corporate rates. As a result, cash available for distribution to our shareholders would be reduced and we may be required to borrow additional funds or sell some of our assets in order to meet our obligations.

Property Overview

The breakdown of our multifamily rental portfolio as of February 28, 2010, was as follows:

	Multifamily Rental Properties
Market	Number of Properties	Number of Units	Physical Occupancy(1)	Average Monthly Rent Per Occupied Unit(2)	Weighted Average Age (Years)
Austin, Texas	3	1,104	93.0%	$814	1.5
Dallas, Texas	2	895	85.5	1,003	2.0
Houston, Texas	7	2,263	93.7	853	1.4	(3)
San Antonio, Texas	2	528	90.3	873	1.8

Total/Weighted Average	14	4,790	91.6%	$874	1.6

(1)	We define physical occupancy as the number of leased units in a multifamily rental property divided by total units.
(2)	We define average monthly rent per occupied unit as the average effective rent revenue (contractual rent less concessions) from signed leases in place divided by the total number of occupied units.
(3)	The weighted average age for Houston, Texas excludes one property that is still in service, but was acquired for future development (Chateaux Dijon). The weighted average age of our properties in Houston, Texas including this property is 10.1 years.

The breakdown of our industrial distribution portfolio as of February 28, 2010, was as follows:

	Industrial Distribution Facilities
Market	Number of Properties	Net Rentable Area (Square Feet)	Percent Leased(1)	Annualized Cash Rent	Annualized Rent Per Leased Square Foot(2)	Weighted Average Age (Years)
Austin, Texas	2	244,800	93.5%	$1,319,266	$5.77	2.0
El Paso, Texas	18	1,537,119	89.9	5,396,563	3.91	5.7
Houston, Texas	2	257,848	75.0	840,160	4.34	3.0
Laredo, Texas	8	1,339,725	67.9	3,831,791	4.21	8.0
McAllen, Texas	11	1,647,927	76.2	5,214,041	4.15	7.4
San Antonio, Texas(3)	5	588,027	78.5	2,044,095	4.43	5.8
Santa Teresa, New Mexico	5	740,267	95.1	2,446,929	3.48	7.5

United States	51	6,355,713	80.8	21,092,845	4.11	6.58

Chihuahua, Chihuahua	4	484,450	100.0	1,801,378	3.72	3.0
Juarez, Chihuahua	15	2,852,772	88.2	11,596,265	4.61	3.3
Monterrey, Nuevo Leon	1	120,994	0.0	0	0.00	2.0
Reynosa, Tamaulipas(3)	8	982,142	84.4	5,175,996	6.23	4.8
Tijuana, Baja California(3)	7	1,241,610	90.8	5,961,566	5.29	3.1

Mexico	35	5,681,968	87.3	24,535,205	4.95	3.44

Total/Weighted Average	86	12,037,681	83.9%	$45,628,050	$4.52	5.10

(1)	We define percent leased as leased square feet divided by net rentable square feet.
(2)	Represents annualized cash rent divided by leased square feet.
(3)	Includes one or more properties held in a joint venture.

Our Corporate Structure

We are structured as an umbrella partnership REIT, or UPREIT. We hold substantially all of our assets in, and conduct substantially all of our operations through, our operating partnership and its subsidiaries. We control our operating partnership as the sole general partner and will own

approximately             % of the aggregate partnership interests, after giving effect to this offering. We will own a total number of common units in our operating partnership equal to the total number of common shares that we will have outstanding after the completion of this offering.

Beginning on the first anniversary of the completion of this offering, limited partners of our operating partnership (other than us) may redeem each operating partnership unit they hold in exchange for cash in an amount equal to the market value of one common share or, if we elect to assume and satisfy the redemption obligation directly, either that same amount of cash or one common share, adjusted as specified in the partnership agreement of our operating partnership. We will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares or a combination of cash and our common shares. See “Description of the Operating Partnership—Redemption of Common Units for Cash or Common Shares.”

The following chart shows our structure after giving effect to this offering, assuming no exercise by the underwriters of their option to purchase additional shares.

(1)	Our operating partnership has outstanding several classes and series of convertible preferred units, which we refer to as “CPUs,” and convertible subordinated debentures. See “Description of the Operating Partnership—Capitalization.” If all of the CPUs and convertible debentures were converted into common units of the operating partnership, then, after giving effect to this offering, our ownership of the operating partnership would be reduced from 90.3% to %, the ownership of the other current limited partners would be reduced from 9.7% to %, the current CPU holders would own % of the operating partnership’s common units, and the current debenture holders would own % of the common units. Upon completion of this offering, we intend to convert approximately % of the outstanding CPUs into their common unit equivalent.

Distribution Policy

In order to maintain our status as a REIT, we must make annual distributions to our shareholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to make quarterly cash distributions of     % of funds from operations, as adjusted, to holders of our common shares out of funds legally available therefor. Funds from operations, as adjusted, should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

In determining the amount of cash available for distribution to our shareholders, management considers funds from operations, as adjusted, as calculated by us and described under “Summary Selected Historical Financial and Operating Data” and as further adjusted to exclude the non-cash effect of such items as non-real estate depreciation, amortization or impairments, stock-based compensation expense, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases and straight line rents, and deducting the expenditures of recurring capital maintenance and principal amortization of indebtedness. We have had negative cash flow from operations and negative funds from operations, as adjusted, and as further adjusted, in each of the last two fiscal years.

We cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our shareholders or as to our ability to sustain those distributions. Dividends paid by us will be determined by our board of trustees in its sole discretion and will be dependent upon a number of factors, including our capital requirements.

Our Tax Status

We have elected to be taxed as a REIT as provided in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, since our inception in 2006, and we intend to maintain our status as a REIT following this offering. We believe that our organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our shareholders, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. See “Material U.S. Federal Income Tax Considerations.”

Transfer Restrictions

Our executive officers, trustees and each holder of     % or more of our common shares and securities convertible or exchangeable into common shares (including units in our operating partnership) have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer or encumber any of our common shares or securities convertible into or exchangeable for our common shares during the period from the date of this prospectus continuing through the     th day after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. This agreement does not apply to any shares or units issued pursuant to existing employee benefit plans.

Corporate Information

Our principal executive office is located at 201 East Main Drive, El Paso, Texas 79901, and our telephone number is (915) 225-3200. We maintain an internet site at www.verderealty.com. The information included or referenced on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

THE OFFERING

Common shares offered by us	shares (plus up to an additional common shares that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares)

Common shares outstanding after this offering	shares(1) (plus up to an additional common shares that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares)
Common shares and common units in our operating partnership outstanding after this offering	shares/units(2) (plus up to an additional common shares that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares)

Use of proceeds	We intend to use the net proceeds of this offering to repay existing indebtedness of approximately $ million, to fund future property acquisitions and for general corporate purposes. After this repayment, we expect to have approximately $ million of outstanding indebtedness. Prior to such use of the net offering proceeds, we intend initially to invest the net proceeds in interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT, although we may also hold a portion of the net proceeds in an interest- or non-interest-bearing deposit account. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in real properties or other real estate-related interests. See “Use of Proceeds.”

Ownership restrictions	Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our declaration of trust generally prohibits any person from actually or constructively owning more than 9.9% of our outstanding shares of beneficial interest. Our declaration of trust, however, does permit exceptions to be made for shareholders in the sole discretion of our board of trustees.

Risk factors	Investing in our common shares involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common shares.

Proposed NYSE symbol	We intend to apply for our common shares to be listed on the NYSE under the symbol “VRE.”

(1)	Includes 21,838,027 shares owned by our continuing investors. See “Principal Shareholders.”
(2)	Includes 2,340,837 operating partnership units not owned by us and that may, subject to certain limitations and adjustments, be exchanged for cash or, at our option, common shares on a one-for-one basis. Does not include common units issuable upon the conversion of the convertible preferred units or subordinated convertible debentures of our operating partnership. See “Description of the Operating Partnership—Capitalization.”

SUMMARY SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

We derived the summary selected consolidated statements of operations and cash flow data for the years ended December 31, 2009, 2008 and 2007, and the summary selected consolidated balance sheet data as of December 31, 2009 and 2008, from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary selected consolidated statements of operations and cash flow data for the years ended December 31, 2006 and 2005, and the summary selected consolidated balance sheet data as of December 31, 2007, 2006 and 2005, from our audited consolidated financial statements that are not included in this prospectus.

Prior to July 1, 2006, Verde Group, L.L.C., or Group, was the majority owner of both us and our operating partnership. Effective July 1, 2006, in a series of merger and restructuring transactions, Group merged with and into our operating partnership. As the general partner of our operating partnership, we succeeded to the operations of Group and our operating partnership. Accordingly, amounts presented in our summary selected consolidated historical financial and operating data prior to the merger date are derived from Group’s consolidated financial statements.

Our historical results are not necessarily indicative of the results expected for any future period. You should read the selected historical financial data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	Year ended December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Balance Sheet Data (end of period):
Real estate, net	$951,561	$1,045,940	$977,537	$620,335	$406,104
Total assets	1,125,916	1,238,858	1,221,479	731,127	555,347
Total liabilities	664,671	636,033	562,508	349,356	274,938
Equity:
Total shareholders’ equity	385,943	512,741	563,014	325,847	176,291
Noncontrolling interests	75,302	90,084	95,957	55,924	104,118

Total equity	461,245	602,825	658,971	381,771	280,409

Statement of Operations Data:
Total revenues	98,991	77,312	61,548	47,608	25,017
Total expenses	208,450	116,978	89,312	67,361	38,909
Operating loss	(109,459)	(39,666)	(27,764)	(19,753)	(13,892)
Net loss attributable to common shareholders	(126,994)	(55,623)	(40,874)	(21,136)	(18,836)

Cash Flow Data:
Net cash provided by (used in) operating activities	(4,552)	(15,751)	5,656	(27,615)	(16,186)
Net cash used in investing activities	(48,462)	(147,772)	(333,682)	(194,656)	(229,959)
Net cash provided by financing activities	43,953	119,483	443,714	176,800	272,334

Funds from operations is computed in accordance with guidance promulgated by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines funds from operations as net income or loss determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of previously depreciated operating real estate assets, plus real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. In addition, in calculating our funds from operations, we exclude deferred income tax expense or benefit with respect to our properties that are located in Mexico and changes in fair value of derivatives. We refer to this measure, as so adjusted, as “funds from operations, as adjusted.” Gains or losses on land and investment real estate are included in funds from operations, as adjusted; investment real estate is defined as real estate assets for which our original intent was that the assets would not be included in the operating portfolio on a long-term basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations” for reconciliation of net loss to funds from operations, as adjusted, before minority interest.

Management uses funds from operations, as adjusted, as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP does not consider changes in fair value of real estate. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. There can be no assurance that funds from operations, as adjusted, presented by us is comparable to similarly titled measures of other REITs.

Funds from operations, as adjusted, should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations, as adjusted, does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

The portion of our operating partnership’s funds from operations, as adjusted, attributable to us is (in thousands):

	Year Ended December 31,
	2009		2008	2007
Funds from operations, as adjusted, attributable to Verde Realty	$(100,378	)(1)	$(23,326)	$(13,592)

(1)	Includes a $98.4 million impairment and inventory valuation adjustment on certain land we own, and compensation expense of approximately $3.9 million related to the termination of certain unvested options, warrants and restricted stock in 2009.

RISK FACTORS

Investing in our common shares involves risk. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring the common shares offered by this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders could be materially and adversely affected, the trading price of our common shares could decline significantly and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Forward-Looking Statements” for additional information.

Risks Related to Our Business

Risks associated with the ownership of real property, or changes in economic, demographic or real estate market conditions, may adversely affect our results of operations and returns to our shareholders.

We are subject to risks generally attributable to the ownership of real property, including:

•	the illiquid nature of real estate compared to other financial assets;

•	changes in international, national, regional or local economic, demographic or real estate market conditions;

•	changes in supply of or demand for multifamily rental properties and industrial distribution facilities in an area;

•	competition for real property investments targeted by our investment strategy;

•

vacancies, tenant bankruptcies, changes in market rental rates, changes in consumer trends and preferences that affect tenant demand, lease terminations and the need periodically to repair, renovate and re-let our properties;

•	changes in interest rates and the availability of financing;

•	environmental risks related to the presence of hazardous or toxic substances or materials at or in the vicinity of our properties;

•	changes in government rules, regulations and fiscal policies, including those governing real estate usage and tax; and

•	catastrophic events that may result in uninsured or underinsured loss.

We are unable accurately to predict future changes in international, national, regional or local economic, demographic or real estate market conditions. For example, a continued recession or rise in interest rates could make it more difficult for us to lease real properties, may require us to lease the real properties we acquire at lower rental rates than projected and may lead to an increase in tenant defaults. In addition, these conditions may also lead to a decline in the value of our properties and make it more difficult for us to dispose of these properties at an attractive price. These conditions, or others we cannot predict, could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Although we have identified properties for potential purchase, we have not entered into purchase agreements for any of the properties that we intend to purchase with the net proceeds of this offering, which makes your investment more speculative.

We will seek to invest a significant portion of the net proceeds of this offering in real estate, primarily in the multifamily rental and industrial distribution real estate sectors. Although we have identified properties for potential purchase, we have not yet entered into purchase agreements to acquire specific properties. As a result, you must rely on our existing multifamily and industrial portfolios and the ability of our senior management team to identify and evaluate attractive investment opportunities. We have established criteria for evaluating multifamily rental properties and industrial distribution facilities. See “Policies with Respect to Certain Activities.” However, you will be unable to evaluate the specific transaction terms, location or financial or operational data concerning any of the properties that we will purchase with the net proceeds of this offering. Your investment is therefore subject to the risk that we may overpay for assets, underestimate the cost of improvements required to bring an acquired property up to applicable standards for its intended use or make investments you may not deem advisable. In addition, there may be a delay between the time you invest in our common shares and the time the net proceeds are invested by us, which may delay or adversely affect any return on your investment.

Declining real estate valuations and impairment charges could adversely affect our earnings and the market price of our common shares.

We intend to review the carrying value of our properties when circumstances, such as adverse market conditions (including conditions resulting from the current economic downturn), indicate a potential impairment may exist. We intend to base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the investment’s use and eventual disposition. We intend to consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property. Land is particularly susceptible to declining real estate valuations. These losses would have a direct impact on our operating results because recording an impairment loss results in an immediate negative adjustment to our operating results. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A worsening real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our results of operations and the market price of our common shares.

The concentration of our portfolio may make us particularly susceptible to adverse economic developments in those markets.

In addition to regional, national and international economic conditions, our operating performance will be impacted by the economic conditions of the specific markets in which we have concentrations of properties. We currently own properties in states along the U.S.-Mexico border. As a result of the concentration of our real estate investment portfolio in this geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in these markets, including oversupply of, or reduced demand for, industrial space and multifamily housing. Your investment will therefore be subject to greater risk because we lack a geographically diversified portfolio. Our investments in these markets are susceptible to developments which may adversely affect these markets’ competitiveness as a production zone, including increased competition from China and other developing countries and other low-cost producer nations and adverse changes in laws or regulations that govern trade between Mexico and the United States. These economies may also be negatively impacted by other factors, including a downturn in the U.S. or world economy that reduces demand for goods produced in these markets. If there is a downturn in the economy in any of these markets, our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares could be materially adversely affected.

In addition, our investments will be concentrated in industrial distribution facilities and multifamily rental properties. This concentration may expose us to the risk of economic downturns in these sectors to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Continued disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to secure debt financing on attractive terms, the values of investments we make and our ability to make distributions.

Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. We expect to finance our investments in part with debt. If adverse conditions in the credit markets—particularly with respect to real estate—materially deteriorate or fail to materially improve, our business could be materially and adversely affected. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms. Our long-term ability to acquire real properties and to expand our operations will be limited if we cannot obtain additional financing on favorable terms. If we cannot establish reserves out of cash flow generated by our investments or out of net sale proceeds in non-liquidating sale transactions, or obtain debt or equity financing on acceptable terms, we will be less likely to achieve our investment objectives, which may negatively impact our results of operations and reduce our ability to make distributions to our shareholders.

In addition, the turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and consequent reductions in property values. As a consequence, we may be unable to sell our properties at an attractive price. Furthermore, the current state of the economy, and the implications of future potential weakening, may negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our current portfolio. The current downturn and any further worsening of economic conditions may impact our tenants and their business operations directly, reducing their ability to pay rent or other charges due to us.

To the extent that the economic downturn is prolonged or becomes more severe, our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares could be materially adversely affected.

Our long-term growth will depend upon future acquisitions of properties, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

We intend to manage our existing properties and acquire additional properties in the multifamily rental and industrial distribution real estate sectors. The acquisition of properties entails various risks, including the risks that our investments may not perform as we expect, that we may be unable quickly and efficiently to integrate our new acquisitions into our existing operations, and that our cost estimates for bringing an acquired property up to market standards may prove inaccurate. Further, we face significant competition for attractive investment opportunities from other investors. This competition increases as investment in real estate becomes increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire properties as we desire or the purchase price may be significantly elevated. Although we expect to finance future acquisitions through a combination of long-term debt, common equity capital and retained cash flow, these sources of funds may not be available at all or on advantageous terms, which could adversely affect our cash flows. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

The price we pay for acquisitions of real property will be based on our projections of market demand, occupancy and rental income, and our return on our investment may be lower than expected if any of our projections are inaccurate.

The price we pay for real property investments will be based on our projections of market demand, occupancy levels, rental income, the costs of any development, redevelopment or renovation of a newly-acquired property and other factors. If any of our projections are inaccurate, we may overpay for a property, and returns on our investment may be lower than expected.

Demand for land is subject to a number of risks that could reduce our ability to realize value from our land assets.

A portion of our business involves the ownership and potential sale of developed and undeveloped land. The value of such land may be adversely affected by changes in the overall demand for homes, home sites, commercial sites or other real estate in the regions in which our land is located. In particular, reductions in demand could result from higher interest rates, reductions in consumer confidence, increases in costs of materials and labor necessary for construction, the unavailability of acquisition financing for potential purchasers, inflation, recession or other economic conditions that could reduce the demand for housing or commercial space, any of which, in turn, could reduce the demand for our land. Any increase in interest rates or lack of recovery in the national economy or in the economy of the areas in which our land is located could affect our profitability with respect to this land.

If we decide to develop any of our multifamily land or industrial land sites, our development strategies may not be successful.

If we decide to build properties on any of our multifamily land or industrial land sites, we will be subject to risks associated with our development activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including but not limited to the risk that:

•	we might elect to abandon projects after we commence construction and might be required to record an impairment in connection therewith;

•	we may not be able to obtain, or may experience delays in obtaining, necessary construction, occupancy and other governmental permits and authorizations;

•	we may not be able to obtain financing for development projects on favorable terms;

•

construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we have financed through construction loans; and

•	occupancy levels and the rents that can be charged for a completed project may not meet forecasted occupancy or rent levels and result in a lower return than was anticipated.

Moreover, substantial development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

Delays in the acquisition, development and construction of real properties may have adverse effects on our results of operations and distributions to our shareholders.

Delays we encounter in the selection, acquisition, development, redevelopment or renovation of real properties could adversely affect our results of operations and distributions to our shareholders. We may experience delays in making investments due to delays or difficulties in locating suitable investments, negotiating or obtaining the necessary purchase documentation, obtaining financing or complying with regulatory requirements. We may also incur greater costs than projected in connection with the construction, development or redevelopment projects that we elect to pursue. Each of those factors could result in increased costs of a project or loss of our investment.

We expect to invest the proceeds we receive from this offering in short-term, highly liquid investments until we use such funds for the purposes described under “Use of Proceeds,” including to fund property acquisitions. Although liquid, these short-term investments typically generate little yield. We expect that the income we earn on these temporary investments will be significantly lower than the income we expect to earn from our acquisitions of operating assets. Therefore, delays in investing proceeds we raise from this offering could impact our ability to maximize income from our investments and generate cash flow for distributions.

We have a limited operating history, including a history of losses, and we may not be able to successfully operate our company as a publicly traded REIT or meet our investment objectives.

We were formed in 2006 to invest in real-estate related assets. Our operating partnership, through which we hold our investments, has owned and managed multifamily rental properties and industrial distribution facilities since 2004. The results of our operations will depend on many factors, including the availability of opportunities to acquire properties, the level and volatility of interest rates, readily accessible short- and long-term funding, conditions in the financial markets and general economic conditions. We have had increasing net losses each year since our inception. We cannot assure you that we will be able successfully to operate or comply with regulations applicable to our company as a publicly traded REIT, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002 or that we will not continue to experience losses in the future.

We depend on key personnel, and the loss of any of our senior management could adversely impact our operations and financial condition.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, our president and chief executive officer, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our senior management or to attract suitable replacements should any members of our senior management leave is dependent on the competitive nature of the employment market. The loss of services from key personnel or a limitation in their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel or that such competition will not result in increased labor costs.

We compete with numerous other parties for real property investments and tenants and may not compete successfully.

We compete with many other persons and entities seeking to buy real property or to attract tenants to properties they own. There are numerous financial institutions, real estate funds and investment companies, pension funds, real estate developers and public and private U.S. and non-U.S. investors that compete with us in seeking investments and tenants. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In particular, many of our competitors are larger public REITs, which have greater name recognition, resources and access to capital than we do.

The apartment community industry in particular is a highly competitive market. This competition could reduce occupancy levels and revenues at our multifamily rental properties, which would adversely affect our operations. We face competition from many sources, including from multifamily rental communities both in the immediate vicinity and in the larger geographic market where our multifamily rental properties are located. Overbuilding of multifamily rental properties may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates. As of February 28, 2010, our multifamily rental portfolio was 94.0% physically occupied, excluding four properties that are currently still in lease-up. Inclusive of these lease-up properties, our combined physical occupancy was 91.6% as of February 28, 2010.

There is no assurance that we will be able to acquire properties or attract tenants on favorable terms, if at all. Our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates or provide tenant inducement packages to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Our acquisition activities may pose integration and other risks that could harm our business.

We intend to acquire additional properties and, as a result of these acquisitions, we may be required to incur debt and expenditures and issue additional common shares or units of our operating partnership to pay for the acquired properties. These acquisitions may dilute our shareholders’ ownership interest, delay or prevent our profitability and may also expose us to risks such as:

•

the possibility that we may not be able successfully to integrate acquired properties into our existing portfolio or achieve the level of quality with respect to such properties to which tenants of our existing properties are accustomed;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired properties, diverting their attention from our other objectives;

•	the possible loss or reduction in value of acquired properties; and

•

the possibility of pre-existing undisclosed liabilities regarding acquired properties, including environmental or asbestos liability, for which our insurance may be insufficient or for which we may be unable to secure insurance coverage.

We cannot assure you that the price for any future acquisitions will be similar to prior acquisitions. If our revenue does not keep pace with these potential acquisition and expansion costs, we may incur net losses. There is no assurance that we will successfully overcome these risks or other problems encountered with acquisitions.

We may be unable successfully to expand our current operations into new markets.

As the opportunities arise, we intend to explore acquisitions of properties in markets other than the markets in which we currently operate. Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in our current multifamily and industrial real estate markets in the southwestern United States are also applicable to our ability to acquire and successfully acquire and operate properties in other markets. In addition to these risks, we will not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

We may make expedited decisions on whether to invest in certain properties, which could cause us to invest in properties with adverse circumstances that impair our operations or financial results.

We may be required to make expedited decisions in order to effectively compete for the acquisition of properties. Additionally, we may be required to make substantial non-refundable deposits prior to the completion of our analysis and due diligence on property acquisitions, and the time period during which we will be allowed to conduct due diligence may be limited. In such cases, the information available to us at the time of making any particular investment decision, including the decision to pay any non-refundable deposit and the decision to consummate an acquisition, may be limited, and we may not have access to detailed information regarding an investment property, such as physical characteristics, environmental matters (including the presence of materials that could require remediation), zoning regulations or other local conditions affecting the property.

Therefore, no assurance can be given that we will have knowledge of all circumstances that may adversely affect an investment. In addition, we expect to rely upon independent consultants in connection with their evaluation of proposed investment properties, and no assurance can be given as to the accuracy or completeness of the information provided by such independent consultants.

We may become subject to litigation or threatened litigation that may divert management time and attention, require us to pay damages and expenses or restrict the operation of our business.

We may become subject to disputes with parties with whom we have commercial or other relationships. In particular, we are subject to the risk of complaints by our tenants involving premises liability claims and alleged violations of landlord-tenant laws, especially with respect to our multifamily rental properties, which may give rise to litigation or governmental investigations. Whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant, or involve our agreement with terms that restrict the operation of our business.

Some of our trustees and executive officers are involved in other real estate activities and investments and, therefore, may have conflicts of interest with us.

Certain of our executive officers and trustees may own interests in other real estate-related businesses and investments, including equity securities of public and private real estate companies. Our executive officers’ involvement in other real estate-related activities could divert their attention from our day-to-day operations, and state law may limit our ability to enforce any non-compete agreements. See “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

There are risks inherent in conducting business in Mexico that could adversely affect our business, which includes land and industrial distribution facilities along the U.S.-Mexico border.

Certain of our industrial distribution facilities and industrial land are located in Chihuahua, Juarez, Monterrey, Reynosa and Tijuana, Mexico. There are numerous risks inherent in conducting business in Mexico, including the potential for crime (including crime related to drug activity) and inflation. If, in response to increases in crime, our tenants reduce their presence in these cities or potential tenants refrain from entering into leases with us, our vacancy rates may increase and our ability to expand our operations may be adversely affected. These or other problems relating to our or our tenants’ business in Mexico or along the U.S.-Mexico border may adversely affect our results of operations.

We have only beneficial ownership of certain of our industrial assets located in Mexico, as Mexican constitutional law prohibits fee simple ownership by a foreign company of real property located within 100 kilometers of the U.S.-Mexico border.

Under Mexican constitutional law, foreign companies are not permitted to hold direct fee simple title to real estate located within 100 kilometers of the U.S.-Mexico border. Instead, title to property located within this area must be held through a trust authorized under Mexico’s foreign investments laws, which grants the foreign company beneficial ownership rights to its property held in the trust and provides it with all of the benefits and burdens of ownership. We have 42 industrial distribution facilities and 517.0 acres of industrial land located within this zone that are held in trust in accordance with Mexican law.

Our business activities in Mexico are subject to the U.S. Foreign Corrupt Practices Act, and our failure to comply with these laws may result in significant fines, injunctions or civil and criminal sanctions.

As a U.S. company, our business activities in Mexico are subject to the U.S. Foreign Corrupt Practices Act, which prohibits U.S. companies and their representatives from offering or making payments to non-U.S. officials for the purpose of obtaining or retaining business or other benefits. Our failure to comply with U.S. or non-U.S. laws that prohibit such acts may result in various adverse consequences, including an adverse effect on our reputation or the imposition of significant fines, injunctions or civil or criminal sanctions against us, our officers or our employees or other remedial measures. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities could also have an adverse impact on our business, financial condition and results of operations.

Our participation in joint ventures creates additional risks compared to direct real estate investments, and the actions of our joint venture partners could adversely affect our operations or performance.

We participate in joint ventures and may purchase properties jointly with other entities, including limited partnerships and limited liability companies, some of which may be unaffiliated with us. There are additional risks involved in these types of transactions compared to other types of real estate investments, including but not limited to:

•

that our joint venture partner in an investment might become bankrupt, which would mean that we and any other remaining members would bear an unexpectedly large portion of the economic responsibilities associated with the joint venture;

•	that our joint venture partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•	that our joint venture partner may take action contrary to our instructions, our policies or our objectives, including our policy with respect to maintaining our qualification as a REIT;

•	that joint venture agreements may restrict our ability to transfer the interest when we desire or on advantageous terms;

•

that our joint venture partner may exercise buy-sell, put-call and other similar liquidity mechanisms that could require us to fund additional capital to buy out our joint venture partner’s interests or sell our interest to our joint venture partner at a price that we would consider to be less than optimal; and

•	that we may in certain circumstances be liable for the actions of our joint venture partners.

In addition, we may owe a fiduciary obligation to our partner in a joint venture transaction, which may make it more difficult to enforce our rights. We generally will seek to maintain sufficient control of our joint venture partnerships to permit us to achieve our business objectives; however, we may not be able to do so. Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

If we invest in a limited partnership as a general partner, we could be responsible for all liabilities of such partnership.

In some joint ventures or other investments we may make, if the entity in which we invest is a limited partnership, we may acquire all or a portion of our interest in such partnership as a general partner. As a general partner, we could be liable for all the liabilities of the partnership. Additionally, we may be required to take our interests in other investments as a non-managing general partner. Consequently, we would be potentially liable for all such liabilities without having the same rights of management or control over the operation of the partnership as the managing general partner or partners may have. Therefore, we may be held responsible for all of the liabilities of an entity in which we do not have full management rights or control, and our liability may far exceed the amount or value of the investment we initially made in the partnership.

Risks Related to the Real Estate Industry Generally

Real estate investments are relatively illiquid, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so, which may cause us not to realize a gain or to realize a loss upon any sales.

Real estate investments are relatively illiquid. We will have a limited ability to sell our properties or otherwise vary our portfolio in response to changes in economic or other conditions. We will also have a limited ability to sell assets in order to fund working capital and similar capital needs. Land is generally less liquid than other types of real estate investments. Therefore, we are particularly subject to the risks related to the illiquidity of real estate assets with respect to our land assets. In addition, the Code imposes penalties or other restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies, including a 100% penalty tax on gain recognized by a REIT from the sale of property characterized as dealer property. These restrictions increase the illiquidity of our real estate assets. See “Material U.S. Federal Income Tax Considerations.” Our inability to respond quickly to changes in the performance of our properties and sell an unprofitable property or parcel of land could adversely affect our cash flows and results of operations and limit our ability to make distributions to our shareholders.

As a result, when we sell any of our real estate investments, we may not realize a gain on such sale and we may realize a loss, or the amount of our taxable gain could exceed the cash proceeds we receive from such sale. Our inability to realize a gain, or the realization of a loss, upon the sale of a property may adversely affect our results of operations.

We may choose not to distribute the proceeds of any sales of real estate to our shareholders, which may reduce the amount of our cash distributions to shareholders.

We may choose not to distribute any proceeds from the sale of real estate investments to our shareholders. Instead, we may elect to use such proceeds to:

•	acquire additional real estate investments;

•	repay debt;

•	buy out interests of any partners in any joint venture in which we are a party;

•	create working capital reserves; or

•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures on our other properties.

Any decision to retain or invest the proceeds of any sales, rather than distribute such proceeds to our shareholders, may reduce the amount of cash distributions you receive on your common shares.

We depend on tenants for revenue, and vacancies, tenant defaults, lease terminations or capital improvements may adversely affect our operations and cause the value of your investment to decline.

The success of our investments depends upon the occupancy levels, rental income and operating expenses of our properties and our company. With respect to our multifamily rental portfolio, our revenues may be adversely affected by the general or local economic climate; local real estate considerations (such as over-supply of or reduced demand for apartments); the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which our properties are located and the quality of local schools and other amenities; and increased operating costs (including real estate taxes and utilities). Our industrial distribution portfolio and tenants are similarly affected by general and local economic conditions. A significant portion (nearly 50%) of our industrial tenants operate in three industries—third-party logistics, automotive and transportation and electronic components—and may therefore be particularly susceptible to economic changes in these industries. In addition, certain of our industrial leases contain early termination options, which may enable a tenant to terminate its payment obligations sooner than we expect.

Recent economic conditions have resulted in a trend of increasing vacancy rates in the real estate rental markets. As a result of this trend, we may be unable to lease vacant space or renew expiring leases on attractive terms, or at all, and we may be required to offer rent or other concessions to tenants. Compared to our multifamily rental portfolio, tenant turnover in our industrial portfolio is relatively low. However, due to the economic climate, the turnover rate among our industrial tenants has recently increased compared to long-term averages, and our industrial tenants have increasingly sought month-to-month leases instead of longer-term leases. Our revenues may be lower as a result of lower occupancy rates, increased turnover, reduced rental rates, increased economic concessions and potential increases in uncollectible rent. In addition, we will continue to incur expenses, such as for maintenance costs, insurance costs and property taxes, even though a property is vacant. Our financial performance will suffer if our revenues decrease or our costs increase as a result of this trend.

The underlying value of our properties and our ability to make distributions to you depend upon our ability to lease our available multifamily rental units and industrial distribution facilities and the ability of our tenants to generate enough income to pay their rents in a timely manner. Our tenants’ inability to pay rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. Upon a tenant default, we will attempt to remove the tenant from the premises and re-lease the property as promptly as possible. Our ability and the time required to evict a tenant, however, will depend on applicable law and, in the case of our industrial properties located in Mexico, may require us to institute formal court proceedings and take a year or more to complete. Virtually all of our multifamily leases are short-term leases (generally, six months to one year), and our industrial lease terms generally range from three to seven years. To the extent we are unable to renew leases, or re-lease apartment units as leases expire, it will decrease our cash flow and harm our operating results. Increased competition may also require us to make capital improvements that we would not otherwise have made, particularly with respect to our multifamily rental properties, in order to keep pace with changing market demands. Any unbudgeted capital improvements we undertake may divert cash that otherwise would be available for distribution to shareholders.

We face potential adverse effects on our results of operation, cash flows and financial condition from the bankruptcies or insolvencies of tenants.

The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Long-term leases may not result in fair market lease rates over time. As a result, our income and our distributions to our shareholders could be lower than if we did not enter into long-term leases.

We may enter into long-term leases with tenants of certain of our properties. Long-term leases may provide for rent increases over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the rental rates of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates are less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our income and distributions to our shareholders could be lower than if we did not enter into long-term leases.

Our operating expenses may increase in the future, and to the extent such increases cannot be passed on to tenants or satisfied from rental revenues, our cash flow and our operating results could decrease.

Operating expenses, including tax rates, utility costs, repair and maintenance and insurance costs, are not fixed and will likely increase in the near term due to general inflation and as we acquire new properties and grow our business. Although leases for our industrial distribution properties are typically triple net, meaning that the majority of operating expenses are passed on to tenants, there is no guarantee that we will be able to pass such increased expenses on to our tenants. Vacancies in our multifamily rental properties may cause rents to be insufficient to cover operating expenses. If we are unable to offset operating expense increases through rent increases or our triple net lease structure, our cash flow may decrease.

Our real estate investments may include special-use properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

We intend to focus a portion of our investments on industrial distribution facilities, which may include special-use properties. Certain of these types of properties (such as highly improved or unusually large properties) can be relatively illiquid compared to other types of real estate and financial assets. This illiquidity will limit our ability to respond quickly to changes in economic or other conditions. In addition, in the event we are forced to sell the property, we may have difficulty selling it quickly, if at all, or we may sell the property at a loss. These and other limitations may affect our ability to sell or re-lease properties and adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

We may not have funding for future tenant improvements, and deferral of any improvements may adversely affect the value of and rental rates at our properties.

When a tenant at one of our properties does not renew its lease or otherwise vacates its space, it is likely that, in order to attract one or more new tenants, we will be required to expend funds for improvements in the vacated space. If we do not establish sufficient reserves for working capital or obtain adequate financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our real properties. Deferral of such improvements may cause the applicable properties to decline in value, and it may be more difficult for us to attract or retain tenants at such properties, or the amount of rent we can charge at such properties may decrease. Although we intend to manage our cash position or to seek financing to pay for any improvements required for re-leasing, we cannot assure our shareholders that we will have adequate sources of funding available to us for such purposes in the future.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect your returns.

Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, hurricanes, wind, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is exacerbated by virtue of the concentration of our properties’ locations and the potential for global climate change that may increase severe weather patterns. In addition, we may be subject to losses as a result of other catastrophic events, such as war or acts of terrorism, or pollution or environmental matters (including the presence of asbestos or other hazardous building materials) that are uninsurable or not economically insurable.

We maintain general commercial liability insurance on all of our properties and will attempt adequately to insure all of our real properties against casualty and other losses. However, these policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our real properties. Insurance proceeds may not be adequate to cover business interruption or losses resulting from adverse weather or other catastrophic disasters or to restore our economic position with respect to the affected property. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real properties incurs a casualty loss which is not fully covered by insurance and we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings and reductions in the value of our assets that could result in lower distributions to shareholders.

Our real property is subject to property taxes that may increase in the future, which could reduce our cash flow and results of operations.

Our real properties are subject to real and personal property taxes in the United States and Mexico that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space. Consequently, any tax increase may adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Liability for environmentally hazardous conditions may adversely affect our operating results.

Under various U.S. federal, state and local environmental laws (and similar laws of other countries in which we operate), a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. In the case of contamination of one of our properties, we may face liability under such laws regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsibility for the contamination.

Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties.

Environmental laws in the United States and Mexico also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Properties we now own or acquire in the future may also contain asbestos.

We currently own and intend to continue to invest in properties previously and presently used for industrial purposes. Dumping of debris and other waste products may have occurred on some of our properties. These operations create a potential for the release of hazardous or toxic substances. In addition, some of our properties may be adjacent to or near other properties upon which others, including former owners or tenants of our properties, may have engaged, or may in the future engage, in activities that may release hazardous or toxic substances. In addition, the presence of asbestos or other hazardous building materials in our buildings may require increased capital expenditures associated with ongoing maintenance and asset retirement obligations at the end of the useful life of a structure.

If environmental contamination exists on any of our properties, we could be subject to strict, joint and several liability for the contamination by virtue of our ownership interest. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, we could be subject to strict liability by virtue of our ownership interest. Therefore, the discovery of environmental liabilities attached to properties, and costs of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Many of our properties have limited environmental insurance subject to deductibles, exclusions and policy conditions. Environmental liabilities may not be covered, proceeds from any such insurance policy may be insufficient to address any particular environmental situation or we may be unable to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

All of our currently owned properties have been subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition, and we intend to subject any additional industrial acquisitions to similar assessment. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties with respect to releases or potential releases of hazardous substances. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey or verification of compliance with environmental or permitting requirements. Even if none of our environmental assessments of our properties reveal an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, we cannot give any assurance that such conditions do not exist or may not arise or be discovered in the future. Material environmental conditions, liabilities or compliance concerns may arise after the environmental assessment has been completed. Moreover, (1) future laws, ordinances or regulations, or changes to current laws, ordinances or regulations, may impose material environmental liability and (2) the environmental condition of our properties may be affected by tenants, by the condition of land or operations in the vicinity of our properties (such as releases from underground storage tanks), by third parties unrelated to us, or by catastrophic events such as severe weather, fire or earthquakes.

Costs of complying with governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations (including those of other countries in which we operate) relating to environmental protection and human health and safety. See “Business and Properties—Regulation.” Our tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. We lease properties to tenants that engage in industrial, manufacturing, and other commercial activities; as a result, we are subject to the risk of liabilities under environmental laws and regulations, as detailed above. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for non-compliance. Any material expenditures, fines or damages we must pay will reduce our ability to make distributions and may reduce the value of our common shares. Changes in these laws and governmental regulations or their interpretation by agencies or the courts, or the creation of new laws or regulations such as with respect to greenhouse gas emissions or climate change regulation, could occur. Moreover, state and local regulations that apply to properties we acquire in our target markets may be different from, or stricter than, those in our existing markets. Changes in existing regulations or compliance with new laws and regulations may increase our regulatory compliance costs.

We may obtain limited or no warranties when we purchase a property, which increases the risk that we may lose invested capital in or rental income from such property.

The seller of a property will often sell such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. Also, many sellers of real estate are single-purpose entities without any other significant assets. The purchase of properties with limited warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property as well as the loss of rental income from such property.

Risks Related to Our Operating Structure

Our board of trustees may change significant corporate policies without shareholder approval, and changes to these policies may adversely affect our shareholders’ rights or the return on their investment in us.

Our board of trustees determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, debt capitalization, REIT qualification and distributions. These policies may be amended or revised at any time and from time to time at the discretion of our board of trustees without a vote of our shareholders. Our board of trustees’ broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face, especially if our board of trustees and you disagree as to what course of action is in your best interests. A change in our policies may not have the anticipated effects and could have an adverse effect on our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Limits in our declaration of trust on the percentage of our securities that a person may own may discourage a takeover or business combination that may benefit our shareholders.

In order for us to qualify as a REIT, no more than 50% of our outstanding shares may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. Our declaration of trust restricts direct or indirect ownership by one person, corporation or other entity to no more than 9.9% in number or value, whichever is more restrictive, of our outstanding shares of beneficial interest unless exempted by our board of trustees. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including in an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price to our shareholders. In addition to discouraging potential takeover transactions, these provisions may also decrease your ability to sell your common shares. See “Description of Securities—Restrictions on Ownership and Transfer.”

Our shareholders have only limited voting rights and will be bound by the majority vote on matters on which our shareholders are entitled to vote even if they do not vote with the majority on such matter.

In accordance with our declaration of trust, you may vote only on certain matters at an annual or special meeting of shareholders, including the election and removal of trustees, amendments to the declaration of trust, termination of our company, any merger or consolidation or sale or disposition of substantially all of our assets, any matters that are required to be approved by our shareholders under applicable law or the rules of any exchange on which our common shares are listed or traded, and any other matters that our board of trustees directs to be submitted to our shareholders. Outside these limited areas, the board of trustees may take actions without a vote of the shareholders. In addition, except with respect to the removal of trustees, you will be bound by the majority vote on matters requiring approval of the shareholders even if you do not vote with the majority on any such matter. A trustee may be removed only for cause (as defined in the declaration of trust) and by the affirmative vote of holders of two-thirds of the outstanding common shares.

Your interest in us will be diluted by our issuance of additional shares in this offering or otherwise.

Existing shareholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our declaration of trust provides that we may issue up to 300 million shares of beneficial interest, of which 250 million shares are designated as common shares and 50 million shares are designated as preferred shares. All of such shares may be issued in the discretion of our board of trustees. Our board of trustees may increase or decrease the number of authorized shares of beneficial interest, increase or decrease the number of shares of any class or series of shares, or reclassify any unissued shares without obtaining shareholder approval.

Existing shareholders and investors purchasing common shares in this offering will also experience dilution of their equity investment in us in the event that we:

•	issue common shares in the future;

•	issue securities that are convertible into common shares;

•	issue common shares in a private offering;

•	issue common shares upon the exercise of the options granted to our independent trustees, employees or others; or

•	issue common shares to sellers of properties acquired by us in connection with a redemption of common units of our operating partnership.

Depending on the terms of such transactions, most notably the price per share, which may be less than the price paid per share in this offering, and the value of our properties, investors in this offering may experience a dilution in the book value per share of their common shares. Issuances of a substantial amount of our common shares in the public market, or the perception that such issuances might occur, could also adversely affect the market price of our common shares.

We may issue debt securities, preferred shares or separate classes or series of common shares, which could be senior to your common shares in liquidation or for the purpose of distributions, and which may adversely affect the value of common shares issued pursuant to this offering.

We may attempt to increase our capital resources by issuing, without shareholder approval, debt securities, preferred shares or a class or series of common shares with rights that could adversely affect the holders of the common shares issued in this offering. Upon the affirmative vote of a majority of our trustees, our declaration of trust authorizes our board of trustees (without any further action by our shareholders) to issue preferred shares or common shares in one or more classes or series, and to set, subject to the express terms of any class or series of shares outstanding at the time, the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for such class or series of shares. Additional equity offerings may dilute the holdings of our existing shareholders and reduce the value of your common shares.

If we create and issue preferred shares with a distribution preference over common shares, payment of any preferred distribution on our preferred shares would reduce the amount of funds available for the payment of distributions on our common shares. Holders of any debt securities or preferred shares with a liquidation preference, as well as lenders with respect to any other borrowings we have, will be entitled to receive priority distributions in the event we liquidate, dissolve or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence. We could also designate and issue shares in a class or series of common shares with rights and preferences senior to our common shares to be issued in this offering. Our decision and ability to issue debt securities or preferred shares in any future offering will depend on market conditions and other factors beyond our control; as a result, no prediction of the estimated amount, pricing, time or nature of future offerings can be made. Thus, you bear the risk that future offerings may reduce the value of your common shares and dilute your ownership in us.

In addition, under certain circumstances, the issuance of preferred shares or a separate class or series of common shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the acquisition of control by a holder of a large block of our securities, and the removal of incumbent management.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit our and your ability to seek recourse against them.

Our declaration of trust limits the liability of our present and former trustees and officers to us and our shareholders for money damages, to the maximum extent permitted by Maryland law. In addition, pursuant to our declaration of trust and bylaws, we have obligated our company to indemnify our trustees and officers for actions taken by them in those capacities and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding against such persons, to the maximum extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the provisions in our declaration of trust and bylaws, which could limit your recourse in the event of actions not in your interest.

Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our shareholders.

Limited partners in our operating partnership have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our shareholders. As the general partner of our operating partnership, we have fiduciary duties to the limited partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our shareholders. These conflicts may be resolved in a manner shareholders do not believe are in their best interest.

In addition, the holders of convertible preferred units issued by our operating partnership may be entitled to a one-time payment in conjunction with a transaction as a result of which all or substantially all of the common units of the operating partnership are converted into the right to receive cash, securities or other assets. This potential obligation to make payments to the holders of the convertible preferred units could have an adverse effect on our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Our ability to make distributions to our shareholders depends on our operating partnership’s ability first to satisfy its obligations to its creditors and the holders of its preferred securities.

We hold substantially all of our assets in, and conduct substantially all of our operations through, our operating partnership, which in turn holds substantially all of its properties and assets through subsidiaries. Our operating partnership’s cash flow is dependent on cash distributions to it by its subsidiaries, and, in turn, substantially all of our cash flow is dependent on cash distributions to us by the operating partnership. The creditors of our direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to its equity holders. Thus, our operating partnership’s ability to make distributions to holders of its units, including us, depends on its subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to our operating partnership. The holders of preferred units of the operating partnership are entitled to receive preferred distributions before payment of distributions to holders of common units of the operating partnership, including us.

Therefore, our ability to make distributions to our shareholders and satisfy our debt obligations depends on the operating partnership’s ability first to satisfy its obligations to its creditors and make distributions payable to holders of its preferred units, and then to make distributions to us. The total liquidation value of outstanding convertible preferred units of the operating partnership with preference over our common units that will be outstanding upon completion of this offering is $             million. In addition, our participation in any distribution of the assets of any of our direct or indirect subsidiaries upon their liquidation, reorganization or insolvency is only after the claims of its creditors, including trade creditors and preferred security holders, are satisfied.

The Maryland General Corporation Law contains provisions that may reduce the likelihood of certain takeover transactions.

Under the Maryland General Corporation Law, as amended, which we refer to as the “MGCL,” as applicable to REITs, certain “business combinations,” including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities, between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares or an affiliate or an associate, as defined in the MGCL, of the trust who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding shares of beneficial interest of the trust, which we refer to as an “interested shareholder,” or an affiliate of the interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. After that five-year period, any such business combination must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (2) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the trust’s common shareholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust before the interested shareholder becomes an interested shareholder, and a person is not an interested shareholder if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. Our board of trustees has by resolution exempted from the provisions of the business combination statute any

“business combination” involving us. However, this resolution may be altered or repealed at any time, in whole or in part, by our board of trustees.

The MGCL also provides that “control shares” of our company (defined as voting shares that, when aggregated with all other shares owned by the acquirer or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers or by our employees who are also trustees of our company. We have opted out of the control share provisions of the MGCL pursuant to a provision of our bylaws. However, in the future, and only upon the approval of our shareholders, our board of trustees may by amendment to our bylaws opt in to the control share provisions of the MGCL at any time, in whole or in part.

Becoming subject to, or the potential to become subject to, these provisions of the MGCL could inhibit, delay or prevent a transaction or a change of control of our company that might involve a premium price for our shareholders or otherwise be in our or their best interests. In addition, the provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could have a similar effect.

See “Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws” for additional information.

Risks Related to Our Indebtedness and Future Debt Financing

The use of debt to finance acquisitions or developments could restrict operations, inhibit our ability to grow our business and revenues, and adversely affect cash flow.

Some of our property acquisitions or developments have been, and may in the future be, made by borrowing a portion of the purchase price or development cost of the properties and securing the loan with a mortgage on the property. As of December 31, 2009, we had approximately $607.1 million of outstanding indebtedness. We also intend to incur additional debt in connection with future acquisitions, developments and redevelopments of our properties. Most of our borrowings to acquire properties will be secured by mortgages on our properties. If cash flow from our properties is insufficient to service the mortgage debt, we may be required to use cash flow from other sources, if any is available, to service our mortgage debt. If we default on our secured indebtedness, the lender may foreclose and we could lose our entire investment in the properties securing such loan, which could adversely affect the value of our company and any distributions to our shareholders.

Other than financing for the construction of a property, historically we have borrowed on a non-recourse basis (with exceptions relating to so-called “bad boy” or non-recourse carveout guarantees) to limit our exposure on any property to the amount of the equity invested in the property. Some of our loan documents contain (and in the future may contain) restrictive covenants, such as net worth requirements, liquidity and leverage ratios and other financial covenants. In addition, our loan documents with respect to certain of our Mexican properties provide the lender with a right of first offer if we decide to obtain additional financing with respect to such properties that requires us to offer to borrow from such lender before we may obtain financing from a third party. As a result of restrictive financial and other covenants and limitations in our loan documents, our operating flexibility may be limited, which may cause us to forego investment opportunities or to finance investments in a less efficient manner than if we were not subject to such covenants. Subject to various financial covenants and terms imposed by some of our existing mortgage loan documents, however, there is no limitation on the amount we can borrow on a single property or the aggregate amount of our borrowings, and we can change this policy at any time without the approval of the shareholders.

Additionally, we may borrow funds when necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income, or otherwise as is necessary or advisable, to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

Our organizational documents contain no limitation on the amount of debt we may incur. As a result, we may become highly leveraged in the future.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Subject to certain limitations under our existing loan documents, such as restrictive financial covenants, we could alter the balance between our total outstanding indebtedness and the value of our assets at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions or the distributions required to maintain our REIT status, and could harm our financial condition.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Some of our existing loan documents, and loan documents that we may enter into in the future, may contain covenants that limit our ability to incur additional indebtedness or further mortgage our properties. These provisions could restrict our ability to pursue business initiatives or acquisition transactions that may be in our best interests. In addition, failure to meet any of the covenants could cause an event of default under or acceleration of some or all of the indebtedness or imposition of cash management controls by our lenders, any of which would have an adverse effect on our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Cross-collateralization and cross-default provisions in our loan documents may increase the risk of loss, as defaults under these documents may cause us to lose the properties securing the loans.

In addition to the general foreclosure risk associated with mortgage financing, some of our secured loan documents contain cross-collateralization or cross-default provisions. These provisions create the risk that a default on a single property could affect multiple properties, including by triggering foreclosure against multiple properties to satisfy the loan obligation. If any of our properties are foreclosed upon due to a default, it would have an adverse effect on our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

Fluctuations in interest rates could increase our expenses, require us to sell investments or make it more difficult to make attractive investments.

High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. Interest we pay would reduce cash available for distribution to our shareholders and other purposes. Interest rates are currently low relative to historical levels and may increase significantly in the future. Unless we have hedged effectively against interest rate changes, if we incur variable-rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flow and our ability to make distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments for lower returns than anticipated and could result in a loss. Further, increases in interest rates may make investments in other entities more attractive than an investment in us. Conversely, decreases in interest rates may cause the price of real property investments and real estate-related investments to increase, thus making it more difficult for us to make otherwise attractive investments. Any of these risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

To hedge against exchange rate and interest rate fluctuations, we may use derivative financial instruments that may not be successful in mitigating our risks associated and may reduce the overall returns on your investment.

As of December 31, 2009, out of our $607.1 million aggregate indebtedness outstanding, we had $130.3 million in indebtedness that bears interest at a floating rate. As of December 31, 2009, we had outstanding approximately $126.2 million notional amount of interest rate swaps to minimize our exposure to interest rate fluctuations on substantially all of the floating rate debt. We may use derivative financial instruments to hedge exposures to exchange rate and interest rate fluctuations on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will be exposed to credit, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings at the time we enter into the instruments. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest and exchange rate volatility or that our hedging transactions will not result in losses. If we are unable to manage these risks effectively, our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares may be adversely affected.

Balloon payment obligations may adversely affect our financial condition.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Business and Properties—Indebtedness.” Our ability to make balloon payments is uncertain and may depend on our ability to obtain replacement or additional financing or to sell the property. At the time payment is due, we may or may not be able to refinance the payment on terms as favorable as the original loan or sell the property at a price sufficient to make the payment, if at all, which could require us to incur debt on unfavorable terms or divert funds from other sources to make the balloon payment. As a result, financing with balloon payments could result in increased costs and reduce our liquidity. If the payment is refinanced at a higher rate, it would reduce or eliminate any income from the property. If we fail to sell the property, it may cause a default on the loan, which may trigger cross-defaults on other then-outstanding indebtedness. Any of these results would have a significant, negative impact on our financial condition and your investment in us.

Risks Related to this Offering

Prior to this offering, there has been no public trading market for our shares, and as a result it may be difficult for you to sell your common shares.

There is no current public market for our common shares and there is no assurance that an active trading market will ever develop or be sustained for our common shares. The initial public offering price of our common shares has been determined by our board of trustees, but there can be no assurance that our common shares will not trade below the initial public offering price prior to or following the completion of this offering. The market value of our common shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common shares following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities as compared to other equity securities (including securities issued by other real estate-related companies), our financial performance and general stock and bond market conditions.

In addition, our declaration of trust contains restrictions on the ownership and transfer of our shares, and these restrictions may limit your ability to sell your common shares. Our declaration of trust prevents any one person, corporation or other entity from owning more than 9.9% in number or value, whichever is more restrictive, of our outstanding shares of beneficial interest unless exempted by our board of trustees.

As a result, it may be difficult for you to sell your common shares promptly or at all, and you may only be able to sell your common shares at a substantial discount from the price you paid. You should consider your common shares as illiquid and a long-term investment, and you should be prepared to hold your common shares for an indefinite period of time.

The market price and trading volume of our common shares may be volatile and could decline following the offering, resulting in a substantial or complete loss on your investment.

The market price of the equity securities of a REIT is based in part upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and the market’s perception of the value of its underlying real estate assets. Our failure to meet the market’s expectations with regard to new real estate assets acquired with the proceeds of this offering or the performance of our existing portfolio, our future earnings and cash distributions would adversely affect the market price of our common shares. At times, stock markets, including the NYSE, on which we intend to apply to list our common shares, experience significant price and volume fluctuations. As a result, the market price of our common shares may be similarly volatile, and you may experience a decrease in the value of your common shares, including decreases unrelated to our operating performance or prospects. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	changes in our operating performance and the performance of similar companies;

•	general disruptions in the capital markets;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates;

•	the public’s reaction to our public announcements and our filings with the SEC;

•	changes in the market for REIT securities generally and the attractiveness of REIT securities as compared to the securities of other companies;

•	publication of research reports about us or the real estate industry by securities analysts;

•	changes in market interest rates, including increased market rates that could lead investors to demand a higher yield and therefore cause the market price of our shares to decline;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in the value of our real estate assets;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

The timing and amount of our cash distributions, if any, may fluctuate over time.

One of our primary investment objectives is to pay regular cash distributions to shareholders. The actual amount and timing of distributions will be determined by our board of trustees based on its analysis of our earnings, cash flow, anticipated cash flow, capital expenditure requirements, tax considerations (including qualification as a REIT for federal income tax purposes) and general financial condition. Our ability to buy, and earn positive yields on, real estate assets, the yields on our investments, our operating expense levels, and many other variables may affect the availability and timing of our cash distributions. As a result, our distribution rate and payment frequency may vary. Our long-term strategy is to fund the payment of quarterly distributions to our shareholders entirely from our funds from operations. However, in the near term we may need to borrow funds, issue new securities, sell assets, or, to the extent necessary, utilize offering proceeds in order to make cash distributions. We have not established a cap on the amount of proceeds from this offering that may be used to fund distributions. Accordingly, the amount of distributions paid at any given time may not reflect current cash flow from operations. See “Distribution Policy.”

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for the acquisition of properties, and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source, and we may choose to pay distributions when we do not have sufficient cash flow from operations to fund such distributions. In addition, to the extent we make distributions to shareholders with sources other than funds from operations, the amount of cash that is distributed from such sources will limit the amount of investments that we can make, which will in turn negatively impact our ability to achieve our investment objectives and limit our ability to make future distributions. Distributions that exceed cash flows from operations or the cash flow generated by investing activities will likely not be sustainable for a significant period of time. Further, to the extent distributions exceed cash flow from operations, a shareholder’s basis in our common shares will be reduced and, to the extent distributions exceed a shareholder’s basis, the shareholder may recognize capital gain.

Your investment will be subject to additional risks from our investments in Mexico, including foreign currency fluctuations.

We currently have industrial real estate investments in Mexico and may pursue growth opportunities in Mexico in the future, where the U.S. dollar is not the national currency. Although some of our expenses (primarily taxes) relating to these properties are paid in the Mexican peso, we collect rent on leases in U.S. dollars (or the equivalent amount in Mexican pesos at the then-prevailing exchange rate). As a result of our investments in real estate assets located in Mexico, in addition to risks inherent in U.S. real estate investments, we are subject to fluctuations in foreign currency exchange rates and the uncertainty of non-U.S. laws and markets including, but not limited to, unexpected changes in regulatory requirements, land use and zoning laws, currency exchange controls, potentially adverse tax laws, additional accounting and control expenses, the administrative burden associated with complying with a wide variety of non-U.S. laws and difficulties in managing international operations generally. We do not currently mitigate foreign currency risk. We may be unable to obtain debt financing at favorable rates in Mexico. Non-recourse debt financing is generally less available in Mexico than it is in the United States, and to the extent such financing is available, it may be at rates less favorable than those that we could obtain in the United States. Any of these risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares.

If you invest in this offering, you will experience immediate and substantial dilution.

We expect the initial public offering price of our common shares to be higher than the book value per share of our outstanding common shares. Accordingly, if you purchase common shares in this offering, you will experience immediate dilution of approximately $             in the book value per common share. This means that investors who purchase common shares will pay a price per share that exceeds the book value of our assets after subtracting our liabilities. Moreover, to the extent that outstanding options or warrants to purchase our common shares are exercised, or options reserved for issuance are issued and exercised, each person purchasing common shares in this offering will experience further dilution.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

Through 2013, the Federal Deposit Insurance Corporation, or “FDIC,” will only insure amounts up to $250,000 per depositor per insured bank; on and after January 1, 2014, the FDIC will only insure up to $100,000 per depositor per bank. We expect that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds fail, we may lose any amount of our deposits over the federally insured amount. The loss of our deposits would reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of our shares.

Risks Related to Taxation

We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

Although we believe that we will remain organized and will continue to operate so as to qualify as a REIT for federal income tax purposes, we may fail to remain qualified in this way. Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualifying as a REIT.

Our qualification as a REIT could also depend on our operating partnership’s treatment for federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation. We believe that our operating partnership will be treated as a partnership for federal income tax purposes. If the IRS were successfully to determine that our operating partnership were properly treated as a corporation, we could fail to qualify as a REIT.

If, with respect to any taxable year, we fail to maintain our qualification as a REIT and do not qualify under statutory relief provisions, we could not deduct distributions to shareholders in computing our taxable income and would have to pay federal income tax on our taxable income at regular corporate rates. The federal income tax payable would include any applicable alternative minimum tax. If we had to pay federal income tax, the amount of money available to distribute to shareholders and pay our indebtedness would be reduced for the year or years involved, and we would no longer be required to make distributions to shareholders. In addition, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost, unless we were entitled to relief under the relevant statutory provisions. Although we currently intend to operate in a manner designed to allow us to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to revoke the REIT election or fail to qualify as a REIT. See “Policies with Respect to Certain Activities—Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers.”

We encourage you to read “Material U.S. Federal Income Tax Considerations” in this prospectus for further discussion of the tax issues related to this offering.

Notwithstanding our status as a REIT, we may be subject to tax in certain circumstances, which would reduce our cash available to pay shareholder distributions.

Even if we maintain our status as a REIT, we may be required to pay certain federal, state or local taxes on our income and property. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid paying federal income tax or the 4% excise tax that generally applies to income retained by a REIT. We may also decide to retain income we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. In that event, our shareholders would be treated as if they earned that income and paid the tax on it directly, and would be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid.

In addition, any net taxable income earned directly by our taxable REIT subsidiaries will be subject to federal and state corporate income tax. We have a number of existing taxable REIT subsidiaries, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

Moreover, not all states and localities follow the federal income tax treatment of REITs. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, notwithstanding our status as a

REIT, entities through which we hold investments in assets located outside the United States (such as our investments in Mexico) will, in most cases, be subject to income taxation by jurisdictions in which such assets are located. To the extent that we and our affiliates are required to pay federal, state and local taxes, or non-U.S. taxes, we will have less cash available for distributions to our shareholders.

REIT distribution requirements could adversely affect our liquidity or cause us to distribute amounts that would otherwise be used in our operations.

To qualify as a REIT, we generally must distribute at least 90% of our net taxable income (determined before the deduction for dividends paid and excluding any net capital gains) each year to our shareholders, and we generally expect to make distributions in excess of such amount. As a result, our ability to retain earnings to fund acquisitions, development and redevelopment, if any, or other capital expenditures will be limited. We intend to use the net proceeds of this offering to repay existing indebtedness, fund future property acquisitions and for general corporate purposes. In the event that we develop a need for additional capital in the future for investments, the improvement of our real properties or for any other reason, sources of funding may not be available to us. If we cannot obtain debt or equity financing on acceptable terms, our ability to acquire further properties and expand our operations will be adversely affected.

In addition, we will be subject to corporate income tax to the extent that we distribute less than 100% of our net taxable income including any net capital gain, and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation. However, we may have insufficient cash or other liquid assets to meet these distribution requirements as a result of competing demands for funds or differences in timing between the recognition of taxable income and the actual receipt of cash. As a result, we may be required to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or to fund our operations, in order to comply with REIT distribution requirements.

Except in certain circumstances, if we fail to make a required distribution, we would cease to qualify as a REIT for federal income tax purposes. If we fail to make a required distribution as a result of an adjustment to our tax return by the IRS, we may be able to retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our common shares. We may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification.”

Complying with the REIT requirements may cause us to liquidate otherwise attractive opportunities.

U.S. federal income tax rules require, as of the end of each calendar quarter, that at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets in order to ensure our qualification as a REIT. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments, which, in the case of non-U.S. shareholders, may impose withholding tax obligations on us.

Distributions payable by REITs do not qualify for the reduced tax rates applicable to other corporate distributions and may make REIT investments comparatively less attractive.

Under current law, qualifying corporate distributions payable to individuals are subject to tax at a maximum rate of 15% through 2010. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or distributions paid by REITs, the more favorable rates applicable to regular corporate distributions could cause individual investors to perceive investments in a non-REIT corporations as more attractive relative to an investment in the stock of REITs, which could reduce the value of the stock of REITs, including our shares.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation, or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status and become subject to federal income tax at regular corporate rates.

We may purchase real properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that a sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year. If we fail to maintain our qualification as a REIT and do not qualify under statutory relief provisions, we would become subject to federal income tax at regular corporate rates, reducing the amount of money available to make distributions to our shareholders and to pay our indebtedness, and we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. See “—Risks Related to Taxation—We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. We caution investors that forward-looking statements are based on management’s beliefs and on assumptions made by, and information currently available to, management. This prospectus also contains forward-looking statements by third parties relating to market and industry data and forecasts; forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements.

These statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•

the factors included in this prospectus, including those set forth under headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties”;

•	adverse economic or real estate conditions or developments in the industrial or multifamily real estate sector and/or in the markets in which we acquire properties;

•	decreases in real estate values;

•	decreased rental rates or increased tenant incentives or vacancy rates;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	tenant bankruptcies;

•	our failure to identify and complete acquisitions or properties on terms favorable to us;

•	our failure successfully to operate acquired properties;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness and make distributions to our shareholders;

•	increased interest rates or operating costs;

•	our inability to manage growth effectively;

•	our inability to comply with the laws and regulations applicable to companies, particularly public companies;

•	changes in real estate or zoning laws and regulations or increases in real property tax rates;

•	estimates related to our ability to make distributions to shareholders;

•	our dependence on key personnel;

•	conflicts of interest with our officers and trustees;

•	our failure to obtain necessary outside financing;

•	potential losses from environmental uncertainties or natural disasters;

•	uninsured or underinsured losses relating to our properties;

•	any future terrorist attacks;

•	general volatility of the capital markets and the market price of our common shares; and

•	our failure to maintain our status as a REIT.

You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to update or publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $             million after deducting the underwriting discount and other estimated offering expenses. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds will be approximately $             million. Of the net proceeds of this offering, we intend to use approximately $             million to repay existing indebtedness, $             million to fund future property acquisitions and $             million for general corporate purposes. We intend to repay all of our existing construction loans from the net proceeds of this offering, $             million of which bears interest at a rate of             % (including the effect of interest rate swaps) and matures during the fourth quarter of 2010, and $             million of which has a weighted average interest rate of             % (including the effect of interest rate swaps) and matures during the first half of 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.” We incurred certain of this construction debt during the 12 months preceding this offering, and we used the proceeds of each of our construction loans to fund the development of our multifamily rental properties. After this repayment, we expect to have approximately $             million of outstanding indebtedness.

Prior to such use of the net offering proceeds, we intend initially to invest the net proceeds in interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT, although we may also hold a portion of the net proceeds in an interest- or non-interest-bearing deposit account. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in real properties or other real estate-related interests.

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of December 31, 2009, and (2) our pro forma capitalization as adjusted to give effect to this offering, the application of the net proceeds as described in “Use of Proceeds” (including the repayment by us of our construction debt, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities”) and the conversion of a portion of our operating partnership’s outstanding CPUs into common units, as described in “Business and Properties—Our Corporate Structure.” This table should be read in conjunction with the sections captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited consolidated financial statements included elsewhere in this prospectus.

	As of December 31, 2009 (In thousands)
	Actual	Pro Forma As Adjusted(1)
Cash and cash equivalents	$103,760	$

Debt:
Notes payable	531,656
Revenue bond obligations	5,783
Convertible debentures	69,650

Total debt	$607,089	$

Shareholders’ equity:
Common shares of beneficial interest, par value $0.01 per share, 250,000,000 shares authorized, 21,838,000 shares issued and outstanding, actual and shares issued and outstanding, as adjusted	218
Preferred shares of beneficial interest, par value $0.01 per share, 50,000,000 shares authorized, 0 shares issued and outstanding, actual and 0 shares issued and outstanding, as adjusted	—		—
Additional paid-in-capital	656,828
Accumulated deficit	(271,103)

Total shareholders’ equity	385,943

Noncontrolling interests:
Verde Realty Operating Partnership common units	36,949
Verde Realty Operating Partnership convertible preferred units, net of notes receivable	34,222
Other	4,131

Total noncontrolling interests	75,302

Total equity	461,245

Total capitalization	$1,068,334	$

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional common shares in this offering.

DISTRIBUTION POLICY

To qualify as a REIT so that U.S. federal income tax generally does not apply to our earnings to the extent distributed to shareholders, we must, in addition to meeting other requirements, annually distribute to our shareholders an amount at least equal to:

(i)	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii)	90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

(iii)	the sum of certain items of non-cash income.

See “Material U.S. Federal Income Tax Considerations.”

We intend to make quarterly distributions of     % of funds from operations, as adjusted, to holders of our common shares. Funds from operations, as adjusted, should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

We did not declare any distributions with respect to the fiscal years ended 2007, 2008 or 2009.

In determining the amount of cash available for distribution to our shareholders, management considers funds from operations, as adjusted, as calculated by us and described under “Prospectus Summary—Summary Selected Historical Financial and Operating Data” and as further adjusted to exclude the non-cash effect of such items as non-real estate depreciation, amortization or impairments, stock-based compensation expense, amortization of deferred financing costs, amortization of debt discount, amortization of above- or below-market leases and straight-line rents, and deducting the expenditures of recurring capital maintenance and recurring principal amortization of indebtedness. We have had negative cash flow from operations and negative funds from operations, as adjusted, and as further adjusted, in each of the last two fiscal years.

To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. In addition, before we fully invest the net proceeds of this offering, we may fund our quarterly distributions out of such net proceeds. The use of our net proceeds for distributions could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in its common shares. We will generally not be required to make distributions with respect to activities conducted through any domestic taxable REIT subsidiary that we form following the completion of this offering. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification—Taxable REIT Subsidiaries.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

We cannot assure you that we will be able to pay or maintain cash distributions or that distributions will increase over time. Our ability to pay distributions to our shareholders will depend on a variety of factors, including:

•	our actual and projected results of operations;

•	our actual and projected financial condition, cash flows and liquidity;

•	the timing of the investment of the net proceeds of this offering;

•	our debt service requirements;

•	capital expenditure requirements for our properties;

•	restrictions under Maryland law;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to pay distributions to our shareholders will depend, in part, upon receipt of rent payments from our lessees and the management of our properties by us and any third-party management companies that we may engage. We anticipate that distributions to our shareholders generally will be taxable as ordinary income to our non-exempt shareholders, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. To the extent that we decide to make distributions in excess of taxable income, such excess distributions generally will be considered a return of capital. To the extent not inconsistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our taxable REIT subsidiaries. For a discussion of the U.S. federal income tax treatment of distributions by us, see “Material U.S. Federal Income Tax Considerations—Taxation of Holders of Common Shares.”

DILUTION

Purchasers of our common shares offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common shares from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and common units of our operating partnership. As of December 31, 2009, our net tangible book value was approximately $406.3 million, or $16.80 per common share held by existing investors prior to this offering, assuming the redemption of common units in our operating partnership into common shares on a one-for-one basis. After giving effect to the sale of the common shares offered hereby and the application of the aggregate net proceeds from the offering, our pro forma net tangible book value as of December 31, 2009, would have been $            , or $             per common share. This amount represents an immediate increase in net tangible book value of $             per share to existing investors prior to this offering and an immediate dilution in pro forma net tangible book value of $             per share to new public investors. See “Risk Factors—Risks Related to This Offering—If you invest in this offering, you will experience immediate and substantial dilution.” The following table illustrates this per-share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share before this offering
Net increase in pro forma net tangible book value per share attributable to this offering
Pro forma net tangible book value per share after this offering(1)
Dilution in pro forma net tangible book value per share to new investors(2)	$

(1)	Based on pro forma net tangible book value of approximately $ divided by the sum of common shares and common units of our operating partnership to be outstanding after this offering.
(2)	Dilution is determined by subtracting pro forma net tangible book value per share of our common shares after giving effect to this offering from the initial public offering price paid by a new investor for a common share.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

We derived the selected consolidated statements of operations and cash flow data for the years ended December 31, 2009, 2008 and 2007, and the selected consolidated balance sheet data as of December 31, 2009 and 2008, from our audited consolidated financial statements included elsewhere in this prospectus. We derived the selected consolidated statements of operations and cash flow data for the years ended December 31, 2006 and 2005, and the selected consolidated balance sheet data as of December 31, 2007, 2006 and 2005, from our audited consolidated financial statements that are not included in this prospectus.

Prior to July 1, 2006, Verde Group, L.L.C., or Group, was the majority owner of both us and our operating partnership. Effective July 1, 2006, in a series of merger and restructuring transactions, Group merged with and into our operating partnership. As the general partner of our operating partnership, we succeeded to the operations of Group and our operating partnership. Accordingly, amounts presented in our selected consolidated historical financial and operating data prior to the merger date are derived from Group’s consolidated financial statements.

Our historical results are not necessarily indicative of the results expected for any future period. You should read the selected historical financial data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	Year ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per-share data)
Balance Sheet Data (end of period):
Real estate, net	$951,561	$1,045,940	$977,537	$620,335	$406,104
Cash and cash equivalents	103,760	112,821	156,861	41,173	82,566
Total assets	1,125,916	1,238,858	1,221,479	731,127	555,347
Notes payable	531,656	472,553	410,346	150,038	118,460
Revenue bond obligations	5,783	10,165	10,759	11,464	12,152
Convertible debentures	69,650	69,650	69,650	69,650	69,650
Total liabilities	664,671	636,033	562,508	349,356	274,938
Equity:
Common shares and additional paid-in capital	657,046	656,850	651,500	373,459	204,802	(1)
Accumulated deficit	(271,103)	(144,109)	(88,486)	(47,612)	(28,511)

Total common shareholders’ equity	385,943	512,741	563,014	325,847	176,291
Noncontrolling interests	75,302	90,084	95,957	55,924	104,118

Total equity	461,245	602,825	658,971	381,771	280,409

Statement of Operations Data:
Rental revenues	$97,162	$72,923	$51,950	$34,556	$17,040
Total revenues	98,991	77,312	61,548	47,608	25,017
Property expenses	34,588	26,957	16,741	11,853	5,803
Payroll and related	28,558	27,067	25,243	17,395	10,419
General and administrative expenses	6,319	10,098	10,126	9,388	5,685
Depreciation and amortization	30,587	26,864	18,966	13,320	8,339
Impairment loss and inventory valuation adjustment	98,433	14,496	—	—	—
Total expenses	208,450	116,978	89,312	67,361	38,909
Operating loss	(109,459)	(39,666)	(27,764)	(19,753)	(13,892)
Interest expense	(33,224)	(21,820)	(9,965)	(11,607)	(7,321)
Loss from continuing operations, net of tax	(142,037)	(67,085)	(47,877)	(28,552)	(19,091)
Income (loss) from discontinued operations	261	116	536	1,413	255
Gain on disposition of discontinued operations	—	5,473	1,631	3,029	—
Net loss attributable to common shareholders	(126,994)	(55,623)	(40,874)	(21,136)	(18,836)
Loss from continuing operations per common share attributable to common shareholders—basic and diluted	$(5.94)	$(2.84)	$(2.25)	$(2.42)	$(2.82	)(1)
Net earnings (loss) per common share attributable to common shareholders-basic and diluted	(5.93)	(2.60)	(2.15)	(2.02)	(2.85	)(1)
Weighted average number of common shares outstanding—basic and diluted	21,412	21,362	19,043	10,442	6,603	(1)

Cash Flow Data:
Net cash provided by (used in) operating activities	$(4,552)	$(15,751)	$5,656	$(27,615)	$(16,186)
Net cash used in investing activities	(48,462)	(147,772)	(333,682)	(194,656)	(229,959)
Net cash provided by financing activities	43,953	119,483	443,714	176,800	272,334

(1)	Represents common units outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with the sections of this prospectus entitled “Selected Historical Financial and Operating Data,” “Risk Factors,” “Forward-Looking Statements,” “Business and Properties” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, that specializes in the ownership, acquisition and management of institutional-quality multifamily rental properties and industrial distribution facilities. Our existing operating portfolio is composed primarily of recently constructed multifamily rental properties in the southwestern United States and industrial distribution facilities in the southwestern United States and northern Mexico.

C. Ronald Blankenship, our president and chief executive officer, and William Sanders, our chairman, founded the company and have 31 years and 44 years of experience, respectively, in the real estate industry. We intend to capitalize on the experience and track record of Mr. Blankenship and the other members of our management team in growing and managing public real estate companies and utilize the proceeds of this offering to expand our existing asset base through the acquisition of multifamily rental properties and industrial distribution facilities primarily focused in select high-growth markets in the western and southwestern United States.

Our management team has developed many of the properties in our existing portfolio from the ground up, including researching and selecting suitable land for development; creating customized site plans for each property based on physical characteristics of the site, potential use and market demand; and overseeing the implementation of these plans and construction. We have developed 28 of our 86 industrial distribution facilities, representing 4.6 million square feet, and 13 of our 14 multifamily rental properties, representing 4,363 units.

As of February 28, 2010, our industrial distribution portfolio consisted of 86 properties, composed of 51 properties in the United States and 35 in Mexico, totaling 12.0 million rentable square feet, representing an investment at cost of $487.2 million. The weighted average age of the properties in our industrial distribution portfolio is 5.1 years (measured from the later of major renovation or the completion of construction). Our industrial distribution portfolio was 83.9% leased as of February 28, 2010. Our industrial tenant base is broad and diversified, with no single tenant accounting for more than 5.0% of our annualized rents and our 10 largest tenants (by revenue) comprising 28.7% of our rentable square feet and providing 33.9% of our annualized rent at February 28, 2010.

As of February 28, 2010, our multifamily rental portfolio consisted of 14 properties totaling 4,790 units, representing an investment at cost of $364.6 million. The weighted average age of the properties in our multifamily rental portfolio is 1.6 years (excluding one property that is still in service but was acquired for future development). Our multifamily rental portfolio was 94.0% physically occupied as of February 28, 2010, excluding four properties that are currently still in lease-up. Inclusive of these lease-up properties, our combined physical occupancy was 91.6% as of February 28, 2010.

We also own undeveloped land that we generally acquired for the construction of multifamily rental properties and industrial distribution facilities, but we do not believe market conditions warrant such activity at this time. Our industrial land is generally adjacent or proximate to our industrial distribution facilities, and our multifamily land is located in communities where, in normal economic conditions, we would expect there to be demand for multifamily rental properties. Our primary objective with respect to our multifamily and industrial land portfolios is to maximize value for investors, which, in many cases, we believe will occur through future development, either alone or with other market participants, including development on a build-to-suit basis, but which also may occur through opportunistic sales if and when appropriate opportunities arise.

As of February 28, 2010, approximately 86.8 acres of this land was suitable for construction of multifamily rental properties, which we believe has the potential to support the construction of approximately 2,448 units and which we refer to as “multifamily land,” and approximately 1,890.4 acres of this land was suitable for construction of industrial distribution facilities, which we refer to as “industrial land.” Of our industrial land, we have preliminary site plans for 756 acres, which we believe has the potential to support a net rentable area of approximately 7.2 million square feet. See “Business and Properties—Our Existing Portfolio.” By “suitable for construction,” we mean that the land generally has access to roads, utilities and other relevant entitlements (but excluding subdivision approvals, building permits and similar items) that would be conditions precedent to such construction. This multifamily land and industrial land had, as of February 28, 2010, an investment at cost (before impairment) of approximately $39.4 million and $136.7 million, respectively, and an aggregate book value of approximately $28.9 million and $106.2 million, respectively (including our proportionate share of industrial land owned in joint ventures). We do not use mortgage debt to finance acquisitions of land. However, approximately 10.0 acres of our multifamily land is pledged to secure mortgage debt on one of our multifamily rental properties, Cypress Creek, and approximately 166.9 acres of our industrial land is included in property pledged to secure mortgage debt on certain properties in our industrial distribution portfolio.

As of February 28, 2010, we also owned approximately 23,968.3 acres of land in Doña Ana County, New Mexico, which we refer to as Santa Teresa and which we acquired with a view toward developing as a mixed-use project. We no longer intend to pursue large-scale development of this land, but we may decide to engage in limited infrastructure development activities to the extent we determine that such activities would help facilitate the sale of a portion of the land benefited thereby. In addition, we own approximately 9,600.1 acres of land relating to a low-density residential lot development business we previously conducted in central New Mexico, which we refer to as Heritage Preserve. We have completed all intended land development relating to Heritage Preserve. See “Business and Properties—Our Existing Portfolio—Santa Teresa and Heritage Preserve.” As of February 28, 2010, Santa Teresa and Heritage Preserve had an investment at cost (before impairment) of approximately $71.9 million and $26.9 million, respectively, and an aggregate book value of approximately $22.8 million and $9.6 million, respectively. None of the Santa Teresa land or the land in our Heritage Preserve business is mortgaged.

In assessing the performance of our properties, management carefully tracks the occupancy of our portfolio. Our industrial occupancy declined from 85.5% at December 31, 2008, to 83.7% at December 31, 2009, due primarily to the completion of a 205,000 square foot build-to-suit property for a tenant who terminated its lease in 2009. Our multifamily occupancy increased from 79.8% at December 31, 2008 to 90.0% at December 31, 2009, due to the stabilization of seven properties during 2009 that were previously in lease-up. Another important indicator of performance is our ability to re-lease properties at the end of a lease term and maintain high occupancy rates. We completed 54 new industrial leases or renewals during 2009, totaling 3.0 million square feet.

We are structured as an umbrella partnership REIT, or UPREIT. We were formed in 2006 and have elected to be taxed as a REIT for federal tax purposes since our inception. Substantially all of our assets are held by, and our operations conducted through, our operating partnership, which was formed in 2003, and its subsidiaries. We control our operating partnership as the sole general partner and as the owner of approximately 90.3% of the aggregate partnership interests.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical consolidated and combined financial statements included in this prospectus. We have also provided a summary of significant accounting policies in note 1 of the notes to our consolidated financial statements. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ from estimates calculated and utilized by management.

Basis of Presentation

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Our consolidated financial statements include the accounts of our operating partnership and its subsidiaries controlled through voting interests, as well as the accounts of variable interest entities in which our operating partnership holds a variable interest and is the primary beneficiary and the related amounts of minority interest and joint ventures or partnerships that meet the guidelines for consolidation. All intercompany balances and transactions have been eliminated in consolidation.

Property

Our operating real estate properties are stated at cost, and improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. The costs of repairs and maintenance are expensed as incurred. We compute depreciation using the straight-line method, generally over estimated useful lives of approximately 40 years for buildings and improvements, three to five years for equipment and fixtures and, the shorter of the useful life or the remaining lease term, which includes periods covered by bargain renewal options, if any, for tenant improvements and leasehold interests.

Property held for future development, including the acquisition of water rights, is stated at cost. Costs directly related to water acquisition rights, land acquisition and development or renovations of real estate, are capitalized. These costs generally include cash paid, development costs, cost of debt assumed and other transaction costs. In the opinion of management, each property held for future development, including the carrying basis of water rights acquisitions, is stated at an amount not in excess of the individual property’s estimated undiscounted future cash flows, including estimated proceeds from disposition.

Properties under development are stated at cost. Development expenditures, including indirect project costs directly related to the project, interest and real estate taxes, are capitalized. During the land development and construction periods of qualifying projects, interest costs are capitalized as provided under Accounting Standards Codification (“ASC”) 835, “Interest.” The capitalization of such costs ceases when the property is substantially complete and ready for its intended use.

Impairment

We review our properties for impairment if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. Impairment indicators for operating properties include significant sustained or projected decreases in a property’s net operating income, significant decreases in occupancy, and significant decreases in the market value of the property. For land held for future development and properties under development, impairment indicators include significant decreases in anticipated selling prices, changes in projected development plans and timing, and significant increases in the planned costs of development. For properties held for development, we compare the current and projected net cash flows (including estimated sales proceeds at disposition) of each such property in the foreseeable future on an undiscounted basis to the carrying amount of such property. If undiscounted cash flows are less than the carrying amount, we reduce the carrying amount to estimated fair value to reflect any impairment in the value of the properties. Properties held for sale are carried at the lower of their cost or estimated fair value less cost to sell. We estimate fair values using inputs that we believe are consistent with those used by other market participants.

We calculate net cash flows from the use of our properties, including estimated property fair values, using available market information and valuation methodologies that we believe to be appropriate for these purposes and reflect our current strategic plan and intent for the use of the properties. Considerable judgment and a high degree of subjectivity are involved in developing many of these estimates and, accordingly, they are not necessarily indicative of amounts that we would realize upon disposition. In choosing the most appropriate fair value estimate under the circumstances, we consider the FASB hierarchy, consisting of three broad levels, which are described below:

•	Level 1—Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Estimates of fair value, including net cash flows from the use of our properties, are based on assumptions that are consistent with our current future expectations and the strategic plan we use to manage our underlying business. We consider factors such as changes in the intended use and holding period of the land, the likelihood that land may be disposed of in the near term, a significant decline in the fair value of the land as compared to its carrying value based on market information, and other impairment indicators included in ASC 360, “Property, Plant, and Equipment.” In addition, we consider estimates of the expected holding period for the land (including holding periods we believe are used by other market participants); development and lease-up periods for the land; risk-adjusted return objectives; and expected net rent, operating and carrying costs and absorption rates. Changes in economic and operating conditions and the ultimate investment intent that may occur in the future could impact these assumptions and result in additional impairment charges.

Acquisition of Real Property

Acquisitions of properties are accounted for utilizing the acquisition method of accounting as set forth in ASC 805, “Business Combinations,” and, accordingly, the results of operations of acquired properties are included in our results of operations from their respective dates of acquisition. We have used estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, buildings on an “as if vacant” basis, tenant improvements, and other identifiable intangibles which include the effect of out-of-the-market leases, the value of having leases in place and tenant relationships. We estimate values using inputs that we believe are consistent with those used by other market participants.

Revenue Recognition

We lease properties to tenants under agreements that are classified as operating leases and recognize the total minimum lease payments under the leases on a straight-line basis over the lease term, including rent holidays and bargain renewal options, if any. An allowance for bad debts is made if the collection of a receivable balance is considered to be doubtful. Under the terms of the leases, some or all of our operating expenses are recovered from our tenants. We reflect amounts recovered from tenants as a component of rental income in the period the related expense is incurred.

Revenues from real estate sales of residential home sites and land sales, including those with seller financing, are recognized upon closing of sales contracts and lapsing of any applicable rescission period in accordance with ASC 605, “Revenue Recognition.” Profit on a sale is not recognized under the full accrual method until the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, in addition to other criteria in accordance with ASC 360, “Property, Plant and Equipment.” A portion of real estate inventory and estimates for costs to complete are allocated to each parcel based on the relative sales value of each unit as compared to the sales value of the total project.

Income Taxes

We have elected REIT status for U.S. federal income tax purposes. No provision has been made in our financial statements for U.S. federal income taxes because REITs are generally not required to pay federal income taxes on their net income that is currently distributed to shareholders if they distribute 90% of their taxable income and meet certain income, asset and shareholder tests. We did not have taxable income for the years ended December 31, 2009, 2008 or 2007.

The Tax Relief Extension Act of 1999 gave REITs the ability to conduct activities that a REIT was previously precluded from engaging in provided that such activities are performed in entities that have elected to be treated as taxable REIT subsidiaries under the Code. These activities include buying or developing properties with the express purpose of selling them. We conduct certain of these activities in taxable REIT subsidiaries that we have created. We calculate and record income taxes in our consolidated financial statements based on the activities in those entities. We also record deferred taxes for the temporary tax differences that have resulted from those activities as required under ASC 740, “Income Taxes.” We use estimates in preparing our deferred tax amounts, and if revised, these estimates could impact our results of operations.

Foreign Currency Risks

We own and operate industrial distribution facilities in Mexico and pay some local expenses in Mexican pesos. We collect rent on leases in U.S. dollars, which is the functional currency. We do not currently mitigate foreign currency risk, but monitor the exchange rate of the Mexican peso to the U.S. dollar to determine whether to mitigate the risk from foreign currency fluctuations.

Results of Operations

During the years ended December 31, 2009, 2008 and 2007, we operated in four reportable segments: industrial distribution facilities, multifamily rental properties, Santa Teresa and Heritage Preserve. Our industrial distribution segment acquires, develops and manages industrial warehouse and distribution facilities. Our multifamily rental segment acquires, develops and manages multifamily apartment communities. Santa Teresa is engaged in the development and sale of land for industrial parks, residential, mixed-use development and rail trans-load facilities in Santa Teresa, New Mexico. Heritage Preserve is the developer of rural low-density residential lots in conservation preserves located in New Mexico. Following the discussion of our consolidated results for each reporting period is a discussion of the results of each of our reportable segments for such period. Additional financial information regarding our reportable segments is included in note 14 to our consolidated financial statements included elsewhere in this prospectus.

Comparison of year ended December 31, 2009, to year ended December 31, 2008

Leased occupancy in our industrial and physical occupancy in our multifamily rental portfolios were:

	December 31,
	2009		2008
Industrial	83.7	%*	85.3%
Multifamily	90.0		79.8

*	After adjustment for April 2009 fire in Juarez, Mexico.

Revenues

Total revenues.    Total revenues consist of rental revenues from industrial distribution facilities and multifamily rental properties as well as residential lot sales and land sales. Total revenues for the year ended December 31, 2009, increased to $99.0 million from $77.3 million for the year ended December 31, 2008, an increase of $21.7 million, or 28.0%. The increase in total revenues was primarily due to new property development activity in our industrial distribution and multifamily rental segments. When we develop new properties or acquire properties with less than full occupancy at the time of acquisition, we experience a lag in revenue production from such properties during the lease-up phase. As occupancy levels approach full occupancy, revenues increase and then stabilize. For this reason, we may experience increased revenues in a given period that are attributable to new property development activity or property acquisitions completed in the current or prior period as such properties become fully operational and become more fully leased.

Industrial distribution revenues.    Industrial distribution revenues for the year ended December 31, 2009, increased to $57.5 million from $53.2 million for the year ended December 31, 2008, an increase of $4.3 million, or 8.0%. We developed industrial properties totaling approximately 640,000 square feet during 2008. These properties had a full year of operations in 2009 and contributed an additional $2.2 million of revenues in the year ended December 31, 2009. Changes in our tenant base resulted in an additional $2.3 million of revenues in 2009 compared to 2008 revenues, notwithstanding lower year-end 2009 occupancy compared to year-end 2008. In addition, we received a lease termination fee of $2.5 million during the year ended December 31, 2009. These increases were partially offset by an April 2009 fire in one of our industrial properties in Juarez, Mexico, which caused a reduction of approximately $2.7 million in revenues in 2009 compared to 2008 revenues from this property. We had approximately 12.0 million square feet of industrial operating properties at December 31, 2009, compared to 12.3 million feet at December 31, 2008. This reduction was due primarily to the reduction in the size of the Juarez property damaged by fire. At December 31, 2009, the average annual rental rate of in-place leases was $4.45 per square foot, compared to $4.52 per square foot at December 31, 2008.

Multifamily rental revenues.    Multifamily rental revenues for the year ended December 31, 2009, increased to $39.7 million from $19.7 million for the year ended December 31, 2008, an increase of $20.0 million, or 101.1%. Substantially all of the increase was due to new property development activity, including revenues from properties that commenced operations during 2009 as well as properties that commenced operations in 2008 and had activity throughout 2009. We had 14 multifamily rental properties with 4,790 units substantially completed and operating at December 31, 2009, compared to 10 properties with 3,498 units at December 31, 2008. This increase was partially offset by lower average monthly rents in 2009. At December 31, 2009, the average monthly rental rate of in-place leases was $878 per unit, compared to $934 per unit at December 31, 2008.

Residential lot sales.    During the year ended December 31, 2009, we sold eight residential lots in our Heritage Preserve business, compared to 16 residential lot sales during the year ended December 31, 2008. As a result of the lower number of sales, revenues from residential lot sales decreased during the period to $1.0 million from $1.9 million.

Land sales.    During the year ended December 31, 2009, we sold 5,180 acres of land in our Heritage Preserve business for $0.7 million and recognized $0.1 million of revenue related to the 2007 sale of 10 acres in El Paso, a decrease of $1.7 million, or 68%, from revenues earned in the year ended December 31, 2008. During the year ended December 31, 2008, we sold 18 acres of land in Santa Teresa for $2.4 million.

Operating Expenses

Total operating expenses.    Total operating expenses consist primarily of industrial distribution facility and multifamily rental property expenses, cost of residential lot sales, cost of land sales, payroll and related expenses, depreciation and amortization and other operating expenses. Industrial operating expenses consist of utilities, insurance, repairs and maintenance and property taxes. Multifamily operating expenses include utilities, insurance, repairs and maintenance and property taxes, as well as landscaping, marketing and property personnel expenses. Other operating expenses consist of professional fees, property taxes, terminated pursuit costs, and general and administrative expenses. Total operating expenses for the year ended December 31, 2009, increased to $208.5 million from $117.0 million for the year ended December 31, 2008, an increase of $91.5 million, or 78.2%. The increase in total operating expenses was primarily due to additional impairment and inventory valuation adjustments recognized in 2009.

Industrial distribution operating expenses.    Industrial distribution operating expenses for the year ended December 31, 2009, decreased to $11.1 million from $12.3 million for the year ended December 31, 2008, a decrease of $1.2 million, or 9.7%. During 2008, we internalized our property management function, which has resulted in a reduction of property management fees paid by us to third parties. For the year ended December 31, 2009, this reduction in property management fees was $2.5 million, compared to a reduction of $1.6 million for the year ended December 31, 2008, representing a change of $0.9 million. In addition, operating expenses related to our property in Juarez, Mexico that was damaged by fire in April 2009 decreased by $0.5 million. These decreases were partially offset by increased property expenses in the amount of $0.7 million related to properties that were developed during 2008 and had activity throughout 2009.

Multifamily rental operating expenses.    Multifamily rental operating expenses for the year ended December 31, 2009, increased to $23.5 million from $14.7 million for the year ended December 31, 2008, an increase of $8.8 million, or 60.0%. Substantially all of the increase was due to properties that commenced operations during 2009 as well as properties that commenced operations in 2008 and had activity throughout 2009, as discussed above.

Cost of residential lot sales.    Cost of residential lot sales decreased during the period to $1.3 million from $1.4 million due primarily to selling fewer lots during the year ended December 31, 2009, compared to the same period in 2008.

Cost of land sales.    Cost of land sales during the year ended December 31, 2009, was $0.7 million compared to $1.9 million during the year ended December 31, 2008. This decrease was primarily attributable to decreased sales of land during 2009, as discussed above.

Payroll and related.    Payroll and related expenses increased $1.5 million, or 5.5%, during the year ended December 31, 2009, to $28.6 million from $27.1 million, due primarily to a one-time expense of $3.9 million related to the cancellation of awards under our long-term incentive plan and was partially offset by savings related to reductions made in our staffing as we minimized our development activity.

General and administrative expenses.    General and administrative expenses decreased $3.8 million, or 37.4%, during the year ended December 31, 2009, to $6.3 million from $10.1 million. During 2009, we reduced our advertising spending in our Heritage Preserve business by approximately $1.5 million. In 2008, we established a reserve of approximately $1.0 million related to a receivable from a lender for foreign income tax withholding, which did not recur during the year ended December 31, 2009. In addition, recruiting and relocation expenses decreased by $0.3 million for the year ended December 31, 2009, compared to the year ended December 31, 2008, as we reduced staffing in 2009.

Terminated pursuit costs.    Terminated pursuit costs decreased during the year ended December 31, 2009, to $0.1 million from $2.8 million for the year ended December 31, 2008, because we pursued fewer property acquisitions during 2009. Effective January 1, 2009, pursuit costs are charged to expense as incurred.

Depreciation and amortization.    Depreciation and amortization increased $3.7 million, or 13.9%, during the period to $30.6 million from $26.9 million, due primarily to the increased number of operating properties in 2009 compared to 2008. Depreciation of our operating properties and tenant improvements was $27.1 million for the year ended December 31, 2009, compared to $21.4 million for the same period in 2008, due primarily to the higher number of industrial distribution facilities and multifamily rental properties in operation. Amortization of lease valuation decreased to $2.0 million for the year ended December 31, 2009, compared to $3.7 million for the same period in 2008. Non-real estate depreciation totaled $1.5 million and $1.8 million, respectively, for the years ended December 31, 2009 and 2008.

Impairment of long-lived assets and inventory valuation adjustments.    During the year ended December 31, 2009, we recognized $98.4 million of impairment and inventory valuation adjustments on land we owned. During the fourth quarter of 2009, we revised our intent and updated certain significant assumptions with respect to a number of land parcels. We based these revisions on a combination of factors, including our beliefs as to the expectations of our investors; our evaluation of the continued weak economic environment, particularly with respect to the markets in which we own multifamily, industrial and master planned community land; and our assessment, at the end of 2009, of our intentions with respect to these properties. The most significant changes in assumptions involved the land parcels and reductions in anticipated holding periods, a decision that we likely would not pursue further development at these properties (at least in the foreseeable future), the use of a probability-weighted approach to consider the likelihood of possible outcomes for certain parcels that have alternative potential uses, and changes in estimates of future net rents, operating costs and absorption rates. In a number of cases, these changes resulted in a reduction in the sum of the projected undiscounted net cash flows for the relevant properties to amounts below their respective carrying values. As a result, we recorded an impairment charge of $10.5 million on certain of our multifamily land in Austin, Dallas and Houston,

Texas, $30.6 million on our industrial land in each of the locations in which we have industrial properties and $49.1 million on our Santa Teresa land to write them down to their estimated fair values. In addition, during 2009, we recorded an impairment charge of $2.8 million on our Heritage Preserve land as a result of a decline in the amounts that we expect to realize upon any disposition of that land. Further, we recognized an impairment charge of $5.4 million on land that was sold or under contract to be sold in 2009. Our strategy with regard to our long-lived assets is continually reevaluated, and adjustments are made based on our intentions for each asset. Accordingly, additional impairments, which could be material, could arise in future periods concurrent with changes in the marketplace or changes to our intentions for these properties. Subsequent to the end of 2009, management updated certain assumptions and estimates relating to the Heritage Preserve land, which had a carrying amount of $9.4 million at December 31, 2009, that management believes will result in an additional impairment being taken in the first quarter of 2010.

Operating Loss

As a result of the above factors, our operating loss during the period increased $69.8 million, or 176.0%, to $109.5 million from $39.7 million.

Non-Operating Income and Expenses

Net interest expense.    Interest income decreased during the period by $2.6 million, or 76.6%, from $3.4 million to $0.8 million. Our cash balances decreased slightly from $112.8 million at December 31, 2008, to $103.8 million at December 31, 2009, while interest rates decreased significantly. Interest expense increased during the period by $11.4 million, or 52.3%, from $21.8 million to $33.2 million. This increase was due to a reduction in capitalized interest, which increases interest expense, and increases in our outstanding debt balances during 2008 and 2009. At December 31, 2007, we had $490.8 million of outstanding notes, bonds and convertible debentures, compared to $552.4 million and $607.1 million of outstanding indebtedness at December 31, 2008 and 2009, respectively. Our gross interest cost was $36.3 million for the year ended December 31, 2009, compared to $31.9 million the same period in 2008, an increase of $4.3 million, or 13.5%, attributable to the increase in our average debt balance. In addition, interest cost capitalized to properties under development decreased from $10.1 million for the year ended December 31, 2008, to $3.0 million for 2009, a decrease of $7.1 million, or 70.3%, as a result of reduced development activity during 2009.

Other income (expense).    We recognized $0.4 million of other income (net) during the year ended December 31, 2009, compared to $0.7 million of other income (net) during the same period in 2008.

Change in fair value of derivatives.    Due to interest rate fluctuations in 2008 and 2009, we recognized income related to the change in the fair value of our interest rate swap agreements of $1.9 million for the year ended December 31, 2009 compared to an expense of $8.0 million for the same period in 2008.

Income taxes.    We recognized $2.4 million of income tax expense for the year ended December 31, 2009, compared to $1.6 million for the same period in 2008, an increase of $0.8 million, or 50.7%. The income taxes are primarily Mexican income taxes, which are affected by both foreign currency exchange rate fluctuations and Mexican inflation rates.

Noncontrolling interest.    The loss attributable to noncontrolling interests was $14.8 million for the year ended December 31, 2009, compared to $5.9 million for the year ended December 31, 2008, an increase of $8.9 million, or 151.7%. Loss attributable to noncontrolling interests represents the amount of the loss allocated to third-party owners of our consolidated subsidiaries that are not wholly owned by us. The increase in loss attributable to noncontrolling interests was due primarily to the impairment and inventory valuation adjustment recognized during 2009.

Discontinued operations.    During the year ended December 31, 2009, we sold 10 industrial distribution facilities and entered into a contract to sell another facility. The operating results of these 11 facilities are shown in discontinued operations. For the year ended December 31, 2009, the combined income from discontinued operations was $0.3 million, which includes an impairment loss of $1.6 million, compared to a loss of $0.1 million for the same period in 2008.

Segment reporting.

We view our industrial distribution, multifamily rental, Santa Teresa and Heritage Preserve operations as business segments and evaluate their operating performance based on Adjusted EBITDA, or adjusted earnings before interest, taxes, depreciation and amortization, general and administration expenses and other non-cash expenses. Management does not consider the effect of gains or losses from the sale of property in evaluating segment operations. Management considers Adjusted EBITDA a supplemental measure for making decisions and assessing the un-levered performance of its segments. Adjusted EBITDA should not be considered a substitute for net income. Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.

Industrial distribution.    The Adjusted EBITDA of the industrial distribution segment was $35.7 million for the year ended December 31, 2009, compared to $30.9 million for the same period in 2008, an increase of $4.8 million, or 15.5%. The increase in Adjusted EBITDA is primarily related to the increases in industrial distribution revenues discussed above.

Multifamily rental.    The Adjusted EBITDA of the multifamily rental segment was $7.1 million for the year ended December 31, 2009, compared to a loss of $2.8 million for the same period in 2008, an increase of $9.9 million. The increase in Adjusted EBITDA is primarily related to the increases in multifamily rental revenues discussed above.

Santa Teresa.    The Adjusted EBITDA of the Santa Teresa segment was a loss of $1.5 million for the year ended December 31, 2009, a nominal increase from the loss of $1.3 million for the same period in 2008. There were no significant transactions during those periods.

Heritage Preserve.    The Adjusted EBITDA of the Heritage Preserve sales segment was a loss of $1.4 million for the year ended December 31, 2009, compared to a loss of $3.6 million for the same period in 2008, a decrease of $2.2 million or 60.8%. In 2008, in response to worsening economic conditions, we reduced our marketing activity and reduced our staff in this business.

Reconciliation of Segment Adjusted EBITDA to Net Loss:

	Year Ended December 31,
	2009	2008
	(In thousands)
Adjusted EBITDA of the industrial distribution segment	$35,674	$30,882
Adjusted EBITDA of the multifamily rental segment	7,091	(2,768)
Adjusted EBITDA of the Santa Teresa segment	(1,520)	(1,276)
Adjusted EBITDA of the Heritage Preserve segment	(1,412)	(3,600)
Adjusted EBITDA of other segments	—	2,139

Total	39,833	25,377
Interest expense	(33,376)	(24,548)
Depreciation and amortization	(33,300)	(31,108)
General and administrative expenses	(14,997)	(14,282)
Provision for income taxes	(2,519)	(1,957)
Gains (losses) on real estate sold or under contract	(1,407)	5,331
Impairment on long-lived properties	(98,653)	(14,496)
Change in fair value of derivatives	1,941	(8,003)
Loss allocated to noncontrolling interests	15,356	6,561
Interest and other income	128	1,502

Net loss	$(126,994)	$(55,623)

Comparison of year ended December 31, 2008, to year ended December 31, 2007

Leased occupancy in our industrial and physical occupancy in our multifamily portfolios compared to the prior year were:

	December 31,
	2008	2007
Industrial	85.3%	82.7%
Multifamily	79.8	94.5

Revenues

Total revenues.    Total revenues consist of rental revenues from industrial distribution facilities and multifamily rental properties as well residential lot sales and land sales. Total revenues for the year ended December 31, 2008, increased to $77.3 million from $61.5 million for the year ended December 31, 2007, an increase of $15.8 million, or 25.6%. The increase in total revenues and property expenses was primarily due to new property development activity in our industrial distribution facilities and multifamily rental segments.

Industrial distribution revenues.    Industrial distribution revenues for the year ended December 31, 2008, increased to $53.2 million from $42.7 million for the year ended December 31, 2007, an increase of $10.4 million, or 24.4%. Properties totaling approximately 2.3 million square feet that were acquired or developed during 2007 and 2008 contributed an additional $8.1 million of revenues during the full year of 2008. Changes in our tenant base also resulted in an additional $1.6 million of revenues in 2008 compared to 2007. We had approximately 12.3 million square feet of industrial operating properties at December 31, 2008, compared to 11.0 million square feet at December 31, 2007. At December 31, 2008, the average annual rate of in-place leases was $4.52 per square foot compared to $4.33 per square foot at December 31, 2007.

Multifamily rental revenues.    Multifamily rental revenues for the year ended December 31, 2008, increased to $19.7 million from $9.2 million for the year ended December 31, 2007, an increase of $10.5 million, or 114.3%. Substantially all of the increase was due to new property development activity, including properties that commenced operations during 2008 as well as properties that commenced operations in 2007 and had activity throughout 2008, and increased average monthly rents. We had 10 multifamily rental properties with 3,498 units substantially completed and operating at December 31, 2008, compared to four properties with 1,110 units at December 31, 2007. At December 31, 2008, the average monthly rate of in-place leases was $934 per unit compared to $798 per unit at December 31, 2007.

Residential lot sales.    During the year ended December 31, 2008, we sold 16 residential lots in our Heritage Preserve business compared to 64 residential lot sales during the year ended December 31, 2007. Residential lot sales decreased during the period to $1.9 million from $9.6 million.

Land sales.    During the year ended December 31, 2008, we sold 18 acres of land in Santa Teresa for $2.4 million. There were no land sales during the year ended December 31, 2007.

Operating Expenses

Total operating expenses.    Total operating expenses consist primarily of industrial distribution facility and multifamily rental property expenses, cost of residential lot sales, cost of land sales, payroll and related expenses, depreciation and amortization and other operating expenses. Industrial operating expenses consist of utilities, insurance, repairs and maintenance and property taxes. Multifamily operating expenses include utilities, insurance, repairs and maintenance and property taxes, as well as landscaping, marketing and property personnel expenses. Other operating expenses consist of professional fees, property taxes, terminated pursuit costs, and general and administrative expenses. Total operating expenses for the year ended December 31, 2008, increased to $117.0 million from $89.3 million for the year ended December 31, 2007, an increase of $27.7 million, or 31.0%. This increase was primarily attributable to increased property operating expenses, real estate depreciation and amortization and impairment losses.

Industrial distribution operating expenses.    Industrial distribution operating expenses for the year ended December 31, 2008, increased to $12.3 million from $11.8 million for the year ended December 31, 2007, an increase of $0.4 million, or 3.7%. The increase in operating expenses was due to increased property expenses of $1.8 million related to properties that were acquired or developed during 2007 and 2008, as discussed above, and was substantially offset by a reduction in property management fees paid to third parties of $1.6 million due to the internalization of the property management function during 2008.

Multifamily rental operating expenses.    Multifamily rental operating expenses for the year ended December 31, 2008, increased to $14.7 million from $4.9 million for the year ended December 31, 2007, an increase of $9.8 million, or 198.8%. The increase in operating expenses was substantially due to new property development activity in 2008 and 2007 from properties that commenced operations during 2008 as well as properties that commenced operations in 2007 and had activity throughout 2008.

Cost of residential lot sales.    Cost of residential lot sales decreased during the period to $1.4 million from $5.8 million due primarily to selling fewer lots during the year ended December 31, 2008, compared to the same period in 2007.

Cost of land sales.    Cost of land sales during the year ended December 31, 2008 was $1.9 million. There were no land sales in 2007.

Payroll and related.    Payroll and related expenses increased $1.8 million, or 7.2%, during the period to $27.1 million from $25.2 million, due primarily to incremental hiring.

General and administrative.    General and administrative expenses of $10.1 million were approximately the same for the years ended December 31, 2008 and 2007.

Terminated pursuit costs.    Terminated pursuit costs decreased during the year ended December 31, 2008, to $2.8 million from $7.1 million for the year ended December 31, 2007. In 2007, $5.0 million of pursuit costs and earnest money was written off related to a transaction that was no longer considered probable. Effective January 1, 2009, pursuit costs are charged to expense as incurred.

Depreciation and amortization.    Depreciation and amortization increased $7.9 million, or 41.6%, during the period to $26.9 million from $19.0 million due primarily to the increased number of operating properties compared to 2007. Depreciation of our operating properties and tenant improvements was $21.4 million for the year ended December 31, 2008, compared to $12.9 million for the same period in 2007 due primarily to the higher number of industrial distribution facilities and multifamily rental properties in operation. Amortization of lease valuation decreased to $3.7 million for the year ended December 31, 2008, compared to $4.5 million for same period in 2007. Non-real estate depreciation totaled $1.8 million and $1.6 million, respectively, for the years ended December 31, 2008, and 2007.

Inventory valuation adjustment.    During the year ended December 31, 2008, we recognized an impairment of properties in our Heritage Preserve segment of $14.5 million to reduce the basis to fair value.

Operating Loss

As a result of the above factors, our operating loss during the period increased $11.9 million, or 43.0%, to $39.7 million from $27.8 million.

Non-Operating Income and Expenses

Net interest expense.    Interest income decreased during the period by $0.9 million or 21.2%, from $4.3 million to $3.4 million. Our cash balances decreased from $156.9 million at December 31, 2007, to $112.8 million at December 31, 2008, and interest rates decreased slightly. Interest expense increased during the period by $11.9 million, or 119.0%, from $10.0 million to $21.8 million. This increase is due primarily to the increase in our debt. At December 31, 2007, we had $490.8 million of outstanding notes, bonds and convertible debentures compared to $552.4 million outstanding at December 31, 2008. During the year ended December 31, 2008, we entered into an additional $121.1 million (proceeds, net of repayments) of indebtedness, compared to $135.7 million for the same period in 2007. Debt incurred during 2008 carried lower interest rates than the debt incurred during 2007.

Other income (expense).    We recognized $0.6 million of other income (net) during the year ended December 31, 2008, compared to $0.6 million of other expense (net) during the same period in 2007.

Noncontrolling interest.    The loss attributable to noncontrolling interests increased $1.1 million during the year, or 21.4%, to $5.9 million from $4.8 million. Loss attributable to noncontrolling interests represents the amount of the loss allocated to third-party owners of consolidated subsidiaries. The increase in loss attributable to noncontrolling interests was due to higher losses at our operating partnership, of which we owned approximately 90.3% as of December 31, 2009.

Change in fair value of derivatives.    Due to a decrease in interest rates during 2008, we recognized an expense related to the change in the fair value of our interest rate swap agreements of

$8.0 million for the year ended December 31, 2008. There was no significant change for the year ended December 31, 2007.

Income taxes.    We recognized $1.6 million of income tax expense for the year ended December 31, 2008, compared to $14.0 million of income tax expense for the same period in 2007, a decrease of $12.4 million or 88.4%. In 2007, the Mexican government enacted an additional tax regime. The transition provisions of this regime eliminated a substantial portion of the tax basis of our properties in Mexico, if we were to sell them. We recognized a deferred tax liability of $11.6 million related to this change.

Discontinued operations.    Discontinued operations for the year ending December 31, 2008, includes the results of the industrial distribution portfolio placed under contract in 2009 and the 2008 sale of two retail properties and one multifamily rental property. For the year ended December 31, 2008, the combined income and gain from sale of discontinued operations was $5.6 million compared to a gain of $2.2 million for the same period in 2007.

Segment Reporting

We view our industrial distribution, multifamily rental, Santa Teresa and Heritage Preserve operations as business segments and evaluate their operating performance based on Adjusted EBITDA, or adjusted earnings before interest, taxes, depreciation and amortization, general and administration expenses and other non-cash expenses. Management does not consider the effect of gains or losses from the sale of property in evaluating segment operations. Management considers Adjusted EBITDA a supplemental measure for making decisions and assessing the un-levered performance of its segments. Adjusted EBITDA should not be considered a substitute for net income. Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.

Industrial distribution.    The Adjusted EBITDA of the industrial distribution segment was $30.9 million for the year ended December 31, 2008, compared to $21.1 million for the same period in 2008, an increase of $9.8 million or 46.4%. The increase in Adjusted EBITDA is primarily related to the increases in industrial distribution revenues discussed above.

Multifamily rental.    The Adjusted EBITDA of the multifamily rental segment was a loss of $2.8 million for the year ended December 31, 2008, compared to a loss of $2.0 million for the same period in 2007, an increase of $0.8 million or 38.2%. The increase in the loss is due primarily to the costs of expanding our multifamily rental property business in addition to the costs associated with our preparation to commence operations at properties that were nearing development completion at the end of 2007.

Santa Teresa.    The Adjusted EBITDA of the Santa Teresa segment was a loss of $1.3 million for the year ended December 31, 2008, compared to a loss of $0.9 million for the same period in 2007. The loss increased by $0.4 million due to an increase in general and administrative costs.

Heritage Preserve.    The Adjusted EBITDA of the Heritage Preserve segment was a loss of $3.6 million for the year ended December 31, 2008, compared to a loss of $1.5 million for the same period in 2007, an increase of $2.1 million. The loss increased due to a substantial decline in sales while the overhead remained approximately the same.

Reconciliation of Segment Adjusted EBITDA to Net Loss:

	Year Ended December 31,
	2008	2007
	(In thousands)
Adjusted EBITDA of the industrial distribution segment	$30,882	$21,089
Adjusted EBITDA of the multifamily rental segment	(2,768)	(2,003)
Adjusted EBITDA of the Santa Teresa segment	(1,276)	(856)
Adjusted EBITDA of the Heritage Preserve segment	(3,600)	(1,513)
Adjusted EBITDA of other segments	2,139	1,334

Total	25,377	18,051
Interest expense	(24,548)	(12,281)
Depreciation and amortization	(31,108)	(23,322)
General and administrative expenses	(14,282)	(18,103)
Provision for income taxes	(1,957)	(14,157)
Gains (losses) on real estate sold or under contract	5,331	1,640
Inventory valuation adjustment	(14,496)	—
Change in fair value of derivatives	(8,003)	247
Loss allocated to noncontrolling interests	6,561	4,825
Interest and other income	1,502	2,226

Net loss	$(55,623)	$(40,874)

Funds from Operations

Funds from operations is computed in accordance with guidance promulgated by NAREIT. NAREIT defines funds from operations as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of previously depreciated operating real estate assets, plus real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. In addition, in calculating our funds from operations we exclude deferred income tax expense or benefit with respect to our properties that are located in Mexico and change in fair value of derivatives. We refer to this measure, as so adjusted, as “funds from operations, as adjusted.” Gains or losses on land and investment real estate are included in funds from operations, as adjusted; investment real estate is defined as real estate assets for which our original intent was that the assets would not be included in the operating portfolio on a long-term basis.

Management uses funds from operations, as adjusted, as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP does not consider changes in fair value of real estate. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. There can be no assurance that funds from operations, as adjusted, presented by us is comparable to similarly titled measures of other REITs.

Funds from operations, as adjusted, should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations, as adjusted, does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Our funds from operations, as adjusted, is calculated as follows (in thousands):

	Year Ended December 31,
	2009		2008	2007
Net loss	$(141,776)		$(61,496)	$(45,710)
Adjustments:
Real estate depreciation and amortization	29,736		27,662	20,633
(Gains) losses on sales of depreciable real estate	1,127		(528)	(1,631)
Change in fair value of derivatives	(1,941)		8,003	(247)
Deferred foreign income taxes	851		745	11,556
Noncontrolling interest share of funds from operations and other	721		(268)	437

Funds from operations attributable to the operating partnership	(111,282)		(25,882)	(14,962)
Operating partnership limited partners’ share of funds from operations	10,904		2,556	1,370

Funds from operations, as adjusted, attributable to Verde Realty	$(100,378	)(1)	$(23,326)	$(13,592)

(1)	Includes a $98.4 million impairment and inventory valuation adjustment on certain land we own, and compensation expense of approximately $3.9 million related to the termination of certain unvested options, warrants and restricted stock in 2009.

Cash Flows

Comparison of year ended December 31, 2009, and year ended December 31, 2008

Net cash used in operations in 2009 was approximately $4.6 million, compared to cash used in operations of $15.8 million in 2008. The decrease in cash used in operations was due primarily to an increase in cash from the operation of rental real estate and a decrease in accounts and notes receivable, partially offset by an increase in interest expense.

Net cash used in investing activities decreased from $147.8 million for the year ended December 31, 2008, to $48.5 million for the year ended December 31, 2009. The decrease was primarily attributable to a decrease in investment in industrial distribution facilities of $54.2 million, a decrease in investment in multifamily rental properties of $34.3 million, and an increase of $7.1 million in proceeds from the dispositions of property.

Net cash provided by financing activities decreased from $119.5 million for the year ended December 31, 2008, to $44.0 million for the year ended December 31, 2009, a decrease of $78.5 million, or 65.7%. This decrease was primarily attributable to a reduced amount of mortgage debt incurred in 2009, corresponding to a reduced amount of real estate development during the period. During the year ended December 31, 2009, we incurred mortgage debt of $89.6 million, a decrease of $71.6 million compared to the amount of new mortgage debt incurred in 2008.

Comparison of year ended December 31, 2008, to year ended December 31, 2007

Net cash used in operations in 2008 was approximately $15.8 million compared to $5.7 million provided by operations in 2007. The increase in cash used in operations was due primarily to a $13.5 million increase in interest expense related to the 2007 increase in mortgage debt, a decrease of $2.7 million in proceeds from Heritage Preserve lot sales and an increase of $1.8 million on Heritage Preserve lot development. This decrease in cash, in addition to a decrease of $12.4 million from changes in operating assets and liabilities, was partially offset by additional cash from the operation of rental real estate.

Net cash used in investing activities decreased from $333.7 million for the year ended December 31, 2007, to $147.8 million for the year ended December 31, 2008. This decrease was primarily attributable to a decrease of $71.7 million of investment in multifamily rental properties, a decrease of $57.8 million in investment in industrial distribution facilities, and an increase of $19.0 million in proceeds from dispositions of property and real estate joint venture.

Net cash provided by financing activities decreased from $443.7 million for the year ended December 31, 2007, to $119.5 million for the year ended December 31, 2008, a decrease of $324.2 million, or 73.1%. This decrease was primarily attributable to incurring only $161.3 million of mortgages in 2008, compared to $270.4 million in 2007 (partially offset by an $80 million net decrease in line of credit borrowings), and raising no equity in 2008 as compared to over $310 million in 2007.

Liquidity and Capital Resources

Short-Term Liquidity Requirements

Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures associated with the acquisition and development of our properties. Historically, we have had deficiencies in cash flows from operations that have been funded through debt and equity offerings. We believe that our existing working capital, borrowing capacity and the net proceeds of this offering will continue to be sufficient to meet our short-term liquidity requirements for the next 12 months. In addition, we intend to enter into a line of credit in the near-term in order to increase the flexibility of our balance sheet. However, we have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Under the terms of our industrial leases, the tenant is responsible for substantially all expenses associated with operation of the related property, such as insurance, utilities, routine maintenance and capital improvements. As a result of these arrangements, we do not anticipate incurring substantial unreimbursed expenses in connection with these properties during the terms of the leases. We expect to incur capital expenditures, such as tenant improvement allowances and leasing commissions, in connection with the leasing of space in our non-stabilized properties. We believe that our existing working capital, borrowing capacity and the net proceeds of this offering will continue to be sufficient for these expenditures.

Long-Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs associated with the acquisition of additional properties, development of land associated with our existing operating properties, scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically with respect to our properties. In the future, we expect to satisfy our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations and long-term property mortgage financing.

We expect to acquire properties in the next 12 months and to fund the equity portion of such acquisitions with available cash, including the net proceeds of this offering. We have a target maximum leverage ratio of no more than 50%. Subject to various financial covenants and terms imposed by some of our existing mortgage loan documents, however, there is no limitation on the amount we can borrow on a single property or the aggregate amount of our borrowings, and we can change this policy at any time without the approval of our shareholders.

Financing Activities

Indebtedness.    Our aggregate indebtedness increased from $490.8 million at December 31, 2007, to $552.4 million at December 31, 2008. From December 31, 2008, to December 31, 2009, our aggregate indebtedness increased by $54.7 million to $607.1 million. Details of the indebtedness we incurred in 2008 and 2009 are described below:

•	Industrial distribution

•

During 2008, we originated mortgage loans totaling $46.5 million on certain of our operating properties in Mexico and we made scheduled principal repayments of $6.7 million. Total mortgage debt related to industrial distribution facilities was $282.8 million at December 31, 2008. Total revenue bond obligations related to industrial land and industrial distribution facilities in Santa Teresa, New Mexico was $6.1 million at December 31, 2008, including a fair value adjustment of $1.6 million that is being amortized over the life of the bond.

•

During 2009, we made scheduled principal payments of $6.5 million and paid off $3.8 million of mortgage loans. Total mortgage debt related to our industrial distribution facilities was $272.5 million at December 31, 2009. Total revenue bond obligations related to industrial land and industrial distribution facilities in Santa Teresa, New Mexico was $5.8 million at December 31, 2009, including a fair value adjustment of $1.6 million that is being amortized over the life of the bond.

•	Multifamily rental

•

During 2008, we borrowed $85.4 million under existing construction loans. Construction loans with balances of $26.6 million were converted into fixed-rate permanent mortgage loans of $33.0 million. In connection with the sale of an operating property, we paid off the mortgage on such property with a balance of $18.8 million. We transferred a mortgage loan with a balance of $11.3 million to liabilities from discontinued operations. The property securing the mortgage was placed under contract to sell at December 31, 2008. Total debt related to our multifamily rental properties was $188.7 million at December 31, 2008.

•

During 2009, we borrowed $59.3 million under existing construction loans. Construction loans with balances of $32.1 million were converted into fixed-rate permanent mortgage loans of $28.0 million. We transferred the aforementioned loan with a balance of $11.3 million into continuing operations when the sales contract was cancelled. We paid $0.2 million in regularly scheduled principal payments. Total debt related to the multifamily rental properties was $259.1 million at December 31, 2009.

•	Santa Teresa

•

During 2008, we made a regularly scheduled principal payment of $0.5 million on a mortgage loan. Also during 2008, we paid $0.6 million of principal reductions on revenue bond obligations. Total debt related to Santa Teresa was $5.0 million at December 31, 2008, consisting of $4.0 million in revenue bond obligations and $1.0 million of mortgage debt.

•

During 2009, we paid the remaining $1.0 million on a mortgage loan. A revenue bond obligation with a carrying balance of $4.0 million was defeased. As of December 31, 2009, we had no outstanding debt related to Santa Teresa.

•	Retail

•	During 2008, in connection with the sale of an operating property, we paid off a mortgage with a balance of $32.4 million. We exited the retail business during 2008.

•	Convertible Debentures

•	The outstanding balance on our convertible debentures was $69.6 million at December 31, 2008 and 2009.

The following table sets forth certain information with respect to our indebtedness outstanding as of December 31, 2009.

Indebtedness	Principal Balance	Fixed/Floating Interest Rate at December 31, 2009	Effective Annual Interest Rate(1)	Maturity Date (without extensions)(2)	Swap Maturity Date
	(Dollars in thousands)
CONSTRUCTION LOANS:
Verde Northpointe Apartments LP	$21,547	Libor + 1.25% (1.500%)	1.510%	October 30, 2010	October 26, 2010
Verde Brushy Creek Apartments LP	15,259	Libor + 1.25% (1.500%)	1.510	November 2, 2010	October 26, 2010
Verde Panther Creek Apartments LP	19,892	Libor + 1.60% (1.831%)	1.846	March 27, 2011	March 27, 2011
Verde Cypress Creek Ranch Apartments LP	19,724	Libor + 1.60% (1.831%)	1.846	March 31, 2011	March 31, 2011
Verde Westover Hills Apartments LP	17,269	Libor + 2.50% (2.750%)	2.785	April 17, 2011	April 1, 2011
Verde Wells Branch Apartments LP (operating as Oak Park)	20,270	Libor + 1.25% (1.500%)	1.510	January 11, 2011	December 1, 2010
Verde Woodland Hills Apartments LP	16,380	Libor + 1.65% (1.900%)	1.917	May 5, 2011	May 1, 2011

PERMANENT LOANS:
Verde 5700 International Parkway	3,067	4.01%	4.08	August 31, 2013	n/a
Verde Lakemont Apartments LP	18,000	5.77	5.93	July 1, 2015	n/a
MX Industrial Loan #2	45,420	6.64	6.85	July 5, 2015	n/a
Verde Riverwalk Apartments LP II	42,118	5.99	6.16	October 1, 2016	n/a
Verde Alamar S. de R.L. de C.V.(3)	16,389	8.00	8.00	March 8, 2017	n/a
Verde Braun Station Apartments LP	11,300	6.14	6.32	August 9, 2017	n/a
MX Industrial Loan #1(4)	89,871	6.89	7.11	November 5, 2017	n/a
Verde Shadow Brook Apartments LP I & II	29,475	6.13	6.31	April 1, 2018	n/a
Verde 420 Pan American LP	1,876	7.00	7.23	February 1, 2019	n/a
Woodson Park Apartment Financing LP	13,816	5.68	5.83	June 1, 2019	n/a
Verde Katy Grand Harbor Apartment Financing LP	14,059	5.91	6.07	October 1, 2019	n/a
U.S. Industrial Loan #4	58,674	6.74	6.95	December 5, 2019	n/a
U.S. Industrial Loan #1	32,144	5.57	5.71	January 5, 2025	n/a
U.S. Industrial Loan #2	7,690	5.77	5.93	January 5, 2025	n/a
U.S. Industrial Loan #3	17,416	5.61	5.76	January 5, 2025	n/a

REVENUE BOND OBLIGATIONS:
Verde Border Industrial Park LLC	4,751	8.88	9.07	January 1, 2021	n/a
Verde 100 Lindbergh LLC	85	8.38	8.55	January 1, 2021	n/a
Verde 2800 Airport Road LLC	259	8.38	8.55	January 1, 2021	n/a
Verde Border One and Two	457	8.88	9.07	January 1, 2021	n/a
Verde 401 Avenida Ascencion LLC	231	8.88	9.07	January 1, 2021	n/a

CONVERTIBLE DEBENTURES:
Series 2018	53,550	4.75	4.81	December 31, 2018	n/a
Series 2020	12,880	4.75	4.81	December 31, 2020	n/a
Series 2020 (MLP)	3,220	4.75	4.81	December 31, 2020	n/a

Total	$607,089

(1)	Effective annual interest rate means the compounded interest rate using the number of payments required during a year.
(2)	The construction loans can be extended if certain criteria are met. Verde Westover Hills, Verde Panther Creek and Verde Cypress Creek can be extended by one year; Verde Brushy Creek, Verde Northpointe, Verde Wells Branch and Verde Woodland Hills have two one-year extensions available.
(3)	The borrower under this loan, Verde Alamar S. de R.L. de C.V., is a joint venture vehicle held through a Mexican business trust, of which we own approximately 54.8% of the beneficial interests.
(4)	We made a prepayment of principal on this loan in the amount of $23.0 million on April 5, 2010, $20.0 million of which we received from the settlement of an insurance claim related to the building fire in Juarez. See “Subsequent Events” in the consolidated financial statements appended hereto. After this prepayment, the outstanding principal of this loan is $68.8 million.

Upon the completion of this offering, we intend to prepay all of our outstanding construction loans, which had an aggregate balance of $130.3 million as of December 31, 2009, using the proceeds of this offering. See “Use of Proceeds.” Of these construction loans, $36.8 million had a weighted average interest rate of 5.89% (including the effect of interest rate swaps) as of December 31, 2009, and mature during the fourth quarter of 2010, and the remaining $93.5 million had a weighted average interest rate of 5.09% (including the effect of interest rate swaps) as of December 31, 2009, and mature during the first half of 2011.

We have interest rate swap agreements on our construction loans. As of December 31, 2009, the weighted average fixed rate paid under the swap agreements was 5.32%.

Each of these construction loans, as well as our MX Industrial Loan #1 and MX Industrial Loan #2, has customary restrictions on the transfer or encumbrance of mortgaged facilities. Other than the documents governing our construction loans and our MX Industrial Loan #1 and MX Industrial Loan #2, our debt agreements generally do not impose restrictive financial covenants on us. As of December 31, 2009, and March 31, 2010, our operating partnership did not comply with the minimum net worth requirements under three of its loan guarantees due to the impairment loss recognized in the fourth quarter of 2009. The lender under these loans agreed to waive compliance with these covenants with respect to the period from October 1, 2009, to March 31, 2010, and modified the covenants effective as of April 1, 2010. We believe we and our operating partnership were in compliance with all other financial covenants as of December 31, 2009, and as of March 31, 2010.

Contractual Obligations.    Our debt obligations primarily consist of mortgage loans, bond obligations and convertible debentures. The following table sets forth our principal obligations and commitments, including periodic interest payments, as of December 31, 2009:

	Payment due by period (In thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$840,882	$80,871	$170,111	$74,402	$515,498
Minimum lease payments	1,426	605	406	346	69
Purchase commitments related to capital expenditures associated with tenant improvements and repositioning and other purchase obligations	893	893	—	—	—
Joint venture funding obligations	1,515	1,515	—	—	—

Total	$844,716	$83,884	$170,517	$74,748	$515,567

(1)	Includes principal and interest on variable-rate debt calculated using rates as of December 31, 2009, including the effect of interest rate swaps.

Assuming the repayment of our construction loans as described above, certain of our remaining mortgage loans and our convertible debentures require us to make a lump-sum or “balloon” payment of the principal due at maturity. For a description of our mortgage loans that require use to make “balloon” payments at maturity, including the balance due at maturity, see “Business and Properties—Indebtedness.” For a description of the effect of financing arrangements that require lump-sum or “balloon” payments on us, see “Risk Factors—Risks Related to Our Indebtedness and Future Debt Financing—Balloon payment obligations may adversely affect our financial condition.”

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on our financial condition, liquidity, capital expenditures or capital resources.

Derivative Financial Instruments

We have interest rate swaps in place to minimize interest rate fluctuation exposure on our variable rate construction loans. Changes in fair value during the period are reflected in determining the results of operations. For the year ended December 31, 2009, we recognized a gain of $1.9 million. For the year ended December 31, 2008, we recognized a loss of $8.0 million. For the year ended December 31, 2007, no gain or loss was recognized.

Under the terms of certain CPUs of our operating partnership, there is a distribution feature that is tied to triggering events relating primarily to future real estate transactions or to the eventual sales prices of the land. These distribution features are accounted for as embedded derivatives of the CPUs and are classified as derivative liabilities. The eventual settlement amount of these derivative liabilities will depend on the underlying real estate transactions. Future changes in fair value are reflected in determining net income. For the years ended December 31, 2009 and 2008, no gain or loss was recognized. For the year ended December 31, 2007, we recognized a gain of $0.2 million as the change in fair value.

After the completion of this offering, the conversion option in our convertible debentures will be accounted for separately as a derivative liability, with changes in the fair value of the derivative reflected in determining the results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

As of December 31, 2009, we had approximately $476.7 million of fixed rate debt outstanding (representing 78.5% of our total debt outstanding as of such date). A change in interest rates on fixed rate debt generally impacts the fair market value of our debt but has no impact on interest incurred or cash flow. A 100 basis point increase in interest rates would result in a decrease in the fair value of this fixed rate debt of approximately $27.8 million at December 31, 2009. A 100 basis point decrease in interest rates would result in an increase in the fair value of our fixed rate debt of approximately $30.0 million at December 31, 2009.

As of December 31, 2009, we had approximately $130.3 million of variable debt outstanding (representing 21.5% of our total debt outstanding as of such date). Based upon the balances outstanding on our variable rate debt at December 31, 2009, a 100 basis point increase or decrease in interest rates on our variable rate debt would increase or decrease our future interest expense by approximately $1.3 million annually. We have interest rate swaps with a notional value of $126.2 million that reduce our exposure to changes in interest rates. The weighted average fixed interest rate paid under these derivatives is 5.32%.

Foreign Currency Risk

Our exposure to foreign currency exchange rates relates to transactions in Mexican pesos. To mitigate our foreign currency exchange exposure, our development activities in Mexico are generally

U.S. dollar denominated and our operating leases in Mexico are all in U.S. dollars. We also keep a minimal amount in Mexican peso cash accounts. Value-added tax is required to be paid before requesting reimbursement, and we do have foreign currency risk between the time of payment and being reimbursed. See “Risk Factors—Risks Related to this Offering—Your investment will be subject to additional risks from our investments in Mexico, including foreign currency fluctuations.”

Newly Issued Accounting Standards

In December 2007, the FASB issued an update to ASC 805, “Business Combinations.” The update expands the original guidance’s definition of a business. It broadens the fair value measurement and recognition to all assets acquired, liabilities assumed and interests transferred as a result of business combinations. The revision requires expanded disclosures to improve the ability to evaluate the nature and financial effects of business combinations. The update is effective for business combinations made on or after January 1, 2009. The update adoption did not have a significant impact on our financial statements for the year ended December 31, 2009, since acquisition activity was not significant during the period, but we expect that this update will have a material impact in future periods to the extent that real estate acquisitions are significant.

In December 2007, the FASB issued an update to ASC 810, “Consolidation.” The update established requirements for ownership interest in subsidiaries held by parties other than us to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. We adopted this update effective January 1, 2009. The adoption of this update resulted in an increase to equity in our consolidated balance sheet as of December 31, 2008 and 2007 of $90.1 million and $96.0 million, respectively for the reclassification of minority interest to equity for noncontrolling interest in consolidated entities.

In March 2008, the FASB issued an update to ASC 815, “Derivatives and Hedging.” The update requires enhanced disclosures about an entity’s derivative and hedging activities such as: (1) how and why they are used, (2) how they are accounted for and (3) how they affect an entity’s financial statements. This update is effective for fiscal years beginning after November 15, 2008. Implementation has resulted in certain additional disclosures.

In May 2009, the FASB issued ASC 855, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. ASC 855 also requires public entities to evaluate subsequent events through the date that the financial statements are issued. ASC 855 is effective for interim periods and fiscal years ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09. ASU 2010-09 amends ASC 855 and eliminates the requirement to disclose the date through which subsequent events have been evaluated for SEC filers. ASU 2010-09 is effective upon issuance. The adoption of ASC 855 and ASU 2010-09 did not have a material impact on our consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codified the previously issued SFAS 167, “Amendments to FASB Interpretation No. 46R.” ASU 2009-17 changes the consolidation analysis of variable interest entities (“VIEs”) and requires a qualitative analysis to determine the primary beneficiary of the VIE. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. ASU 2009-17 requires an ongoing reconsideration of the primary beneficiary and also amends the events triggering a reassessment of whether an entity is a VIE. ASU 2009-17 requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must consolidate the VIE. ASU 2009-17 is effective for us January 1, 2010. The adoption of ASU 2009-17 did not have a significant impact on our consolidated financial statements.

In January 2010, the FASB issued an update to ASC 820, “Fair Value Measurements and Disclosures.” The update adds new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This update was effective for us January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective January 1, 2011. Implementation will result in additional disclosures in the footnotes to our consolidated financial statements.

Inflation

Many of our multifamily rental properties are rented subject to short-term leases, which provide us the ability to increase rental rates as each lease expires, thereby enabling us to seek to mitigate our exposure to increased costs and expenses resulting from inflation. However, there is no assurance that the market will accept rental increases.

Most of our industrial distribution facilities are rented subject to leases that provide for each tenant to pay its proportionate share of operating expenses, including any increases in operating expenses, thereby enabling us to mitigate our exposure to increased cost and expenses. There is no assurance that any tenant will be able to pay its contractual obligation.

INDUSTRY OVERVIEW

Market and industry data and forecasts used in this section have been obtained from Reis, AXIOMETRICS, CoStar, the U.S. Census Bureau and other industry sources where specifically noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

Multifamily Real Estate Industry

The U.S. multifamily real estate market consisted of approximately 9.7 million units as of December 31, 2009, according to Reis. Reis collects market data on properties with more than 40 units (primarily on Class A and B properties) and does not report figures for rent controlled, stabilized, low-income, tax credit or co-operative properties. Multifamily communities typically have a combination of studio and one-, two- and three-bedroom apartment units and can be classified based on condition and location. We believe that favorable opportunities will be found in the acquisition of existing Class A and B+ properties in our target markets and submarkets at significantly below our estimates of replacement cost. During market recoveries, we believe there is a “flight to quality” whereby renters tend to move up to better apartments (which are initially relatively favorably priced). Class A apartments will typically benefit from a “flight to quality” earlier and more substantially during the market recovery phase.

Multifamily Investment Opportunities

The U.S. multifamily real estate market has experienced a decline in rental rates and increase in concessions as economic conditions have triggered a broad decline in market fundamentals. Job losses, decreased migration and population growth and ongoing additions to new supply have weakened real property market performance, leading to a decline in market occupancies, rents and property values. Despite these difficulties, we believe that the following characteristics make multifamily real estate an attractive asset class for investment:

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Market cycle.    We believe that multifamily real estate fundamentals in our target markets will be favorably impacted by observable macroeconomic factors including improving employment trends, population growth, and a fall-off in the supply pipeline. In particular, as the markets recover, new supply delivery will be at historically low levels.

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Demographic trends.    According to the U.S. Census Bureau, renters represented approximately 60% of households headed by persons under the age of 35 in the third quarter of 2009. We believe that national and regional demographic trends will support multifamily fundamentals over the next few years as the prime rental market population, adults aged 20 to 34, significantly increases as the children of the “baby boom” generation reach adulthood.

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Attractive lease characteristics.    Multifamily leases are typically six months to one year in duration and thus allow lease rates to adjust frequently in response to changes in the market. Lease expirations can be managed to occur in a predictable fashion. New leases are not generally sourced through a broker, thus avoiding the need to factor broker or finder fees into the investment analysis, although some of our tenants come to us through apartment locator services that charge fees generally ranging from 50% to 100% of one month’s rent depending on the market and demand for apartments.

We believe our experienced management team can find additional investment advantages and add value as a result of:

•	Positive impact of strong internal property management. We believe that multifamily real estate performance can be particularly impacted by the quality of the property management team. We believe that strong internal property management can drive increases in rent growth, resident retention, expense control and risk management.

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Targeting.    Multifamily investments can be targeted to meet broad or narrow segments of tenant demand using tenant profile information, such as average tenant age, income level and percentage of income allocable to housing. Garden-style apartments, for example, have very different cost and expense characteristics, and often very different renter profiles, than elevator high-rise units. Although our existing portfolio is predominantly composed of garden-style apartments, we evaluate each individual market to determine the tenant profile and type of property that will meet market demand and may invest in different property types in the future, if appropriate. In our opinion, narrow targeting to meet specific demand characteristics and tenant profiles can help to ensure increased occupancy levels and can lead to enhanced investment returns.

The table below summarizes national multifamily historical and projected performance through the key measures of new supply, occupancy, net absorption and effective rent change. Reis projects a return to positive demand (based on net absorption) in 2010, as well as low levels of new supply. As a result, occupancy is expected to stabilize in 2010 and experience modest gains through 2013. Growth in effective rent is expected to resume in 2011, increasing 2 to 3% in 2012 and 2013. Both rental growth and occupancy increases are expected to drive increases in multifamily property revenue starting in 2011.

National Multifamily Data

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Units)(3)	Effective Rent(4) (Per Unit)
2000	1.8%	96.8%	219,927	$842
2001	1.8	95.3	19,365	852
2002	1.6	93.7	(6,386)	844
2003	1.2	93.1	44,882	848
2004	0.4	93.3	51,360	865
2005	-0.6	94.3	32,564	891
2006	0.1	94.2	(3,144)	930
2007	1.1	94.3	99,230	973
2008	1.2	93.3	7,932	993
2009	1.3	92.0	(14,323)	964
2010(5)	0.8	91.7	43,698	962
2011(5)	0.6	92.1	103,422	973
2012(5)	0.7	92.6	111,386	993
2013(5)	0.7	93.2	114,445	1,022

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the number of new multifamily units completed (less units removed from apartment inventory due to conversion to condominium or for sale housing) during the applicable year, divided by total inventory (in units), each measured as of December 31 of the applicable year.
(2)	Occupancy is the number of units that are physically occupied divided by the total inventory (in units), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the number of occupied units for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per unit, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted data.

Internal Property Management

One of the significant strengths of our multifamily operating platform is our internal property management. Our property management employees are highly focused on positioning each of our properties within its own specific market and optimizing operating performance consistent with the operating strategy for our multifamily rental portfolio. We believe our ability to internally manage our properties enables us to quickly and efficiently respond to subtle market changes and maintain above-average occupancies in our submarkets. As of the fourth quarter of 2009, Reis estimated that the U.S. multifamily occupancy level was 92.0%, approximately 1.3 percentage points below the fourth-quarter 2008 level and 2.3 percentage points below occupancy levels as of the fourth-quarter of 2007. Reis predicts that occupancy will reach a low point in 2010 and recover by approximately 0.5 percentage points per year from 2011 to 2013.

Source: Reis, as of Fourth Quarter 2009

In the face of declining occupancy levels, we began to execute an occupancy strategy in the second quarter of 2009 that utilizes a “soft rent” approach to pricing. Under this approach, we may offer new or existing tenants lower rental rates in order to fill vacant units and retain existing tenants as their leases expire, with the primary objective of sustaining full occupancies and stabilization of our existing portfolio. We consider “full” or “stabilized” occupancy to occur when a multifamily rental property has achieved or maintained physical occupancy of at least 93% for three consecutive months. One of our key reasons for adopting this approach was our belief that we can be most effective in managing rental growth in recovering markets if we begin with a strong base of existing residents. As the market recovers, demand rebounds and occupancies stabilize, we will move from a “soft pricing” strategy to a more aggressive rental rate management strategy that raises rental rates in line with market rental rate levels. Our internal property management team is critical in executing these rental rate management strategies and is focused on achieving and maintaining full occupancy levels to allow us to maximize attainable operating potential as we look forward to cyclical improvement in economic and market conditions in the near term as the economy recovers.

Our Existing Multifamily Markets

Although distress in the housing, financial and labor markets has been experienced nationwide, performance of particular multifamily markets has differed and will vary depending on the strength of local economic conditions, key industries, job growth, population growth and inventory additions, including the level of shadow supply. Our multifamily rental portfolio currently consists of properties located in each of the following Texas markets: Austin, Dallas, Houston and San Antonio.

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Austin.    Austin, the capital of Texas, is home to many well-known companies in the technology industry and is emerging as a hub for the pharmaceutical and biotechnology industries. With a population of over 1.71 million, Austin has been one of the fastest growing metropolitan areas in Texas and in the United States in terms of general economic expansion, employment growth and population growth over the past few decades. Although it experienced a dramatic slowdown in 2008 and modest contraction in 2009, Austin’s economy is presently performing better than most metropolitan areas in the United States.

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Dallas.    Dallas’s economy is primarily based on banking, commerce, telecommunications, computer technology, energy and transportation. Dallas is the main economic center of the 12-county Dallas-Fort Worth metropolitan area. The Dallas-Fort Worth metropolitan area is one of the fastest-growing metropolitan areas in the United States in terms of population, with a current population of over 6.4 million. The Dallas-Fort Worth metropolitan area experienced economic growth in 2008, but experienced moderate contraction in 2009 as the national recession reached the region. We believe the current outlook for the metropolitan area suggests that economic stabilization will occur in 2010 and that the region should experience strong recovery thereafter.

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Houston.    Houston’s economy is based on energy (oil and natural gas), international trade (especially via the Port of Houston), medical research, healthcare (with the world-renowned Texas Medical Center) and other industries. Through the mid-2000s, Houston had one of the most dynamic economies in the United States and led the United States in job creation in 2008, according to AXIOMETRICS. Although Houston is currently experiencing economic contraction, such contraction has been less severe than on the national level and Houston is expected to outperform most of the United States in job creation in 2011, 2012 and 2013.

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San Antonio.    San Antonio’s economy is based on diverse industries, including military, aerospace, biotechnology and medical research. San Antonio has one of the fastest growing populations in the United States and is expected to continue to be a leader in demographic and economic growth. San Antonio’s economy expanded at robust rates from 2004 through 2007 and although it contracted slightly in 2008 and 2009, we believe the long-term outlook for its economy is strong.

Multifamily Markets Data

The following tables summarize, for each market indicated, historical and projected data from Reis regarding change in supply, occupancy, net absorption and effective rent. According to Reis, in each of these markets occupancy rates and effective rents are projected to experience moderate increases beginning in 2011.

Austin, Texas

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Units)(3)	Effective Rent(4) (Per Unit)
2000	5.4%	97.5%	7,917	$768
2001	7.4	90.5	292	767
2002	5.3	88.4	3,518	712
2003	3.4	88.5	4,287	686
2004	1.3	89.8	3,405	669
2005	0.8	92.4	4,287	685
2006	1.4	92.8	2,295	710
2007	2.9	93.3	4,704	754
2008	3.2	92.3	2,646	783
2009	6.3	89.9	5,420	781
2010(5)	1.6	90.1	2,592	778
2011(5)	1.3	90.7	2,923	787
2012(5)	1.1	91.2	2,403	806
2013(5)	1.1	91.9	2,813	833

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the number of new multifamily units completed (less units removed from apartment inventory due to conversion to condominium or for sale housing) during the applicable year, divided by total inventory (in units), each measured as of December 31 of the applicable year.
(2)	Occupancy is the number of units that are physically occupied divided by the total inventory (in units), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the number of occupied units for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per unit, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted data.

San Antonio, Texas

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Units)(3)	Effective Rent(4) (Per Unit)
2000	2.9%	94.6%	4,183	$576
2001	2.2	93.0	614	569
2002	1.3	93.4	2,038	577
2003	1.8	93.3	1,926	586
2004	0.9	92.4	75	593
2005	2.75	93.9	5,278	602
2006	2.4	92.6	1,278	620
2007	2.4	93.4	4,194	646
2008	1.2	91.0	(1,749)	661
2009	2.6	89.8	1,474	660
2010(5)	1.3	90.2	2,303	660
2011(5)	0.5	91.0	1,863	668
2012(5)	1.0	91.5	2,160	682
2013(5)	0.8	93.1	2,624	706

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the number of new multifamily units completed (less units removed from apartment inventory due to conversion to condominium or for sale housing) during the applicable year, divided by total inventory (in units), each measured as of December 31 of the applicable year.
(2)	Occupancy is the number of units that are physically occupied divided by the total inventory (in units), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the number of occupied units for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per unit, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted data.

Dallas, Texas

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Units)(3)	Effective Rent(4) (Per Unit)
2000	3.5%	96.0%	15,508	$693
2001	1.9	93.1	(3,822)	703
2002	1.7	91.5	(139)	683
2003	1.6	90.3	35	665
2004	1.1	89.6	1,275	660
2005	1.0	91.8	11,546	671
2006	1.2	91.7	3,711	687
2007	1.3	93.0	7,517	719
2008	2.0	92.0	1,430	740
2009	3.2	89.3	908	734
2010(5)	1.5	88.7	3,279	735
2011(5)	1.0	89.1	5,341	743
2012(5)	0.9	89.7	5,835	755
2013(5)	0.6	90.5	5,619	775

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the number of new multifamily units completed (less units removed from apartment inventory due to conversion to condominium or for sale housing) during the applicable year, divided by total inventory (in units), each measured as of December 31 of the applicable year.

(2)	Occupancy is the number of units that are physically occupied divided by the total inventory (in units), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the number of occupied units for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per unit, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted data.

Houston, Texas

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Units)(3)	Effective Rent(4) (Per Unit)
2000	2.5%	95.0%	11,591	$611
2001	1.9	95.4	9,455	629
2002	1.1	93.0	(6,216)	636
2003	1.8	90.5	(3,385)	630
2004	2.7	89.4	5,993	637
2005	1.4	93.8	25,285	644
2006	1.0	92.9	141	662
2007	1.7	91.1	(807)	685
2008	2.9	89.9	6,009	715
2009	2.8	87.6	1,337	709
2010(5)	1.4	87.5	5,503	708
2011(5)	0.5	88.4	6,371	715
2012(5)	0.5	89.0	5,580	727
2013(5)	0.5	89.9	7,021	742

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the number of new multifamily units completed (less units removed from apartment inventory due to conversion to condominium or for sale housing) during the applicable year, divided by total inventory (in units), each measured as of December 31 of the applicable year.
(2)	Occupancy is the number of units that are physically occupied divided by the total inventory (in units), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the number of occupied units for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per unit, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted data.

Industrial Real Estate Industry

The U.S. industrial real estate market consisted of approximately 17.3 billion square feet as of December 31, 2009, according to CoStar. Of this total, approximately 15.3 billion square feet is warehouse, bulk distribution and light manufacturing facilities, and approximately 2.0 billion square feet is flex space.

Warehouse properties, which represent the substantial majority of our industrial portfolio, are characterized by their simple design and are generally leased to regional or national distribution tenants or tenants engaged in light manufacturing activities. In contrast, flex space typically has been designed or configured to a specialized use such as research and development, with comparatively higher re-tenanting costs as compared to warehouse properties due to higher build-out specifications. Industrial distribution facilities are typically leased on a triple-net basis.

Industrial Investment Opportunities

We believe that the current opportunity to acquire industrial distribution facilities and generate returns will be a function of both the severe economic downturn and the financial excesses in the commercial real estate sector. While distress is not as high in the industrial real estate market as it is for other property types, it is widespread and growing. We believe that distress in this sector will continue to rise well into 2010 and into early 2011 and that we are in the initial stages of what is anticipated to be a very negative cycle for commercial real estate. Accordingly, we believe that we will be able to acquire properties at attractive prices that will experience increasing rental and occupancy growth when the market recovers.

We believe that distressed acquisition opportunities of well-located, current-generation properties should be available at attractive prices beginning slowly in 2010 and increasing into 2011 and beyond. In addition, we believe that lower levels of new supply will characterize the U.S. industrial market for several years given the environment of reduced capital availability and speculative activity. With limited new supply entering the market during the initial years of projected recovery, increasing demand for industrial space should lead to gains in occupancy and rents.

Industrial real estate, especially industrial distribution space, our preferred type of industrial real estate, as an asset class has investment characteristics that are distinct from other real estate asset classes. We believe that industrial real estate is an attractive asset class for investment because of:

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Triple net leases.    Industrial leases are typically triple net, meaning that the majority of operating expenses, including real estate taxes, insurance and utilities, are passed on to the tenant. Although we are sensitive to tenant concerns about occupancy costs, this structure helps to mitigate our risk with respect to unforeseen increases in operating expenses.

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Low annual tenant turnover.    In our experience, on a portfolio-wide basis, average annual customer turnover among the typical larger industrial tenants is generally low, primarily due to longer lease terms and the high relocation costs of changes to tenants’ existing supply-chain infrastructure. Tenant retention can serve to reduce volatility in earnings and minimize re-tenanting capital costs.

•	Minimal capital expenditures. Industrial distribution facilities typically have a low level of interior finish, contributing to lower initial configuration and ongoing capital costs.

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Corporate outsourcing.    A structural trend in the U.S. market toward corporate outsourcing of non-core business functions, particularly logistics activity, to third-party logistic providers should lead to increased demand for industrial distribution space.

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Market cycle predictability.    We believe that economic factors influence growth in the demand for industrial space in a predictable and observable fashion. We believe that key drivers of demand include population growth, increasing global trade, growth in the number of products (such as an increase in SKUs), an increase in demand for regional facilities and overall GDP growth and consumer demand.

U.S. Industrial Market Overview

The U.S. industrial real estate market is currently experiencing a downturn as a result of sharp declines in demand for industrial space, which we believe is the result of the U.S. and global recession and overall decline in global trade. The downturn presents both an attractive acquisition environment and an opportunity for significant value accretion to owners of high-quality, well-positioned industrial real estate over the next several years.

As the U.S. economy recovers from this economic downturn, economic growth should lead to greater demand for industrial real estate. We believe that this increased demand, combined with forecasted declines in the development of industrial space, should lead to significant value accretion to owners of high-quality, well-positioned industrial real estate over the next several years. Reis forecasts that demand for industrial space, based on net absorption, will turn positive in 2011, and forecasted new industrial supply is expected to remain at historically low levels. According to Reis, after the recession in 2001 and 2002, industrial occupancy grew from 89.2% to 90.6% at its peak in 2006 and industrial rents enjoyed three years of above-average increases from 2005 to 2007. After the economic downturn in 2008 and 2009, Reis predicts that industrial occupancy will reach its lowest level in 2010 at 88.0%, and begin to slowly recover starting in 2011. Reis forecasts a 3.9% decline in effective rent in 2010, flat rental growth in 2011 and above-average rental growth of 2.1 to 3.0% in 2012 and 2013. Based on these occupancy and rental changes, Reis forecasts industrial property revenue will decline by approximately 3.6% in 2010, with a modest recovery in 2011 and improved revenue growth in 2012 and 2013.

National Industrial Data

The following table summarizes U.S. industrial historical and projected data from Reis regarding change in supply, occupancy, net absorption and effective rent. According to Reis, occupancy is expected to stabilize in 2010 to 2011 with modest growth in 2012 to 2013. Effective rent is expected to increase slowly beginning in 2011.

Year	Change in Total Supply(1)	Occupancy(2)	Net Absorption (Thousands of Square Feet)(3)	Effective Rent(4) (Per Square Foot)
2000	1.5%	92.0%	100,332	$4.50
2001	1.5	90.0	(36,642)	4.37
2002	0.9	89.2	(3,722)	4.32
2003	0.6	89.0	29,629	4.27
2004	0.9	89.3	85,404	4.29
2005	0.9	90.2	137,750	4.42
2006	1.0	90.6	108,769	4.55
2007	1.0	90.5	62,827	4.70
2008	0.8	89.8	(1,740)	4.65
2009	0.4	88.6	(72,657)	4.35
2010(5)	0.2	88.0	(32,966)	4.18
2011(5)	0.3	88.1	34,769	4.19
2012(5)	0.4	88.5	59,158	4.28
2013(5)	0.6	88.8	77,318	4.41

Source: Reis, as of Fourth Quarter 2009

(1)	Change in total supply is the amount of new square footage completed during the applicable year, divided by total inventory (in square feet), each measured as of December 31 of the applicable year.
(2)	Occupancy is the amount of occupied square feet divided by the total inventory (in square feet), for the quarter ended December 31 of the applicable year.
(3)	Net absorption is the net change in the amount of occupied square feet for the year ended December 31 of the applicable year from the previous year.
(4)	Effective rent is the average market rent per square foot, less the present value over the lease term of any free rent or other concessions, for the quarter ended December 31 of the applicable year.
(5)	Forecasted.

Source: Reis, as of Fourth Quarter 2009

Mexican Industrial Market Overview

The Mexican industrial real estate market is also currently experiencing a downturn, particularly due to decreased U.S. consumer demand. Other factors such as lower oil production, declining remittances and reduced tourism are hurting the economy as well.

The properties in our current industrial portfolio are located in markets that are important centers of production and trade between the United States and Mexico. Dramatic increases in trade between Mexico and the United States occurred as a result of the implementation of NAFTA in January 1994. According to the U.S. Census Bureau, the total value of NAFTA goods that are imported into the United States has more than tripled from 1994 to 2008 and, although sharp declines from 2008 levels occurred in 2009, we believe that U.S.-Mexico trade will continue to grow in the long term. The following chart indicates the historical amount of NAFTA goods imported into the United States from Mexico from 1994 to 2009.

In addition to comprising a large portion of the NAFTA trade, Mexico represents a large portion of U.S. trade in general, accounting for 12% of total U.S. trade in 2009. Mexico was the second-largest U.S. trading partner in exports and the third-largest U.S. trading partner in imports in 2009, according to U.S. Census Bureau data.

Commercial activity along the U.S.-Mexico border is particularly robust. Commercial truck crossings from the U.S. into Mexico increased by 70% from 1995 to 2008. In addition, U.S.-Mexico trade has historically been concentrated in a handful of states, especially Texas, which accounted for 41% of all U.S. exports to Mexico in 2008. Although trade between the United States and Mexico remained robust throughout most of 2008, truck traffic at principal border ports and train transportation from Mexico to the United States declined beginning in the latter half of 2008 and significantly the first three quarters of 2009. We believe that commercial border activity will rise modestly in 2010 and recover more fully in 2011. The following charts indicate the most active truck and rail ports by market from January 1, 2009, to July 31, 2009, as a percentage of the total truck and rail border crossings at the U.S.-Mexico border during the same period.

2009 Year-to-Date U.S.-Mexico Commercial Border Crossings—Truck Ports

Source: U.S. Bureau of Transportation Statistics, from January 1, 2009, to July 31, 2009

2009 Year-to-Date U.S.-Mexico Commercial Border Crossings—Rail Ports

Source: U.S. Bureau of Transportation Statistics, from January 1, 2009, to July 31, 2009

Our Existing Industrial Markets

Our industrial portfolio currently consists of properties located in the U.S.-Mexico trade corridor: Austin, El Paso, Houston, Laredo, McAllen, San Antonio, Santa Teresa and northern Mexico. Certain of these markets benefit from twin-plant production, whereby companies are able to achieve operational and cost efficiencies by engaging in complementary operations on both sides of the U.S.-Mexico border. In general, the economic trends and drivers for industrial distribution facilities in Austin, Houston and San Antonio are similar to those discussed above under “—Multifamily Real Estate Industry—Our Existing Multifamily Markets,” including job creation and population growth.

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El Paso.    El Paso is one of the most important centers for twin-plant production (with its sister city, Juarez) in the U.S.-Mexico border region. Despite facing minor economic contraction as a result of the recession in the United States and Mexico, El Paso continues to perform better than most other cities. Recent declines in the performance of the industrial market in El Paso have been mitigated by the fact that supply levels have remained level due to a lack of new construction projects in recent years.

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Laredo.    Laredo’s principal economic driver is border trade. Laredo is an important crossing for both truck and rail on the U.S.-Mexico border: approximately 32% of all inbound truck traffic (771,054 trucks) and 34% of inbound trains (1,512 trains) entered the United States from Mexico at Laredo from January 1, 2009, to July 31, 2009, according to the U.S. Bureau of Transportation Statistics. Laredo’s economic activity slowed significantly in 2009, but its economy remains healthier than most U.S. and Texas metropolitan areas.

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McAllen.    McAllen’s economy is largely based on the twin-plant operations of the McAllen-Reynosa region. McAllen’s industrial market continued to have favorable leasing activity toward the end of 2008, but occupancy levels declined in 2009 as a result of demand being outpaced by construction levels. Although experiencing a dramatic slowdown, McAllen’s economy continues to outpace Texas and the broader United States and experienced modest but positive industrial demand in 2009.

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Santa Teresa.    Santa Teresa is located in southern New Mexico (near El Paso) and contains a U.S.-Mexico border crossing that has generated significant activity and industrial demand. Most of the industrial space in Santa Teresa consists of distribution/logistics centers.

•	Northern Mexico. Our industrial distribution facilities in northern Mexico are located in Chihuahua, Juarez, Monterrey, Reynosa and Tijuana.

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Chihuahua.    Located 230 miles south of El Paso, Chihuahua has been a growing center for industrial production and it is an emerging center for the aerospace industry. Chihuahua experienced healthy rates of economic expansion through the mid-2000s and despite a slowing economy in recent times, Chihuahua performed better than most Mexican cities in 2009.

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Juarez.    Juarez is Mexico’s eighth-largest metropolitan area and the largest center for twin-plant production. It is also one of Mexico’s most important industrial centers in general. Major sectors include appliances, electronics, automotive and medical products. Despite experiencing significant economic and industrial expansion from 2004 through 2007, economic expansion slowed considerably in 2008 and 2009.

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Monterrey.    Monterrey is Mexico’s third-largest metropolitan area in terms of population and the second most important industrial center. Monterrey has been a major industrial hub for over 100 years and manufacturing, information technology and regional services are its major economic drivers. Despite experiencing very strong demand for industrial space in the mid-2000s, construction outpaced demand in 2007 and 2008, and weakening economic conditions have caused demand to weaken considerably.

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Reynosa.    Reynosa is also one of Mexico’s principal cities for twin-plant operations. Reynosa is home to major manufacturing, remanufacturing, warranty repair and logistics companies and has experienced significant expansion through the mid-2000s. Reynosa is currently experiencing economic contraction that we believe will likely continue into 2010.

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Tijuana.    Tijuana is Mexico’s fifth-largest metropolitan area and experienced very high rates of economic and population growth through 2008. According to the Mexican Instituto Nacional de Estadística y Geografía, or National Institute of Statistics and Geography, Tijuana experienced approximately 5.3% annual job growth from 2005 through the third quarter of 2008, well above the 2% annual growth for Mexico as a whole. Situated on the West coast and in close proximity to California and the U.S. border, Tijuana is a prime location for twin-plant production (particularly for Asian-based companies). Although Tijuana’s economy has slowed considerably, we believe Tijuana’s economy is positioned to experience one of the most robust growth rates in Mexico as the economy recovers, as a result of its prime geographic location and history of growth.

BUSINESS AND PROPERTIES

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust, or a REIT, that specializes in the ownership, acquisition and management of institutional-quality multifamily rental properties and industrial distribution facilities. Our existing operating portfolio is composed primarily of recently constructed multifamily rental properties in the southwestern United States and industrial distribution facilities in the southwestern United States and northern Mexico. C. Ronald Blankenship, our president and chief executive officer, and William Sanders, our chairman, founded the company and have 31 years and 44 years of experience, respectively, in the real estate industry and have worked together for a total of 19 years. We intend to capitalize on the experience and track record of Mr. Blankenship and the other members of our management team in growing and managing public real estate companies. We also intend to utilize a significant portion of the proceeds of this offering to expand our existing asset base through the acquisition of multifamily rental properties and industrial distribution properties primarily focused in select high-growth markets in the western and southwestern United States.

We believe that our senior management team has a successful track record of creating, growing and operating public real estate companies. In addition to senior management’s substantial experience in all aspects of the multifamily rental and industrial distribution industries, this public company experience includes (during the period from 1991 to 2002):

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As a member of the senior management of Security Capital, Mr. Blankenship served in various capacities, ranging from managing director to vice chairman and chief operating officer. He also served on the board of directors of Security Capital. His specific public company-related experience while at Security Capital included:

•	as managing director of the advisor to ProLogis and as a trustee of ProLogis, participating in the formation of ProLogis and the oversight of its operation, including its initial public offering;

•	overseeing the creation of Security Capital Atlantic and Homestead Village Incorporated;

•	organizing and executing the initial public offering of Security Capital;

•	serving on the boards of Security Capital Atlantic and Homestead Village Incorporated at the time of their initial public offerings;

•	coordinating Security Capital’s strategic investments in Regency Centers Corporation, CarrAmerica Realty Corporation and Storage USA;

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managing the public-to-public mergers of Security Capital Atlantic with Security Capital Pacific to form Archstone Communities Trust (predecessor to Archstone-Smith Trust), Security Capital U.S. Realty with Security Capital, and Storage USA with Security Capital; and

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as a member of the board of trustees of Pacific Retail Trust and as the representative of the strategic investor in Regency Centers Corporation, participating in the supervision of Security Capital’s strategic decisions relating to the management of these two companies.

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Mr. Moore’s assistance with the asset valuation of Security Capital’s European assets in the sale of Security Capital to General Electric, and management of the day-to-day deal activity in the merger of Pacific Retail Trust with Regency Centers Corporation as managing director of Security Capital.

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Messrs. Dressler’s and Potts’ participation in the initial public offerings of Homestead Village Incorporated and Security Capital Atlantic, respectively, as co-chairmen and chief investment officers of those companies. Mr. Potts also served in those capacities in the merger of Security Capital Atlantic with Security Capital Pacific.

We intend to capitalize on this experience to grow, develop and operate our business.

Our senior management team is composed of Mr. Blankenship; David C. Dressler, Jr., our executive vice president and chief investment officer; Richard Moore, our executive vice president and chief financial officer; and James C. Potts, our executive vice president for multifamily. Each of the four senior members of our management team has been a chief executive officer, chief operating officer, chief investment officer or chief financial officer of a NYSE-listed real estate company. Before forming our company, Mr. Blankenship worked with our chairman, Mr. Sanders, for 12 years at Security Capital, a company that built or provided strategic assistance in the growth of 18 real estate companies, including publicly traded REITs such as ProLogis, Archstone-Smith Trust, Regency Centers Corporation and CarrAmerica Realty Corporation. Messrs. Dressler, Moore and Potts all worked with Mr. Blankenship and Mr. Sanders at Security Capital. See “Management” for additional information regarding our board and management.

Our operating partnership was formed in 2003 and has owned and managed multifamily rental properties and industrial distribution facilities since 2004. We were formed as a Maryland REIT in 2006 to serve as the general partner of our operating partnership. Through our operating partnership, we have four operating divisions, consisting of our multifamily rental business, our industrial distribution facilities business, the Santa Teresa mixed-use project and the Heritage Preserve residential lot development business.

Our Competitive Strengths

Successful track record in running public real estate companies

Our senior management team has a successful track record in creating, growing and operating public real estate companies and has strategically supported the growth of some of the most well-known public real estate companies in the United States. Mr. Blankenship was the chief operating officer of Security Capital, which founded ProLogis, purchased and refocused Property Trust of America, which became Archstone-Smith Trust, and provided strategic guidance in the growth of companies such as CarrAmerica Realty Corporation and Regency Centers Corporation. See “Management.”

Senior management possesses a depth of real estate experience working together as a cohesive team

Each member of our senior management team has approximately 30 years of experience in the multifamily and industrial real estate sectors, including in all aspects of multifamily and industrial real estate acquisition, dispositions, management, leasing, financing, development and redevelopment, and brings deep national, regional and local industry relationships that we will utilize to grow and develop our business. Our senior management has substantial experience in all aspects of multifamily and industrial real estate acquisitions, dispositions, management, leasing, financing, developing and redeveloping across multiple real estate cycles. Our chief executive officer, Mr. Blankenship, has worked with our chairman, Mr. Sanders, for a total of 19 years, and each member of our senior management team worked at Security Capital for between five and 12 years. Messrs. Blankenship, Dressler and Potts also worked together at Trammell Crow Residential prior to their tenure at Security Capital.

Deep multidisciplinary management expertise across various real estate sectors

Based on their real estate experience, including their years at Security Capital and at our company, our senior management possesses significant expertise in investing and operating multifamily rental properties and industrial real estate at the same time. In addition to their multisector experience, senior management has a multidisciplinary track record of successfully deploying capital through acquisitions, development and redevelopment.

Fully integrated multifamily and industrial operating platform scaled for growth

We have a fully established and integrated multifamily and industrial real estate operating platform, which means we have the ability to perform all fundamental real estate functions (acquisition, development, leasing, asset management and financial oversight) in-house and accommodate growth in assets from property acquisitions with minimal incremental increases in overhead, if any. We possess in-house expertise in all facets of owning, acquiring, developing, redeveloping and managing multifamily rental properties and industrial real estate assets. As of December 31, 2009, we employed approximately 246 employees and, in addition to our principal executive office in El Paso, Texas, we have 13 regional and market offices in the southwestern United States and northern Mexico, which enables us to perform a continual monitoring of market dynamics and opportunities in these high-growth markets. See “—Executive and Regional Market Offices.” Our goal is to build on our existing operating, management and industry strengths as we seek to expand our platform in select high-growth markets in the western and southwestern United States.

Existing portfolio of high-quality operating properties, including recently developed institutional-quality multifamily rental properties and industrial distribution facilities

Our portfolio consists primarily of institutional-quality, current-generation properties, which are properties that are less than 10 years old, are built to a high standard of construction quality and, in the case of multifamily rental properties, offer desirable individual unit- and property-level amenities. As of February 28, 2010, the weighted average age of our multifamily rental properties was 1.6 years (excluding one property that is still in service but was acquired for future development) and the weighted average age of our industrial distribution facilities was 5.1 years (measured from the later of major renovation or completion of construction). This relatively young portfolio has the potential to serve as a foundation for organic growth from long-term market factors such as employment and population growth and an expansion of market share in key our markets. Our property-level focus is on customer satisfaction and continuous refinement of operating efficiencies aimed at maximizing performance of our assets. See “—Our Existing Portfolio.”

Balance sheet positioned to facilitate future growth

Following this offering and the repayment of $             million of indebtedness as described in “Use of Proceeds,” we will have cash and other liquid assets of approximately $             , approximately $             million of outstanding indebtedness and a debt to cost ratio of approximately     %. Our mortgage debt will have a weighted average interest rate of 6.38%, which we believe is significantly below the cost of new secured indebtedness available to us at similar leverage levels in the current market. In addition, our operating partnership will have outstanding $69.6 million of convertible debentures, with a weighted average interest rate of 4.75%, which we also believe is below the cost currently available for new indebtedness. Further, after giving effect to the application of the net proceeds of this offering as described in “Use of Proceeds” and assuming we complete our anticipated prepayment of all of our outstanding construction loans, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities,” we will have no significant near-term maturities, no debt maturing before 2013 and only $3.1 million of debt maturing before 2015. We intend to enter into a line of credit in the near term in order to increase the flexibility of our balance sheet.

Near-term visible growth due to the stabilization of recently completed multifamily rental properties

We recently developed 13 of the 14 multifamily rental properties in our portfolio. Four of these recently developed properties are still in lease-up. Seven of these 13 properties achieved stabilized occupancy levels during 2009; therefore, 2010 will be their first full year of stabilized operations. We consider a multifamily rental property to be stabilized or fully leased when it has achieved and maintained physical occupancy of at least 93% for three consecutive months. Prior to such time, when a property is still in the process of being fully leased, we consider it to be “pre-stabilized” or in the process of “lease-up.” We completed development of one property during the third quarter of 2009, two during the fourth quarter of 2009, and one during the first quarter of 2010, all of which are currently pre-stabilized and had a weighted average physical occupancy of 85.7% as of February 28, 2010. It is expected that these four properties will achieve stabilized occupancy levels during 2010. Two of the pre-stabilized properties are expected to achieve stabilization in the third quarter of 2010, with the remaining two properties expected to reach stabilization in the fourth quarter of 2010. As a result, we believe that higher average occupancy levels for our multifamily rental portfolio, as well as effective rental rates consistent with other stabilized properties (rather than properties in lease up), will result in more robust near-term growth rates in net operating income than most of our competitors and lower required capital expenditure costs in light of the recent construction of our portfolios.

Strong alignment of interest between management and shareholders

Our executive officers and members of our board of trustees own a significant amount of our equity, representing approximately 19% of our common shares and common units of our operating partnership on an as-converted basis immediately prior to this offering and     % of our common shares and common units of our operating partnership on an as-converted basis upon completion of the offering. See “Principal Shareholders.” We intend to put in place a long-term incentive compensation plan to incentivize management through the awarding of options and equity-based compensation. See “Certain Relationships and Related Transactions.”

Commitment to strong corporate governance

We are committed to strong corporate governance, as demonstrated by the following:

•	following the completion of this offering, all members of our board of trustees will serve annual terms;

•	we have opted out of two Maryland anti-takeover provisions; and

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we do not have a shareholder rights plan (a plan designed to prevent acquisitions of our company by providing our shareholders, other than the acquiring person, with a right that is convertible, typically at a significant discount to the market price, into a large number of our common shares upon the purchase by any person of a set amount of our common shares, e.g., 15% or more) and we do not intend to adopt a shareholder rights plan in the future unless our shareholders approve in advance the adoption of a plan, or, if adopted by our board of trustees, we submit the shareholder rights plan to our shareholders for ratification within 12 months of adoption and, if not ratified, the plan will terminate.

Our Business Strategy

Capitalize on senior management’s experience and relationships to expand our portfolio into key markets in the western and southwestern United States with significant potential for job growth

We believe the next several years will present an attractive acquisition environment as a result of the current economic environment and its effect on the commercial real estate sector. We intend to capitalize on this environment by using our existing relationships to identify and evaluate existing multifamily rental properties and industrial distribution facilities for acquisition using a significant portion of the net proceeds of this offering.

We have determined our primary target markets based upon a detailed analysis of a number of key factors that we believe will impact economic growth in those markets, including anticipated job and population growth over the next three to five years. We believe that markets meeting these criteria are concentrated in the western and southwestern United States, although we will maintain flexibility for acquisitions in high-growth markets in other regions. See “—Market Opportunities—Target Markets for Multifamily Rental Properties” and “—Market Opportunities—Target Markets for Industrial Distribution Facilities.” We expect to benefit from the operational capabilities and market insight that our existing, established platform provides. We will consider other markets, including active industrial hubs, if and when opportunities arise, and we may acquire properties outside our target markets as part of an acquisition of a portfolio of properties that otherwise meet our investment criteria.

Take advantage of positive fundamentals for multifamily and industrial real estate assets and maximize cash flow at our properties through internal management

We believe that multifamily and industrial real estate assets are well positioned to outperform the general economy as the economy recovers and as tenant demand reasserts itself in response to improving economic conditions and demographic trends. Accordingly, we intend to grow our operations in these asset classes through acquisitions. With respect to our multifamily rental properties, we believe that our strong in-house leasing and property management capabilities, including our practice of having a local presence in each of our markets, will help us achieve results that are superior to those companies who rely on unaffiliated third-party service providers. In addition, for our industrial distribution facilities, we employ market officers in local and regional offices in each of our existing markets who provide significant local marketing and tenant-relationship support.

Achieve growth through acquisitions of operating properties while pursuing the sale of a portion of our undeveloped land parcels

In the near term, we anticipate that our growth will come primarily through acquisitions of multifamily and industrial operating properties and thus we do not currently intend to expend significant resources or management time and attention on development activities. Our objective with respect to land held in inventory is to maximize value within a reasonable period of time, taking into account general economic conditions, supply and demand for real estate in the markets in which the land is located and prospective alternative investment opportunities that would be facilitated by a sale of the land. In this regard, we may consider the following alternatives: sales of land to third parties, construction on industrial land in connection with build-to-suit opportunities that may arise in the future and, potentially, construction of industrial and/or multifamily properties for our own portfolio if, at some point in the future, we determine that market rents and other related conditions justify development of new properties. Our strategy with regard to each tract of land will depend on economic conditions in the relevant market, supply and demand conditions impacting the values of developed industrial and multifamily properties within the relevant market, the land holding cost and the strategic value of the site, when compared to other competitive sites within the relevant market.

Maintain a flexible capital allocation strategy

We believe that our ability to be flexible in the allocation of capital, combined with our in-house research capabilities, allows us to take advantage of evolving industry dynamics to seize the best opportunities to grow property-level cash flow based on our operating expertise. We intend to allocate capital between multifamily and industrial assets based on the potential for value creation between each asset type. We will also strategically redeploy capital, generally from certain stabilized assets to higher growth opportunities as we broaden the scope of our target markets. Although we will initially focus on acquisitions, we will also utilize our expertise to develop and re-develop assets as markets rebound. Because of our established capabilities in property and asset management, we will consider lease-up and value-added assets for acquisitions in addition to stabilized assets.

Geographic focus in western and southwestern United States in key growth markets

Our geographic focus on acquisitions in the western and southwestern United States has positioned us to take advantage of strong growth fundamentals in markets within these regions as and when their economies strengthen, which we generally expect to commence in late 2010 and 2011. In both of our segments—multifamily rental properties and industrial distribution facilities—we intend to acquire properties in markets with strong job and population growth. In this regard, according to AXIOMETRICS, the four major Texas markets in which we currently operate and each of our target markets are projected to be among the top U.S. metropolitan areas as measured by job growth over the period from 2010 to 2014. We expect the growth in these four markets to be driven by their diversified industrial base, business-friendly government environment, low cost of living and trade-oriented economies.

Market Opportunities

We believe that the extent of our opportunities to acquire desirable multifamily rental properties and industrial distribution facilities will be a function, in part, of the previous financial excesses in the commercial real estate sector, the current economic downturn and our ability to allocate capital consistent with desirable structural and economic growth trends.

The credit crisis and economic downturn that began in late 2007 brought, among other things, substantial volatility and reductions in equity and asset values worldwide, which has caused a significant reduction in the amount of equity capital and available financing in the real estate sector. This dramatic reduction in available liquidity, combined with weakening underlying market fundamentals, reflected in a significant decline in market occupancies and rents, has significantly reduced property values. We believe that these conditions have created opportunities in select markets to acquire well-located, current-generation or newly constructed distressed assets at below our estimated replacement cost and to improve their operating performance.

Delinquency rates are rising sharply for construction loans, mezzanine loans, permanent mortgage debt and commercial mortgage-backed securities, or CMBS. We believe there will be strong pressure on financial institutions and CMBS portfolios over the next several years, especially for loans originated during 2006 and 2007 at the peak of investment activity and lending excess. We believe that refinancing needs will be confronted by an environment of constrained liquidity and tougher underwriting standards. This comes against a backdrop of high unemployment that has put significant pressure on property fundamentals, such as occupancy levels, rental rates and operating expenses.

We believe that multifamily rental properties represent an attractive investment opportunity due to favorable demographics, lease characteristics and macroeconomic factors such as improving employment trends, population growth and the historically low levels of multifamily supply. In addition, we believe that a strong, high-quality management team can lead to stronger rent growth, higher resident retention and better expense control and risk management, which in turn, can significantly increase the operating performance and value of investments in multifamily rental properties. Further, mortgage financing is currently available for multifamily rental properties through Fannie Mae and Freddie Mac at interest rates that are lower than those available from other financing sources and lower than our projected return on the relevant investment, and are therefore attractive, which we believe provides us with the potential to actively manage our capital structure as we make acquisitions. We do not have an agreement with Fannie Mae or Freddie Mac to provide mortgage financing and there can be no assurance that we will be able to enter into an agreement with, or secure attractive rates from, Fannie Mae or Freddie Mac.

We believe that industrial distribution facilities represent an attractive investment opportunity due to, among other things, structural trends in distribution activity, minimal asset capital expenditure requirements, market cycle predictability, the ability to create customer relationships, low tenant turnover and the ability to pass on a significant portion of operating expenses to the tenants of such properties. Although the U.S. industrial real estate market is currently experiencing a downturn as a result of sharp declines in demand for industrial space, we believe that as the U.S. economy recovers, economic growth will lead to greater demand for industrial real estate, thus creating growth opportunities for owners of high-quality, well-positioned industrial real estate.

Through our internal market research expertise, we identify and prioritize markets, submarkets and assets where we believe cash flow growth can drive increased asset value. We are committed to growth using the analytical tools for real estate investment analysis, or “analytics,” and research that we employ in our portfolio today.

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At a market level, we examine job growth and its sustainability, population growth, and the financial impact of governmental regulation (as it translates to property taxes, utility and insurance cost) and liquidity (such as institutional demand).

•	At a submarket level, we consider the supply and construction pipeline, land availability and ease of entitlements, job locations, transportation infrastructure and lifestyle attributes.

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At a property level, we study competitive product pricing and service, product design, physical characteristics, condition, availability of financing (if applicable), replacement costs, visibility and location and specific opportunities to leverage our property management abilities.

We evaluate market, submarket and property opportunities using a standardized template and investment analysis. Any investment is subject to our thorough due diligence and investment committee process.

Historically, we have focused on major southern and U.S.-Mexico border markets. We believe that we have acquired or developed a high-quality portfolio of industrial distribution facilities and industrial land in these markets. As a result, we expect that in the near term our primary investment focus will be in markets in the western and southwestern United States or, if and when opportunities arise, in markets with properties otherwise meeting our acquisition criteria. As we seek to deploy capital that we raise in this offering, we intend to leverage our senior management team’s broad geographic experience and focus on multifamily rental and industrial distribution opportunities by targeting additional markets with desirable growth trends in jobs, population and income, as well as in key industrial distribution hubs. Select target markets in the western and southwestern United States (which may include Denver, Colorado; Los Angeles, California; Phoenix, Arizona; Portland, Oregon; Riverside-San Bernardino, California; San Francisco/Northern California; and Seattle, Washington) are operationally compatible with our existing activity and will be an investment focus. In addition, we will consider, for research and potential expansion, other markets meeting our investment criteria. See “Industry Overview” for a discussion of trends and investment opportunities in our current markets.

In the last several months, we have engaged in discussions with a large number of owners of real estate in an effort to identify acquisition opportunities that could meet our investment criteria. We have focused on pursuing potential acquisitions from our extensive network of relationships derived from our long-standing experience in the real estate sector and, in particular, on acquisitions where assets are not being broadly marketed. We believe a successful acquisition strategy requires an ongoing process of research and deployment of personnel that will provide us with information about market prices and an ability actively to monitor trends. As of April 23, 2010, we were engaged in discussions with more than 26 potential sellers regarding transactions with a potential estimated aggregate purchase price of more than $1.66 billion, of which approximately 88% (by value) involve assets that are not being broadly marketed. It is not currently possible to determine if any of these discussions will result in acquisition transactions, as most of the discussions are preliminary. We believe that an important component of market research and our understanding of market dynamics involves discussions with potential sellers. These potential transactions involve only U.S. assets and range from single-asset transactions with an estimated purchase price of less than $10 million to portfolio transactions with an estimated purchase price in excess of $100 million. A large majority of these potential acquisitions are in our target markets, and all of the portfolio transactions under review have assets within our target markets. The sellers range from large institutions to private individuals. Our review of the potential acquisitions generally occurs subject to signed confidentiality agreements. Based on our experience, we believe many sellers will seek to pursue transactions with trusted counterparties with whom they have a high degree of confidence about the ability to consummate a transaction. We believe that our reputation, experience and extensive network of personal relationships, combined with our in-house resources and due diligence capabilities, provide us with competitive advantages in pursuing acquisitions of assets that are not broadly marketed.

Target Markets for Multifamily Rental Properties

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Denver.    Denver is the principal hub of the mountain region, with a population of 2.6 million. Denver has successfully created a well-diversified economy and ranks well in quality-of-life indices. Population and employment increases in the Denver metropolitan area have historically surpassed national averages and are expected to continue to do so in the future.

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Los Angeles.    The core Los Angeles metropolitan area has 9.8 million residents, including a high percentage in rental housing, according to Reis. The region has a very diversified economy that is currently suffering disproportionately, but which is also expected to experience solid long-term economic growth, driven in part by increasing trade with Asia.

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Phoenix.    With a current population of 4.4 million, Phoenix was one of the top metropolitan areas for growth throughout the last decade. This region experienced economic expansion from high- tech and aerospace industries, as well as Phoenix’s position as a low-cost alternative to the State of California. Although Phoenix currently has one of the weakest economies in the country, the region is expected to experience economic expansion within a few years.

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Portland.    Portland is the second most populous metropolitan region in the Pacific Northwest, after Seattle, with a population of 2.2 million. Two of its principal industries—technology and international trade—have helped it achieve above-average economic and demographic growth rates over the past two decades. We believe that these key industries have good long-term prospects to stimulate growth in the regional economy and throughout the United States as Portland recovers from the current recession. The city also ranks favorably on quality-of-life factors.

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Seattle.    Seattle is a regional hub of the northwest, is the second-most important gateway to Asia and its metropolitan area has a population of 3.4 million. In addition to international trade, the economy is based on high-technology and aerospace. Seattle is expected to remain one of the faster expanding economies and populations over the long term, and has a history of attracting and retaining residents for its quality-of-life characteristics.

Our target markets also include Austin, Texas. See “Industry Overview—Multifamily Real Estate Industry—Our Existing Multifamily Markets.”

The table below shows, for each of our target markets, job growth generally and, for the multifamily sector, new supply, increase in occupancy, net absorption per year and effective rent. We analyze each of these metrics in our decision to target particular markets in our acquisition strategy.

Multifamily Target Markets: 2010 to 2013 Forecasted Market Data

Market	Cumulative Job Growth(1)	New Supply as Percentage of 2010 Inventory(2)	Cumulative Increase in Occupancy (in Basis Points)(3)	Average Net Absorption Per Year (Units)(4)	CAGR Effective Rent(5)
Los Angeles	4.1%	1.1%	70 bps	2,703	1.4%
Phoenix	6.8	3.5	280	3,562	1.4
Portland	3.9	3.5	170	1,246	1.5
Seattle	8.1	5.9	120	3,033	1.3
Denver	5.8	4.6	60	1,865	1.5
Austin	10.0	5.2	180	2,683	1.6

Source: Reis, as of Fourth Quarter 2009 (except as otherwise specified)

(1)	Source: AXIOMETRICS. Cumulative job growth is the total projected employment growth in the relevant market from year-end 2010 to 2013, as a percentage of the 2010 year-end projected level of employment.
(2)	New supply as a percentage of 2010 inventory is the sum of projected new multifamily construction for the years 2010 to 2013, divided by total multifamily inventory as of January 1, 2010.
(3)	Cumulative increase in occupancy is the sum of the projected annual percentage changes in occupancy from year-end 2009 to 2013.
(4)	Net absorption measures the net change in the number of occupied units from the previous year. Average net absorption is an average of the annual net absorption rates for the years 2010 to 2013.
(5)	Effective rent is the average market rent, less the present value over the lease term of any free rent or other concessions. The CAGR effective rent is the compound annual growth rate of the projected effective rent for the years 2010 to 2013.

In the industrial sector, we look at a variety of criteria in analyzing whether to invest in a particular market. Specifically, we believe the best metropolitan markets for industrial investment are those which have or are a combination of the following:

•	Market leaders. We seek to invest in the leading industrial markets in the United States based on size and importance in the national distribution hierarchy.

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Expected high growth.    We look for markets that are expected to experience significant expansion over the next several years either derived from regional population and economic expansion or from evolving structural changes in industrial demand.

•	Significant revenue increases. We look for markets with high rates of expected industrial property revenue growth over the next several years.

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Current distress. We believe that markets with relatively high numbers of distressed owners and properties are more likely to provide better asset pricing and upside potential, albeit with higher risk.

Based on these criteria and extensive research on short- and long-term industrial market drivers and markets, we intend to focus on the four target markets listed below.

Target Markets for Industrial Distribution Facilities

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Los Angeles/Southern California.    The Los Angeles/Southern California metropolitan region (which includes Los Angeles, Orange County and Riverside-San Bernardino) totals 17 million residents and has the second-largest population in the country. The region has the second-largest concentration of industrial space in the U.S. and, according to CoStar, Riverside-San Bernardino experienced the highest growth in industrial inventory from 2005 to 2009 in the United States. The regional economy and sources of industrial space demand are very diverse. The largest industrial demand driver comes from the international trade handled by the twin ports of Long Beach and Los Angeles.

•	Dallas/Fort Worth. The population of this northern Texas metropolitan region has risen to 6.4 million, making the Dallas-Fort Worth area the fourth largest metro in the country. The region is expected to remain one of the principal leaders for economic and demographic expansion. Among its leading industries are finance, high technology, energy and defense contracting. Dallas-Fort Worth is one of the five most important industrial distribution hubs in the United States and has the fifth-largest concentration of industrial space. In addition to truck and rail, the metropolitan area is also a leading hub for air cargo.

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San Francisco/Northern California.    The industrial hub of this metropolitan region of 4.3 million residents is Oakland and the surrounding cities, which handle much of the activity related to international trade and regional distribution. The region has the seventh-largest concentration of industrial space in the United States. In addition to international trade, the San Francisco Bay Area economy is most well known for finance and high technology. Population and economic growth are expected to continue in this region at rates exceeding national averages.

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Houston.    Houston’s economy is based on energy (oil and natural gas), international trade (especially via the Port of Houston), medical research and healthcare (with the world renowned Texas Medical Center) and a wide variety of other industries. Houston has experienced high levels of economic and demographic expansion over the past decade. With a population over 5.8 million, Houston is now the sixth-largest metropolitan region in the United States. Houston’s active and large port complex, combined with the region’s large population base, make Houston one of the leading U.S. industrial markets.

The following table shows key metrics we generally consider in our decision to target particular markets for industrial acquisitions, including general job growth and new supply, increases in occupancy, net absorption per year and effective rent for the industrial sector.

Industrial Target Markets: 2010 to 2013 Forecasted Market Data

Market	Cumulative Job Growth(1)	New Supply as Percentage of 2010 Inventory(2)	Cumulative Increase in Occupancy (in Basis Points)(3)		Average Net Absorption Per Year (in Thousands of Square Feet)(4)	CAGR Effective Rent(5)
Los Angeles/ Southern California:
Los Angeles	4.1%	1.1%	60	bps	2,251	0.2%
Riverside-San Bernardino	6.2	1.7	70		584	0.4
San Francisco/ Northern California:
Oakland/East Bay	5.2	0.9	80		561	1.8
Dallas/Fort Worth
Dallas	9.3	1.5	100		1,516	1.4
Fort Worth	8.1	2.8	110		1,087	1.2
Houston	6.4	2.3	0		1,185	3.2

Source: Reis, as of Fourth Quarter 2009 (except as otherwise specified)

(1)	Source: AXIOMETRICS. Cumulative job growth is the total projected employment growth in the relevant market from year-end 2010 to 2013, as a percentage of the 2010 year-end projected level of employment.
(2)	New supply as a percentage of 2010 inventory is the sum of projected new industrial construction for the years 2010 to 2013, divided by total industrial inventory as of January 1, 2010.
(3)	Cumulative increase in occupancy is the sum of the projected annual percentage changes in occupancy from year-end 2009 to 2013.
(4)	Net absorption measures the net change in the occupied square feet of industrial space from the previous year. Average net absorption is an average of the annual net absorption rates for the years 2010 to 2013.
(5)	Effective rent is the average market rent, less the present value over the lease term of any free rent or other concessions. The CAGR effective rent is the compound annual growth rate of the projected effective rent for the years 2010 to 2013.

Our Existing Portfolio

Our existing operating portfolio is composed of multifamily rental properties in four major Texas markets and industrial distribution facilities in 12 markets on both sides of the U.S.-Mexico border. We also own land suitable for construction of multifamily rental properties or industrial distribution properties and land in the Santa Teresa mixed-use project and the Heritage Preserve residential lot development business.

Multifamily Rental Properties

As of February 28, 2010, our multifamily apartment portfolio consisted of 14 properties, totaling 4,790 units. Our management team developed 13 of these properties since 2004, representing 4,363 units. In addition, in 2007, we purchased Chateaux Dijon, a multifamily rental property in Houston, with a view towards redeveloping the property, but have maintained it as an operating asset until a favorable opportunity for redevelopment arises. With the exception of this property, our entire multifamily rental portfolio consists of Class A properties. We own 100% of each of the properties in this portfolio. Our multifamily rental portfolio was 94.0% physically occupied as of February 28, 2010, excluding four properties that are currently still in lease-up. Including these lease-up properties, which had a combined physical occupancy of 85.7%, the combined physical occupancy of our multifamily rental portfolio was 91.6% as of February 28, 2010.

The following table sets forth certain additional information with respect to our multifamily rental properties as of February 28, 2010:

	Multifamily Rental Properties
Property Location	Completion Date	Date of Stabilization(1)	Units	Physical Occupancy(2)	Economic Occupancy(3)	Average Square Feet	Average Monthly Rent Per Occupied Unit(4)	Types of Units Available(5)
Austin, Texas:
Brush Creek	July 2008	July 2009	272	95.6%	91.7%	885	$744	168 1BRs, 88 2BRs, 16 3BRs
Oak Park	Nov. 2008	Aug. 2009	336	92.0	87.4	958	832	168 1BRs, 144 2BRs, 24 3BRs
Shadow Brook (Phase I)	July 2007	Aug. 2007*	248	90.3	86.0	895	845	136 1BRs, 96 2BRs, 16 3BRs
Shadow Brook (Phase II)	July 2009	July 2010*	248	94.4	90.3	922	834	136 1BRs, 96 2BRs, 16 3BRs

Dallas, Texas:
Panther Creek	Oct. 2009	Oct. 2010*	295	73.9	61.5	946	895	182 1BRs, 101 2BRs, 12 3BRs
Riverwalk (Phase I)	July 2006	Jan. 2007	310	88.4	84.8	996	1,021	170 1BRs, 110 2BRs, 30 3BRs
Riverwalk (Phase II)	May 2008	May 2009	290	94.1	90.7	967	1,094	170 1BRs, 102 2BRs, 18 3BRs

Houston, Texas:
Chateaux Dijon	1963	1963	427	96.3	96.1	956	714	186 1BRs, 185 2BRs, 56 3BRs
Cypress Creek Ranch	April 2009	Oct. 2009	310	90.3	86.1	993	988	170 1BRs, 110 2BRs, 30 3BRs
Grand Harbor	June 2008	June 2009	300	95.0	88.1	959	932	156 1BRs, 120 2BRs, 24 3BRs
Lakemont	Sept. 2007	Feb. 2008	312	92.9	89.0	936	827	176 1BRs, 112 2BRs, 24 3BRs
Northpointe	Aug. 2008	Nov. 2009	384	95.8	90.1	940	852	216 1BRs, 144 2BRs, 24 3BRs
Woodland Hills	Nov. 2009	July 2010*	282	87.6	77.5	880	831	168 1BRs, 114 2BRs, 03BRs
Woodson Park	Dec. 2008	Feb. 2009	248	96.8	88.6	916	888	136 1BRs, 96 2BRs, 16 3BRs

San Antonio, Texas:
Braun Station	May 2006	Aug. 2006	240	97.5	91.5	827	784	136 1BRs, 88 2BRs, 16 3BRs
Westover Hills	Feb. 2010	Oct. 2010*	288	84.4	74.6	959	947	156 1BRs, 108 2BRs, 24 3BRs

Total/Weighted Average			4,790	91.6%	85.7%	933	$874	2,630 1BRs, 1,184 2BRs, 349 3BRs

*	Denotes a property in lease-up.
(1)	Represents the date or, for properties in lease-up, the estimated date at which the property had achieved and maintained physical occupancy of 93% or higher for three consecutive months.
(2)	We define physical occupancy as the number of occupied units in a multifamily rental property divided by total units.
(3)	We define economic occupancy as the total rent revenues collected (less expense for uncollectible rent) as a percent of gross potential rent. Gross potential rent equals (i) the number of occupied units multiplied by the net rental rate under signed leases in place plus (ii) the number of vacant units multiplied by a net post-concession market rate (i.e., what leases are signing for on the relevant date). We measure market rent by comparing, on at least a biweekly basis, rental rates charged for comparable units by our competitors.

(4)	We define average monthly rent per occupied unit as the average effective rent revenue (contractual rent less concessions) from signed leases in place divided by the total number of occupied units.
(5)	Described as the number of bedrooms per unit, based on the total units in the property.

Terms of Multifamily Leases and Tenant Characteristics

Our multifamily leases typically follow standard forms customarily used between landlords and tenants in the geographic area where the relevant property is located. Under such leases, the tenant agrees to pay an initial deposit (typically one month’s rent) and is responsible for rent monthly. As landlord, we are directly responsible for all real estate taxes, sales and use taxes, special assessments, property-level utilities, insurance and building repairs, and other building operation and management costs. Individual tenants are responsible for the utility costs of their unit. Our lease terms generally range from six months to one year.

Our multifamily tenant composition varies across the regions in which we operate, includes single and family renters and is generally reflective of the principal employers in the relevant region. For example, in our Houston market, many of our tenants are employees of local hospitals and large industrial employers. Our multifamily rental properties predominantly consist of one-bedroom and two-bedroom units, and all but one of our multifamily communities also have three-bedroom units available. Tenants may also be attracted to our properties by the amenities we offer, which collectively include swimming pools, fitness centers, parking, activity rooms, office centers and on-site storage.

Historical Information About Our Multifamily Portfolio

The following charts show the historical average physical and economic occupancy and average effective rental rate per unit for each of the properties in our multifamily portfolio.

	Historical Average Occupancy
Property Location	Date of First Occupancy(1)	Date of Stabilization(2)	Percent Occupied(3)
			2006	2007	2008	2009
Austin, Texas:
Brushy Creek	Nov. 2007	July 2009
Physical			—%	0.4%	48.5%	87.1%
Economic			—	0.2	39.6	78.9
Oak Park	May 2008	Aug. 2009
Physical			—	—	22.9	83.6
Economic			—	—	24.5	70.2
Shadow Brook (Phase I & II)	Feb. 2007	July 2010*
Physical			—	29.0	47.8	66.3
Economic			—	66.7	91.6	59.3
Dallas, Texas:
Panther Creek	May 2009	Oct. 2010*
Physical			—	—	—	26.1
Economic			—	—	—	17.3
Riverwalk (Phase I & II)	Jan. 2006	May 2009
Physical			31.3	48.5	70.0	91.0
Economic			53.3	76.5	62.3	83.8
Houston, Texas:
Chateaux Dijon	Aug. 2007	1963
Physical			—	41.5	98.4	97.2
Economic			—	95.5	97.8	96.7
Cypress Creek Ranch	Sept. 2008	Oct. 2009
Physical			—	—	5.5	69.0
Economic			—	—	9.4	60.8
Grand Harbor	Nov. 2007	June 2009
Physical			—	—	45.0	92.7
Economic			—	0.3	37.6	87.2
Lakemont	Feb. 2007	Feb. 2008
Physical			—	43.6	93.6	92.9
Economic			—	48.7	88.4	87.3
Northpointe	Nov. 2007	Nov. 2009
Physical			—	0.3	38.0	82.3
Economic			—	1.1	28.8	73.2
Woodland Hills	Apr. 2009	July 2010*
Physical			—	—	—	42.9
Economic			—	—	—	31.7
Woodson Park	May 2008	Feb. 2009
Physical			—	—	34.7	94.0
Economic			—	—	40.1	88.2
San Antonio, Texas:
Braun Station	Jan. 2006	Aug. 2006
Physical			55.8	94.2	96.3	94.6
Economic			53.6	92.3	92.4	90.4
Westover Hills	July 2009	Oct. 2010*
Physical			—	—	—	20.8
Economic			—	—	—	20.7

Weighted Average:
Physical			38.3%	35.7%	55.9%	75.7%

Economic			53.4%	67.1%	57.1%	69.2%

*	Denotes a property in lease-up. For Shadow Brook and Riverwalk, the date of stabilization provided is the date of stabilization for Phase II of the property.

(1)	Represents the first date upon which at least one unit in one of the buildings on the property was physically occupied.
(2)	Represents the date or, for properties in lease-up, the estimated date at which the property had achieved and maintained physical occupancy of 93% or higher for three consecutive months.
(3)	We define physical occupancy as the number of occupied units in a multifamily rental property divided by total units. We define economic occupancy as the total rent revenues collected (less expense for uncollectible rent) as a percent of gross potential rent. Gross potential rent equals (i) the number of occupied units multiplied by the net rental rate under signed leases in place plus (ii) the number of vacant units multiplied by a net post-concession market rate (i.e., what leases are signing for on the relevant date). We measure market rent by comparing, on at least a biweekly basis, rental rates charged for comparable units by our competitors.

	Historical Average Effective Rent
	Date of First Occupancy(1)	Date of Stabilization(2)	Average Annual Effective Rent Per Unit(3)
Property Location			2006	2007	2008	2009
Austin, Texas:
Brushy Creek	Nov. 2007	July 2009	$—	$808	$804	$822
Oak Park	May 2008	Aug. 2009	—	—	802	846
Shadow Brook (Phase I & II)	Feb. 2007	July 2010*	—	853	842	840
Dallas, Texas:
Panther Creek	May 2009	Oct. 2010*	—	—	—	850
Riverwalk (Phase I & II)	Jan. 2006	May 2009	986	1017	1072	1080
Houston, Texas:
Chateaux Dijon	Aug. 2007	1963	—	623	701	707
Cypress Creek Ranch	Sept. 2008	Oct. 2009	—	—	930	1013
Grand Harbor	Nov. 2007	June 2009	—	825	921	967
Lakemont	Feb. 2007	Feb. 2008	—	839	847	858
Northpointe	Nov. 2007	Nov. 2009	—	738	875	909
Woodland Hills	Apr. 2009	July 2010*	—	—	—	826
Woodson Park	May 2008	Feb. 2009	—	—	875	921
San Antonio, Texas:
Braun Station	Jan. 2006	Aug. 2006	740	792	759	800
Westover Hills	July 2009	Oct. 2010*	—	—	—	898

Weighted Average			$884	$842	$857	$891

*	Denotes a property in lease-up. For Shadow Brook and Riverwalk, the date of stabilization provided is the date of stabilization for Phase II of the property.
(1)	Represents the first date upon which at least one unit in one of the buildings on the property was physically occupied.
(2)	Represents the date or, for properties in lease-up, the estimated date at which the property had achieved and maintained physical occupancy of 93% or higher for three consecutive months.
(3)	The average annual effective rent per unit for each year is the average effective rent revenue (calculated as contractual rent less concessions) from signed leases in place divided by the total number of occupied units.

Multifamily Land

As of February 28, 2010, we owned approximately 86.8 acres of land suitable for construction of multifamily rental properties, which we believe has the potential to support the construction of approximately 2,448 units and which we refer to as “multifamily land.” By suitable for construction, we mean that the land generally has access to roads, utilities and other relevant entitlements (but excluding subdivision approvals, building permits and similar items) that would be conditions precedent to such construction. Our multifamily land is located in communities where, in normal economic conditions, we would expect there to be demand for multifamily rental properties. Our primary objective with respect to our multifamily land portfolio is to maximize value for investors, which, in many cases, we believe will occur through future development, either alone or with other market participants, including development on a build-to-suit basis, but which also may occur through opportunistic sales if and when appropriate opportunities arise. Due to market conditions, we do not currently have plans to commence construction on this land. We do not currently have any letters of intent or agreements in place to sell any of our multifamily land. Approximately 10.0 acres of our multifamily land is pledged to secure a construction loan on one of our multifamily rental properties, Cypress Creek.

During 2009, the aggregate land holding cost of our multifamily land was approximately $0.7 million and consisted primarily of real estate taxes and some maintenance expense. We do not have any development obligations relating to this land, and we do not expect these costs to increase significantly in 2010. As of February 28, 2010, our multifamily land had an investment at cost (before impairment) of approximately $39.4 million, and an aggregate book value of approximately $28.9 million.

The breakdown of our multifamily land as of February 28, 2010, was as follows:

	Multifamily Land
Market	Number of Properties	Size (Acres)	Estimated Potential Buildable Units(1)	Utilities	Improved	Fully Entitled
Austin, Texas	1	23.4	306	Yes	Yes	Yes
Dallas, Texas	1	3.1	264	Yes	Yes	Yes
Houston, Texas(2)	6	60.3	1,878	Yes	Yes	Yes

Total	8	86.8	2,448

(1)	Our management has estimated the potential number of units that could be constructed at each parcel of multifamily land based on management’s experience, internal site plans and analysis, with factors including estimates of optimal parking density, appropriate set-backs from roads, appropriate distances between buildings, desired non-disturbance landscape, areas for trees and other topographical considerations, drainage and storm water requirements, and any applicable zoning density or deed restrictions. There is no guarantee as to when we or a third party will actually carry out such construction, if at all. Management’s estimate of potential buildable units is based on assumptions and projections that are uncertain and may not be accurate. The actual number of buildable units for each land parcel may vary from these estimates.
(2)	Includes 10.0 acres of land adjacent to our multifamily rental property, Cypress Creek Ranch, and 12.1 acres of land adjacent to our multifamily rental property, Woodson Park.

Industrial Distribution Facilities

As of February 28, 2010, our industrial portfolio consisted of 86 properties, consisting of 51 properties in the United States and 35 in Mexico, totaling 12.0 million rentable square feet. Our management team developed 28 of these properties since 2005, representing 4.6 million square feet. Our industrial portfolio was 83.9% leased as of February 28, 2010. Our industrial tenant base is broad and diversified. As of February 28, 2010, we had approximately 117 tenants with 143 leases in our industrial portfolio, with no single tenant accounting for more than 4.0% of our total square footage or 5.0% of our annualized rents. Our 10 largest tenants by revenue comprise 28.7% of our rentable square feet and provide 33.9% of our annualized rent.

The following table sets forth certain additional information with respect to our industrial distribution facilities, as of February 28, 2010:

	Industrial Distribution Facilities
Facility Location	Year Built/ Renovated(1)	Percent Owned	Leases per Property	Rentable Square Feet	Percent Leased(2)	Annualized Cash Rent	Annualized Rent Per Leased Square Foot(3)
Austin, Texas:
*Spring Brook Building 10	2008	100.0%	3	100,800	100.0%	$477,238	$4.73
*Spring Brook Building 7	2008	100.0	1	144,000	88.9	842,028	6.58

Austin, Texas Total/Weighted Average		100.0%	4	244,800	93.5%	$1,319,266	$5.77

El Paso, Texas:
12270 Rojas Dr.	2009	100.0%	1	187,200	100.0%	$645,840	$3.45
12273 Gateway West	2009	100.0	0	120,000	0.0	0	0.00
360A Americas	2000	100.0	2	57,600	100.0	212,700	3.69
360B Americas	2000	100.0	1	119,641	100.0	454,977	3.80
420A Pan American	2000	100.0	4	57,600	100.0	215,520	3.74
420B Pan American	2000	100.0	4	57,600	100.0	235,336	4.09
425A Pan American	2000	100.0	1	60,000	100.0	232,200	3.87
425B Pan American	2000	100.0	1	60,000	100.0	238,200	3.97
465 Pan American	2001	100.0	2	96,000	100.0	342,400	3.57
543A Americas	2000	100.0	3	60,000	100.0	229,500	3.82
543B Americas	2000	100.0	2	48,000	100.0	180,000	3.75
*9560 Joe Rodriguez	2006	100.0	1	77,495	100.0	288,281	3.72
*9580 Joe Rodriguez	2006	100.0	2	50,986	100.0	215,602	4.23
9600 Joe Rodriguez	2002	100.0	3	60,000	100.0	221,000	3.68
9620 Joe Rodriguez	2000	100.0	2	38,400	100.0	143,040	3.73
9640 Joe Rodriguez	2001	100.0	2	38,400	100.0	192,000	5.00
9660 Joe Rodriguez	2003	100.0	1	38,400	100.0	149,760	3.90
9900 Railroad Drive	2009	100.0	2	309,797	88.6	1,200,207	4.37

El Paso, Texas Total/Weighted Average		100.0%	34	1,537,119	89.9%	$5,396,563	$3.91

Houston, Texas:
*Central Green Bldg 4	2007	100.0%	4	128,924	100.0%	$652,576	$5.06
*Central Green Bldg 5	2007	100.0	1	128,924	50.0	187,584	2.91

Houston, Texas Total/Weighted Average		100.0%	5	257,848	75.0%	$840,160	$4.34

Laredo, Texas:
11302A East Point	2001	100.0%	2	243,800	21.7%	$195,888	$3.70
11302B East Point	2001	100.0	0	159,000	0.0	0	0.00
*11302C East Point	2007	100.0	1	261,614	69.2	793,892	4.38
11909 Hayter	2005	100.0	1	144,976	100.0	658,307	4.54
11921 Hayter	2005	100.0	1	100,545	100.0	584,166	5.81
417 Union Pacific	1994	100.0	1	199,540	100.0	616,916	3.09
418 Union Pacific	1998	100.0	1	136,500	100.0	481,579	3.53
505 Union Pacific	2007	100.0	1	93,750	100.0	501,043	5.34

Laredo, Texas Total/Weighted Average		100.0%	8	1,339,725	67.9%	$3,831,791	$4.21

McAllen, Texas:
5000 George McVay	2002	100.0%	0	61,200	0.0%	$0	$0.00
5001 George McVay	1999	100.0	1	120,340	100.0	531,421	4.42
5001 Tanya	2005	100.0	1	181,174	100.0	706,579	3.90
5001 W Military Highway	2002	100.0	0	80,100	0.0	0	0.00

	Industrial Distribution Facilities
Facility Location	Year Built/ Renovated(1)	Percent Owned	Leases per Property	Rentable Square Feet	Percent Leased(2)	Annualized Cash Rent	Annualized Rent Per Leased Square Foot(3)
5109 Tanya	2004	100.0	1	181,174	100.0	706,579	3.90
5200 George McVay	2000	100.0	4	126,000	100.0	458,054	3.64
5201 George McVay	2000	100.0	2	120,340	59.8	283,778	3.95
5700 International	2001	100.0	3	271,872	100.0	1,238,572	4.56
5801 George McVay	2004	100.0	1	112,000	100.0	474,590	4.24
*5801B George McVay	2006	100.0	1	104,727	69.2	365,415	5.04
6100 International Parkway	2004	100.0	3	289,000	41.3	449,053	3.76

McAllen, Texas Total/Weighted Average		100.0%	17	1,647,927	76.2%	$5,214,041	$4.15

San Antonio, Texas:
6085 Corridor Parkway	2006	100.0%	2	40,000	100.0%	$177,600	$4.44
6389 FM 3009A	2001	100.0	1	68,960	76.8	235,140	4.44
6389 FM 3009B	2001	100.0	3	155,567	90.8	581,775	4.12
6601 Guada Coma Drive	2006	100.0	4	227,500	100.0	1,049,580	4.61
*Enterprise Business Park 2(4)	2007	97.7	0	96,000	0.0	0	0.00

San Antonio, Texas Total/Weighted Average		99.6%	10	588,027	78.5%	$2,044,095	$4.43

Santa Teresa, New Mexico:
100 Lindbergh	2000	100.0%	1	67,781	100.0%	$230,832	$3.41
2800 Airport	2001	100.0	4	224,000	85.7	679,201	3.54
301 Avenida Ascencion(5)	2003/2009	100.0	4	184,795	100.0	652,353	3.53
*401 Avenida Ascencion	2005	100.0	1	140,920	100.0	422,760	3.00
7100 BiNational	2003	100.0	2	122,771	96.6	461,783	3.90

Santa Teresa, New Mexico Total/Weighted Average		100.0%	12	740,267	95.1%	$2,446,929	$3.48

United States Total/Weighted Average		99.96%	90	6,355,713	80.8%	$21,092,845	$4.11

Chihuahua, Mexico:
El Saucito Industrial Park 1	2007	100.0%	1	153,185	100.0%	$348,000	$2.27
El Saucito Industrial Park 2	2007	100.0	1	237,004	100.0	1,087,848	4.59
El Saucito Industrial Park 3	2007	100.0	1	35,156	100.0	105,468	3.00
Complejo Industrial Victor Hugo	2007	100.0	1	59,105	100.0	260,062	4.40

Chihuahua, Mexico Total/Weighted Average		100.0%	4	484,450	100.0%	$1,801,378	$3.72

Juarez, Mexico:
1235 Rio Bravo	2006	100.0%	1	150,694	100.0%	$626,887	$4.16
420 Manuel Sandoval Vallarta	2006	100.0	1	116,250	100.0	478,950	4.12
Av. Antonio J. Bermudez 1411	2005	100.0	1	129,762	100.0	655,168	5.05
Av. Antonio J. Bermudez 1451	2006	100.0	4	95,300	89.7	299,571	3.50
*International Paper BTS	2005	100.0	1	385,815	100.0	2,030,726	5.26
*Aeroparque Bldg 4	2007	100.0	3	150,993	100.0	776,749	5.14
*Independencia I Building 2	2006	100.0	1	132,865	100.0	704,145	5.30
*Independencia I Building 2 B	2007	100.0	1	84,502	100.0	447,836	5.30
*Independencia I Building 4(6)	2008	100.0	1	120,854	100.0	697,813	5.77
*Independencia I Building 7	2008	100.0	1	181,133	33.3	304,909	5.05
*Independencia II Building 1	2008	100.0	1	277,424	100.0	1,377,701	4.97
*Independencia II Building 4	2009	100.0	0	205,145	0.0	0	0.00
Juarez AeroParque	2007	100.0	1	276,847	100.0	1,069,460	3.86
Las Torres	2007	100.0	1	485,999	100.0	1,860,000	3.83
Northgate 3	2004	100.0	1	59,189	100.0	266,350	4.50

Juarez, Mexico Total/Weighted Average		100.0%	19	2,852,772	88.2%	$11,596,265	$4.61

Monterrey, Mexico:
*Monterrey Technology Park 3	2008	100.0%	0	120,994	0.0%	$0	$0

Monterrey, Mexico Total/Weighted Average		100.0%	0	120,994	0.0%	$0	$0

	Industrial Distribution Facilities
Facility Location	Year Built/ Renovated(1)	Percent Owned	Leases per Property	Rentable Square Feet	Percent Leased(2)	Annualized Cash Rent	Annualized Rent Per Leased Square Foot(3)
Reynosa, Mexico:
*Corning BTS(7)(8)	2008	50.0%	1	108,393	100.0%	$583,761	$5.39
*El Puente Bldg 1	2006	100.0	0	150,993	0.0	0	0.00
*El Puente Bldg 2	2006	100.0	3	125,876	100.0	564,951	4.49
*Perlos Building(9)	2005	100.0	1	188,887	100.0	1,299,464	6.88
Del Norte 1	2001	100.0	1	110,000	100.0	448,800	4.08
Del Norte Office Center	2001	100.0	12	29,689	97.4	783,323	27.09
Reynosa Industrial Park 1	2006	100.0	1	148,304	100.0	683,681	4.61
Villa Florida 1	2005	100.0	2	120,000	100.0	812,016	6.77

Reynosa, Mexico Total/Weighted Average		94.5%	21	982,142	84.5%	$5,175,996	6.23

Tijuana, Mexico:
*Alamar Bldg 1(10)	2008	54.8%	2	176,005	86.7%	$767,308	$5.03
*Alamar Bldg 3(10)	2008	54.8	1	158,614	100.0	968,776	6.11
*Otay 1—Bldg 2	2006	100.0	1	228,668	86.9	1,096,647	5.52
*Otay 1 Chilpancingo—Bldg 1	2006	100.0	2	229,061	73.7	899,897	5.33
*Bellas Artes	2007	100.0	1	289,589	100.0	1,424,778	4.92
Pacifico 1	2007	100.0	1	124,673	100.0	646,852	5.19
Pacifico 2	2007	100.0	1	35,000	100.0	157,308	4.49

Tijuana, Mexico Total/Weighted Average		87.8%	9	1,241,610	90.8%	$5,961,566	$5.29

Mexico Total/Weighted Average		96.4%	53	5,681,968	87.3%	$24,535,205	$4.95

Industrial Portfolio Total/Weighted Average		98.3%	143	12,037,681	83.9%	$45,628,050	$4.52

*	Denotes facilities developed by us.
(1)	Represents the year renovated, for those facilities acquired from a third party, or the year developed, for those facilities developed by us.
(2)	We define percent leased as leased square feet divided by net rentable square feet.
(3)	Represents annualized cash rent divided by leased square feet.
(4)	This property is held in a joint venture (Mid Cities 35 Building Partners 1, LP) in which we are the general partner and own 97.7% of the interests. Another of our joint venture entities (Mid Cities 35 Partners, LTD) also owns 173.3 acres of adjacent industrial land. We own a 50% interest in the general partner of Mid Cities 35 Partners, LTD and 89.95% of its limited partnership interests.
(5)	The original structure was constructed in 2003, and 59,795 square feet were added as an expansion of the existing structure in 2009.
(6)	We also own approximately 22.1 acres of vacant land at this property, which is being held for potential expansion. The current tenant at this property has a right of first offer, exercisable before July 1, 2010, that, if exercised, would require us to lease to the tenant, at market rents as specified in the tenant’s lease, any building constructed by us on two adjacent parcels of undeveloped land.
(7)	We also own approximately 6.7 acres (of the 163.9 total acres in Reynosa) of vacant land at this property which is being held for potential expansion through a joint venture. The current tenant at this property has an expansion option, exercisable before June 4, 2010, that, if exercised, would require us to construct and lease to the tenant an additional building of rentable 128,393 square feet. If we are unable or unwilling to honor this expansion right upon exercise, the tenant has a purchase option to buy the vacant land at fair market value.
(8)	This property is held in a joint venture in which we own 50% of the interests.
(9)	We also own approximately 7.8 acres of vacant land at this property which is being held for potential expansion. The current tenant at this property has an expansion option for the duration of the lease term (until February 2016) that, if exercised, would require us to construct and lease to the tenant a ground-floor addition to the existing building.
(10)	This property is held in a joint venture in which we own 54.8% of the interests and which also owns 124.0 acres (of the 132.7 total acres in Tijuana) of industrial land.

With respect to certain of our Mexican industrial distribution facilities located within 100 kilometers from the U.S.-Mexico border, Mexican constitutional law prohibits us, as foreign companies, from holding direct fee simple title to our property. Instead, title to these properties is held through a Mexican trust in accordance with Mexican foreign investments laws, but we retain beneficial ownership and all benefits and burdens of ownership. We have 42 industrial distribution facilities and 517.0 acres of industrial land located within this zone that are held in trust in accordance with Mexican law.

Terms of Industrial Leases

We typically lease our industrial distribution facilities to a wide variety of tenants on a triple net basis. Although we generally negotiate industrial leases from a standard form, the provisions of any lease that we enter into with an industrial tenant may vary substantially from the terms of that form. Our leases generally range from terms of three to seven years and, in some cases, contain early termination options exercisable by the tenants. As indicated in the chart above, three of our leases currently provide the tenant with an expansion option or right of first offer over undeveloped land adjacent to the operating property. In addition, certain of our leases contain rights of first offer that grant our existing tenant the right to lease additional space within the leased property prior to our offering such space to any third party. One of our leases contains a tenant right of first offer to purchase the existing leased property at fair market value, and one of our tenants who has an expansion option also has a purchase option over the vacant land if we are unable or unwilling to honor its expansion right for new building construction.

Tenant Characteristics

Our industrial portfolio includes a combination of single- and multi-tenant facilities. Of our currently leased industrial distribution facilities, 53% are single-tenant facilities and 47% are multi-tenant facilities.

Of our industrial tenants, 19.0% are third-party logistics providers, 18.7% are in the automotive and transportation industry, and 12.3% are in electronic components. Our third-party logistics tenants represent a total of 38 leases, lease an aggregate square footage of 1.9 million, and pay an average rent of $4.06 per square foot, representing 17.1% of the total revenues produced by our industrial portfolio. Our automotive and transportation tenants represent a total of 19 leases, an aggregate square footage of 1.9 million and average rent of $4.43 per square foot, comprising 18.3% of our total industrial portfolio revenues. Our electronic components tenants hold a total of 11 leases, lease an aggregate square footage of 1.2 million, and pay an average rent of $4.68 per square foot, representing 12.7% of the total revenues produced by our industrial portfolio.

On average, approximately 1.75 million square feet of leases (or 14.6% of total) will expire each year in the next three years. The following chart provides additional detail about lease expirations through 2019 with respect to our industrial portfolio, as of January 1, 2010:

Year	Number of Leases Expiring	Total Square Feet of Expiring Leases	Total Annualized Rent(1)	Annualized Rent of Expiring Leases	Average Rent of Expiring Leases (per Square Foot)	Percentage of Annualized Rent Expiring
2010	36	1,297,069	$45,680,435	$5,468,969	$4.22	11.97%
2011	31	1,768,964	40,691,662	8,544,083	4.83	21.00
2012	35	2,197,680	32,797,205	10,340,981	4.71	31.53
2013	12	1,455,035	22,351,113	5,906,383	4.06	26.43
2014	10	1,008,709	16,802,247	4,414,318	4.38	26.27
2015	7	986,108	12,636,723	4,848,435	4.92	38.37
2016	6	743,253	7,934,815	4,229,768	5.69	53.31
2017	2	102,862	3,769,615	546,896	5.32	14.51
2018	2	125,193	3,284,076	780,711	6.24	23.77
2019	3	424,851	2,543,926	2,543,926	5.99	100.00

(1)	Annualized rent of our industrial portfolio, based solely on existing contractual leases as of January 1, 2010.

Historical Information About Our Industrial Portfolio

The following charts show the historical average occupancy and average effective rental rate per square foot for our industrial portfolio, by market.

	Historical Average Occupancy
Market	2005	2006	2007	2008	2009
Austin, Texas(1)	—%	—%	—%	69.2%	72.9%
El Paso, Texas	90.8	89.4	93.5	89.2	86.4
Houston, Texas(2)	—	—	14.7	24.8	39.6
Laredo, Texas	76.9	87.8	82.1	81.5	77.0
McAllen, Texas	72.9	90.8	85.5	89.5	89.8
San Antonio, Texas	74.7	62.3	68.9	56.7	74.6
Santa Teresa, New Mexico	83.2	77.9	77.6	89.6	93.9
Santa Teresa Office Center(3)	96.5	97.8	98.2	98.7	98.7

United States Weighted Average	79.4%	86.6%	83.6%	81.8%	83.2%

Chihuahua, Chihuahua(4)	—	100.0	94.5	93.0	86.7
Juarez, Chihuahua	88.1	79.2	91.0	95.8	92.6
Monterrey, Nuevo Leon(5)	—	—	—	0.0	0.0
Reynosa, Tamaulipas	45.9	61.4	61.3	66.7	78.4
Del Norte Office Center(6)	—	55.2	68.9	86.7	90.7
Tijuana, Baja California(7)	—	72.7	73.4	88.6	89.6

Mexico Weighted Average	85.3%	75.0%	82.5%	88.6%	87.3%

Weighted Average	80.6%	83.1%	83.1%	84.8%	85.1%

(1)	We own two industrial distribution facilities in Austin, which we developed in 2008.
(2)	We own two industrial distribution facilities in Houston, which we developed in 2007.
(3)	We previously owned a number of office center buildings in Santa Teresa, New Mexico, which we sold in the fourth quarter of 2009.
(4)	We own four industrial distribution facilities in Chihuahua, which we acquired in 2006.
(5)	We own one industrial distribution facility in Monterrey, which we developed in 2008.
(6)	We own one office center in Reynosa, which we acquired in 2006.
(7)	Of the industrial distribution facilities we own in Tijuana, all were either acquired or constructed after 2005.

	Historical Average Effective Rent(1)
Market	2005	2006	2007	2008	2009
Austin, Texas(2)	$—	$—	$—	$6.49	$6.33
El Paso, Texas	3.68	3.61	3.82	3.92	3.92
Houston, Texas(3)	—	—	5.39	5.39	5.35
Laredo, Texas	3.31	3.50	3.81	3.98	4.02
McAllen, Texas	3.73	3.69	3.68	3.73	3.82
San Antonio, Texas	4.54	4.44	4.34	4.36	4.45
Santa Teresa, New Mexico	3.38	3.45	3.50	3.32	3.45
Santa Teresa Office Center(4)	18.56	18.48	18.44	18.40	18.41

United States Weighted Average	$3.81	$3.95	$4.05	$4.17	$4.20

Chihuahua, Chihuahua(5)	—	4.52	4.52	4.45	3.79
Juarez, Chihuahua	3.60	4.24	4.21	4.30	4.49
Monterrey, Nuevo Leon(6)	—	—	—	0.00	0.00
Reynosa, Tamaulipas	4.32	5.17	5.79	5.83	5.49
Del Norte Office Center(7)	—	20.63	20.84	25.25	26.29
Tijuana, Baja California(8)	—	5.16	5.14	5.31	5.32

Mexico Weighted Average	$3.62	$4.54	$4.71	$4.83	$4.87

Weighted Average	$3.76	$4.11	$4.32	$4.48	$4.52

(1)	The average annual effective rent per square foot for each year is the average effective rent revenue (calculated as contractual rent, including rent escalations and concessions) from signed leases in place divided by the total occupied square feet.
(2)	We own two industrial distribution facilities in Austin, which we developed in 2008.
(3)	We own two industrial distribution facilities in Houston, which we developed in 2007.
(4)	We previously owned a number of office center buildings in Santa Teresa, New Mexico, which we sold in the fourth quarter of 2009.
(5)	We own four industrial distribution facilities in Chihuahua, which we acquired in 2006.
(6)	We own one industrial distribution facility in Monterrey, which we developed in 2008.
(7)	We own one office center in Reynosa, which we acquired in 2006.
(8)	Of the industrial distribution facilities we own in Tijuana, all were either acquired or constructed after 2005.

Joint Ventures

Four of our industrial distribution facilities are held in three joint ventures: (1) Alamar Building 1 and Building 3, in Tijuana, Mexico (the Alamar joint venture); (2) Corning BTS in Reynosa, Mexico (the Avante joint venture); and (3) Enterprise Business Park 2 in San Antonio, Texas (the Mid Cities joint ventures). The Alamar joint venture, Verde Alamar, S de R.L. de C.V., is held through a Mexico business trust and administered by Deutsche Bank, S.A., and the Avante joint venture is structured as a Mexican business trust and administered by Deutsche Bank, S.A. Our ownership interest in the Alamar joint venture is approximately 55% and the interests of our joint partners Promotora Vicmarq, S. de. R.L. de C.V. and Promotora Retegui, S. de. R.L. de C.V are approximately 28% and 17%, respectively. In the Avante joint venture, we hold 50% of the ownership interests and the remaining 50% is held by our joint venture partners: Edificaciones Avante, S.A. de C.V. (26.97%), Avante Parques Industriales S.A. de C.V (0.66%) and Avante Inmuebles Industriales S.A. de C.V (22.37%).

The Mid Cities joint ventures consist of two joint venture vehicles: Mid Cities 35 Partners, LTD (a partnership that holds vacant land) and Mid Cities 35 Building Partners 1, LP (a partnership that develops and owns the operating asset, Enterprise Business Park 2). We own a 50% interest in the general partner of Mid Cities 35 Partners, LTD and 89.95% of the limited partnership interests therein. Our joint venture partner, Trinity Mid Cities Partners Ltd, owns the remainder of the general partnership (50%) and limited partnership (9.95%) interests. We fully own the general partner in Mid Cities 35 Building Partners 1, LP and hold 97.35% of the limited partnership interests therein. Our joint venture partner, Trinity, holds 2.55% of the limited partnership interests in this entity.

Our fourth joint venture, Verde Crownridge LP, is only nominally capitalized and holds no operating assets or land for development after the sale of its operating asset in 2008. We are the general partner of Verde Crownridge LP and hold 99.99% of the limited partnership interests; our joint venture partner Ten West / Rim Rock Ltd holds 0.0039% of the limited partnership interests.

In general, we control the day-to-day activities of these joint venture entities. Certain actions, however, require the consent or approval of our joint venture partners, including the sale of the joint venture’s operating assets or land held for development and the transfer or issuance of additional beneficial interests in the joint venture entity. In addition, each joint venture contains a buy/sell option, pursuant to which we may be required to purchase all of our joint venture partners’ ownership interests, or sell all of our ownership interests in the joint venture entity.

Industrial Land

As of February 28, 2010, we owned approximately 1,890.4 acres of land (including 304.0 acres of land owned through joint ventures) suitable for construction of industrial distribution facilities, which we refer to as “industrial land.” By suitable for construction, we mean that the land generally has access to roads, utilities and other relevant entitlements (but excluding subdivision approvals, building permits and similar items) that would be conditions precedent to such construction. Our industrial land is generally adjacent or proximate to our industrial distribution facilities. We generally acquired this land for its construction potential but we do not believe market conditions warrant construction at this time. Our primary objective with respect to our industrial land portfolio is to maximize value for investors, which, in many cases, we believe will occur through future development, either alone or with other market participants, including development on a build-to-suit basis, but which also may occur through opportunistic sales if and when appropriate opportunities arise.

We do not use mortgage debt to finance acquisitions of land. However, approximately 166.9 acres of our industrial land are included in property pledged to secure mortgage debt on certain properties in our industrial distribution portfolio.

Our subsidiaries that own industrial land and/or industrial distribution facilities in Santa Teresa, New Mexico are responsible for payments in connection with revenue bonds with an outstanding principal amount of approximately $5.8 million as of December 31, 2009. Interest rates on these bonds range from 8.38% to 8.88% and the bonds are due January 1, 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.”

We have entered into two agreements to sell approximately 9.6 acres of this land at two locations for an aggregate sale price of approximately $1.3 million. On December 18, 2009, we entered into an agreement to sell 6.84 acres for $825,000. The land under contract is pledged to support one of our mortgage loans, and the anticipated closing date is April 30, 2010. We also entered into an agreement on March 16, 2010, to sell 2.8 acres of land for an aggregate purchase price of $469,125, $379,125 of which may be financed using seller financing. Each of these transactions is scheduled to close in the first half of 2010, although it is possible that one or both of these transactions could be deferred or that the purchaser in one or both of these agreements may not fulfill its undertakings to close. In addition, parcels associated with our Independencia 1 Building 4, Corning BTS and Perlos Building operating properties are subject to potential expansion rights or rights of first refusal. See “—Terms of Industrial Leases” and the chart above.

During 2009, the aggregate land holding cost of our industrial land was approximately $1.3 million and consisted primarily of real estate taxes and some maintenance expense. We do not have any development obligations relating to this land, and we do not expect these costs to increase significantly in 2010. As of February 28, 2010, our industrial land had an investment at cost (before impairment) of approximately $136.7 million, and an aggregate book value of approximately $106.2 million (including our proportionate share of industrial land owned in joint ventures).

The following table provides certain information with respect to our industrial land as of February 28, 2010. Certain parcels of our industrial land that we expect to sell as bulk parcels are included for purposes of determining the aggregate acreage specified below, but are not included in our calculations of potential net rentable area. We have preliminary site plans for 756 acres (of the total of 1,890.4 acres), which we believe has the potential to support a net rentable area of approximately 7.2 million square feet of industrial properties. We do not currently have specific site plans for the remaining 1,134 acres.

	Industrial Land
Market	Number of Properties	Size (Acres)	Estimated Potential Net Rentable Area (Square Feet)(1)	Utilities	Improved		Fully Entitled
Austin, Texas	1	49.7	268,800	Yes	Yes		Yes
El Paso, Texas	6	133.8	639,497	Yes	Yes		Yes
Houston, Texas	1	22.2	406,465	Yes	Yes		Yes
Laredo, Texas	3	20.9	333,800	Yes	Yes		Yes
McAllen, Texas	2	118.2	119,560	Yes	Partial	(2)	Partial	(2)
San Antonio, Texas(3)	1	173.3	964,800	Yes	Partial	(4)	Partial	(4)
Santa Teresa, New Mexico	7	778.1	527,040	Yes	Yes		Yes
Chihuahua, Mexico	1	18.0	—	Yes	Yes		Yes
Juarez, Mexico	6	220.4	2,404,426	Yes	Partial	(5)	Partial	(5)
Monterrey, Mexico	1	59.2	—	Yes	Yes		Yes
Reynosa, Mexico(6)	4	163.9	513,313	Yes	Yes		Yes
Tijuana, Mexico(7)	2	132.7	1,010,352	Yes	Partial	(8)	Partial	(8)

Total	35	1,890.4	7,188,053

(1)	Our management has estimated the potential net rentable area that could be constructed at each parcel of industrial land based on internal site plans and analysis, with factors including the size of the parcel; any physical site limitations; minimum truck-turning radiuses; road access requirements; our target building size; potential building configurations; and management’s prior experience, based on participation in the construction and management of industrial distribution facilities, as to the number and size of buildings that can be constructed on comparable lots. There is no guarantee as to when we or a third party will actually carry out such construction, if at all. Management’s estimate of potential net rentable area is based on assumptions and projections that are uncertain and may not be accurate and do not necessarily reflect the maximum buildable area of such land. The actual amount of net rentable area for each land parcel may vary from these estimates.
(2)	Of the two parcels in this market, one is improved and fully entitled, and the other is partially improved and partially entitled.
(3)	This land is held by one of our Mid Cities joint ventures, Mid Cities 35 Partners, LTD. We own 89.95% of the limited partnership interests in this joint venture and a 50% interest in the general partner of the joint venture.
(4)	A portion of this parcel is improved and fully entitled, and a portion of the parcel is partially improved and partially entitled.
(5)	Of the six parcels in this market, one is not improved and is not entitled.
(6)	Of this industrial land, our Avante joint venture, in which we own a 50% interest, owns 6.7 acres.
(7)	Of this industrial land, our Alamar joint venture, in which we own 54.8% of the interests, owns 124.0 acres.
(8)	Of the two parcels in this market, one parcel is improved and fully entitled. The other parcel is partially improved and partially entitled.

Santa Teresa and Heritage Preserve

As of February 28, 2010, we owned approximately 23,968.3 acres of land in Doña Ana County, New Mexico, which we refer to as Santa Teresa and which we acquired with a view toward developing as a mixed-use project, and approximately 9,600.1 acres of land relating to a low-density residential land development business we previously conducted in central New Mexico, which we refer to as Heritage Preserve.

The following table sets forth certain information with respect to our land in Santa Teresa and Heritage Preserve as of February 28, 2010:

Location	Size (Acres)
Santa Teresa:
Checkpoint	458.5
Collins(1)	2,160.5
Paseo del Norte	20,540.6
Sunland Park	808.7

Santa Teresa Total	23,968.3

Heritage Preserve:
Mountainair(2)	7,190.8
Ruidoso	1,468.9
Other	940.4

Heritage Preserve Total	9,600.1

Santa Teresa and Heritage Preserve Total	33,568.4

(1)	In this location, we are the sole owner of 11.7 acres and we own the remaining 2,148.8 acres as tenant in common with a third party.
(2)	Includes 1,781 acres dedicated to conservation land.

Santa Teresa

Our Santa Teresa segment is composed of 23,968.3 acres of land we originally acquired for mixed-use development in New Mexico, just west of El Paso, Texas, between the U.S.-Mexico border and Interstate Highway 10 and adjacent to the Doña Ana County International Airport. We own rights to 17,650 acre feet of water and 619 connections to an existing wastewater treatment facility, which are available to facilitate residential or industrial development on that land. Santa Teresa also benefits from significant in-place transportation infrastructure systems, including a major highway that passes from north to south through the property to the Santa Teresa Port-of-Entry (and with respect to which we have obtained approvals to develop up to five interchanges or access points), another highway that passes from east to west through the property, the Doña Ana County International Airport and a Union Pacific Railroad main line, which passes through the property and connects the Santa Teresa region to the ports of Los Angeles and Long Beach, California.

We previously developed a small portion of the Santa Teresa property, but we no longer intend to pursue large-scale development of this land. We may decide to engage in limited infrastructure development activities to the extent we determine that such activities would help facilitate the sale of a portion of the land benefited thereby. Examples of such limited development could include providing road access to a particular area within the larger site or providing trunk sewer or utility service to the boundary of a 458.5-acre portion of the project that we call “Checkpoint,” which we believe would materially increase our ability to attract residential developers to purchase and develop that component of the project. We expect that our costs associated with this work would not be significant and would be more than offset by the increase in the proceeds of any sales resulting therefrom.

No portion of the Santa Teresa project is encumbered by mortgage debt. During 2009, the aggregate land holding cost of the Santa Teresa land was approximately $0.7 million and consisted primarily of real estate taxes and some maintenance expense. We do not have any development obligations relating to this land, and we do not expect these costs to increase significantly in 2010. As of February 28, 2010, Santa Teresa had an investment at cost (before impairment) of approximately $71.9 million, and an aggregate book value of approximately $22.8 million.

We have entered into three agreements and one letter of intent to sell 1,305.5 acres of Santa

Teresa land for an aggregate sale price of approximately $14.5 million. On April 2, 2009, we entered into an agreement to sell approximately 450.0 acres for $3,375,000, subject to adjustment based on actual acreage at a rate of $7,500 per acre. The closing of this sale is pending the receipt of certain regulatory approvals. On June 30, 2009, we entered into an agreement to sell approximately 22.0 acres of land for $2,038,000, subject to adjustment based on actual acreage at a rate of approximately $92,636 per acre. In addition, we recently entered into an agreement to sell approximately 458.5 acres for $5,731,250, subject to adjustment based on actual acreage at a rate of $12,500 per acre. The purchaser has an option to finance $3,839,938. The latter two purchasers may terminate their agreements during an ongoing due diligence period. Each of these transactions is scheduled to close in 2010, although it is possible that one or more of these transactions could be deferred or that the purchaser in one or more of these agreements may not fulfill its undertakings to close. Under the letter of intent, we have granted an exclusivity period to the counterparty, which expires on June 5, 2010, with respect to the sale of approximately 375.0 acres at a rate of $9,000 per acre. The letter of intent may be terminated unilaterally by the counterparty during the exclusivity period, and the sale price is subject to the negotiation of a final sales agreement.

Heritage Preserve

Heritage Preserve was a low-density residential land development business we previously conducted in central New Mexico. In 2008, we completed all intended land development in the Heritage Preserve business, and we have sold most of the lots that were suitable for residential construction. The remaining assets in this project segment consist primarily of 50 home site lots and 9,600.1 acres of land in the area between Albuquerque and Las Cruces, New Mexico. We are holding the remaining land for sale or other disposition in connection with the wind-down of that business. We are not currently engaged in, and do not anticipate engaging in, further development activities and do not have any specific development obligations at Heritage Preserve, although we have liabilities which are guaranteed by our operating partnership in connection with certain warranty obligations relating to the infrastructure supporting certain existing home lots. We estimate our cost in connection with these warranty items to be approximately $3 million, and we have established a reserve for this amount to cover these costs.

None of the land in our Heritage Preserve business is mortgaged. During 2009, the aggregate land holding cost of Heritage Preserve was approximately $0.2 million and consisted primarily of real estate taxes and some maintenance expense. We do not have any development obligations relating to this land, and we do not expect these costs to increase significantly in 2010. As of February 28, 2010, Heritage Preserve had an investment at cost (before impairment) of approximately $26.9 million, and an aggregate book value of approximately $9.6 million.

We do not currently have any letters of intent or agreements in place to sell land at Heritage Preserve.

Tenant Creditworthiness

We execute new leases and lease renewals, expansions and extensions with terms in accordance with the prevailing market and submarket conditions. We use a number of industry credit rating services to determine the creditworthiness of potential tenants. In the case of our industrial distribution facilities, we review financial data with respect to potential tenants and any personal or corporate guarantor of each potential tenant prior to consummating a lease transaction. We have established leasing guidelines to use in evaluating prospective tenants and proposed lease terms and conditions. In addition, we have a low rate of historical tenant delinquencies at both our multifamily rental properties and industrial distribution facilities, which we measure weekly to determine accounts 30 days past due. Our active monitoring of this delinquency rate is a key way we monitor our tenants’ creditworthiness.

Our Corporate Structure

We are structured as an umbrella partnership REIT, or UPREIT. We hold substantially all of our assets in, and conduct substantially all of our operations through, our operating partnership and its subsidiaries. We control our operating partnership as the sole general partner and will own approximately     % of the aggregate partnership interests, after giving effect to this offering. We will own a total number of common units in our operating partnership equal to the total number of common shares that we will have outstanding after the completion of this offering.

Beginning on the first anniversary of the completion of this offering, limited partners of our operating partnership (other than us) may redeem each operating partnership unit they hold in exchange for cash in an amount equal to the market value of one common share or, if we elect to assume and satisfy the redemption obligation directly, either that same amount of cash or one common share, adjusted as specified in the partnership agreement of our operating partnership. We will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares or a combination of cash and our common shares. See “Description of the Operating Partnership—Redemption of Common Units for Cash or Common Shares.”

The following chart shows our structure after giving effect to this offering, assuming no exercise by the underwriters of their option to purchase additional shares.

(1)

Our operating partnership has outstanding several classes and series of convertible preferred units, which we refer to as “CPUs,” and convertible subordinated debentures. See “Description of the Operating Partnership—Capitalization.” If all of the CPUs and convertible debentures were converted into common units of the operating partnership, then, after giving

effect to this offering, our ownership of the operating partnership would be reduced from 90.3% to     %, the ownership of the other current limited partners would be reduced from 9.7% to     %, the current CPU holders would own     % of the operating partnership’s common units, and the current debenture holders would own     % of the common units. In addition, each common unit of the operating partnership is generally redeemable for cash by the holder in an amount equal to the value of one common share, subject to certain adjustments. We may elect to satisfy the operating partnership’s redemption obligation by delivering our common shares or cash, or a combination of both cash and common shares, in our sole discretion. See “Description of the Operating Partnership—Redemption of Common Units for Cash or Common Shares.” Upon completion of this offering, we intend to convert approximately             % of the outstanding CPUs into their common unit equivalent.

Indebtedness

Upon completion of this offering, we intend to repay all of our construction loans, which had an aggregate balance of $130.3 million as of December 31, 2009. After this repayment, we expect to have approximately $476.7 million of outstanding indebtedness on a pro forma basis. This pro forma debt will be composed of $401.3 million of mortgages secured by our multifamily rental properties and industrial distribution facilities, $69.6 million of convertible debentures and $5.8 million of bonds. The weighted average interest rate on this pro forma indebtedness is expected to be 6.18%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities.” After completion of this offering, we plan to seek a revolving line of credit facility to finance acquisitions and for working capital purposes. We have not yet initiated discussions with lenders and there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Set forth below is a summary of the principal terms of our existing mortgage debt that will not be repaid with the proceeds of this offering as of December 31, 2009. Each of these loans may be prepaid by us, subject to the payment of a prepayment premium calculated in accordance with the terms of the applicable loan document.

Loan/Borrower	Principal Balance	Fixed/Floating Interest Rate at December 31, 2009	Effective Annual Interest Rate(1)	Maturity Date (without extensions)	Balance due at Maturity (assuming no prepayment)	Guarantor(2)
	(Dollars in thousands)
Verde 5700 International Parkway LP	$3,067	4.01%	4.08%	August 31, 2013	$0	None
Verde Lakemont Apartments LP	18,000	5.77	5.93	July 1, 2015	17,313	None
MX Industrial Loan #2(3)	45,420	6.64	6.85	July 5, 2015	40,026	Verde Realty Operating Partnership
Verde Riverwalk Apartments LP II	42,118	5.99	6.16	October 1, 2016	37,797	Verde Realty Operating Partnership
Verde Alamar S. de R.L. de C.V.(5)	16,389	8.00	8.00	March 8, 2017	16,389	None
Verde Braun Station Apartments LP	11,300	6.14	6.32	August 9, 2017	10,240	None

MX Industrial Loan #1(3)(4)	89,871	6.89	7.11	November 5, 2017	72,909	None
Verde Shadow Brook Apartments LP I & II	29,475	6.13	6.31	April 1, 2018	25,894	Verde Realty Operating Partnership

Verde 420 Pan American LP(6)	1,876	7.00	7.23	February 1, 2019	0	None
Verde Woodson Park Apartment Financing LP	13,816	5.68	5.83	June 1, 2019	11,674	None

Verde Katy Grand Harbor Apartment Financing LP	14,059	5.91	6.07	October 1, 2019	11,912	None
U.S. Industrial Loan #4(7)	58,674	6.74	6.95	December 5, 2019	48,572	None
U.S. Industrial Loan #1(7)	32,144	5.57	5.71	January 5, 2025	0	None
U.S. Industrial Loan #2(7)	7,690	5.77	5.93	January 5, 2025	0	None
U.S. Industrial Loan #3(7)	17,416	5.61	5.76	January 5, 2025	0	None

Total	$401,315				$292,726

(1)	Effective annual interest rate means the compounded interest rate using the number of payments required during a year.
(2)	Does not reflect recourse carve-out or other similar contingent guarantees.
(3)	Secured by the following industrial distribution facilities: Av. Antonio J. Bermudez 1411; 1235 Rio Bravo; 420 Manuel Sandoval Vallarta; International Paper BTS; Independencia I Building 2; Juarez AeroParque; Northgate 3; Villa Florida 1; Reynosa Industrial Park 1; Pacifico 1; Pacifico 2; Bellas Artes; Otay 1 - Bldg 2; Otay 1 Chilpancingo - Bldg 1; Av. Antonio J. Bermudez 1451; El Saucito Industrial Park 1; El Saucito Industrial Park 2; El Saucito Industrial Park 3; Complejo Industrial Victor Hugo; Las Torres; Independencia I Building 4; Perlos Building; El Puente Bldg 1; El Puente Bldg 2; also secured by the following industrial land: Cever (2.1 & 2.2) (22.0 acres); Perlos Land (7.8 acres); Reynosa Industrial Park 1 Land (5.0 acres); Pacifico Land (2.7 acres).
(4)	We made a prepayment of principal on this loan in the amount of $23.0 million on April 5, 2010, $20.0 million of which we received from the settlement of an insurance claim related to the building fire in Juarez. See “Subsequent Events” in the consolidated financial statements appended hereto. After this prepayment, the outstanding principal of this loan is $68.8 million and the balance due at maturity is $54.3 million.

(5)	Secured by the Alamar Bldg 1, Alamar Bldg 3 and the Alamar land (124.0 acres), each of which are held by Verde Alamar S. de R.L. de C.V., a Mexican entity in which we are a joint owner. See “—Our Existing Portfolio—Industrial Distribution Facilities—Joint Ventures.” Approximately 75% of the capital contribution by our joint venture was structured as debt.
(6)	Secured by 420A Pan American and 420B Pan American.
(7)	Secured by the following industrial distribution facilities: 5000 George McVay; 5001 W. Military Highway; 6100 International Parkway; 6389 FM 3009A; 6389 FM 3009B; 301 Avenida Ascencion; 7100 BiNational; 12270 Rojas Dr.; 12273 Gateway West; 360A Americas; 360B Americas; 9540 Socorro Road (parking facility); 425A Pan American; 425B Pan American; 465 Pan American; 543A Americas; 543B Americas; 9560 Joe Rodriguez; 9600 Joe Rodriguez; 9620 Joe Rodriguez; 9640 Joe Rodriguez; 9660 Joe Rodriguez; 9900 Railroad Drive; 11302A East Point; 11302B East Point; 417 Union Pacific; 418 Union Pacific; 602 Union Pacific (parking facility); 11909 Hayter; 11921 Hayter; 5001 George McVay; 5201 George McVay; 5001 Tanya; 5109 Tanya; 5200 George McVay; 5801 George McVay; 100 Lindbergh; 2800 Airport; also secured by the following industrial land: Tambone Border Park (5.4 acres).

Competition

We compete in acquiring properties with financial institutions, real estate funds, investment companies, pension funds, real estate developers, public and private real estate companies and private investors. The markets in which we compete are multi-billion dollar markets that include competitors, including some of the larger public REITs, with greater economies of scale, access to capital, resources and greater name recognition than us.

The leasing of real estate is highly competitive. If our competitors offer leases at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire.

In addition, all of our multifamily rental properties are located in developed areas that include a number of other multifamily rental properties, as well as single-family homes, condominiums and other residential properties. The number of competitive multifamily rental properties and other residential properties in a particular area could have a material adverse effect on our ability to lease units and on our rental rates.

Regulation

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to building and zoning, as well as fire and safety requirements. We believe that our existing properties comply with such laws, ordinances and regulations in all material respects.

Americans With Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine our compliance, and we are aware that some particular properties may currently be in non-compliance with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the indoor or outdoor environment. Under certain of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. In addition, persons exposed to hazardous or toxic substances, or persons whose property is affected by hazardous or toxic substances, may sue for personal injury or property impairment damages. For example, some laws impose liability for release or exposure to asbestos-containing materials, a substance known to be present in a number of our buildings. In other cases, properties may be affected by contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws. In addition, our ability to develop, sell or further develop properties may be restricted or limited by certain natural resources that may be present on or in the vicinity of our properties, such as wetlands, threatened or endangered species or protected natural habitats. The costs to clean up a contaminated property, to defend against a claim or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. We have obtained “Phase I environmental site assessments,” or ESAs, on each of our properties prior to acquisition and we are not aware of any material environmental contamination at any of our properties. However, these ESAs may not have revealed all environmental matters or potential liabilities that could have a material adverse effect on our business, assets, results of operations or liquidity.

Insurance

Our industrial tenants are generally required to maintain, at their own cost, commercial general liability and statutory worker’s compensation and, in some cases, automobile liability and/or personal property insurance for the duration of their lease. Tenants must name the landlord (one of our subsidiaries) and the property manager, if any, as additional insureds. All insurance policies must be written by a reputable insurance company acceptable to us or with a current Best’s Insurance Guide Rating of A- and Class VII or better.

Employees

All persons referred to herein as our employees are employees of us, our operating partnership or our subsidiaries. As of December 31, 2009, we had approximately 246 employees, of whom approximately 121 were corporate executive and administrative personnel and approximately 125 were management and administrative personnel located at our facilities. We believe that our relations with our employees are good. None of our employees are unionized.

Executive and Regional Market Offices

Our principal executive office is located at 201 East Main Drive, El Paso, Texas 79901, and our telephone number is (915) 225-3200. We maintain an internet site at www.verderealty.com. The information included or referenced on, or otherwise accessible through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

Most of our employees work in our principal executive office. We also have certain corporate and administrative staff in several other locations and maintain regional market offices for each of our portfolios to provide us with a local presence and the ability to monitor market changes on a daily basis. We have two offices dedicated to our multifamily rental business, where employees monitor local market conditions for multifamily rental properties and provide in-house leasing and property management services to our tenants. We also have market offices in key cities and metropolitan areas where our industrial distribution facilities are located, where market officers have responsibility for leasing activities, including maintaining relationships with our existing tenants and seeking new tenants for any vacant properties, and monitoring inventory and supply in the relevant market.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to materially harm our business, financial condition or results of operations.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees consists of nine members, including a majority of trustees who are “independent directors” within the meaning of the listing standards of the NYSE. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve for a three-year term and until their successors are duly elected and qualify. Prior to the completion of this offering, we will ask our shareholders to approve a proposal to amend our declaration of trust to declassify our board of trustees, effective upon the completion of this offering. See “Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Number of Trustees; Classified Board; Vacancies.” The first annual meeting of our shareholders after this offering is expected to be held in                         . Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

The following table sets forth certain information concerning our trustees and executive officers as of the completion of this offering:

Name	Age	Position
C. Ronald Blankenship	60	Trustee, President and Chief Executive Officer
William D. Sanders	68	Chairman of the Board of Trustees
Eric S. Dobkin	67	Trustee
James A. Eidam	57	Trustee
John P. Frazee, Jr.	65	Trustee
Ray L. Hunt	66	Trustee
Jay O. Light	68	Trustee
Cesar Verdes	68	Trustee
David C. Dressler, Jr.	56	Executive Vice President, Chief Investment Officer
A. Richard Moore, Jr.	64	Executive Vice President, Chief Financial Officer and Secretary
James C. Potts	63	Executive Vice President, Verde Apartment Communities

The following is a biographical summary of the experience of our trustees and executive officers.

C. Ronald Blankenship.    Mr. Blankenship has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Blankenship is a founder of Verde Realty and has served as the president and chief executive officer since January 1, 2009. Mr. Blankenship is the former vice chairman and chief operating officer of Security Capital, a publicly held international real estate operating and investment management company, which was sold to GE Capital Corporation in May 2002. In 2000, Security Capital had controlling interests in 18 public and private fully integrated real estate operating companies with a total market capitalization of over $26 billion, eight of which were NYSE listed companies. Mr. Blankenship was managing director of Security Capital from 1991 to May 1998. He also served as chief executive officer of Archstone Communities Trust until 1997. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Previously, Mr. Blankenship was chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. He is currently a director of Regency Centers Corporation. He previously served as a director for Archstone Communities Trust, BelmontCorp, ProLogis, CarrAmerica Realty Corporation and Storage USA.

William D. Sanders.    Mr. Sanders is the chairman and a founder of Verde Realty and has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Sanders founded and served as chairman and chief executive officer of Security Capital from its founding in 1991 through May 2002, when the company was sold to GE Capital Corporation. Prior to founding

Security Capital, Mr. Sanders founded LaSalle Partners Limited in 1968 (now the international real estate services firm Jones Lang LaSalle) and served as its chairman until his retirement in 1989. He previously served as a director of CarrAmerica Realty Corporation, Continental Bank Corporation, King Ranch, Inc., Lone Star Technologies, R.R. Donnelley, Security Capital European Realty, Security Capital US Realty and Storage USA. He currently serves on the executive committee of NAREIT and was a past chairman of the organization. Mr. Sanders is a director of Western Refining Incorporated and serves as a trustee emeritus of Cornell University. Since 1980, Mr. Sanders has been chairman of various diversified family enterprises.

Eric S. Dobkin.    Mr. Dobkin has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Dobkin is an advisory director to Goldman, Sachs & Co. and chairman emeritus of Global Equity Capital Markets, having served as its founder and head from 1985 to 1997. Prior to that, he served as manager of the Restricted Stock Group from 1979 to 1985 and manager of the Chicago Institutional Department from 1973 to 1978. He joined Goldman Sachs in 1967 in institutional sales in Philadelphia and became a partner in 1982 and a managing director in 1996. He served as a member of the Operating Committee from 1996 to 1998. Mr. Dobkin continues to serve as a member of the Commitments Committee and Firm-Wide Capital Committee of Goldman Sachs. Mr. Dobkin received an A.B. degree from Marietta College in 1964 and an M.B.A. from the Harvard Business School in 1967. He received an honorary LL.D. from Marietta College in 1995, where he serves as an Emeritus Trustee. Mr. Dobkin is a member of the Board of Managers of The School for Advanced Research in Santa Fe and the Board of Governors of The Museum of Arts and Design in New York.

James A. Eidam.    Mr. Eidam has served on our board since 2009. Mr. Eidam is a retired audit and assurance partner of PricewaterhouseCoopers LLP, an international accounting and business advisory firm. He began his career with Price Waterhouse & Co., the predecessor of PricewaterhouseCoopers LLP, in 1974, was admitted as a partner in 1987 and held various roles of increasing responsibility on behalf of a variety of national and multinational private and publicly held clients until his retirement in 2008. Mr. Eidam received a B.S. in accountancy from Northern Illinois University in 1974 and is a certified public accountant.

John P. Frazee, Jr.    Mr. Frazee has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Frazee was the chairman and chief executive officer of Centel Corporation, which in 1993 was merged with Sprint Corporation, whereupon Mr. Frazee became Sprint’s president and chief operating officer. Mr. Frazee was also chairman and chief executive officer of Paging Network, Inc. from 1997 to 2000. In addition, Mr. Frazee was the former chairman of Cable Satellite Public Affairs Network (C-SPAN). Mr. Frazee is currently a director of Cabot Microelectronics Corporation. He formerly served on the boards of Dean Foods Company, Nalco Chemical Company, Harris Bank Corporation, Security Capital and Homestead Village. Mr. Frazee was also a director of the Foundation for Independent Higher Education and a Life Trustee of Rush-Presbyterian St. Luke’s Medical Center. Mr. Frazee received a B.A. degree in political science from Randolph-Macon College.

Ray L. Hunt.    Mr. Hunt has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Hunt is chairman of the board, president and chief executive officer of Hunt Consolidated, Inc., chairman and chief executive officer of Hunt Oil Company, and chief executive officer of other related companies. Additionally, he serves as a member of the boards of directors of Bessemer Securities Corporation, Bessemer Securities LLC, King Ranch, Inc. and PepsiCo. Within the oil and gas industry, Mr. Hunt is a member of the board of directors of the American Petroleum Institute and serves on its policy committee. Mr. Hunt previously served as president of the Dallas Petroleum Club and the Dallas Wildcat Committee. In October 2001 and again in January 2006, Mr. Hunt was appointed by President George W. Bush to the President’s Intelligence Advisory Board in Washington, D.C., where he served until his resignation in January 2009. Mr. Hunt was also appointed to the board of directors of the Federal Reserve Bank of Dallas in 1998 and served as its chairman for four years until rotating off of the board on December 31, 2006. Additionally, he is a member of the National Petroleum Council (an industry advisory organization to the Secretary of Energy) and served as its chairman from June 1991 to July 1994. Mr. Hunt has previously served as chairman of the board of trustees of Southern Methodist University, chairman of the Dallas Citizens Council, chairman of the North Texas Commission, and chairman of the Central Dallas Association. He is currently chairman of Dallas Medical Resource. Mr. Hunt also currently serves as a member of the executive committee of the board of trustees of Southern Methodist University, the board of trustees of the Center for Strategic and International Studies in Washington, D.C., the executive committee of the Southwestern Medical Foundation in Dallas, and the board of trustees of The Cooper Institute. Mr. Hunt was designated a Distinguished Scholar at Southern Methodist University, where he received a degree in economics in 1965.

Jay O. Light.    Mr. Light has served on our board (or the board of our predecessor entity, Verde Group, L.L.C.) since 2003. Mr. Light is the Dean of Harvard Business School and the George F. Baker Professor of Administration at Harvard University. Mr. Light is a graduate of Cornell University and Harvard University. He worked in data communications at Bell Labs, in satellite guidance at the Jet Propulsion Laboratory, in management consulting at Boston Consulting Group, and in investment research with a small hedge fund before joining the faculty of the Harvard Business School in 1969. On a leave of absence from Harvard from 1977 to 1979, he was the director of investment and financial policies for the Ford Foundation. He has taught investment management, capital markets, and entrepreneurial finance. He teaches in various executive programs for CFOs and general managers. Formerly, he was chairman of the finance area, and senior associate dean, director of faculty planning at Harvard Business School. He is currently a director of the Harvard Management Company, Partner’s Healthcare and Blackstone Group, a trustee of several investment funds and a consultant on investments to major pools of capital.

Cesar Verdes.    Mr. Verdes has served on our board since 2008. Mr. Verdes is the chairman and chief executive officer of Grupo Corporativo Cever, S.A. de C.V., a family-owned company based in Mexico and founded in 1982. Grupo Corporativo Cever has 25 subsidiaries across a wide range of industries, including automobile dealerships, fast food restaurants, franchises, real estate, engineering and construction, agroindustries, transportation, and information technology services. Mr. Verdes has worked at Grupo Corporativo Cever for 16 years. Mr. Verdes received his Bachelor of Science degree in Metallurgical Engineering in 1961 from Texas Western College, which is now the University of Texas El Paso. Mr. Verdes has also completed a management course (OPM) at Harvard University. Mr. Verdes is on the board of directors of HSBC Bank (México), Banamex (Citigroup) México Metropolitan Area and Botalcura Winery Chile, and is a past President of the Mexican Golf Federation, Toyota Dealers Association, Chapultepec Golf Club, and the Faccionamiento Las Brisas.

David C. Dressler, Jr.    Mr. Dressler has served as an executive vice president and chief investment officer of Verde Realty since 2009. Prior to joining Verde Realty, Mr. Dressler was principal and chief acquisition officer-urban funds and a member of the investment committee at MacFarlane Partners, which he joined in 2003. From 2001 to 2003, Mr. Dressler owned and managed International Marine, a manufacturing company based in Los Angeles. Between 1992 and 2000, Mr. Dressler was with Security Capital in a number of senior positions. Mr. Dressler was a managing director of Security Capital Group/Southwest Realty and a director of Security Capital Pacific Retail Trust between 1992 and 1997. Mr. Dressler was co-chairman, president and chief investment officer of Homestead Village Incorporated from 1997 to 2000. Prior to joining Security Capital Group, Mr. Dressler was with Trammell Crow Residential, where his most recent position was regional partner-Northeast and a member of the Trammell Crow Residential management board. Mr. Dressler earned a B.A. degree from Yale University and an M.B.A. from the Harvard Business School.

A. Richard Moore, Jr.    Mr. Moore has served as an executive vice president, the chief financial officer and the secretary of Verde Realty since November 2004. Prior to joining Verde, Mr. Moore was chairman and chief financial officer of Security Capital European Realty. From May 2000, Mr. Moore was a member of the executive committee of Security Capital Incorporated and managing director of the Capital Division of Security Capital from May 1998. Mr. Moore was interim chief financial officer for Homestead Village Incorporated from May 1999 to July 2000. Prior to May 1998, Mr. Moore was with Goldman, Sachs & Co., where his most recent position was in the Equity Research Department. Mr. Moore earned a B.A. degree and a B.D. degree from Southern Methodist University as well as an M.B.A. from the Harvard Business School. Mr. Moore is an advisory director of Impact Programs of Excellence.

James C. Potts.    Mr. Potts has been the executive vice president of Verde multifamily operations (Verde Apartment Communities) since January 2007. Between 2002 and 2007, Mr. Potts was involved in a variety of consulting and similar activities related to multifamily property acquisition underwriting and the student housing market. From 1992 to 2002, Mr. Potts held various positions with Security Capital, including president and chief operating officer of Homestead Studio Suite Hotels from 1998 to 2002. From 1994 to 1998, Mr. Potts was co-chairman and chief investment officer of Security Capital Atlantic Incorporated, one of two predecessor entities to Archstone Communities Trust. From 1992 to 1994, Mr. Potts was managing director of Property Trust of America. From 1983 to 1992, Mr. Potts was a partner with Trammell Crow Residential, where he held various positions, including the senior operating partner of Trammell Crow Residential Services and a member of the Trammell Crow Residential management board. Mr. Potts was a certified public accountant for seven years with Coopers & Lybrand and Arthur Anderson & Co. Mr. Potts earned a B.S.I.M. degree from the Georgia Institute of Technology and an M.B.A. from Georgia State University.

Board Committees

Under our bylaws, our board of trustees may establish committees as it deems appropriate to address specific topics and to appoint committee members in its discretion. Our board of trustees has established four committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an executive committee. Members of the audit, compensation and nominating and corporate governance committees are each “independent” within the meaning of applicable SEC rules and NYSE listing standards.

Audit Committee.    Our audit committee meets on a regular basis, at least three times annually and more frequently as necessary. The current members of the audit committee are Messrs. Eidam (chair), Frazee, Light and Verdes, each of whom is an independent trustee. Our board has determined that Mr. Eidam is a “financial expert,” as defined by the rules of the SEC. Each member of the committee is “independent” and “financially literate” under applicable SEC rules and NYSE listing standards.

The audit committee assists our board in overseeing:

•	our financial reporting, accounting and reporting practices, including the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal accounting controls;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal auditors and of our independent public accountants.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided to us by the independent public accountants and reviewing the adequacy of our internal accounting controls with the independent public accountants.

Compensation Committee.    The compensation committee will review and approve, on behalf of our board of trustees, and will have the responsibility for (1) establishing the annual salaries and other compensation, including share options and other equity incentive grants, for our executive officers and (2) furnishing an annual compensation committee report for inclusion in our annual proxy statement in accordance with applicable SEC rules and regulations. The compensation committee will also provide assistance and recommendations with respect to our compensation policies and practices. The compensation committee consists of at least three members, each of whom is approved by at least a majority vote of the members of our board of trustees, is determined to have no material relationship with us and is otherwise “independent” under the rules of the SEC and the NYSE listing standards. Compensation committee members are elected to serve one-year terms. The current members of our compensation committee are Messrs. Light (chair), Dobkin and Frazee, each of whom is an independent trustee. Mr. Dobkin will be retiring from this committee prior to the completion of this offering.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee oversees the evaluation of our board and management. The current members of our nominating and corporate governance committee are Messrs. Dobkin (chair), Hunt and Verdes, each of whom is an independent trustee.

The nominating and corporate governance committee is responsible for:

•

identifying individuals qualified to serve on the board of trustees, including reviewing the qualifications of audit committee members to ensure financial literacy and expertise and the qualifications of trustees as “independent” within the meaning of applicable SEC rules and NYSE listing standards;

•	recommending nominees to the board of trustees for election by our shareholders at our annual meeting and candidates to fill board vacancies;

•	establishing the compensation of the independent trustees;

•

conducting searches and making recommendations regarding the hiring and termination of our chief executive officer and consulting with the compensation committee regarding plans for succession of our executive officers; and

•	periodically reviewing and, if appropriate, recommending to the board changes to our corporate governance policies and Code of Business Conduct and Ethics.

The nominating and corporate governance committee is responsible for selecting a “lead trustee” from among our independent trustees. Currently, the lead trustee is Mr. Frazee. The lead trustee’s duties include chairing executive sessions of the independent trustees, facilitating communications and resolving conflicts, if any, between the independent trustees, other members of our board of trustees and our management, and consulting with and providing counsel to our chief executive officer as needed or requested. It is expected that the lead trustee will be rotated among our independent trustees every two years.

Executive Committee.    Our executive committee is designed to provide efficient oversight of and guidance to our management between regular meetings of the board of trustees. The board has delegated to the executive committee the responsibility to:

•	review and provide recommendations to the board regarding strategic corporate actions, including mergers and consolidations;

•	determine the type and amount of consideration for which our shares are to be issued; and

•	approve investments in or dispositions of real property or other interests in excess of $35 million, including any indebtedness incurred or assumed in connection with such investments.

Currently, Messrs. Frazee (chair), Blankenship, Dobkin and Light serve on our executive committee.

Indemnification of Trustees

We have entered into indemnification agreements with each of our trustees. Each indemnification agreement provides that we will indemnify and advance expenses to the trustee to the maximum extent permitted by Maryland law and our declaration of trust with respect to all acts or omissions by the trustee that (1) occur or are alleged to have occurred by reason of the trustee’s being or having been our trustee or officer, (2) occur or are alleged to have occurred during or after the time when the trustee served as a trustee or officer and (3) give rise to, or are the direct or indirect subject of, a claim in any threatened, pending or completed proceeding at any time. We have agreed to indemnify the trustee in proceedings initiated by the trustee only if the trustee acted with our authorization in initiating the proceeding.

We are required by each indemnification agreement to advance amounts to cover expenses incurred by a trustee in defending a proceeding, whether prior to or after the final disposition of the proceeding, provided that the trustee submits satisfactory evidence as to the amount of such expenses and a written affirmation by the trustee of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and the trustee undertakes to repay any amounts we advance for expenses if it is ultimately determined that the trustee was not entitled to indemnification.

To the extent that a trustee becomes a witness, by reason of the trustee’s status as a trustee or officer, in a proceeding to which the trustee is not a party, we are required by each indemnification agreement to advance expenses to and indemnify the trustee for all expenses actually and reasonably incurred by the trustee or on the trustee’s behalf.

For a description of certain provisions of Maryland law relating to the limitation of liability and indemnification of trustees, see “Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” may be provided to trustees, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our overall compensation philosophy, objectives and practices. In accordance with federal securities law requirements, this Compensation Discussion and Analysis describes our compensation actions in respect of our Named Executive Officers (as described below under “—2009 Compensation Actions—Our 2009 Named Executive Officers”) for 2009. Effective concurrent with our initial public offering, our management structure is expected to change from the structure described below. During 2009, William D. Sanders served as the executive chairman of the board. Effective with our initial public offering, Mr. Sanders will become our non-executive chairman of the board.

Objectives, Philosophy and Design of Our Compensation Program

Our compensation programs are designed to support our overall business strategy and reward our executive officers when they successfully execute our annual and long-term strategic business plans. To this end, our executive compensation arrangements consist of several programs intended to meet the following objectives:

•	to provide market-competitive compensation opportunities that support our efforts to attract, retain and motivate highly qualified executives to lead us;

•	to provide performance-based compensation opportunities that reward the attainment of key financial and operational objectives and promote leadership excellence; and

•	to align the interests of our management team with the long-term interests of our shareholders through equity incentives whose value is tied directly to the creation of value for our shareholders.

Through our compensation programs, we promote a performance-driven culture that is intended to reward our employees for financial and operational results that will create sustainable shareholder value. As such, expected levels of performance will generally result in compensation levels consistent with the mid-range of the market and superior performance will generally result in compensation levels consistent with the top quartile of the market.

Role of the Compensation Committee, Senior Management and Consultants in Setting Compensation

Role of the Compensation Committee

The compensation committee (the “Committee”) of our board of trustees is responsible for setting the compensation levels for our chief executive officer, reviewing and approving compensation levels for our other Named Executive Officers and senior management, reviewing and approving company-wide annual performance goals and objectives, and reviewing and approving all equity awards. More information regarding the Committee’s role and responsibilities are set forth under “Management—Board Committees.”

Role of Our President and Chief Executive Officer

Our chief executive officer is responsible for:

•	working with the Committee and the board to develop company-wide annual performance goals and objectives for the Committee’s and the board’s approval;

•	setting annual business unit and individual performance goals for senior managers that support the company-wide annual performance goals for review and approval by the Committee;

•	recommending individual compensation actions for the Named Executive Officers (other than himself) and senior management to the Committee for their discussion, input and ultimate approval;

•	providing the Committee and the board ongoing updates of our performance versus the key financial and operating goals established at the beginning of the year; and

•	working with the Committee and compensation consultants, if applicable, to develop, modify and/or implement compensation programs that support our compensation philosophy and objectives.

Additional information regarding the 2009 annual goal-setting process is set forth in more detail under “—2009 Compensation Actions—2009 Goal-Setting Process” below.

Role of the Compensation Consultant

We, with the Committee’s approval, work with compensation consultants from time to time to assist us in reviewing relative competitiveness of our compensation programs versus market benchmarks and designing compensation programs that support our compensation philosophy and objectives.

We did not engage a compensation consultant for most of 2009. Beginning in November 2009, we, with the Committee’s approval, engaged W.T. Haigh & Company, Inc. to conduct an analysis of industry competitive compensation levels for our top executives and the board and to assist us with other executive and employee compensation issues. The majority of the work performed by the consultant was related to prospective competitive compensation levels and program design for when we become a public company.

Our senior management and the Committee used the consultants’ late-2009 analyses to help guide their decision-making process for 2009 year-end compensation actions, but the consultant did not participate in recommending or setting any specific compensation for our Named Executive Officers in 2009.

Market Benchmarking

To help determine market competitiveness for compensation, W.T. Haigh & Company, with our senior management’s input, developed a peer group of 21 publicly traded REITs whose scope and operations were comparable to ours for compensation comparisons. The peer group consisted of the following companies: Alexandria Real Estate Equities, Inc.; AMB Property Corporation; Associated Estates Realty Corporation; AvalonBay Communities, Inc.; BRE Properties, Inc.; Camden Property Trust; Colonial Properties Trust; Cousins Properties Incorporated; DCT Industrial Trust; EastGroup Properties, Inc.; Essex Property Trust, Inc.; First Industrial Realty Trust, Inc.; First Potomac Realty Trust; Home Properties; Inland Real Estate Corporation; Liberty Property Trust; Mid-America Apartment Communities, Inc.; Post Properties, Inc.; PS Business Parks, Inc.; UDR, Inc.; and Washington Real Estate Investment Trust.

This 21-company peer group reflects changes to the peer group developed in 2007 for compensation comparisons at that time and also used as part of the 2008 compensation process. In general, the changes to the peer group reflect a refinement is size (certain of the larger former peer companies were excluded as they exceeded our size as measured by revenue and our projected market capitalization) and business focus (certain new companies were added that operate in two distinct real estate segments, similar to us).

In addition to the peer companies, W.T. Haigh’s competitive assessment also utilized the FPL Associates LLP NAREIT Executive Compensation Survey, which is a broader survey of executive compensation practices in the REIT industry.

No specific weighting was established for each compensation data source to determine a “market” value for each executive position or collectively for our senior executives. Instead, management and the Committee used all sources together to determine appropriate competitive compensation ranges for our executive officers.

The most recent market competitive analysis, which was conducted in November 2009, was not used to determine compensation levels set at the beginning of 2009.

Summary of Executive Officer Compensation

We take a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both separately and in terms of the total amount paid to an executive. An executive’s total direct compensation consists of three elements: a fixed annual salary, variable annual performance-based cash incentives, and long-term incentive compensation, which has historically consisted of a combination of stock options and restricted shares or share units that vest over time.

Annual Base Salary

Base salaries for all of our employees, including our Named Executive Officers, are intended to recognize the responsibilities of the position held, the experience of the particular individual, and the salary levels for comparable positions in similar companies. We generally target base salaries at the market median, but salaries may range from below mid-market to the 75th percentile after consideration of the factors set forth below.

Base salary levels are generally reviewed annually and adjustments made as appropriate based on consideration of the following factors:

•	merit increases based on performance;

•	cost-of-living adjustments;

•	promotions or meaningful changes in role and/or responsibility;

•	salary position relative to peers within us with similar roles and responsibilities; and

•	changes in competitive market salary levels.

Salary actions for 2009 are set forth in more detail under “—2009 Compensation Actions—2009 Annual Base Salary” below.

Annual Cash Bonus

To support our philosophy of emphasizing performance-based compensation, our Named Executive Officers, as well as most of our associates, have an opportunity to earn annual cash incentive awards based on the attainment of predefined performance goals in three categories:

1.	company overall performance;

2.	division performance; and

3.	individual performance.

Target annual cash bonus awards for our Named Executive Officers, stated as a percentage of salary or a fixed dollar amount, are set by the Committee annually, no later than the first quarter of the calendar year. Individuals can earn more or less than the target award based on performance relative to the target objectives set each year. Generally, earned awards are determined based on the following performance levels, subject to the Committee’s discretion to determine actual payment amounts:

•	“Expected strong performance”:

•	This represents that level of financial/operational performance consistent with the annual operating budget and clearly defined goals that are established on an annual basis.

•	Attaining this level of performance should generally yield total annual cash compensation levels positioned approximately at the market median to 75th percentile.

•	“Superior performance”:

•	This represents that level of financial/operational performance that clearly exceeds the specified levels in the annual operating budget.

•	Attaining this level of performance is expected to deliver total annual cash compensation levels from approximately the 65th percentile to top quartile market levels.

•	“Below expectations”:

•	This represents a level of financial and operational performance that falls below the specified levels in the annual operating budget.

•

Attaining this level of performance will result in awards below target ($0 if we do not meet threshold performance levels) and is expected to deliver total annual cash compensation levels from approximately the 25th percentile to mid-market levels.

Based on the downturn in the economy in 2009 and its impact across all sectors of the real estate industry, including negative impacts to us after 2009 performance targets were set, the Committee exercised a greater level of discretion to determine bonus awards for the Named Executive Officers and overall bonus pool funding for all bonus-eligible employees in 2009.

Individual annual bonus targets, weightings by performance category, performance objectives and determination of awards for 2008 performance are set forth in more detail under “—2009 Compensation Actions” below.

Long-Term Incentives

The third element of our total direct compensation is long-term equity incentives, which have traditionally consisted of stock options and restricted shares or share units. We believe that weighting a significant portion of our executive officers’ total direct compensation to our common shares is the most direct way to align their interests with those of our shareholders. The greater an executive’s role and potential impact on our long-term results and creation of sustainable shareholder value, the greater the percentage long-term incentive compensation will represent of his or her total annual compensation. To this end, we have traditionally targeted approximately the market 25th to 50th percentile for our long-term incentives as a private company. However, with the exception of the long-term equity incentive award made to Mr. Dressler upon his hiring in April 2009, no long-term equity awards were made to our Named Executive Officers related to 2009 performance.

Changes in our approach to long-term equity compensation for 2009 are set forth in more detail under “—2009 Compensation Actions” below.

Mix of Compensation

For 2007 and 2008, our average mix of target compensation was approximately 50% in salary and bonus (cash compensation) and 50% in long-term incentives (equity compensation). In 2009, our mix of compensation was composed primarily of cash compensation as no long-term equity awards were granted for 2009 performance (excluding the grant made to Mr. Dressler upon his hire in April 2009). We expect to return to our typical mix of cash and equity compensation in 2010.

2009 Compensation Actions

Our 2009 Named Executive Officers

Our Named Executive Officers for 2009 were:

•	C. Ronald Blankenship—president and chief executive officer

•	William D. Sanders—executive chairman of the board(1)

•	A. Richard Moore, Jr.—executive vice president, chief financial officer and corporate secretary

•	James C. Potts—executive vice president, multifamily

•	David C. Dressler—executive vice president, investments(2)

(1)	As described above, effective as of the time of our initial public offering, Mr. Sanders will become our non-executive chairman of the board.
(2)	Mr. Dressler commenced employment on April 15, 2009.

2009 Annual Base Salary

Effective January 1, 2009, the following base salary actions were approved by the Committee:

	2008 Salary	% Change	2009 Salary
C. Ronald Blankenship	$600,000	8.3%	$650,000
William D. Sanders	600,000	-58.3	250,000
A. Richard Moore, Jr.	425,000	—	425,000
David C. Dressler	—	—	325,000
James C. Potts	318,654	2.0	325,000

For Mr. Blankenship, the 2009 salary increase approved by the Committee recognized his assumption of the role of president and chief executive officer (compared to his prior role as co-chief executive officer). For Mr. Sanders, the 2009 salary decrease approved by the Committee recognized a lesser day-to-day role as executive chairman (compared to his prior role as co-chief executive officer). Mr. Potts’ 2009 salary increase reflected a cost-of-living adjustment. Mr. Moore was not recommended for a salary increase because management believed his salary was positioned competitively. Mr. Dressler’s salary was negotiated as part of his hiring in April 2009.

2009 Annual Cash Bonus

The following table provides an overview of our Named Executive Officers’ target bonus opportunity for 2009 and illustrates target amounts, target bonus as a percent of salary and the weighting between our overall performance, business unit performance and individual performance that was established at the beginning of 2009. In determining annual cash bonus targets for our Named Executive Officers, the Committee considered levels of target bonuses set by our peer group and set bonus target percentage levels to be competitive with the market. Additionally, in line with our pay philosophy emphasizing performance-based compensation, the Committee established target annual bonus levels to ensure that a significant portion of our Named Executive Officers’ total compensation was tied to performance. The Committee established the annual bonus weighting by performance area based on the applicable Named Executive Officer’s ability to impact each area. For example, as President and Chief Executive Officer, Mr. Blankenship’s impact is company-wide. Accordingly, his annual bonus opportunity was weighted 80% based on company achievement. In contrast, Jim Potts had direct responsibility for the performance of the VAC business unit. Therefore, 40% of his bonus weighting was allocated to his business unit goals.

	2009 Salary		Bonus Target		Bonus Target as Percentage of Salary	Weighting by Performance Area
						Company	Business Unit	Individual
C. Ronald Blankenship	$650,000		$750,000	(1)	115%	80%	—%	20%
William D. Sanders	250,000		0	(2)	—	—	—	—
A. Richard Moore, Jr.	425,000		400,000	(1)	94	70	—	30
David C. Dressler	325,000	(3)	225,000	(3)	69	70	—	30
James C. Potts	325,000		325,000		100	30	40	30

(1)	Represents high-end of 2009 “target range” approved by the Committee.
(2)	Upon becoming executive chairman, Mr. Sanders was not eligible for a bonus award in 2009.
(3)	Mr. Dressler commenced employment on April 15, 2009. Represents Mr. Dressler’s annualized salary and bonus target.

2009 Goal-Setting Process

For 2009, our chief executive officer and the senior management team worked together to develop annual company performance objectives. Our chief executive officer then worked with the Committee and the board to further develop the 2009 annual performance goals. During this process, the objectives are discussed, modified and ultimately approved by the Committee.

Concurrent with the goal-setting process related to our overall objectives, Named Executive Officers with business unit responsibility worked with the chief executive officer to develop business unit overall objectives. As described in more detail below, 2009 performance was focused on EBITDA at company-wide and business unit levels, and formal individual goals for our Named Executive Officers were not established or approved by the Committee.

2009 Company Performance Goals and Results

For 2009, our company-wide and business unit performance goals were based on earnings before interest, taxes, depreciation and amortization (EBITDA). We and the Committee traditionally also consider individual performance metrics. However, for 2009, the consideration of individual performance was generally done on a qualitative basis and was not based on formal individual performance goals. The Committee reviewed individual performance at the end of 2009 and determined that each Named Executive Officer performed at least at expectation. The impact of the individual performance weighting that was established at the beginning of 2009 and that is described in the table above was not fully realized when determining actual bonuses, however, because of the Committee’s decision to cap annual bonuses at 85% of target, except for Mr. Dressler. See “—Individual Bonus Award Determinations for 2009 Performance.”

•

EBITDA results.    Our estimated full year 2009 EBITDA, which management estimated using non-audited actual EBITDA results for fiscal 2009, was $34,988,389 and represented achievement of 91.1% of the plan target EBITDA for the year ended December 31, 2009, which was $38,414,144.

•

Other 2009 performance considerations.    For 2009, the Committee also carefully considered the negative impact of the economy on the real estate market, particularly as it related to apartment rental activities. This retrospective review of results led the Committee to conclude that the Company performed extremely well in a difficult real estate environment.

The company-wide and business unit EBITDA goals were the main determinant to assessing our overall performance in 2009. Based on the Committee’s review of performance versus goals as outlined above, including the Committee’s use of subjective assessment, our performance “score” was determined to be 85% of target for 2009. Even though the Committee determined the year’s performance to be in excess of 91% of target, when all subjective factors were considered, management recommended, and the Committee approved, a score of 85% of target due to the uncertain economic climate.

Individual Bonus Award Determinations for 2009 Performance

The following table illustrates bonus awards for 2009 performance and their relationship to target awards set at the beginning of the year (excluding Mr. Sanders, who was not eligible for a bonus award in 2009):

	2009 Bonus Target				2009 Actual Bonus Award
	Bonus Target		Bonus Target as Percentage of Salary		Actual Bonus Award		Actual Bonus as Percentage of Target	Actual Bonus as Percentage of Salary
C. Ronald Blankenship	$750,000		115	%(1)	$637,500		85%	98.1%
A. Richard Moore, Jr.	400,000		94	(1)	340,000		85	80.0
David C. Dressler	159,375	(2)	69		175,000	(2)	110	75.6	(2)
James C. Potts	325,000		100		276,250		85	85.0

(1)	Represents the high-end of the 2009 “target range” approved by the Committee.
(2)	Represents prorated bonus target, actual bonus paid and actual bonus as a percent of Mr. Dressler’s prorated salary of $231,439, based on Mr. Dressler’s hire date of April 15, 2009.

C. Ronald Blankenship.    Mr. Blankenship’s 2009 annual bonus award was $637,500, which represented 85% of his target and is consistent with our overall performance score described above. The Committee also considered Mr. Blankenship’s role overseeing the Verde Corporate Realty Services business unit, which performed above target for the year, but did not make any additional adjustments.

A. Richard Moore, Jr.    Mr. Moore’s 2009 annual bonus award was $340,000, which represented 85% of his target and is consistent with our overall performance score described above. The Committee also considered Mr. Moore’s responsibility for overall corporate overhead, which performed at target for the year, but did not make any additional adjustments.

James C. Potts.    Mr. Potts’ 2009 annual bonus award was $276,250, which represented 85% of his target and is consistent with our overall performance score described above. In addition to our overall performance score of 85% of target, which is weighted at 30% for Mr. Potts, the Committee determined Verde Apartment Communities had achieved 60.2% of EBITDA target for 2009. The Committee viewed Verde Apartment Communities’ 2009 performance to be reflective of the rapid deterioration of the multifamily apartment rental market between the budgeting period at the end of 2008 and the beginning of 2009, and therefore did not make any additional adjustments.

David C. Dressler.    Mr. Dressler began employment with us on April 15, 2009, and his bonus award was prorated based on tenure in 2009. Mr. Dressler’s 2009 prorated annual bonus award was $175,000, which represented 110% of his prorated target. At the end of 2009, the Committee and Mr. Blankenship, respectively, reviewed Mr. Dressler’s bonus target and determined that it was not in line with internal or external benchmarks. Accordingly, Mr. Blankenship recommended and the Committee approved an above-target award for Mr. Dressler to recognize his immediate positive impact on the company after his hire.

Long-Term Incentives

The table below under “—Grants of Plan-Based Awards for 2009” outlines grants made to our Named Executive Officers in 2009 in accordance with the SEC reporting requirement and reflect grants of restricted stock or units in January 2009 for Messrs. Blankenship, Sanders, Moore and Potts and a grant of stock options and restricted stock to Mr. Dressler in April 2009 upon his commencement of employment with us.

In 2009, working with the Committee and the consultant, we began to reexamine our long-term incentive compensation philosophy, grant forms and levels. As part of this process, we determined that:

•

Our overhang from outstanding equity awards (number of stock options outstanding and unvested restricted stock and unit awards divided by our diluted common shares outstanding) was too high relative to other public REITs. This was driven in part by the lack of liquidity in our employee equity compensation programs.

•

Grants made in the past, in some cases several years ago, would have little alignment with our shareholders after an initial public offering. Also, we determined that the high level of overhang from our past equity compensation awards would limit our ability to grant meaningful awards to our senior leadership team at the time of the initial public offering to help create alignment with our shareholders.

•

Equity compensation grant practices among our peer companies has moved toward performance-based equity awards (awards where the grant or the vesting is predicated upon achieving certain predefined mid- to long-term performance objectives). We believe that performance-based equity awards should make up a portion of the overall equity program for our senior executives. Further, we believe that the performance metrics used to trigger either the grant or vesting of such awards are best set upon becoming a public company in order to enhance alignment with our shareholders’ interests.

As a result, we took the following steps in December 2009 and January 2010:

•	We cancelled all outstanding stock options, including vested, unvested, in-the-money and underwater options for all employees.

•	We lapsed vesting requirements on all unvested restricted stock and units.

•	We granted common shares to our Named Executive Officers. These shares may not be sold or transferred until after the lock-up period following our initial public offering.

•	We terminated the Verde Realty Long-Term Incentive Plan.

•

We are working with the Committee and our compensation consultant to implement new long-term incentive practices that we believe will have significant alignment with shareholders interests and will utilize performance-based awards for a portion of our annual grants to our senior executives.

Grant Process and Timing of Grants

Historically, the Committee approved stock option awards in December of the fiscal year and restricted stock and unit awards in January of the following fiscal year. We granted the restricted shares or share units in January to allow the recipients the opportunity to make an irrevocable election to defer receipt of the shares until a future date. The deferrals are made in the form of deferred share units and are intended to retain the services of the recipient for a longer term by deferring taxation of the award until termination of employment or another specified date. The deferrals are made in accordance with Section 409A of the Code. Recipients who chose to defer the receipt of the shares underlying the award were granted restricted stock units. The value of the restricted shares or share units was based on the fair market value at the time the grant was made.

In 2010, we expect to make equity awards concurrent with our initial public offering. We expect that in future years, we will make annual equity awards, if the Committee chooses to make such awards, in the first quarter following the relevant fiscal year.

Total Compensation

The following table illustrates the sum of our three total direct compensation elements based on services performed in 2009:

	2009 Base Salary		2009 Actual Bonus Award		Equity Value Related to 2009 Performance(3)		2009 Total Direct Compensation(3)
C. Ronald Blankenship	$650,000		$637,500		$—		$1,287,500
William D. Sanders	250,000		—		—		250,000
A. Richard Moore, Jr.	425,000		340,000		—		765,000
David C. Dressler	231,439	(1)	175,000	(1)	520,484	(2)	926,923
James C. Potts	325,000		276,250		—		601,250

(1)	Represents prorated salary and actual bonus paid, based on Mr. Dressler’s hire date of April 15, 2009.
(2)	Represents stock options and shares granted to Mr. Dressler upon commencing employment. See “—Grants of Plan-Based Awards for 2009” below.
(3)	The table above does not include the number or value of the December 2009 unrestricted stock grants made in connection with the cancellation of outstanding stock options (and, in the case of Messrs. Blankenship and Sanders, in exchange for their outstanding vested warrants) or the restricted stock and restricted stock units awarded in January 2009 for 2008 performance because such awards were not based on services performed in 2009.

Other Benefits and Perquisites

We provide the following benefits, except where noted, that are generally consistent with the benefits provided to all full-time employees:

•	medical and dental insurance;

•	standard life insurance; and

•	401(k) plan.

Perquisites

Mr. Potts lives in Atlanta, Georgia and commutes to our headquarters in Dallas, Texas every week. Mr. Potts receives a housing allowance of $24,000 to maintain an apartment in Dallas, Texas, which is taxable compensation to Mr. Potts. We also reimburse Mr. Potts for the cost of travel from Atlanta to Dallas and reimburse him for the income tax he incurs on this benefit. In 2009, the total commuting costs reimbursed to Mr. Potts was $38,831 and the related tax reimbursement was $19,240. Because of Mr. Potts’ experience in the industry, we agreed to provide these perquisites to induce him to accept employment with us. We believe that the continued payment of these expenses is appropriate as an additional incentive for Mr. Potts to continue his employment with us.

Verde Retirement Plan

The Verde Real Estate Services, LLC 401(k) Savings Plan, or the “401(k) Plan,” allows eligible employees to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax deferred basis until termination of employment or retirement age. The 401(k) Plan is a tax-qualified 401(k) savings plan. We make a matching contribution to the plan equal to $0.50 for each dollar contributed by a participant under the plan up to 6% of compensation (subject to IRS limits). In 2009, each of our Named Executive Officers participated in this plan.

Post-Employment and Severance Compensation

Currently, none of our Named Executive Officers have employment agreements or formal severance or change in control agreements with us. We have no post-employment severance payment obligations to any of our executives. The Committee may exercise its discretion to provide certain compensation or benefits continuation in the event of a termination of employment on a case-by-case basis.

We expect to execute severance protection agreements with our Named Executive Officers prior to our initial public offering. The terms of such agreements will be disclosed in a future amendment to this prospectus.

Tax Considerations

Section 162(m) of the Code provides that public companies generally may not deduct compensation of more than $1 million of non- “performance-based” pay paid to certain named executive officers. Because we were not publicly traded, Section 162(m) did not apply to us in 2008. We will be subject to Section 162(m) upon becoming a public company. We intend to rely on a special transition period under Section 162(m) for companies that become public as a result of an initial public offering. However, the Committee reserves the right to pay executives compensation that is not deductible under Section 162(m).

Clawback Policy

We currently do not have a clawback policy to adjust or recover bonuses, retention awards or incentive compensation paid to senior executive officers where such bonuses, awards or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses, awards or payments. Once we are publicly traded, we will become subject to the clawback requirements under the Sarbanes-Oxley Act of 2002.

Equity or Other Security Ownership Guidelines or Requirements

We do not have any equity or other security ownership requirements or guidelines, or any policies regarding hedging the economic risk of such ownership.

Summary Compensation Table

The following table summarizes the compensation paid to our Named Executive Officers for the year ended December 31, 2009.

Name & Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Compensation Plan ($)	All Other Compensation ($)(2)	Total Compensation ($)
C. Ronald Blankenship	2009	$650,000		$620,334	$—	$637,500	$19,616	$1,927,450
President & Chief Executive Officer

William D. Sanders	2009	250,000		620,334	—	—	19,263	889,597
Executive Chairman

A. Richard Moore, Jr.	2009	425,000		304,293	—	340,000	17,487	1,086,780
Executive Vice President, Chief Financial Officer and Corporate Secretary

David C. Dressler	2009	231,439	(3)	300,366	220,118	175,000	54,468	981,391
Executive Vice President and Chief Investments Officer

James C. Potts	2009	325,000		270,105	—	276,250	97,733	969,088
Executive Vice President, Multifamily

(1)	The amounts reflected above represent the full fair value on the date of grant under ASC Topic 718 (formerly SFAS 123(R)), with respect to restricted shares or share units and stock options granted in 2009. The amounts reflected above do not include the value of the December 2009 unrestricted stock grants made in connection with the cancellation of outstanding stock options (and, in the case of Messrs. Blankenship and Sanders, in exchange for their outstanding vested warrants), because the terms of these grants did not result in any incremental fair value to the recipients. Please see the “Grants of Plan-Based Awards” table below for material assumptions used in the calculation of stock-based compensation expense under ASC 718, “Compensation—Stock Compensation.”
(2)	For Messrs. Blankenship and Sanders, this amount includes $7,350 in our matching contributions to the 401(k) Plan, as well as amounts attributable to the value of standard life insurance and medical and dental insurance. For Mr. Moore, this amount includes $7,350 in our matching contributions to the 401(k) Plan, as well as amounts attributable to the value of standard life insurance and medical insurance. For Mr. Potts, this amount includes (a) $24,000 for housing allowance, (b) $38,831 for travel expenses from Atlanta to Dallas, and (c) $19,340 tax gross-up on travel expenses only. This amount also includes amounts attributable to $6,750 in our matching contributions to the 401(k) Plan and the value of standard life insurance and medical and dental insurance. For Mr. Dressler, this amount includes $41,867 for relocation expenses, $6,097 in our matching contributions to the 401(k) Plan, as well as amounts attributable to the value of standard life insurance and medical and dental insurance.
(3)	Represents prorated salary, based on Mr. Dressler’s hire date of April 15, 2009. His annualized salary for 2009 was $325,000.

Grants of Plan-Based Awards for 2009

The following table sets forth the following plan-based awards granted in 2009.

Prior to 2010, our equity grants were issued under the Verde Realty Long-Term Incentive Plan, or our “LTIP.” As described above on page 136, in December 2009, we cancelled all outstanding awards under our LTIP, terminated the LTIP and awarded vested common stock that is subject to the transfer restrictions as described above.

Name	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)(5)	Grant Date Fair Value of Stock and Option Awards(4)(6)
		Threshold ($)	Target ($)(3)	Maximum ($)
C. Ronald Blankenship	1/31/09	—	$750,000	$—	18,798	—	$—	$620,334
	12/28/09				110,494

William D. Sanders	1/31/09	—	—	—	18,798	—	—	620,334
	12/28/09				147,081

A. Richard Moore, Jr.	1/31/09	—	400,000	—	9,221	—	—	304,293
	12/28/09				39,790

David C. Dressler(7)	4/16/09	—	159,693	—	9,102	—	—	300,366
						24,752	33.00	220,118
	12/28/09				6,436

James C. Potts	1/31/09	—	325,000	—	8,185	—	—	270,105
	12/28/09				19,576

(1)	Potential payouts for 2009 at threshold, target and maximum under the annual cash incentive bonus described above. Actual payments received by these named executive officers for 2009 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Compensation Plan.”
(2)	The 2009 equity-based awards described above were made under the LTIP. Grants of restricted stock or stock units were generally awarded to vest ratably in 20% increments over a four-year period with 20% vesting on the date of grant. Grants of stock options were generally awarded to vest ratably in 25% increments over a four-year period.
(3)	The Committee may, in its discretion, pay above the target bonus amount.
(4)	The December 28, 2009, grants represent the grants of unrestricted stock made in connection with the cancellation of outstanding stock options (and, in the case of Messrs. Blankenship and Sanders, in exchange for their outstanding vested warrants). The terms of these grants did not result in any incremental fair value to the recipients.
(5)	The exercise price of the stock options is the fair market value of our common shares on the date of grant as determined by us in accordance with the LTIP.
(6)	The ASC 718, “Compensation—Stock Compensation” (formerly FAS 123(R)) assumptions for valuing options granted under the LTIP in 2009 were weighted average risk free rate (2.28%), dividends (none), volatility (23.1%) and expected term (seven years).
(7)	Mr. Dressler’s estimated future payouts under non-equity incentive plan awards is prorated, based on his hire date of April 15, 2009. Mr. Dressler’s annualized target for 2009 was $225,000.

The following table sets forth option exercises and stock and stock unit awards that vested during 2009. As described above on page 136, in December 2009, we cancelled all outstanding awards and lapsed the vesting requirements on all unvested restricted stock and restricted stock units under our LTIP. The table below reflects the value of any restricted stock and restricted stock units that vested in 2009.

Option Exercises and Stock Vested for the Year ended December 31, 2009

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
C. Ronald Blankenship	—	—	42,903	(1)	$1,066,947
William D. Sanders	—	—	42,903	(1)	1,066,947
A. Richard Moore, Jr.	—	—	20,331	(2)	505,895
David C. Dressler	—	—	9,102		220,724
James C. Potts	—	—	17,685	(3)	441,971

(1)	Each of Messrs. Blankenship and Sanders deferred receipt of 40,778 vested shares, with a value of $1,019,135.
(2)	Mr. Moore deferred receipt of 19,581 vested shares, with a value of $489,020.
(3)	Mr. Potts deferred receipt of 15,465 vested shares, with a value of $384,251.

The following table sets forth outstanding deferred compensation amounts reflecting the value of vested deferred share units held by Named Executive Officers who have deferred receipt of equity-based awards, as described on page 136 above. At the election of the Named Executive Officer, deferred share units are payable on the termination of the executive’s employment or on the fifth or tenth anniversary of such termination.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
C. Ronald Blankenship	$1,019,135	—	—	—	$1,088,955
William D. Sanders	1,019,135	—	—	—	1,088,955
A. Richard Moore, Jr.	489,020	—	—	—	519,097
David C. Dressler	—	—	—	—	—
James C. Potts	384,251	—	—	—	388,912

(1)	Each of Messrs. Blankenship and Sanders deferred receipt of 40,778 vested shares; Mr. Moore deferred receipt of 19,581 vested shares; and Mr. Potts deferred receipt of 15,465 vested shares.
(2)	The value of the deferred share units track the value of our common stock, which declined between December 31, 2008, and December 31, 2009.

Potential Payments Upon Termination or Change-in-Control

As described above under “Post-Employment and Severance Compensation,” currently none of our Named Executive Officers have employment agreements or formal severance or change in control agreements with us, and we currently have no post-employment severance payment obligations to any of our executives. The Committee may exercise its discretion to provide certain compensation or benefits continuation in the event of a termination of employment on a case-by-case basis. As described above, we expect to execute severance protection agreements with our Named Executive Officers prior to our initial public offering. The terms of such agreements will be disclosed in a future amendment to this prospectus.

Compensation of Trustees

Cash Compensation

As of December 31, 2009, we pay our non-employee trustees cash fees based on the following schedule:

Annual Board Member Retainer	$32,500
Committee Chairperson Retainer Amounts:
Audit Committee	10,000
Compensation Committee	5,000
Executive Committee	10,000
Nominating and Corporate Governance Committee	5,000
Board/Committee Meeting Fees:
Audit and Executive Committee Chairpersons	1,500
All Others	1,000

Stock Compensation

In December 2008, the Nominating and Corporate Governance Committee approved a stock compensation program for non-employee trustees. Under the program, each year non-employee trustees will receive a stock award with an aggregate value of $25,000. Of this value, 50% will be delivered in stock options (as measured by the Black-Scholes option pricing model or similar pricing model) and 50% will be delivered in restricted shares. The stock options and the restricted shares vest on the anniversary of the grant date. However, there were no grants to non-employee trustees under this program in 2008 or 2009. Our founding non-employee trustees received 40,000 warrants upon initial election to the board of Verde Group, L.L.C. in November 2003. These warrants were vested at grant. No other trustees have received warrants since that initial, one-time grant.

The following table sets forth the compensation that was earned or paid in 2009 for the non-employee trustees:

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Eric S. Dobkin	$50,500	—	—	—	—	—	$50,500
James A. Eidam(1)	42,563	—	—	—	—	—	42,563
John P. Frazee, Jr.	57,250	—	—	—	—	—	57,250
Ray L. Hunt	39,500	—	—	—	—	—	39,500
Jay O. Light	55,250	—	—	—	—	—	55,250
Steven Roth(2)	40,500	—	—	—	—	—	40,500
Cesar Verdes	54,750	—	—	—	—	—	54,750

(1)	Mr. Eidam was elected as a trustee on May 6, 2009.
(2)	Mr. Roth resigned as a trustee effective March 1, 2010.
(3)	In December 2009, each of the trustees exchanged their outstanding vested warrants for a grant of unrestricted shares. The terms of these grants did not result in any incremental fair value to the recipients.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares as of April 15, 2010, by (1) each of our trustees and trustee nominees, (2) each of our executive officers, (3) all of our trustees, trustee nominees and executive officers as a group, and (4) each person who is expected to be the beneficial owner of 5% or more of the outstanding common shares immediately following the completion of this offering.

Except as otherwise indicated, each person named in the table owns, or will own, the shares directly and has, or will have, sole voting and investment power with respect to all of the shares shown as beneficially owned by such person. Unless otherwise indicated, the address of each person named in the table is c/o Verde Realty, 201 East Main Drive, El Paso, Texas 79901.

Name of Beneficial Owner	Number of Shares/Units Beneficially Owned(1)		Percentage of All Shares/Units Prior to This Offering(2)		Percentage of All Shares/Units After This Offering(2)(3)
C. Ronald Blankenship(4)	96,704		*	%	*
Eric S. Dobkin	334,466		1.3		*
James A. Eidam	—		—		—
John P. Frazee, Jr.	47,677		*		*
Ray L. Hunt	2,599,904		9.9
Jay O. Light	47,131		*		*
William D. Sanders(5)	1,684,867		6.4
Cesar Verdes	—		—		—
David C. Dressler, Jr.	10,227		*		*
A. Richard Moore, Jr.(6)	34,286		*		*
James C. Potts(7)	20,473		*		*
All trustees, trustee nominees and executive officers as a group (12 persons)	4,875,735		18.6
Allstate Insurance	1,597,517	(8)	6.1
Fortress Investment Group	1,515,152	(9)	5.8
Kodak Retirement Income Plan Trust	1,333,334	(10)	5.1
Wellington Management	1,994,901	(11)	7.6
Vornado RTR, Inc.	2,755,892	(12)	10.5

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes (a) common shares, (b) common units of our operating partnership that may be redeemed for cash or at our option, common shares or a combination of our common shares and cash in our sole discretion (absent the restrictions currently placed on such redemption), and (c) convertible debentures of our operating partnership that may be converted into common units within 60 days of the completion of this offering (or that would be convertible absent the restrictions currently placed on such conversion).
(2)	Assumes a total of 26,163,062 common shares/units are outstanding immediately prior to the completion of this offering, consisting of 21,838,027 common shares, 2,340,837 common units of our operating partnership not owned by us and 1,984,198 common units of our operating partnership issuable upon conversion of the convertible debentures of our operating partnership.
(3)	Assumes common shares are issued in this offering and that we convert CPUs into their common unit equivalent upon completion of the offering. Does not include common shares issuable upon exercise of the underwriters’ option to purchase additional shares.
(4)	Mr. Blankenship also owns 48,398 deferred share units.
(5)	Mr. Sanders also owns 48,398 deferred share units.
(6)	Mr. Moore also owns 23,071 deferred share units.
(7)	Mr. Potts also owns 17,285 deferred share units.

(8)	Consists of 552,242 shares owned directly by Allstate Insurance Company, 433,334 shares owned directly by Allstate Life Insurance Company, 168,484 shares owned directly by Allstate Plans’ Master Trust, convertible debentures of our operating partnership convertible into 186,667 common units of our operating partnership owned directly by Allstate Insurance Company, and convertible debentures of our operating partnership convertible into 256,790 common units of our operating partnership owned directly by Allstate Master Plans’ Trust. The address for Allstate Insurance is 3075 Sanders Road, Suite G5C, Northbrook, IL 60062.
(9)

Consists of 261,982 shares owned directly by Drawbridge Long Dated Value Fund II (C) LP, 376,352 shares owned directly by Drawbridge Long Dated Value Fund II LP, 489,546 shares owned directly by Drawbridge Long Dated Value Fund LP, 192,272 shares owned directly by Drawbridge Long Dated Value Fund (B) LP, and 195,000 shares owned directly by Drawbridge Long Dated Value Fund II (B) LP. The address for Fortress Investment Group is 1345 Avenue of the Americas, 48th floor, New York, NY 10105.

(10)	The address for Kodak Retirement Income Plan Trust is 135 Santilli Highway, Everett MA 02149.
(11)	Consists of 147,725 shares owned directly by Bay Pond BMD CayB, Inc., 459,055 shares owned directly by Bay Pond Partners, L.P., 87,900 shares owned directly by First Financial Fund, Inc., 101,250 shares owned directly by J. Caird Real Estate Investments, Inc., 87,750 shares owned directly by J. Caird Partners, LP, 36,000 shares owned directly by National Railroad Retirement Investment Trust, 29,200 shares owned directly by NCR Corporation, 11,700 shares owned directly by Raytheon Combined DB/DC Retirement Trust, 21,400 shares owned directly by Real Estate Fund, a series of SEI Institutional Managed Trust, 21,100 shares owned directly by Small Cap Value Fund, a series of SEI Institutional Managed Trust, 122,750 shares owned directly by Terrebonne Partners, L.P., 431,050 shares owned directly by Terrebonne Real Estate Investments, Inc., 82,900 shares owned directly by Texas County & District Retirement System, 15,400 shares owned directly by William and Flora Hewlett Foundation, 53,100 shares owned directly by Wolf Creek Partners, L.P., 59,200 shares owned directly by Wolf Creek Real Estate Investments, Inc., 6,200 shares owned directly by WTC-CIF Diversified Inflation Hedges Portfolio, 1,200 shares owned directly by WTC-CIF II Diversified Inflation Hedges Portfolio, 49,300 shares owned directly by Wellington—WTC-CIF Real Estate Securities, 1,200 shares owned directly by WTC-CTF Diversified Inflation Hedges II Portfolio, 23,600 shares owned directly by WTC-CTF Diversified Inflation Hedges Portfolio, 6,500 shares owned directly by WTC-CTF Opps Gbl Real Estate Portfolio, 4,200 shares owned directly by WTC-CTF Real Asset Portfolio, and 135,221 shares owned directly by WTC-CTF Real Estate Securities Portfolio. The address for Wellington Management is 75 State Street, Boston, MA 02109.
(12)	Consists of 2,015,151 common units of our operating partnership and convertible debentures of our operating partnership convertible into 740,741 common units of our operating partnership. The address for Vornado RTR, Inc. is 210 Route 4 East, Paramus, NJ 07652.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification of Trustees

We have entered into indemnification agreements with each of our trustees. Each indemnification agreement provides that we will indemnify and advance expenses to the trustee to the maximum extent permitted by Maryland law and our declaration of trust with respect to all acts or omissions by the trustee that (1) occur or are alleged to have occurred by reason of the trustee’s being or having been our trustee or officer, (2) occur or are alleged to have occurred during or after the time when the trustee served as a trustee or officer and (3) give rise to, or are the direct or indirect subject of, a claim in any threatened, pending or completed proceeding at any time. We have agreed to indemnify the trustee in proceedings initiated by the trustee only if the trustee acted with our authorization in initiating the proceeding.

We are required by each indemnification agreement to advance amounts to cover expenses incurred by a trustee in defending a proceeding, whether prior to or after the final disposition of the proceeding, provided that the trustee submits satisfactory evidence as to the amount of such expenses and a written affirmation by the trustee of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and the trustee undertakes to repay any amounts we advance for expenses if it is ultimately determined that the trustee was not entitled to indemnification.

To the extent that a trustee becomes a witness, by reason of the trustee’s status as a trustee or officer, in a proceeding to which the trustee is not a party, we are required by each indemnification agreement to advance expenses to and indemnify the trustee for all expenses actually and reasonably incurred by the trustee or on the trustee’s behalf.

For a description of our indemnification agreements, see “Management—Indemnification of Trustees.” For a description of certain provisions of Maryland law relating to the limitation of liability and indemnification of trustees, see “Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Limitation of Liability and Indemnification.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” may be provided to trustees, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employment and Severance Agreements

We intend to enter into employment or severance agreements with each of Messrs. Blankenship, Dressler, Moore and Potts that will become effective upon the completion of this offering, as described under “Compensation Discussion and Analysis—Post-Employment and Severance Compensation.” These agreements will include provisions typical for executive officers, including benefits in the event that their employment is terminated in qualifying circumstances.

Registration Rights

We have entered into a registration rights agreement with certain of our shareholders, including each member of our senior management team, that requires us to file, at our own expense, a registration statement under the Securities Act one year after our initial public offering, covering sales of our common shares held by them. These common shares will constitute approximately     % of our common shares outstanding immediately following this offering. In addition, we have agreed to indemnify these shareholders from any losses arising out of a material misstatement or omission in that registration statement.

Related-Party Transaction Policies

For a description of our policies relating to related-party transactions, see “Policies with Respect to Certain Activities—Conflict of Interest Policies” and “—Interested Trustee Transactions.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without shareholder approval.

Investments in Real Estate or Interests in Real Estate

We currently intend to supplement our existing operating portfolio of recently constructed industrial distribution facilities in the southwestern United States and northern Mexico and multifamily apartment properties in the southwestern United States by acquiring additional multifamily rental properties and industrial distribution facilities using the proceeds of this offering. We believe that we have acquired or developed a high-quality portfolio of industrial distribution facilities and industrial land in both our U.S. and Mexico border markets. As a result, we expect that in the near term our primary investment focus will be in markets in the western and southwestern United States or, if and when opportunities arise, in markets with properties otherwise meeting our acquisition criteria. As we seek to deploy capital that we raise in this offering, we intend to leverage our senior management team’s broad geographic experience and focus on multifamily rental and industrial distribution opportunities by targeting additional markets with desirable growth trends in jobs, population and income, as well as in key industrial distribution hubs. Select target markets in the western and southwestern United States (which may include Denver, Colorado; Los Angeles, California; Phoenix, Arizona; Portland, Oregon; Riverside-San Bernardino, California; San Francisco/Northern California; and Seattle, Washington) are operationally compatible with our existing activity and will be an investment focus. In addition, we will consider, for research and potential expansion, other markets meeting our investment criteria. See “Business and Properties—Market Opportunities.”

We will target assets with characteristics that include, but are not limited to, the following:

•	Located in markets with stable or growing employment opportunities, regional population growth and favorable household income trends.

•	Close proximity to transportation infrastructure (such as airports, highways, railways and seaports), as well as in key distribution hubs.

•

Situated in supply-constrained locations, where little or no recent construction has occurred (or is expected to occur in the near term) and significant physical or regulatory barriers to new development exist, resulting in excess demand for rental space.

•	With respect to industrial assets, a functional and flexible layout that can be modified to accommodate single and multiple tenants.

•	With respect to multifamily rental assets, physical site characteristics that include optimal parking density relative to the number of units and attractive topography/landscaping.

•	Acquisition price at a significant discount to our estimate of replacement cost.

•

Returns driven by cash flows rather than capital appreciation. This means that we will primarily target current-generation assets with high occupancy rates that do not require significant improvements or capital expenditures in the near term and can be expected to produce significant cash flows relative to our investment, rather than properties with a potential for capital appreciation in the longer term as property values increase.

•	Opportunity for enhanced return on investment through re-tenanting or operational (e.g., property management) improvements.

Although not expected in the current economic environment, we may acquire land or pursue ground-up development and redevelopment of the undeveloped land we currently own.

We expect a significant majority of our investments will be equity interests. We may opportunistically target investments in debt secured by real estate (including multifamily rental properties or industrial distribution facilities) which would otherwise meet our investment criteria with the intention of ultimately acquiring the underlying real estate. There are no limitations on the amount or percentage of our total assets that may be invested in any one property.

We intend generally to self-manage our properties, although we may rely on third-party property management companies in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally, we do not expect to engage in any significant investment activities with other entities, although we currently have and may consider additional joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we have not previously and do not currently anticipate investing in the securities of other issuers for the purpose of exercising control, although we may do so in the future. We do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, as amended, and we intend to divest securities before any such registration would be required. We have not engaged in trading, underwriting, agency distribution or sales of securities of other issuers and do not intend to do so.

Investments in Mortgages and Other Securities

We have not previously engaged in any significant investments in mortgage loans and do not presently intend to do so. Other than as described above, we do not intend to invest in any securities such as bonds, preferred stock or common stock.

Disposition Policies

We will consider dispositions of properties that we own and that we may acquire in the future, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Our Financing Policies

The primary objective of our financing strategy is to maintain financial flexibility with a conservative capital structure using long-term debt, common and perpetual preferred shares and units to finance our growth.

We intend to limit the sum of the outstanding principal amount of our consolidated indebtedness and the liquidation preference of any outstanding preferred shares to less than 50% of our investment costs. However, our governing documents contain no limitations on the amount of debt that we may incur, and our board of trustees may change our financing policy at any time without shareholder approval.

We intend to preserve a flexible capital structure and to seek to obtain and maintain an investment grade rating and be in a position to issue unsecured debt and perpetual preferred shares. Prior to attaining an investment grade rating, we intend to seek to raise capital through corporate-level unsecured debt.

After completion of this offering, we plan to seek a revolving credit facility to finance acquisitions and for working capital purposes. While we have had preliminary discussions with lenders, there can be no assurance that we will be able to obtain such financing on favorable terms or at all.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders and purchasers in this offering will not have a preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, purchase common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Lending Policy

We do not have a policy limiting our ability to make loans to other persons (other than as described under “—Conflict of Interest Policies” below). We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities.

Conflict of Interest Policies

We have adopted a code of business conduct and ethics and established certain procedures for reporting conflicts of interest in our policy manual, each of which are designed to eliminate or minimize certain potential conflicts of interest. Our employees are prohibited from engaging in transactions that present a conflict of interest and must disclose to a supervisor any financial interest in an entity with which we do business or compete (for example, as a result of the employee’s stock ownership in such entity), any contract, loan or financial obligation with an entity that we are pursuing doing business with and any personal conflict as a result of the employee’s position as a director, officer, partner or consultant with one of our customers, suppliers or competitors or any other organization seeking to do business with us. Our code of business conduct and ethics also prohibit or seek to minimize conflicts of interest between our employees, officers and trustees and us, including any loans to, or guarantees of obligations of, such persons or their respective family members by us. We will not acquire any properties from our executive officers, trustees or their affiliates unless the transaction is approved by a majority of the disinterested and independent members (as defined by the rules of the NYSE) of our board of trustees with respect to that transaction. Our current policy is not to enter into agreements for the management of our properties with third parties that are our affiliates (other than our subsidiaries) or affiliates of our officers or trustees.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee Transactions

Pursuant to the MGCL and our bylaws, a contract or other transaction between us and a trustee or between us and any corporation or other entity in which any of our trustees is a trustee or director or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof, provided that:

•

the fact of the common trusteeship or interest is disclosed or known to our board of trustees or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Reporting Policies

We intend to make available to our shareholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information and reporting requirements of the Exchange Act. Pursuant to those requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF THE OPERATING PARTNERSHIP

A summary of the material provisions of the Second Amended and Restated Agreement of Limited Partnership of Verde Realty Operating Partnership, L.P., as amended, which we refer to as the “partnership agreement,” is set forth below. We are the general partner of the operating partnership, and references to “Verde Realty,” “we” or “us” in this section refer to us in our capacity as such unless otherwise indicated. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, which we refer to as the “Act,” and the partnership agreement.

The Operating Partnership

We hold substantially all of our assets in, and conduct substantially all of our operations through, our operating partnership and its direct and indirect subsidiaries. We control our operating partnership as the sole general partner and as the owner of approximately 90.3% of the outstanding limited partnership interests. Limited partners of our operating partnership (other than us) may redeem each operating partnership unit they hold in exchange for cash in an amount equal to the market value of one common share or, if we elect to assume and satisfy the redemption obligation directly, either that same amount of cash or one common share, or any combination thereof, adjusted as specified in the partnership agreement of our operating partnership. We will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares, or any combination thereof.

Capitalization

The classes of partnership interests currently authorized pursuant to the partnership agreement are common and preferred units (which we refer to collectively as the “Partnership Units”). The partnership agreement also authorizes us, as the general partner, to cause the operating partnership from time to time to issue Partnership Units or other partnership interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the common units, as we may, in our sole discretion, determine, subject to applicable Delaware law.

As of February 28, 2010, 24,178,864 common units were issued and outstanding, of which we own 21,838,027. In addition, the operating partnership has outstanding three series of convertible subordinated debentures and four classes of convertible preferred units, or “CPUs,” as shown in the chart below. The three series of outstanding debentures are the 4.75% Convertible Subordinated Debentures due December 31, 2020 (the “Series 2020”), the 4.75% Convertible Subordinated Debentures due December 31, 2018 (the “Series 2018”), and the 4.75% Convertible Subordinated Debentures due December 31, 2020 (the “Series 2020 (MLP)”). As of February 28, 2010, the outstanding debentures were convertible into 1,984,197.52 common units.

A description of certain terms and conditions of the CPUs, including their conversion rights into common units, is provided below. Based on the current conversion ratios, the outstanding CPUs would be convertible into 1,734,025.76 common units in the aggregate. Prior to this offering, none of the outstanding CPUs are currently convertible into common units. See “—Convertible Preferred Units—Conversion into Common Units” below. Upon completion of this offering, the outstanding CPUs will become convertible by us and we intend to convert approximately             % of the outstanding CPUs into common units.

As of February 28, 2010, the operating partnership had the following capital structure:

Name of Security	Number/Principal Amount of Outstanding Securities		Common Units Issuable upon Conversion
Common Units	24,178,864	(1)	N/A

Convertible Preferred Units:	1,734,025.76		1,734,025.76
Class A, Series 2003-1	496,356.77		496,356.77
Class A, Series 2004-1	100,000.00		100,000.00
Class A, Series 2004-2	30,000.00		30,000.00
Class A, Series 2004-4	6,770.90		6,770.90
Class A, Series 2004-5	19,743.18		19,743.18
Class A, Series 2005-1	101,333.16		101,333.16
Class A, Series 2005-2	282,842.79		282,842.79
Class C, Series 2004-1	270,258.00		270,258.00
Class D, Series 2003-1	9,666.00		9,666.00
Class D, Series 2004-1	3,530.00		3,530.00
Class D, Series 2004-3	4,820.18		4,820.18
Class D, Series 2004-5	29,614.78		29,614.78
Class D, Series 2005-1	64,433.00		64,433.00
Class D, Series 2006-1	305,975.00		305,975.00
Class E, Series 2004-1	8,682.00		8,682.00

Series 2020 (MLP) debentures	$3,220,000.29		79,506.18

Series 2018 debentures	$53,549,999.10		1,586,666.64

Series 2020 debentures	$12,880,000.35		318,024.70

(1)	We own 21,838,027 common units.

Partners of the operating partnership are not required to make additional capital contributions to the operating partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of the operating partnership to eliminate deficits in such partners’ capital accounts. Under the terms of the partnership agreement, we are required to contribute the net proceeds of any sale of equity interests in us to the operating partnership in exchange for additional Partnership Units, as described above.

Issuance of Additional Partnership Units; Additional Partners

We are authorized to cause the operating partnership to issue additional Partnership Units and to issue common units to newly admitted partners in exchange for the contribution by such partners of cash, real estate partnership interests, stock, notes or other assets or consideration, in our sole discretion. These Partnership Units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the common units, as determined by us in our sole discretion without the approval of any limited partner, subject to limitations described below.

No Partnership Unit or other partnership interest may be issued to us, as general partner or limited partner, unless:

•

(1) such Partnership Units or other partnership interests are issued in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to our newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights, except voting rights, of the Partnership Units or other partnership interests issued to us, and (2) we contribute to the operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•

the operating partnership issues the additional Partnership Units or other partnership interests to all partners holding Partnership Units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Except as otherwise set forth in the partnership agreement, no person may be admitted as an additional limited partner without our consent, which may be given or withheld in our sole discretion.

Except to the extent expressly granted by the operating partnership in an agreement other than the partnership agreement, no person, including any partner of the operating partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to the operating partnership; or

•	the issuance or sale of any Partnership Units or other partnership interests.

Management

Except as otherwise expressly provided in the partnership agreement, we manage the business and affairs of the operating partnership as its general partner, and we have the exclusive right and full authority and responsibility to operate the operating partnership’s business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of the operating partnership or the power to sign documents for or otherwise bind the operating partnership. Under the terms of the partnership agreement, we have full power and authority to do all things we deem necessary or desirable to conduct the business of the partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the operating partnership. We and our affiliates are permitted to acquire limited partnership interests in the operating partnership and are entitled to exercise all rights of a limited partner relating to such limited partnership interests.

There are, however, certain circumstances in which we must obtain the consent of the limited partners. We may not take any action in contravention of an express prohibition or limitation of the partnership agreement without the written consent of all partners adversely affected (or such lower percentage as is specifically provided for under the partnership agreement or applicable Delaware law). Except as otherwise provided in the partnership agreement, we may not, directly or indirectly, cause the operating partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without certain consents of the limited partners, as described in “—Restrictions on Mergers and Asset Sales” below. In addition, unless approved by two-thirds of the outstanding Partnership Units (excluding any Partnership Units owned by us and our affiliates), we are not permitted to take or refuse to take any action the effect of which would be to cause the operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. However, this two-thirds approval requirement does not apply to amendments to the partnership agreement or mergers or consolidations of the operating partnership with any other person in connection with transfers of our interests as general partner.

The limited partners have no power to remove us in our capacity as general partner of the operating partnership, either with or without cause.

Restrictions on Outside Activities of the General Partner

Pursuant to the partnership agreement, we may not, directly or indirectly, enter into or conduct any business other than (1) in connection with the ownership, acquisition and disposition of partnership interests as a general partner or limited partner of the partnership and (2) the management of the business of the operating partnership and activities incidental thereto, without the consent of the limited partners holding a majority of the limited partnership interests (excluding any limited partnership interests held by us, any of our subsidiaries and any other entities in which we own more than 50% of the outstanding voting interests). We refer to this consent as the “Consent of the Outside Limited Partners.” In addition, without the Consent of the Outside Limited Partners, our assets generally must be limited to partnership interests and permitted debt obligations of the operating partnership.

Notwithstanding the foregoing, we are permitted to hold bank accounts and similar instruments and accounts in our name as we deem necessary to carry out our responsibilities under the partnership agreement. Accounts we hold on behalf of the operating partnership that are established to permit us to carry out our responsibilities are considered to belong to the operating partnership, and any interest earned thereon is applied for the benefit of the operating partnership. In addition, we may acquire, directly or through a qualified REIT subsidiary (as defined under the Code) or limited liability company, up to a 1% interest in any partnership or limited liability company at least 99% of the equity of which is owned, directly or indirectly, by the operating partnership.

Outside Activities of Limited Partners

Subject to any agreements entered into by a limited partner with the operating partnership, any limited partner may have business interests and engage in activities in addition to those relating to the operating partnership, including business interests and activities in direct or indirect competition with the operating partnership. Neither we, the operating partnership nor any of its limited partners have any rights in any business ventures of any limited partner by virtue of their partnership interests in the operating partnership, unless expressly provided for in the partnership agreement. None of the limited partners have any obligation to offer any interest in any such business ventures to the operating partnership, any limited partner or any other person.

Distributions

The partnership agreement requires the distribution of cash from operations. Cash from operations means (1) all cash revenues (except proceeds from capital contributions), plus (2) any reduction in reserves, minus (3) interest, principal and other payments on debt, all cash expenditures (including capital expenditures), investments and any increases in reserves during the relevant period as we determine to be necessary and appropriate in our sole discretion.

The operating partnership will make distributions, if any, to partners who are partners on the record date for distribution in the following order:

•

first, to each partner who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest, including outstanding CPUs; and

•

second, to the extent that there is available cash after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including common units, pro rata to each class or series and, within each class or series, in proportion to the partner’s percentage share of that class or series.

Unless otherwise specifically agreed to in the partnership agreement (such as with respect to the outstanding CPUs listed above) or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. All common units are entitled to receive a full distribution of any cash distributed by the operating partnership with respect to the common units, except that distributions on newly issued common units will be prorated based on the number of days in the applicable distribution period that such common units were outstanding. In any event, a partner will not receive a distribution of cash from operations with respect to a Partnership Unit if such partner is entitled to receive a distribution out of that same cash from operations with respect to our shares for which such Partnership Unit has been exchanged or redeemed.

We currently expect that the operating partnership (and therefore we) will make distributions in an amount sufficient to maintain our REIT status.

Borrowing

Under our authority to manage the operating partnership, we are permitted to (1) lend or borrow money (including making prepayments on loans or borrowing money to permit the operating partnership to make distributions as are required in accordance with the partnership agreement or to maintain our status as a REIT under federal income tax laws), (2) assume or guarantee indebtedness and other liabilities, and (3) issue evidences of indebtedness (such as a mortgage, deed of trust or other lien or encumbrance on the operating partnership’s assets to secure any indebtedness). The operating partnership may incur debt and enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any person and upon such terms as we determine to be appropriate. Our loan agreements may include financial covenants that limit the amount of indebtedness we may incur.

We may also incur any debt in our own right for the purpose of providing funds to the operating partnership, including a debt that is convertible into our shares or that provides rights, options, warrants or convertible or exchangeable securities that grant the holder the right to subscribe for or purchase our shares. We must lend the net proceeds of any such debt to the operating partnership, on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as the terms and conditions applicable to or incurred in connection with such debt, unless such terms and conditions would be inconsistent with our ability to remain qualified as a REIT.

Reimbursement; Affiliate Transactions

We are not compensated for our services as the general partner of the operating partnership. We are reimbursed on a monthly basis (or such other basis as we determine in our sole discretion) for all expenses we incur relating to the ownership and operation of, or for the benefit of, the operating partnership. Such expenses may include, without limitation, expenses related to our operations and to the management and administration of any of our subsidiaries, subsidiaries of the operating partnership, or affiliates of the operating partnership, such as auditing expenses and filing fees, and expenses or fees incurred in connection with the issuance of any Partnership Units, our shares, partnership debt or other payments that constitute expenses of and for the benefit of the operating partnership. Any reimbursement due to us is reduced by the amount of (1) any interest we have earned with respect to bank accounts or other instruments or accounts held by us on behalf of the operating partnership, and (2) any amount derived from investments permitted in accordance with the partnership agreement.

We may determine in good faith the amount of expenses incurred by us related to the ownership and operation of, or for the benefit of, the operating partnership. Reimbursement costs payable by the operating partnership to us do not include any reimbursements in connection with the operating partnership’s indemnification of us.

Except to the extent expressly permitted by the partnership agreement, the operating partnership may only engage in transactions, directly or indirectly, to sell, transfer or convey any property to, purchase property from, borrow funds from, or lend funds to, any of its partners or affiliates on terms that are fair and reasonable, and no less favorable to the operating partnership than would be obtained from an unaffiliated third party (except with respect to affiliates that are also subsidiaries of the operating partnership). We are expressly authorized to enter into, in the name and on behalf of the operating partnership, right of first opportunity arrangements and other conflict-avoidance agreements with our affiliates and affiliates of the partnership on such terms as we, in our sole discretion, believe are advisable.

Liability and Indemnification of Partners

Under the partnership agreement, we are not liable for monetary damages to the operating partnership or its partners for any losses resulting from errors in judgment or mistakes of fact or law or of any act or omission, unless and to the extent that we have acted in bad faith and the act or omission was material to the matter giving rise to the loss. Likewise, the limited partners have no liability under the partnership agreement whatsoever, except as may be required under applicable Delaware law. We are also not responsible for any misconduct or negligence on the part of any agent appointed by us in good faith to carry out powers and authority granted under the partnership agreement.

The partnership agreement provides that the operating partnership will indemnify (1) us, any limited partner, any of our trustees or officers and any trustee, director or officer of the operating partnership; and (2) any other person we designate from time to time. The operating partnership must indemnify such persons from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, relating to the operating partnership or us or the operation of, or the ownership of property by, the operating partnership or us in which any such person may be involved, or is threatened to be involved, as a party or otherwise.

Notwithstanding the foregoing, the operating partnership is not required to indemnify any such person if it is established by a final determination of a court of competent jurisdiction that (1) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) such person actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

The indemnity by the operating partnership extends to any liability of the indemnified parties for any indebtedness of the operating partnership or its subsidiaries. We are authorized to enter indemnity agreements on behalf of the operating partnership in favor of any indemnified party having or potentially having liability for any such indebtedness.

Restrictions on Mergers and Asset Sales

A sale, exchange, transfer or other disposition of all or substantially all of the assets of the operating partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of the operating partnership with another entity, will require the following:

•

if the transaction is in connection with a merger, consolidation or sale of all or substantially all of our assets (or other similar transaction), in which all limited partners have the right to receive consideration that, on a per-unit basis, is equivalent in value to the consideration to be received by our shareholders on a per-share basis, the approval of partners holding at least a majority of the then outstanding Partnership Units (including Partnership Units held by us); or

•	in the case of any other transaction, the Consent of the Outside Limited Partners.

Redemption of Common Units for Cash or Common Shares

Except as provided below, each holder of common units, other than us and certain of our affiliates, has a redemption right with respect to the holder’s common units. Generally, a limited partner may exercise the redemption right at any time beginning on the first anniversary of the issuance of the common units held by the limited partner. We may agree to a shorter waiting period, or no waiting period, for the exercise of the redemption right.

The price per common unit payable to a partner upon redemption is an amount equal to the product of the market value of a common share and our conversion factor, which currently is 1, but is subject to adjustment as specified in the partnership agreement in the case of certain actions, such as the payment by us of a dividend in shares. The market value of a common share for this purpose will be the average of the closing trading price of our common shares on the NYSE or other principal national securities exchange on which the shares are then traded for the 10 trading days before the date of redemption. We may, in our sole discretion, elect to assume and perform the operating partnership’s obligation with respect to a particular redemption, in which case we may satisfy the redemption by delivering either cash or the corresponding number of our common shares (based on the redemption price and the market value of our shares), or a combination of cash and our common shares, as determined by us in our sole discretion. A limited partner’s right to redeem is subject to a number of restrictions set out in the partnership agreement. Among other things, a limited partner will not be able to redeem the partner’s common units if the redemption would be prohibited by law or if the redemption, in the opinion of outside tax counsel to the operating partnership, would cause our operating partnership to become a publicly-traded partnership for federal income tax purposes. In addition, a partner will not be permitted to redeem common units at a time when delivery of common shares by us to satisfy the redemption would be prohibited by the terms of our declaration of trust or by applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the redemption right.

If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its redemption right, regardless of the length of time it has held its common units. This redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote on the approval of the merger, sale or other extraordinary transaction, and ends on the record date. In our sole discretion, we may shorten the required notice period to determine the shareholders eligible to vote on a merger (but not any of the other covered transactions) to a period of not less than 10 days (thereby continuing to afford the holders of common units the opportunity to redeem units on or prior to the record date for the shareholder vote on the merger transaction) so long as:

•	we will be the surviving entity in the merger transaction;

•

immediately following the merger transaction, persons who held our voting securities immediately before the merger transaction will hold, solely by reason of the ownership of our voting securities immediately prior to the merger transaction, voting securities representing at least 51% of the total combined voting power of all our outstanding voting securities after the merger; and

•	if in connection with the merger transaction the operating partnership will merge with another entity, the operating partnership will be the surviving entity in the merger.

If no record date is applicable, then we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

Unless we exercise our right to purchase the redeeming partner’s common units, as described above, we have no obligation to the redeeming partner with respect to the redeeming partner’s unit redemption right. Likewise, if we exercise this right, the operating partnership has no obligation to pay any amount to the redeeming partner with respect to the redemption right. If we elect to assume and perform the obligations of the operating partnership under the redemption right, the redeeming partner, the operating partnership and we will treat this transaction between us and the redeeming partner, for federal tax purposes, as a sale of the redeeming partner’s common units to us.

Subject to various limitations described in the partnership agreement, a limited partner may exercise its redemption right by giving written notice to the operating partnership and us. The common units specified in the notice will be redeemed on the 10th business day following the date on which we received the redemption notice, or in the case of the exercise of a redemption right in connection with an extraordinary transaction by us, the redemption date will be the date both we and the operating partnership received the redemption notice. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to the common units redeemed.

All common units must be delivered for redemption free and clear of all liens, and neither we nor the operating partnership will be required to redeem any common units that are or may be subject to any liens.

Restrictions on Transfers and Withdrawals

In general, we may not transfer any of our general or limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by partners holding at least a majority of the outstanding Partnership Units (including Partnership Units held by us) and in connection with such transaction, all limited partners have the right to receive consideration that, on a per-unit basis, is equivalent in value to the consideration to be received by our shareholders on a per-share basis.

A limited partner may transfer, with or without our consent, all or any portion of its partnership interest or rights as a limited partner:

•	to us;

•	to a direct or indirect wholly owned subsidiary of the limited partner;

•	to an immediate family member;

•	to a trust for the benefit of a charitable beneficiary or to a charitable foundation; or

•	by pledge to a lending institution that is not an affiliate of the limited partner, as collateral or security for a bona fide loan or other extension of credit.

Any other transfer by a limited partner to a third party requires our consent, which consent may not be unreasonably withheld, but is subject to the restrictions set forth in the partnership agreement.

In any transfer of a limited partnership interest:

•

the transferee must assume by operation of law or express agreement all of the obligations of the transferor limited partner under the partnership agreement with respect to the transferred partnership interest;

•	the transfer must not relieve the transferor partner of its obligations under the partnership agreement without our approval, in our reasonable discretion; and

•	the transfer and transferee shall be subject to any and all ownership limitations contained in our declaration of trust.

We may prohibit any transfer of Partnership Units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act, or would not otherwise violate any federal, or state securities laws or regulations applicable to the operating partnership or its Partnership Units. Further, no transfer of Partnership Units by a limited partner may be made if, in the opinion of the operating partnership’s legal counsel:

•

the transfer would result in the operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the operating partnership for federal income tax purposes; or

•	the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject the operating partnership to adverse tax consequences.

Except with our consent to the admission of the transferee as a limited partner, a transferee will not have any rights by virtue of the transfer other than the rights of an assignee and will not be entitled to vote the Partnership Units in any matter presented to the limited partners for a vote. We have the right, in our sole discretion, to consent to the admission of a transferee of a Partnership Unit.

In the case of a proposed transfer of units to a lender to the operating partnership (or any person related to the lender) whose loan constitutes a non-recourse liability, the transferring partner must provide notice to us and the lender must agree to exchange or redeem the Partnership Units at any time such lender would otherwise be deemed to be a partner.

Meetings

We may call meetings of the partners of the operating partnership from time to time. We must call a meeting upon receipt of a written request by limited partners holding 25% or more of the limited partnership interests. The notice of any meeting must state the nature of the business to be transacted at the meeting. Notice of any meeting is required to be given to all partners not less than 10 nor more than 90 days before the date of the meeting. Except as otherwise expressly provided in the partnership agreement, the consent of a majority of the interests held by limited partners (including our limited partnership interests) control.

Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent setting forth the action taken is signed by holders of a majority of the interests of the partners or such other percentage as may be required by the partnership agreement.

Amendment of the Partnership Agreement

We may propose amendments to the partnership agreement in our sole discretion. In general, the partnership agreement may be amended only with the approval of us and limited partners holding a majority of the limited partnership interests, including our limited partnership interests. However, we have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•	set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us;

•

reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law;

•	change the name of the operating partnership, the location of its principal place of business, its registered agent or its registered office;

•

make a change that, in our sole discretion, is necessary or appropriate to qualify or continue the qualification of the operating partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in our opinion to ensure that the operating partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

make a change in the operating partnership’s fiscal year or taxable year and any changes that, in our sole discretion, are necessary or appropriate as a result of a change in the fiscal year or taxable year;

•

reflect an amendment that is necessary, in the opinion of the operating partnership’s counsel, to prevent the operating partnership, us or our or their trustees, directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or any regulations promulgated by the U.S. Department of Labor with respect to “plan assets” (as defined in the Employee Retirement Income Security Act of 1974, as amended) (29 C.F.R. §2510.3-101), whether or not substantially similar to “plan assets” regulations currently applied;

•	reflect any amendment expressly permitted in the partnership agreement to be made by us acting alone; and

•	make any other amendments substantially similar to the foregoing.

The Consent of the Outside Limited Partners is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us;

•	the prohibition against removal of the general partner by the limited partners;

•

restrictions on the general partner’s power to conduct businesses other than owning partnership interests of the operating partnership and the relationship of our common shares to the partnership units;

•	limitations on transactions with affiliates;

•	our liability for monetary damages to the operating partnership;

•	partnership consent requirements for the sale of substantially all the assets of the operating partnership; or

•	the transfer of partnership interests held by us, the admission and rights of substituted limited partners or the dissolution of the operating partnership.

In addition, certain amendments must be approved by each limited partner that would be adversely affected by the amendment. These include amendments to the partnership agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•

alter the interest of a limited partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional Partnership Units;

•	alter the redemption right of the limited partners of the operating partnership; or

•	amend the limited partner’s right to transfer or assign its partnership interest or add to the existing restrictions on transfers and assignments of partnership interests.

Dissolution

The operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following events:

•

our withdrawal as the general partner, unless within 90 days after the withdrawal, partners (excluding us) who hold a majority of the outstanding partnership interests consent to continue the partnership and to the appointment of a substitute general partner;

•	an election to dissolve the operating partnership is made by us and is approved by the holders of at least a majority of the outstanding Partnership Units other than preferred units;

•	the entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Act;

•	the sale of all or substantially all of the assets and properties of the operating partnership for cash or marketable securities; and

•

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against us, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment holders of a majority of the outstanding partnership interests (excluding us) consent in writing to continue the business of the partnership and to the appointment of a substitute general partner.

The operating partnership will not be dissolved by the admission of additional limited partners or of a successor general partner in accordance with the terms of the partnership agreement. Upon our withdrawal as general partner, any successor general partner will continue the business of the partnership.

Convertible Preferred Units

General

Holders of CPUs are not required to make additional contributions to the operating partnership and have no preemptive rights with respect to any of the operating partnership’s securities, including any securities convertible into or carrying rights or options to purchase any of the operating partnership’s equity securities. The CPUs are not subject to any sinking fund or any other obligations to redeem or retire the CPUs. Unless converted into common units, the CPUs have a perpetual term, with no maturity. The CPUs currently outstanding are not redeemable by the operating partnership. Any additional class or series of CPUs issued by the operating partnership in the future will be redeemable to the extent, and in accordance with the terms, set forth in the applicable designation schedule, which may include the passage of time or the occurrence of specified events.

Distributions

Holders of the CPUs are entitled to receive cumulative preferential cash distributions as, and in the amount, set forth in the respective designation schedule for that class and series of CPUs. Distributions are payable solely out of cash from operations, which is determined by us in each period. Distributions are cumulative and payable semi-annually in arrears on the last day of June and December or, if not a business day, the next succeeding business day. The distribution for any other partial distribution period will be computed on the basis of a 360-day year consisting of 12 30-day months.

Distributions on the CPUs accrue whether or not the operating partnership has earnings and whether or not there are funds legally available for the payment of such distributions. Accrued but unpaid distributions on the CPUs do not bear interest. Holders of the CPUs are not entitled to any distributions in excess of full cumulative distributions as described above. No interest, or sum of money in lieu of interest, is payable in respect of any distribution payment on the CPUs that is in arrears.

While any CPUs are outstanding, no distributions may be paid or set apart for payment on any class or series of preferred units ranking, as to payment of distributions, on a parity with the CPUs (“Parity Units”) for any period unless full cumulative distributions have been or contemporaneously are declared and paid and a sum sufficient for the payment thereof is set apart for such payments on the CPUs for all past distribution periods and the then-current distribution period. When distributions are not paid in full (or a sum sufficient for full payment is not set apart) on the CPUs and any Parity Units, all distributions on the CPUs and any Parity Units must be paid pro rata so that the amount of distributions paid per unit on the CPUs and the Parity Units are in the same ratio as the ratio of the accrued distributions per share on the CPUs and on the Parity Units.

Except as described in the preceding paragraph, unless full cumulative distributions on the CPUs (and any Parity Units) have been or contemporaneously are paid or a sum sufficient for their payment is set apart for payment for all past distribution periods and the then-current distribution period, no distributions (other than distributions in Partnership Units ranking junior to the CPUs both as to distributions generally and in the distribution of assets upon the liquidation, dissolution or winding up of the operating partnership (“Fully Junior Units”), including the common units) may be paid or set aside for payment or other distribution may be declared or made on any class or series of units ranking, as to payment of distributions, junior to the CPUs (“Junior Units”) (including the common units), and no Junior Units (including the common units) may be redeemed, purchased or otherwise acquired (other than a redemption of the common units under an employee incentive plan) by the operating partnership except by conversion into or exchange for Fully Junior Units. If full cumulative distributions on the CPUs and any Parity Units have not been paid or set apart for payment, then no CPUs may be redeemed, purchased or acquired unless the operating partnership has made an offer to all holders of CPUs of the same series to purchase on the same terms.

Conversion into Common Units

The CPUs are generally convertible into common units of the operating partnership at the conversion price set forth in the applicable designation schedule (1) from and after the eighth anniversary of their issuance, at the option of the holder, (2) following the first anniversary of a “Qualified Public Event,” at the option of the holder and (3) at any time, after 10 days notice, upon or after a Qualified Public Event, at the operating partnership’s option. The completion of this offering of our common shares will constitute a Qualified Public Event for all classes of our CPUs outstanding.

Upon completion of this offering, we intend to convert approximately 68% of the outstanding CPUs into their common unit equivalent.

The conversion price of the CPUs is subject to adjustment upon certain events, including (1) the operating partnership making distributions in common units or subdividing, combining or reclassifying the common units; (2) the issuance or sale of common units for a consideration less than the conversion price then in effect; (3) the issuance to all holders of common units of rights entitling them to purchase common units at a price per unit less than the conversion price then in effect; (4) the issuance of securities convertible into or exchangeable for common units with a conversion or exercise price less than the conversion price then in effect; and (5) distributions to all holders of common units of any of the operating partnership’s securities, evidence of its indebtedness or assets. No adjustment to the conversion price is required unless such adjustment requires a cumulative increase or decrease of at least 1% in the conversion price.

If the operating partnership is party to any transaction (including a merger, consolidation, statutory exchange, tender offer for all or substantially all of the common units or sale of all or substantially all of the operating partnership’s assets) as a result of which all or substantially all common units are converted into the right to receive securities or other assets, each CPU that is not converted before the transaction will thereafter be convertible into the kind and amount of securities and other property receivable upon the consummation of the transaction by a holder of the number of common units into which one CPU was convertible immediately prior to the transaction.

Voting Rights

Generally, except as otherwise required by applicable law, the holders of the CPUs are entitled to vote together with the common units as a single class on each matter presented for the vote of holders of common units under the partnership agreement. In exercising any voting rights under partnership agreement, each outstanding CPU entitles its holder to one vote.

However, the approval of at least two-thirds of the outstanding CPUs, voting together as a single class, is required to:

•	amend the partnership agreement or the terms of the CPUs in a manner that materially and adversely affects the rights, preferences or voting power of the holders of the CPUs;

•

enter into a unit exchange that affects the CPUs, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the operating partnership, unless in each case each CPU remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof generally identical to that of a CPU; or

•

authorize, reclassify, create or increase the authorized amount of any class of any Partnership Units or any securities convertible into Partnership Units having rights senior to the CPUs as to distributions or in the distribution of assets.

Without any consent of CPU holders, the operating partnership may authorize or create additional classes or series, or increase the authorized amount, of any Partnership Units that are not senior in any respect to the CPUs.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of the operating partnership’s affairs, before any liquidating distribution or payment is made to the holders of any class or series of units ranking, in the distribution of assets upon the liquidation, dissolution or winding up of the operating partnership, junior to the CPUs (including the common units), the holders of CPUs will be entitled to receive distributions in the amount set forth in their respective designation schedules.

In the event that, upon a voluntary or involuntary liquidation, dissolution or winding up, the available assets of the operating partnership are insufficient to pay the liquidating distributions on all outstanding CPUs and any Parity Units, the holders of the CPUs and the Parity Units will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled. If liquidating distributions have been made in full to all holders of the CPUs and all Parity Units, the remaining assets will be distributed among the holders of any other Junior Units (including the common units) pro rata according to their respective rights and preferences. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of CPUs will have no right or claim to any of the operating partnership’s remaining assets.

For the purposes of this section “—Liquidation Rights,” the consolidation or merger of the operating partnership or the sale of all or substantially all of the operating partnership’s asset or a statutory share exchange are not deemed to constitute a liquidation, dissolution or winding up of the operating partnership.

DESCRIPTION OF SECURITIES

The following summary of the terms of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 250 million common shares of beneficial interest, par value $0.01 per share, and up to 50 million preferred shares of beneficial interest, par value $0.01 per share. As of February 28, 2010, 21,838,027 common shares were issued and outstanding and held by 349 shareholders, and no preferred shares were issued and outstanding. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class or series of shares of beneficial interest that we have authority to issue. All of the common shares offered in this offering will be duly authorized, validly issued, fully paid and nonassessable.

Maryland law and our declaration of trust provide that none of our shareholders will be personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of our shares of beneficial interest, each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. Pursuant to our declaration of trust, shareholders are permitted to vote only on (1) the election and removal of trustees, (2) certain amendments to our declaration of trust, (3) termination of our company, including approval of a plan of liquidation and dissolution, (4) any merger or consolidation or the sale or disposition of all or substantially all of our assets, (5) any matters that are required by applicable law or the rules of any exchange on which the shares are listed or traded to be approved by shareholders, and (6) any other matters that the board of trustees directs be submitted to the shareholders.

Trustees are elected by an affirmative vote of a plurality of votes cast at a duly called meeting of our shareholders. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. All other actions by the shareholders may be approved by the affirmative vote of a majority of votes cast at a duly called meeting, unless more than a majority of the votes cast is required by our declaration of trust or Maryland law.

Dividends, Liquidation and Other Rights

Shareholders are entitled to receive dividends when authorized by our board of trustees and declared by us, in cash, shares or other assets legally available for the payment of dividends. Shareholders are also entitled to share ratably in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding restrictions on transfer and ownership of shares.

Holders of our common shares and preferred shares (except as may be provided in the terms of such preferred shares) have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer and ownership of shares of beneficial interest contained in our declaration of trust and to the power of the board of trustees to create common shares or preferred shares with differing voting or other rights, all our shares of beneficial interest will have equal dividend, liquidation and other rights.

Power to Issue Preferred Shares and to Reclassify Shares

Our declaration of trust authorizes the board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any class or series from time to time into one or more classes or series, without shareholder approval. Prior to the issuance of common shares or preferred shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of shares of beneficial interest, the terms, preferences, conversion rights, voting powers or other rights, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for our shareholders or otherwise might be in their best interests. No preferred shares are currently outstanding.

Restrictions on Ownership and Transfer

Our declaration of trust contains restrictions on the number of shares of beneficial interest that individual shareholders may own. For us to qualify as a REIT under the Code, no more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Also, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.

Subject to certain exceptions specified in the declaration of trust, no holder may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% in number or value of our outstanding shares of beneficial interest. In addition, certain existing holders of our shares or securities convertible into our shares at the time of the effectiveness of the declaration of trust have individual ownership limits, based on such person’s ownership of our shares, or rights to own our shares upon the exchange or conversion of any of our securities, at the time of the effectiveness of the declaration of trust. We refer to the 9.9% ownership limit and the existing ownership limits collectively as the ownership limit. Our board of trustees may increase or decrease the ownership limit in certain circumstances, as described below, but it may not increase the ownership limit to a percentage that exceeds 9.9%, or that would result in the beneficial or constructive ownership, directly or indirectly, by five or fewer individuals, in the aggregate, of more than 49.9% in number or value of our outstanding shares of beneficial interest. Any transfer of shares that would result in a person beneficially owning, or being deemed to own by virtue of the attribution provisions of the Code, shares of beneficial interest in excess of the ownership limit will be null and void ab initio, and the intended transferee will acquire no rights to the shares of beneficial interest.

Our board of trustees may exempt a person from the ownership limit on such terms and conditions as it deems necessary in its sole discretion. As a condition of such exemption, our board of trustees may require such evidence as it deems necessary, including, without limitation, an opinion of counsel or ruling from the IRS. In addition, our board of trustees must obtain such representations and undertakings from the person seeking an exemption as the board deems appropriate and the person must agree that any violation or attempted violation will result in, to the extent necessary, the exchange of shares held by the person for excess shares as described below. In connection with any modification of the ownership limit, our board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable to determine or ensure our qualification and status as a REIT.

If, notwithstanding the ownership and transfer restrictions described above, any of our shares of beneficial interest whose transfer would result in a person beneficially owning (or being deemed to own) shares in excess of the ownership limit and that is not otherwise permitted by our board of trustees as provided above, such shares will be automatically exchanged for an equal number of excess shares, which will be transferred to a trustee of a trust for the exclusive benefit of one or more charitable organizations selected by our board of trustees, until such person does not own shares in excess of the applicable ownership limit or the shares are transferred to a person whose ownership will not violate the ownership limit. The automatic exchange for excess shares will be effective as of the close of business on the business day prior to the date of the purported transfer. Excess shares held in trust for the charitable beneficiary will be issued and outstanding shares. While the shares are held in trust, any dividend or distribution on the excess shares will be paid to the trust for the benefit of the charitable beneficiary, and the trustee is entitled to vote the excess shares for the benefit of the charitable beneficiary on any matter. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the purported transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.

The shares held by the trust may be transferred by the trustee at our direction to any person who could own the shares without violating the ownership limit. If such a transfer is made, the interest of the charitable beneficiary will terminate and proceeds of the sale will be payable to the purported transferee and the charitable beneficiary. The purported transferee will receive the lesser of (1) the price paid by the purported transferee for the shares (or, if the transferee did not give value for the shares, the market price of the shares on the day of the event that caused the shares to be held in trust) and (2) the price received from the sale or other disposition of the shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the charitable beneficiary. In addition, the excess shares will be deemed to have been offered for sale to us for a 90-day period after the later of (i) the transfer which resulted in the exchange for excess shares and (ii) if we did not receive notice of the transfer, the date the board of trustees determines in good faith that such a transfer has taken place, at a purchase price equal to the lesser of (1) the price paid per share in the transaction that created the excess shares (or, if the transferee did not give value for the shares, the market price of the shares on the day of the event that caused the shares to be held in trust) and (2) the market price of the shares on the date we, or our designee, accepts the offer to purchase the excess shares. The market price, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by our board of trustees.

The purported transferee will not benefit economically from ownership of any shares held in trust, will have no rights to dividends and no rights to vote or other rights attributable to the excess shares, except the right to payment upon a permitted transfer of the shares as described above. Any dividend or other distribution paid to the purported transferee on the shares prior to our discovery that such shares have been exchanged for excess shares shall be repaid to the trust for the benefit of the charitable beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any shares in violation of the ownership limits may be deemed, at our option, to have acted as an agent on our behalf in acquiring such shares and to hold such excess shares on our behalf.

Any person who acquires or attempts to acquire shares in violation of the ownership and transfer restrictions, or any person who is a transferee such that excess shares result under the terms of the declaration of trust, will be required to give written notice immediately to us (or, in the case of a proposed or attempted transfer, to give at least 30 days prior written notice to us) and provide us with such other information as we may request. Upon demand, each shareholder will be required to disclose to us in writing such information with respect to his or her direct, indirect and constructive ownership of our shares as our board of trustees deems reasonably necessary.

The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT.

Unless otherwise provided by our board of directors, we will not issue certificates for our shares. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to shareholders upon request and without charge.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares will be Wells Fargo Bank, N.A.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Maryland law, the declaration of trust and the bylaws. We have filed copies of our declaration of trust and bylaws as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Classified Board; Vacancies

Pursuant to our declaration of trust, our board of trustees consists of nine members. Under our declaration of trust and bylaws, the number of trustees may only be increased or decreased by a vote of a majority of the entire board of trustees, and the number of trustees established by the board may not be fewer than three nor more than 15. Except as may be provided by the board of trustees in setting the terms of any class or series of shares, any vacancy on the board, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Pursuant to the terms of our declaration of trust, the trustees are divided into three classes. One class holds office for a term expiring at the annual meeting of shareholders to be held in 2010, another class holds office for a term expiring at the annual meeting of shareholders to be held in 2011 and the third class holds office for a term expiring at the annual meeting of shareholders to be held in 2012. As the term of each class expires, trustees in that class are elected for a three-year term and until their successors are duly elected and qualify.

The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to our shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of trustees. Prior to the completion of this offering, we will ask our shareholders to approve a proposal to amend our declaration of trust to declassify our board of trustees, effective upon the completion of this offering. Approval of this proposal will require the affirmative vote of a majority of all votes entitled to be cast on the matter, and there can be no assurance that our shareholders will approve the proposal.

Removal of Trustees

Our declaration of trust provides that a trustee may not be removed without cause and the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. “Cause” is defined in the declaration of trust as the conviction of a felony or a final judgment of a court of competent jurisdiction holding that the trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of the company’s outstanding voting shares; or

•

an affiliate or associate of the company who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the company’s then-outstanding shares.

A person is not an interested shareholder under the statute if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the company and an interested shareholder generally must be recommended by the board and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the company’s then-outstanding voting shares; and

•

two-thirds of the votes entitled to be cast by holders of the company’s voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the company’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Our board of trustees has by resolution exempted from the provisions of the business combination statute any “business combination” involving us. However, this resolution may be altered or repealed at any time, in whole or in part, by our board of trustees.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by our officers or by our employees who are also trustees, are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders meeting.

If voting rights are not approved at the shareholders meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (2) to acquisitions approved by or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. Any amendment to this provision would require the approval of our shareholders by the affirmative vote of a majority of votes cast at a duly called meeting. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Without our having elected to be subject to Subtitle 8, our declaration of trust and bylaws already provide for each of the foregoing matters. Although upon the completion of this offering we may not have a classified board, we will at that time have at least three independent trustees and a class of equity securities registered under the Exchange Act, so our board of trustees could in the future elect to provide for a classified board. See “—Number of Trustees; Classified Board; Vacancies.”

No Shareholder Rights Plan

We do not have a shareholder rights plan. We do not intend to adopt a shareholder rights plan in the future unless our shareholders approve in advance the adoption of a plan or, if adopted by our board of trustees, we submit the shareholder rights plan to our shareholders for a ratification vote within 12 months of adoption and, if not ratified, the plan will terminate.

Merger and Amendment of Declaration of Trust

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT Law and our declaration of trust, the trustees are permitted, by a two-thirds vote of the entire board and without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law. As permitted by the Maryland REIT Law, the declaration of trust contains a provision permitting trustees, without any action by shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest that we have authority to issue. In addition, our declaration of trust permits our board of trustees to change our name, the name or par value of any class or series of our shares and the aggregate par value of our shares, without shareholder approval.

Limitation of Liability and Indemnification

Our declaration of trust contains a provision which eliminates the liability of present and former trustees and officers to us and our shareholders for money damages to the maximum extent permitted by Maryland law as in effect from time to time. Maryland law currently provides that trustees and officers will not be liable to a trust or its shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify, and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to, any of our present or former trustees or officers or any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent. The indemnification covers any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to any present or former trustee or officer who is made, or threatened to be made, a party to a proceeding by reason of his or her service in that capacity or any individual who, while a trustee or officer of the company and, at the request of the company, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer, member, manager or partner and who is made, or threatened to be made, a party to a proceeding by reason of his or her service in that capacity from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted for directors and officers of a Maryland corporation. Accordingly, Maryland law permits us to indemnify our present and former trustees and officers, among others, against liabilities, including judgments, penalties, fines and settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in an action by or in the right of the company or if the trustee or officer was adjudged to be liable on the basis that a personal benefit was improperly received, unless in each case a court orders indemnification and then only for expenses. As a condition to advancing expenses, we are required by Maryland law to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•

a written undertaking by or on behalf of the trustee or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Under its partnership agreement, our operating partnership indemnifies us, as its general partner, along with our officers and trustees. See “Description of the Operating Partnership—Liability and Indemnification of Partners.” In addition, we have entered into indemnification agreements with each of our trustees whereby we agree to indemnify and advance expenses to each of our trustees to the maximum extent permitted by Maryland law, subject to limited exceptions.

Term and Termination

Our declaration of trust provides that we have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are held each year at a date and time as determined by the board of trustees. Special meetings of shareholders may be called by the board of trustees, the chairman of the board (or any co-chairman), the president or chief executive officer (or any co-chief executive officer), and must be called by the secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Although our declaration of trust permits us to provide in our bylaws for action by less than unanimous written consent, immediately following the completion of this offering our bylaws will not so provide. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of shareholders and the calling of a shareholder-requested special meeting of shareholders discussed above, may have the effect of delaying consideration of any shareholder proposal.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to the board of trustees and the proposal of other business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to the notice of the meeting;

•	by or at the direction of the board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the giving of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

With respect to special meetings of shareholders, only the business specified in the notice of meeting may be brought before the meeting of shareholders, and nominations of individuals for election to the board of trustees may be made only:

•	by or at the direction of the board of trustees; or

•

provided that the meeting has been called for the purpose of electing trustees, by a shareholder who was a shareholder of record both at the time of the giving of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford the board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting shareholder meetings. Although our bylaws do not give the board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of delaying a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to the board of trustees or to approve its own proposal.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our common shares. Trading of our common shares on the NYSE is expected to commence immediately following the completion of this offering. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

Upon completion of this offering, we will have outstanding approximately              common shares (             common shares if the underwriters exercise their option to purchase additional shares in full). The common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership and transfer set forth in our declaration of trust, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of our common shares held by our affiliates, including our officers and trustees, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 under the Securities Act provides that if (1) one year has elapsed since the date of acquisition of common shares from us or any of our affiliates and (2) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (a) six months have elapsed since the date of acquisition of common shares from us or any of our affiliates, (b) we have been a reporting company under the Exchange Act for at least 90 days, and (c) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (1) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common shares from us or any of our affiliates, and (2) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Registration Rights

We have entered into a registration rights agreement with certain of our shareholders that requires us to file, at our own expense, a registration statement under the Securities Act one year after our initial public offering, covering sales of our common shares held by them. These common shares will constitute approximately     % of our common shares outstanding immediately following this offering. In addition, we have agreed to indemnify these shareholders from any losses arising out of a material misstatement or omission in that registration statement.

Grants under the Verde Realty Long-Term Incentive Plan

Prior to completion of this offering, we intend to put in place a long-term incentive compensation plan and, following completion of this offering, to file with the SEC a registration statement on Form S-8 to register              common shares reserved for issuance under such plan. Common shares covered by this registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements and Other Contractual Restrictions on Resale

We and our executive officers and trustees and certain of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer or encumber any of our common shares or securities convertible into or exchangeable for our common shares during the period from the date of this prospectus continuing through the date     days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

The     -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the     -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the     -day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the     -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

The representative of the underwriters, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, the representative of the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the taxation of Verde Realty and the material Federal income tax consequences to holders of our common shares, for your general information only. It is not tax advice. The tax treatment of holders will vary depending upon the holder’s particular situation, and this discussion addresses only holders that hold our common shares as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction; and

•	U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling our common shares, including the Federal, state, local and foreign tax consequences of acquiring, owning and selling these shares in your particular circumstances and potential changes in applicable laws.

Taxation of Verde Realty as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ended December 31, 2006, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to Sullivan & Cromwell LLP with respect to us.

Our qualification as a REIT will depend upon the continuing satisfaction by us of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, our actual results for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on our net income that we currently distribute to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (1) the reduced rates of tax applicable to dividends received by non-corporate shareholders and (2) the corporate dividends received deduction.

However, we will have to pay Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on our items of tax preference.

•

Third, if we have (1) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•

Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests,” but have nonetheless maintained our qualification as a REIT because we have satisfied certain other requirements, we will have to pay a 100% tax on an amount equal to (1) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•

Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax.

•	Eighth, if we derive “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” we could be subject to corporate-level Federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•

Ninth, if we receive non arm’s-length income from a taxable REIT subsidiary (as defined under “—Requirements for Qualification—Taxable REIT Subsidiaries”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on the amount of our non arm’s-length income.

•

Tenth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Eleventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association

•	which is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•

during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We have satisfied the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we have also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the common shares are described in this prospectus under “Description of Securities—Restrictions on Ownership and Transfer.”

We may in the future own a number of wholly owned corporate subsidiaries. Section 856(i) of the Code provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary, a corporation which is a “qualified REIT subsidiary,” as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, our qualified REIT subsidiaries, if any, will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as our assets, liabilities and items of these kinds.

If a REIT is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership in which we are a partner, including our operating partnership, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which we own an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions.

Taxable REIT Subsidiaries.    A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

A taxable REIT subsidiary is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by our taxable REIT subsidiary will also be taxable, either (1) to us to the extent we retain the dividend, or (2) to our shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to our shareholders. We may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets (20% with respect to our taxable years beginning prior to January 1, 2009). We believe that the aggregate value of all of our interests in our taxable REIT subsidiary has represented less than 20% (and believe that for our taxable years beginning on or after January 1, 2009, has represented and will continue to represent less than 25%) of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•

First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•

Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related-party tenant.”

•

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered primarily for the convenience of the occupant of the property.

We do not derive material rents from related party tenants. We also do not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

We directly perform services for some of our tenants. We do not believe that the provision of these services will cause our gross income attributable to these tenants to fail to be treated as rents from real property. If we were to provide services to a tenant that are other than services that landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by Verde Realty for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is, however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. For transactions entered into after July 30, 2008, “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

As a general matter, certain foreign currency gains recognized after July 30, 2008, will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	we file a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

We might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, we would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (1) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (2) a fraction intended to reflect our profitability.

Asset Tests.    We, at the close of each quarter of our taxable year, must also satisfy three tests relating to the nature of our assets.

•

First, at least 75% of the value of our total assets must be represented by (1) real estate assets, including (a) real estate held by our qualified REIT subsidiaries, if any, (b) our allocable share of real estate assets held by partnerships in which we own an interest, (c) stock issued by another REIT, and (d) for a period of one year from the date of our receipt of proceeds of an offering of our shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, (2) cash and cash items and (3) government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•

Third, not more than 25% of our total assets may constitute securities issued by taxable REIT subsidiaries (20% with respect to our taxable years beginning prior to January 1, 2009) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets. Moreover, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Also, solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which Verde Realty maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, we could lose our REIT status.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000, and (2) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (1) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Annual Distribution Requirements.    We, in order to qualify as a REIT, are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if we acquired an asset from a C corporation in a carryover basis transaction and dispose of such asset within 10 years of acquiring it, we may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration. However, for Federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (1) when we actually receive income and when we actually pay deductible expenses and (2) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Record-Keeping Requirements

Treasury Regulations require the maintenance of records of the beneficial owners of REITs. Therefore, we will request written statements from our shareholders annually.

Excess Inclusion Income

If we hold a residual interest in a REMIC or certain interests in a TMP from which we derive “excess inclusion income,” we may be required to allocate such income among our shareholders in proportion to the dividends received by our shareholders, even though we may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from Federal income tax, and (3) would result in the application of U.S. Federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of Common Shares

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common shares who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends.    As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (1) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), or (2) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for our previous taxable year and less any taxes paid by us during our previous taxable year, and (3) the amount of earnings and profits distributed by us that were accumulated in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions made by us will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset.

Dividends authorized by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may make distributions to holders of our common shares that are paid at the shareholder’s election in common shares, cash or a combination of both common shares and cash. These distributions are intended to be treated as dividends for U.S. Federal income tax purposes. A U.S. shareholder would, therefore, generally have taxable income with respect to such distributions, including any portions paid in common shares, and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount of our undistributed net capital gain that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Shares.    When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition, and (2) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of Verde Realty that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

Backup Withholding.    We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide us with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described in the next paragraph and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by us that are allocable to our “excess inclusion” income, if any, from certain interests in REMICs and TMPs. This income is discussed above under the heading “—Excess Inclusion Income.”

Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•

either (1) at least one qualified trust holds more than 25% by value of the interests in the REIT or (2) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (1) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (2) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “—U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own common shares, which we call “non-U.S. shareholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements.

Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis), tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (2) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by Verde Realty, the non-U.S. shareholder will be subject to U.S. Federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will generally not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares but may be subject to U.S. withholding as described below. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends.    Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Share Distributions.    We may make distributions to holders of our common shares that are paid at the shareholder’s election in common shares, cash or a combination of both common shares and cash. These distributions are intended to be treated as dividends for U.S. Federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “—Ordinary Dividends” and “—Capital Gain Dividends.” If we are required to withhold an amount in excess of any cash distributed along with the common shares, we will retain and sell some of the common shares that would otherwise be distributed in order to satisfy our withholding obligations.

Sales of Shares.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of common shares generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We expect to be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our shares. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business (and is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis). In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we do not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. shareholder of a sale of shares depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 5% of the shares of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or the five-year period ending on the date when the shareholder disposed of the stock. A non-U.S. shareholder that holds a class of our shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if on the date the stock was acquired by the shareholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of our shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Federal Estate Taxes

Common shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of common shares effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid IRS Form W-8 BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our shareholders in various state or local jurisdictions, including those in which we or they transact business or reside. Our and our shareholders’ state and local tax treatment may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Verde Realty.

ERISA CONSIDERATIONS

The advice set forth below was not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer. The advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed herein. Each taxpayer should seek advice based upon the taxpayer’s particular circumstances from an independent tax advisor. The foregoing language is intended to satisfy the requirements under the regulations in Section 10.35 of Circular 230.

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification. In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan’s assets within the jurisdiction of the United States district courts. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors,” the nature of our business, the length of our operating history and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of our common shares.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing our common shares.

The Plan Assets Regulation

The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code. Under the Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” hold less than 25% of the equity interests in the entity. Our common shares would constitute an “equity interest” for purposes of the Plan Assets Regulation.

Publicly Offered Security

Under the Plan Assets Regulation, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Assets Regulation, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The common shares offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule.

First, the common shares could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Plan Assets Regulation, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, trustees and other affiliates, and voluntary restrictions agreed to by the selling shareholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common shares will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the common shares will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common shares is registered under the Exchange Act.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term

“benefit plan investor” is defined in the Plan Assets Regulation as (1) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (2) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded, no assurance can be given that the 25% Limit will not be exceeded at all times.

Operating Companies

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (1) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (2) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity. An entity will qualify as a VCOC if (1) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (2) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights. We have not endeavored to determine whether we will satisfy the REOC or VCOC exceptions.

Our Status Under ERISA

We believe, on the basis of the Plan Assets Regulation, that our assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If for any reason our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, we, in our sole discretion, may void or undo any such prohibited transaction. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA.

A fiduciary of an ERISA plan or other plan that proposes to cause such entity to purchase our common shares should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

The sale of our common shares to a Plan is in no respect a representation by us or any other person associated with the offering of our common shares that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below, unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per-share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our executive officers, trustees and holders of     % or more of our common shares and securities convertible or exchangeable into common shares (including units in our operating partnership) have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise transfer or encumber any of our common shares or securities convertible into or exchangeable for our common shares during the period from the date of this prospectus continuing through the date                      days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. This agreement does not apply to any shares or units issued pursuant to existing employee benefit plans.

The      -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the      -day restricted period we issue an earnings release or announces material news or a material event; or (2) prior to the expiration of the      -day restricted period, we announce that we will release earnings results during the 15-day period following the last

day of the      -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to this offering, there has been no public market for the shares. The initial public offering price was determined by our board of trustees. Among the factors considered in determining the initial public offering price of the shares are prevailing market conditions, the range of offering prices of other REITs that did not have a public trading market, our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, a consideration of the above factors in relation to market valuation of companies in related businesses, and the recommendation of the underwriters.

An application will be made to list the common shares on the NYSE under the symbol “VRE.” In order to meet one of the requirements for listing our common shares on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 400 beneficial holders and to ensure that our common shares have a minimum price of $4 per share at the time of listing, that there is an aggregate market value of publicly held common shares of at least $40 million in the United States and that there are at least 1.1 million publicly held common shares in the United States following completion of this offering.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Eric S. Dobkin, a member of our board of trustees, is an advisory director to Goldman, Sachs & Co. See “Management.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and may at any time hold long and short positions in such securities and instruments. Such investment and security activities may involve our securities and instruments.

VALIDITY OF THE COMMON SHARES

The validity of the common shares offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. The underwriters are being represented by Willkie Farr & Gallagher LLP, New York, New York. We are being represented by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Verde Realty and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph relating to the change in the method of accounting for noncontrolling interests). Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC website at www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Verde Realty and Subsidiaries

El Paso, Texas

We have audited the accompanying consolidated balance sheets of Verde Realty and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in total equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index to Financial Statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Verde Realty and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the accompanying financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 have been retrospectively adjusted for the change in the method of accounting for noncontrolling interests.

/s/ Deloitte & Touche LLP

Houston, Texas
April 27, 2010

VERDE REALTY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2009	December 31, 2008
ASSETS
Industrial properties, net	$549,090	$629,355
Multifamily properties, net	372,387	329,871
Master planned communities, net	30,084	86,714

Real estate, net	951,561	1,045,940
Investment in real estate joint ventures	12,790	12,619
Cash and cash equivalents	103,760	112,821
Restricted cash	3,202	3,239
Accounts and notes receivable, net	17,900	15,500
Intangible assets, net	6,060	9,185
Other assets	29,833	27,790
Assets of discontinued operations	810	11,764

Total assets	$1,125,916	$1,238,858

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$57,582	$72,365
Notes payable	531,656	472,553
Revenue bond obligations	5,783	10,165
Convertible debentures	69,650	69,650
Liabilities of discontinued operations	—	11,300

Total liabilities	664,671	636,033

Commitments and contingencies (Note 13)
Equity:
Common shareholders’ equity:
Common shares of beneficial interest (par value, $.01 per share; shares authorized: 250,000; shares issued and outstanding: 21,838 and 21,372 as of December 31, 2009 and 2008, respectively)	218	214
Additional paid-in-capital	656,828	656,636
Accumulated deficit	(271,103)	(144,109)

Total common shareholders’ equity	385,943	512,741
Noncontrolling interests:
Verde Realty OP common units	36,949	50,649
Verde Realty OP convertible preferred units, net of notes receivable (liquidation preference: $46,627 as of December 31, 2009 and 2008 )	34,222	34,222
Other	4,131	5,213

Total noncontrolling interests	75,302	90,084

Total equity	461,245	602,825

Total liabilities and equity	$1,125,916	$1,238,858

See notes to consolidated financial statements.

VERDE REALTY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Rental revenues	$97,162	$72,923	$51,950
Residential lot sales	1,011	1,907	9,594
Land sales	818	2,482	—
Interest on loans	—	—	4

Total revenues	98,991	77,312	61,548

Expenses:
Property expenses	34,588	26,957	16,741
Cost of residential lot sales, including commissions and other costs	1,284	1,398	5,795
Cost of land sales	740	1,915	—
Payroll and related	28,558	27,067	25,243
Professional fees	6,210	4,575	4,591
Property taxes on undeveloped land	1,586	830	733
Terminated pursuit costs	145	2,778	7,117
General and administrative expenses	6,319	10,098	10,126
Depreciation and amortization	30,587	26,864	18,966
Impairment loss and inventory valuation adjustment	98,433	14,496	—

Total expenses	208,450	116,978	89,312

Operating loss	(109,459)	(39,666)	(27,764)
Interest income	784	3,356	4,258
Interest expense	(33,224)	(21,820)	(9,965)
Other income (expense)	352	661	(688)
Change in fair value of derivatives	1,941	(8,003)	247

Loss from continuing operations before income taxes	(139,606)	(65,472)	(33,912)

Income taxes:
Current taxes	(1,580)	(868)	(2,409)
Deferred taxes	(851)	(745)	(11,556)

Total income taxes	(2,431)	(1,613)	(13,965)

Loss from continuing operations, net of tax	(142,037)	(67,085)	(47,877)
Income from discontinued operations	261	116	536
Income on disposition of discontinued operations	—	5,473	1,631

Net loss	(141,776)	(61,496)	(45,710)
Loss attributable to noncontrolling interests	14,782	5,873	4,836

Net loss attributable to common shareholders	$(126,994)	$(55,623)	$(40,874)

Net loss per common share attributable to common shareholders—basic and diluted:
Loss from continuing operations	$(5.94)	$(2.84)	$(2.25)
Income from discontinued operations	0.01	0.24	0.10

Net loss per common share attributable to common shareholders—basic and diluted:	$(5.93)	$(2.60)	$(2.15)

Weighted average number of common shares outstanding—basic and diluted	21,412	21,362	19,043

Amounts attributable to common shareholders:
Loss from continuing operations, net of tax	$(127,230)	$(60,660)	$(42,832)
Income from discontinued operations	236	5,037	1,958

Net loss	$(126,994)	$(55,623)	$(40,874)

See notes to consolidated financial statements.

VERDE REALTY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL EQUITY FOR THE YEARS ENDED

DECEMBER 31, 2009, 2008 AND 2007

(In thousands)

	Common Shares of Beneficial Interest	Additional Paid-in Capital	Accumulated Deficit	Non Controlling Interests	Total
Balances—January 1, 2007	$131	$373,328	$(47,612)	$55,926	$381,773
Issuances	83	273,148	—	44,984	318,215
Capital raising costs	—	(59)	—	(6)	(65)
Stock based compensation	—	4,869	—	(111)	4,758
Net loss	—	—	(40,874)	(4,836)	(45,710)

Balances—December 31, 2007	214	651,286	(88,486)	95,957	658,971
Issuances/repurchases	—	585	—	—	585
Capital raising costs	—	(11)	—	—	(11)
Stock based compensation	—	4,776	—	—	4,776
Net loss	—	—	(55,623)	(5,873)	(61,496)

Balances—December 31, 2008	214	656,636	(144,109)	90,084	602,825
Issuances/repurchases	4	3,584	—	—	3,588
Capital raising costs	—	—	—	—	—
Stock based compensation and other	—	(3,392)	—	—	(3,392)
Net loss	—	—	(126,994)	(14,782)	(141,776)

Balances—December 31, 2009	$218	$656,828	$(271,103)	$75,302	$461,245

Common Shares of Beneficial Interest
January 1, 2007	13,070
Shares issued	8,284

December 31, 2007	21,354
Shares issued/repurchased	18

December 31, 2008	21,372
Shares issued/repurchased	466

December 31, 2009	21,838

See notes to consolidated financial statements.

VERDE REALTY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008	2007
Operating Activities:
Net loss	$(141,776)	$(61,496)	$(45,710)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,210	31,504	25,207
Impairment loss and inventory valuation adjustment	98,433	14,496	—
Non-cash (gain) loss from discontinued operations	1,632	(4,877)	(1,631)
Income distribution from joint venture	—	103	—
Straight-lined rents	(927)	(1,865)	(1,488)
Deferred income taxes	851	745	11,556
Pursuit costs written off	—	600	6,942
Stock based compensation	9,004	5,360	5,173
Change in fair value of derivatives	(1,941)	8,003	(247)
Builders’ finance loans repaid	—	—	308
Other operating activities, net	113	(21)	(356)
Change in:
Heritage Preserve residential lots	1,253	(1,836)	—
Accounts receivable and notes receivable	7,300	2,769	3,315
Other assets	(3,523)	(4,372)	(1,906)
Accounts payable and accrued expenses	(9,181)	(4,864)	4,493

Net cash provided by (used in) operating activities	(4,552)	(15,751)	5,656

Investing Activities:
Investment in industrial properties	(15,079)	(69,316)	(127,094)
Investment in multifamily properties	(61,085)	(95,404)	(167,055)
Investment in retail properties	—	(347)	(8,771)
Investment in master planned communities	(464)	(3,962)	(12,262)
Investment in real estate joint ventures	(455)	(1,470)	(8,644)
Joint venture distributions	—	3,278	—
Notes receivable issued, net	(70)	(599)	—
Notes receivable repaid	272	142	1,730
Additions to intangible and other assets	(9)	(35)	(5,451)
Earnest money and option deposits	100	255	(6,871)
Purchases of furniture, building and equipment	(369)	(1,336)	(2,919)
Proceeds from disposition of property and real estate joint venture	31,659	24,529	5,534
Change in escrow deposits	(3,000)	—	—
Other investing activities, net	38	(3,507)	(1,879)

Net cash used in investing activities	(48,462)	(147,772)	(333,682)

	(CONTINUED)

VERDE REALTY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008	2007
Financing Activities:
Change in tenants’ security deposits	172	943	988
Proceeds from line of credit	—	—	75,000
Payments on line of credit	—	—	(155,000)
Proceeds from notes payable	89,627	161,270	270,406
Payments on notes payable	(43,733)	(40,129)	(54,726)
Payments on revenue bond obligations	(251)	(497)	(607)
Debt issuance costs incurred	(1,862)	(2,091)	(4,532)
Proceeds from issuance of CPUs	—	—	1,933
Proceeds from issuance of limited partnership interests in Verde OP	—	—	37,500
Proceeds from issuance of common shares of beneficial interest	—	—	272,817
Capital raising costs allocated to noncontrolling interests	—	(1)	(6)
Capital raising costs	—	(12)	(59)

Net cash provided by financing activities	43,953	119,483	443,714

Net increase (decrease) in cash and cash equivalents	(9,061)	(44,040)	115,688
Cash and cash equivalents at beginning of period	112,821	156,861	41,173

Cash and cash equivalents at end of period	$103,760	$112,821	$156,861

Supplemental Disclosure of Non Cash Activity:
Transfer of industrial property to accounts receivable	$9,026	$—	$—

Release of guarantee bond obligation	$4,034	$—	$—

Interest on construction loans added to principal	$1,909	$3,538	$—

Accrued investments in real estate	$1,263	$12,250	$15,677

Receivables originated in connection with sale of real estate lots	$180	$561	$4,699

Common shares of beneficial interest issued in connection with cancellation of options and warrants	$3,980	—	—

Transfer of common shareholders’ equity to accounts payable for employee taxes and nonqualified savings plan deferral in connection with cancellation of options and warrants	$8,416	—	—

Land deeded back in connection with disposition of joint venture	$—	$1,367	$—

Debt extinguishment in connection with the sale of real estate	$—	$55,334	$—

Debt origination in connection with the sale of real estate	$—	$—	$58,300

Noncontrolling interest issued in connection with acquisition of industrial properties	$—	$—	$5,543

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest of $3,027, $10,106, and $8,972 for the years ended December 31, 2009, 2008 and 2007, respectively	$32,356	$23,250	$10,109

Income taxes paid	$1,693	$2,375	$5,088

See notes to consolidated financial statements.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Business

Verde Realty (“the Company”) is a Maryland real estate investment trust (“REIT”) formed in 2006 to invest in real estate-related assets. The Company’s only operating asset is its investment in Verde Realty Operating Partnership, L.P. (“Verde OP”), of which it is the sole general partner and owns approximately 90.3% at December 31, 2009. Verde OP was formed in 2003 to acquire, develop, own and manage real estate assets on both sides of the U.S.-Mexico border. Verde OP owns and manages industrial land and buildings in both U.S. and Mexico through Verde Corporate Realty Services (“VCRS”), multifamily land and buildings in the four largest Texas markets through Verde Apartment Communities (“VAC”), and master planned communities in New Mexico through its Master Planned Community (“MPC”) business.

Noncontrolling interests of $75.3 million and $90.1 million at December 31, 2009 and 2008, respectively, represent the interests of third party owners in consolidated joint ventures, the holders of convertible preferred units (“CPUs”) in Verde OP and the interests of limited partners other than the Company in Verde OP.

Operating Partnership and Noncontrolling Interests

All of the Company’s operating assets are held in Verde OP. Verde OP has issued both common limited partnership units (“C-Units”) and convertible preferred units. The holders of C-Units have the right to require Verde OP to redeem their C-Units. The Company may, in its sole discretion, assume the redemption obligation and redeem the C-Units for cash or Verde Realty common shares of beneficial interest. If the Company determines to pay the redeeming partner in shares, the total number of shares to be paid to the redeeming partner in exchange for their C-units is equal to one share per C-Unit (subject to certain adjustments). A holder of CPUs shall have the right to convert such units into C-Units at an agreed-upon rate. The CPUs are not redeemable.

Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Management has considered the impact of this topic in conjunction with the issuance of CPUs and determined that all CPUs issued by Verde OP as discussed in Note 10 are outside the scope of this topic and are, therefore, equity of Verde OP.

In 2007, Verde OP formed a joint venture (the “Tijuana Venture”) for the development of industrial buildings in Tijuana, Mexico. Verde OP is the managing partner and appoints three of the five directors of the Tijuana Venture; therefore, the Tijuana Venture is consolidated in Verde OP and the third party ownership interest in the Tijuana Venture is reflected in noncontrolling interests in the consolidated balance sheet.

Principles of Financial Presentation

The consolidated financial statements include the accounts of Verde Realty, Verde OP and its subsidiaries controlled through voting interests, as well as the accounts of variable interest entities in which Verde OP holds a variable interest and is the primary beneficiary and the related amounts of noncontrolling interest and joint ventures or partnerships that meet the guidelines for consolidation. All intercompany balances and transactions have been eliminated in consolidation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) established the ASC as the primary source of authoritative generally accepted accounting principles in the United States of America (“GAAP”) recognized by the FASB to be applied to nongovernmental entities. The Company adopted this standard effective September 30, 2009.

The ultimate realization of the Company’s investments in real estate joint ventures is dependent on a number of factors, including the performance of each investment and market conditions. In accordance with ASC 323, Investments—Equity Method and Joint Ventures, the Company will record an impairment charge if it is determined that a decline in the value of an investment is other than temporary. Based on the Company’s analysis of the facts and circumstances during each reporting period, no impairment was recorded for the years ended December 31, 2009, 2008 and 2007. However, changing conditions in the capital and real estate markets or in the parties’ intentions with respect to the joint ventures may require the Company to record impairment on these investments in the future.

We have evaluated subsequent events through the date the consolidated financial statements were issued.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current period presentation, comprised principally of the reclassification of the operating results of certain properties classified as discontinued operations in the current period.

Use of Estimates

The preparation of financial statements in conformity with GAAP, requires management to make certain estimates and assumptions that affect amounts reported in the financial statements as well as certain disclosures. Actual results could differ from those estimates.

The Company calculates net cash flows from the use of its properties, including estimated property fair values, using available market information and valuation methodologies that the Company believes to be appropriate for these purposes and reflect its current strategic plan and intent for the use of the properties. Considerable judgment and a high degree of subjectivity are involved in developing many of these estimates and, accordingly, they are not necessarily indicative of amounts that the Company would realize upon disposition. In choosing the most appropriate fair value estimate in the circumstances the Company considers the FASB hierarchy consisting of three broad levels, which are described below:

•	Level 1—Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2—Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimates of fair value, including net cash flows from the use of the Company’s properties, are based on assumptions that are consistent with the Company’s current future expectations and the strategic plan it uses to manage its underlying business. The Company considers factors such as changes in the intended use and holding period of the land, the likelihood that land may be disposed of in the near term, a significant decline in the fair value of the land as compared to its carrying value based on market information, and other impairment indicators included in ASC 360, Property, Plant, and Equipment. In addition, the Company considers estimates of the expected holding period for the land (including holding periods the Company believes are used by other market participants); development and lease-up periods for the land; risk-adjusted return objectives; and expected net rent, operating and carrying costs and absorption rates. Changes in economic and operating conditions and the ultimate investment intent that may occur in the future could impact these assumptions and result in additional impairment charges.

Business Risks

Risk factors associated with Verde OP’s operations include, but are not limited to, national economic conditions, such as restricted availability of financing, changes in demographic trends and interest rates, declining real estate valuations, downward pressure on rental rates, cross border transactions, which make real estate purchases less attractive to home buyers and property developers, potential limitations of the availability of water resources and the need to obtain the agreements of third parties in respect of planned business activities. The availability of financing is currently very restricted; however, the Company has sufficient capital and financing commitments in place to complete its ongoing construction projects in addition to meeting debt service obligations. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of Verde OP’s success. Management believes the Company has adequate resources to fund Verde OP’s needs until it reaches profitable operations.

Property

Property held for future development, including the acquisition of water rights, is stated at cost. Costs directly related to water rights acquisition, land acquisition and development or renovations of real estate are capitalized. These costs generally include cash paid, development costs, cost of debt assumed and other transaction costs. In the opinion of management, each property held for future development, including the carrying basis of water rights acquisitions, is stated at an amount not in excess of the individual property’s estimated undiscounted future cash flows, including estimated proceeds from disposition.

Properties under development are stated at cost. Development expenditures, including indirect project costs directly related to the project, interest and real estate taxes, are capitalized. During the land development and construction periods of qualifying projects, interest costs are capitalized as provided under ASC 835, Interest. The capitalization of costs ceases when the property is substantially complete and ready for its intended use. Operating properties are stated at cost, and improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. The costs of repairs and maintenance are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the real estate assets, which is expected to be approximately 40 years for buildings and improvements, ten years for parking lots, three to five years for equipment and fixtures and the shorter of the useful life or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the remaining lease term, which includes periods covered by bargain renewal options, if any, for tenant improvements and leasehold interests. Management must make subjective assessments as to the useful lives of the operating properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate properties. These assessments will have a direct impact on the Company’s net income because, if the expected useful lives of the properties are shortened, these investments would be depreciated over fewer years, resulting in more depreciation expense and lower net income on an annual basis through the end of the expected useful lives of the related assets.

If a property previously classified as discontinued operations is reclassified to operations, the property is measured at the lower of its (a) carrying amount before the property was classified as discontinued operations, adjusted for any depreciation expense, or (b) estimated fair value at the date of the subsequent decision to reclassify as held for use.

Properties are reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. Impairment indicators for operating properties include significant sustained or projected decreases in a property’s net operating income, significant decreases in occupancy, and significant decreases in the market value of the property. For land held for future development and properties under development, impairment indicators include significant decreases in anticipated selling prices, changes in projected development plans and timing, and significant increases in the planned costs of development.

If there are indicators of impairment, for properties to be held and used, including operating properties and land held for development or under development, the Company compares the sum of the projected undiscounted net cash flows expected to result from the use and ultimate sale of the property to its carrying amount. If the carrying amount is not recoverable, the property is written down to its estimated fair value. Properties held for sale are carried at the lower of their cost or estimated fair value less cost to sell. The Company estimates fair values using inputs that it believes are consistent with those used by other market participants.

Evaluating properties for impairment requires management to exercise a considerable amount of judgment. Management utilizes the best information available at the time the analysis is performed. The Company has recorded material impairment charges on several of its properties and, should market conditions or plans for certain properties change, it may be required to record material impairment charges in the future.

Due to economic conditions affecting a portion of the Company’s MPC business, an impairment review was conducted as of December 31, 2008. The Company owned approximately 16,900 acres in New Mexico (“Heritage Preserve”) with a carrying value of $12.9 million as of December 31, 2008. As a result of market conditions and based on the Company’s intent as of December 31, 2008 with regard to this land, the projected cash flow was below the carrying amount. An impairment charge of $14.5 million was recognized to adjust the carrying amount to estimated fair value at December 31, 2008. A similar analysis was performed at September 30, 2009 and an additional impairment charge of $2.8 million was recognized. No additional impairment was recognized at December 31, 2009. Subsequent to the end of 2009, management updated certain assumptions and estimates relating to the Heritage Preserve land, which had a carrying amount of $9.4 million at December 31, 2009, that management believes will result in an additional impairment being taken in the first quarter of 2010.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the fourth quarter of 2009, the Company revised its intent and updated certain significant assumptions with respect to a number of land parcels. The Company based these revisions on a combination of factors, including its beliefs as to the expectations of its investors; its evaluation of the continued weak economic environment, particularly with respect to the markets in which the Company owns multifamily, industrial and master planned community land; and its assessment, at the end of 2009, of its intentions with respect to these properties. The most significant changes in assumptions involved the land parcels and reductions in anticipated holding periods, a decision that the Company likely would not pursue further development at these properties (at least in the foreseeable future), the use of a probability-weighted approach to consider the likelihood of possible outcomes for certain parcels that have alternative potential uses, and changes in estimates of future net rents, operating costs and absorption rates. In a number of cases, these changes resulted in a reduction in the sum of the projected undiscounted net cash flows for the relevant properties to amounts below their respective carrying values. As a result, the Company recorded an impairment charge of $10.5 million on certain of its multifamily land in Austin, Dallas and Houston, Texas, $30.6 million on its industrial land in each of the locations in which it has industrial properties and $49.1 million on its Santa Teresa land to write them down to their estimated fair values.

In addition, an impairment charge of $7.0 million (including $1.6 million recognized in discontinued operations) was recognized to adjust the carrying amount of properties held for sale or sold to fair value, less costs to sell, during the year ended December 31, 2009.

See Note 12 for nonrecurring fair value measurement disclosures.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of 90 days or less to be cash equivalents.

Concentration of Credit Risk

At December 31, 2009, and 2008, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash. The Federal Deposit Insurance Corporation, or “FDIC,” generally only insures limited amounts per depositor per insured bank. Beginning October 3, 2008 through December 31, 2013, the FDIC will insure up to $250,000 per depositor per insured bank; on January 1, 2014, the standard coverage limit will return to $100,000 for most deposit categories. Unlimited deposit insurance coverage will be available to the Company’s non-interest bearing transaction accounts held at those institutions participating in FDIC’s Temporary Liquidity Guarantee Program through December 31, 2013.

Restricted Cash

Restricted cash represents amounts used to establish an escrow account to secure tenants’ security deposits, collateral for surety bonds and amounts required under certain loans for future capital expenditures. The restriction on the tenant funds will be released and the tenants’ satisfactory completion of the terms of their leases. Restricted cash is not considered as cash or cash equivalents for purposes of the accompanying consolidated balance sheets or statements of cash flows. Changes in restricted cash are included in other investing activities on the consolidated statements of cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisitions of Real Property

Acquisitions of properties are accounted for utilizing the acquisition method of accounting as set forth in ASC 805, Business Combinations, and, accordingly, the results of operations of acquired properties are included in the Company’s results of operations from their respective dates of acquisition. Estimates of future cash flows and other valuation techniques that the Company believes are similar to those used by independent appraisers are used to record the purchase of identifiable assets acquired and liabilities assumed such as land, buildings on an “as if vacant” basis, tenant improvements, asset retirement obligations, notes payable, and other identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, and tenant relationships and any goodwill or gain on purchase. Initial valuations are subject to change until such information is finalized, no later than 12 months from the acquisition date.

Revenue bonds and notes payable assumed in acquisitions are presented net of fair market value adjustments, which are amortized to interest expense over the life of the bonds and notes.

Pursuit Costs

Prior to January 1, 2009, pursuit costs related to the acquisition of properties that were probable in the opinion of management were capitalized. These costs consisted principally of professional fees. Pursuit costs related to the acquisition of properties no longer deemed probable were expensed in the period such determination was made. Effective January 1, 2009, pursuit costs which relate to the acquisition of properties are expensed as incurred.

Furniture, Equipment and Buildings

Furniture, equipment and buildings are stated at cost less accumulated depreciation, using the straight-line method over their estimated lives, which generally range from three to five years for furniture and equipment and is 40 years for buildings. Repairs and maintenance expenditures are charged to operations as incurred. Renewals and betterments are capitalized. Improvements to leased property are amortized over the shorter of the useful life of the improvement or the remaining lease term, which includes periods covered by bargain renewal options, if any.

Revenue Recognition

Verde OP leases its operating properties to tenants under agreements that are classified as operating leases and recognizes the total minimum lease payments provided for under the leases on a straight-line basis over the lease term, including rent holidays and bargain renewal options, if any. An allowance for bad debts is made if the collection of a receivable balance is considered to be doubtful.

Under the terms of the respective leases, some or all of Verde OP’s property operating expenses are recovered from its tenants. Verde OP reflects amounts recovered from tenants as a component of rental income in the period the related expense is incurred. Some of Verde OP’s retail property leases also contained provisions that provided for additional rents based on tenant’s sales volume. These additional rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. As of December 31, 2008, Verde OP no longer has retail properties.

Revenues from real estate sales of residential home sites, land sales and MPC land sales, including those with seller financing, are recognized upon closing of sales contracts and lapsing of any

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

applicable rescission period in accordance with ASC 605, Revenue Recognition. Profit on a sale is not recognized under the full accrual method until the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, in addition to other criteria in accordance with ASC 360.20, Real Estate Sales. A portion of real estate inventory and estimates for costs to complete are allocated to each parcel based on the relative sales value of each unit as compared to the sales value of the total project.

Income Taxes

The Company has elected REIT status for U.S. federal income tax purposes. No provision has been made in the Company’s financial statements for U.S. federal income taxes because REITs are generally not required to pay federal income taxes on their net income that is currently distributed to shareholders if they distribute 90% of their taxable income and meet certain income, asset and shareholder tests. The Company did not have taxable income for the years ended December 31, 2009, 2008 and 2007. Taxable income differs from net income for financial reporting purposes principally because of differences in the timing of recognition of depreciation, rental revenue, compensation expense and gain from sales of property. As a result of these differences and differences in the amounts assigned to acquired fixed assets for tax purposes, the book value of the Company’s net fixed assets is lower than the tax basis by $138.4 million and $36.9 million at December 31, 2009 and 2008, respectively.

The Company has elected to treat certain consolidated subsidiaries, and may in the future elect to treat newly formed subsidiaries, as taxable REIT subsidiaries. Taxable REIT subsidiaries may participate in non-real estate related activities and/or perform non-customary services for tenants and are subject to federal and state income tax at regular corporate tax rates. The Company’s taxable REIT subsidiaries had no taxable income for the years ended December 31, 2009, 2008 and 2007. The Company had a deferred tax asset of approximately $15.3 million and $13.2 million as of December 31, 2009 and 2008, respectively, relating primarily to net operating losses of the taxable REIT subsidiaries. Because of the uncertainty of utilizing the net operating losses, the deferred tax asset related to the taxable REIT subsidiaries has been fully reserved.

The State of Texas implemented a margin tax on January 1, 2007. The margin tax is 1% of revenues less certain expenses. For the years ended December 31, 2009, 2008 and 2007, the Company accrued $276,000, $236,000 and $190,000, respectively, related to this margin tax.

The Company owns and operates properties in Mexico and is subject to Mexican taxes. Prior to 2008, the Company paid the greater of the Mexican income tax or the Mexican asset tax. The Mexican income tax is 28% (rate incrementally declining from 30% to 28% from years 2006 to 2007 and will increase to 30% in 2010) of taxable income as determined by Mexican law and the asset tax was 1.25% of gross asset base. To the extent the Company paid the asset tax, a future credit against the Mexican income tax was generated. In October 2007, a new single rate business tax (“IETU”) was approved by the Mexican government and replaced the asset tax effective January 1, 2008. In accordance with ASC 740, Income Taxes, the effect on deferred tax liabilities of a change in tax laws should be included in tax expense attributable to continuing operations in the period including the enactment date. As a result, the Company calculated its deferred tax assets and liabilities as of December 31, 2007, based on the greater of the new IETU tax or the income tax. In 2008, the IETU was 16.5% of IETU taxable income, determined by Mexican law, increasing to 17% in 2009 and 17.5% thereafter. Under the IETU transition rules, depreciable assets purchased between January 1, 1998 and December 31, 2007 will provide limited benefit for IETU calculation. Only up to 50% of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

depreciable basis of these properties (5% a year for the ten-year period beginning January 1, 2008) can be taken as a credit under IETU. Due to the transition rule, the Company recognized a deferred tax liability and expense of $11.3 million as of and for the year ended December 31, 2007.

As a REIT, and as discussed above, the Company’s U.S. operations have not generated taxable income for federal tax purposes. The Company’s U.S. state and local taxes are not material and, accordingly, the Company’s effective tax rate is almost exclusively determined by the Company’s Mexico operations. The significant permanent differences in Mexico are imputed taxable income based on Mexico’s inflation rate, basis differences under IETU and nondeductible expenses.

The Company analyzes deferred tax assets and liabilities by legal entity, resulting in realizable or unrealizable net deferred tax assets. The deferred tax asset and liabilities as of December 31, 2009 and 2008, respectively, were as follows (amounts in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$8,093	$8,549
Valuation allowance	(4,479)	(6,854)

Net deferred tax assets	3,614	1,695

Deferred tax liabilities:
Basis difference—real estate (under income tax basis)	(2,896)	(1,272)
Basis difference—real estate (under IETU tax basis)	(13,205)	(12,197)
Other—temporary differences	(365)	(486)

Total deferred tax liabilities	(16,466)	(13,955)

Net deferred tax liabilities	$(12,852)	$(12,260)

Discontinued Operations

In June 2007, Verde OP sold one industrial building in Monterrey, Mexico. During 2008, Verde OP sold two retail buildings in San Antonio, Texas, and in Pembroke, Florida, and one multifamily building in San Antonio, Texas. The results of these operations are included in the income from discontinued operations. In October 2008, Verde OP entered into a contract to sell one multifamily building in San Antonio, Texas; in February 2009, the contract was terminated and the building is no longer available for sale; accordingly, operations for this building were reclassified to continuing operations, which resulted in an increase in loss from continuing operations of $391,000 and $8,000 and resulted in an increase in total revenues of approximately $2.2 million and $2.2 million for the years ended December 31, 2008 and 2007, respectively. In October 2009, the Company sold ten industrial buildings. The results of their operations are included in the income from discontinued operations, including an impairment loss of approximately $1.6 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The major classifications of the discontinued operations’ assets and liabilities at December 31, 2009 and 2008 are as follows (amounts in thousands):

	December 31,
	2009	2008
Assets
Industrial properties, net	$810	$—
Multifamily properties, net	—	11,764

	$810	$11,764

Liabilities
Notes payable	$—	$11,300

The results of operations of the discontinued operations for the years ended December 31, 2009, 2008 and 2007 are as follows (amounts in thousands):

	December 31,
	2009	2008	2007
Revenues
Rental revenues	$3,569	$9,826	$9,347

Total revenues	3,569	9,826	9,347

Expenses
Property expenses	910	3,823	3,292
Professional fees	—	25	—
Property taxes	—	—	(50)
Interest expense, net	147	2,714	2,289
Impairment	1,632	598	—
Depreciation	619	2,550	3,280

Total expenses	3,308	9,710	8,811

Income from discontinued operations	$261	$116	$536

Foreign Currency Risks

Verde OP owns and operates industrial properties in Mexico and pays some local expenses in Mexican pesos. The Company collects rent on leases in U.S. dollars, which is the functional currency. The Company does not currently mitigate foreign currency risk, but monitors the exchange rate of the Mexican peso to the U.S. dollar to determine whether to mitigate the risk from foreign currency fluctuations.

Nonmonetary assets and liabilities of the properties in Mexico are reflected at the historical exchange rate in effect at the date of the transaction, and monetary assets and liabilities are remeasured at the exchange rate in effect at the balance sheet date. Income statement accounts that represent significant nonrecurring transactions are translated at the rate in effect as of the date of the transaction. Recurring transactions are translated at the average exchange in effect during the period. Transaction gains and losses are included in property expenses. For the year ended December 31, 2009, the Company recorded a gain of $36,000. For the years ended December 31, 2008 and 2007, the Company recorded a loss of $1.2 million and $237,000, respectively.

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Derivatives

The Company records derivatives as assets or liabilities, measured at fair value, in accordance with ASC 815, Derivatives and Hedging. Gains or losses from changes in the fair values of the derivatives, whether realized or not, are recorded in the consolidated statements of operations as the derivatives are not designated as hedges.

Environmental Costs

The Company accrues liabilities for environmental investigation and remediation costs based upon estimates regarding the number of sites for which the Company will be responsible, the scope and cost of work to be performed and the timing of remediation. Where amounts and timing can be reliably estimated, amounts are discounted. Where timing and amounts cannot be reasonably determined, a range is estimated and the lower end of the range is recognized on an undiscounted basis. As of December 31, 2009 and 2008, the Company is not aware of any environmental conditions on the Company’s properties which are likely to have a material effect on the Company’s financial condition, results of operations or cash flows.

Stock-Based Compensation

ASC 718, Compensation—Stock Compensation, requires expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. The expense is recognized over the period during which a recipient is required to provide service in exchange for the awards, which is usually the vesting period. The standard also requires the Company to estimate the number of instruments that will ultimately be issued.

Recent Accounting Pronouncements

In December 2007, the FASB issued an update to ASC 805, Business Combinations. The update expands the original guidance’s definition of a business. It broadens the fair value measurement and recognition to all assets acquired, liabilities assumed and interests transferred as a result of business combinations. The revision requires expanded disclosures to improve the ability to evaluate the nature and financial effects of business combinations. The update is effective for business combinations made on or after January 1, 2009. The update adoption did not have a significant impact on the Company’s financial statements for the year ended December 31, 2009 since acquisition activity was not significant during the period, but the Company expects that this update will have a material impact in future periods to the extent that real estate acquisitions are significant.

In December 2007, the FASB issued an update to ASC 810, Consolidation. The update established requirements for ownership interest in subsidiaries held by parties other that the Company to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. The adoption of this update resulted in an increase to equity in the Consolidated Balance Sheet as of December 31, 2008 of $90.1 million for the reclassification of minority interest to equity for noncontrolling interest in consolidated entities. The Company adopted this statement effective January 1, 2009.

In March 2008, the FASB issued an update to ASC 815, Derivatives and Hedging. The update requires enhanced disclosures about an entity’s derivative and hedging activities such as: (i) how and why they are used, (ii) how they are accounted for and (iii) how they affect an entity’s financial

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statements. This update is effective for fiscal years beginning after November 15, 2008. Implementation has resulted in certain additional disclosures.

In May 2009, the FASB issued ASC 855, Subsequent Events. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. ASC 855 also requires public entities to evaluate subsequent events through the date that the financial statements are issued. ASC 855 is effective for interim periods and fiscal years ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09. ASU 2010-09 amends ASC 855 and eliminates the requirement to disclose the date through which subsequent events have been evaluated for SEC filers. ASU 2010-09 is effective upon issuance. The adoption of ASC 855 and ASU 2010-09 did not have a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which codified the previously issued SFAS 167, Amendments to FASB Interpretation No. 46R. ASU 2009-17 changes the consolidation analysis of variable interest entities (“VIEs”) and requires a qualitative analysis to determine the primary beneficiary of the VIE. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. ASU 2009-17 requires an ongoing reconsideration of the primary beneficiary and also amends the events triggering a reassessment of whether an entity is a VIE. ASU 2009-17 requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must consolidate the VIE. ASU 2009-17 is effective for the Company January 1, 2010. The Company’s adoption of ASU 2009-17 did not have a significant impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, an update to ASC 820, Fair Value Measurements and Disclosures, which adds new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. This update is effective for the Company January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for the Company January 1, 2011. Implementation will result in certain additional disclosures.

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2. Real Estate

Real estate consisted of the following (amounts in thousands):

	January 1, 2008 Balance	Acquisitions	Other Capitalized Costs	Sales/ Transfers/ Impairment	December 31, 2008 Balance
Industrial:
Property held for future development	$134,472	$8,306	$14,515	$(16,308)	$140,985
Property under development	26,003	—	37,773	(52,577)	11,199
Operating properties	446,130	—	9,738	63,789	519,657
Accumulated depreciation	(27,626)	—	—	—	(42,486)

	578,979	8,306	62,026	(5,096)	629,355

Multifamily:
Property held for future development	71,585	10,641	32,634	(42,607)	72,253
Property under development	105,837	—	46,831	(84,801)	67,867
Operating properties	99,222	—	11,061	89,785	200,068
Accumulated depreciation	(3,209)	—	—	—	(10,317)

	273,435	10,641	90,526	(37,623)	329,871

Retail:
Operating properties	37,770	—	258	(38,028)	—
Accumulated depreciation	(961)	—	—	—	—

	36,809	—	258	(38,028)	—

Master Planned Communities:
Property held for future development	88,314	1,379	10,051	(13,012)	86,732
Accumulated depreciation	—	—	—	—	(18)

	88,314	1,379	10,051	(13,012)	86,714

Total Real Estate, net	$977,537	$20,326	$162,861	$(93,759)	$1,045,940

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	January 1, 2009 Balance	Acquisitions	Other Capitalized Costs	Sales/ Transfers/ Impairment	December 31, 2009 Balance
Industrial:
Property held for future development	$140,985	$—	$2,349	$(30,124)	$113,210
Property under development	11,199	—	982	(12,181)	—
Operating properties	519,657	—	332	(36,746)	483,243
Accumulated depreciation	(42,486)	—	—	—	(47,363)

	629,355	—	3,663	(79,051)	549,090

Multifamily:
Property held for future development	72,253	—	514	(43,853)	28,914
Property under development	67,867	—	47,041	(114,908)	—
Operating properties	200,068	—	9,446	155,174	364,688
Accumulated depreciation	(10,317)	—	—	—	(21,215)

	329,871	—	57,001	(3,587)	372,387

Master Planned Communities:
Property held for future development	86,732	438	1,975	(59,021)	30,124
Accumulated depreciation	(18)	—	—	—	(40)

	86,714	438	1,975	(59,021)	30,084

Total Real Estate, net	$1,045,940	$438	$62,639	$(141,659)	$951,561

Industrial

During 2008, the Company acquired approximately 39 acres of land in Juarez, Mexico for $8.3 million in cash. Eight buildings with a cost of $65.7 million were transferred to operations. As of December 31, 2008, the Company had two buildings under construction on 14 acres of land and construction costs of $11.2 million.

During 2009, two buildings with a cost of $12.2 million were transferred from under development to operations. Also during 2009, the Company sold ten buildings totaling 651,000 square feet in San Antonio and McAllen, Texas, and in Santa Teresa, New Mexico for $31.5 million; the Company sold 21 acres of undeveloped land in Houston, Texas for $2.3 million. As of December 31, 2009, the Company is under contract to sell 12 acres of land in El Paso, Texas and Monterrey, Mexico for $1.6 million.

In April 2009, an 854,000 square foot fully insured industrial building in Juarez, Mexico was damaged due to a fire. The basis of the building was reduced by $9.0 million as of December 31, 2009. The Company expects to be reimbursed by the insurance company for any damages and lost revenues for a twelve month period. A receivable equal to the basis of the damaged portion of the building, plus out-of-pocket expenses (totaling approximately $10.3 million) is recorded in accounts receivable. Any amounts recovered in excess of this receivable are considered a gain contingency and will be recognized in the statement of operations when collected and the insurance claim is settled.

During 2009, the Company recognized an impairment charge of approximately $31.1 million on certain of its industrial properties. See further discussion in Note 1.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Multifamily

During 2008, the Company acquired 22 acres of undeveloped land in Dallas, San Antonio and Houston, Texas for the construction of three apartment complexes. The purchase price was $10.6 million paid in cash. The Company also sold a 271 unit multifamily property in San Antonio, Texas for $32.4 million, and was under contract to sell a 240 unit multifamily property in San Antonio, Texas; $11.8 million was classified as discontinued operations.

During 2009, $28.5 million related to a 427 unit apartment acquired in 2007 was transferred from property held for future development to operating properties, five properties with a cost of $114.9 million were transferred from under development to operations, and one multifamily property in San Antonio, Texas, with a cost of $11.8 million was transferred from discontinued operations to continuing operations. As of December 31, 2009, the Company is under contract to sell 7 acres of land in Houston, Texas for $12.6 million.

During 2009, the Company recognized an impairment charge of approximately $15.4 million on certain of its multifamily properties. See further discussion in Note 1.

Retail

During 2008, the Company sold 357,000 square feet of retail space for $44.3 million. As of December 31, 2008, all retail properties have been discontinued.

Master Planned Communities

During 2008, the Company withdrew from a joint venture partnership and reacquired 16.8 acres of land contributed in 2007 (see Note 3); subsequently the land was sold for $1.8 million. The Company also transferred 338 acres of land for $6.4 million from industrial land to master planned communities.

During 2009, the Doña Ana County bonds were released and the Company received reimbursement for the shortfall payments previously made (see Note 8); as a result of this, the Company reduced the Santa Teresa land investment by $5.2 million. As of December 31, 2009, the Company is under contract to sell 472 acres of land in Santa Teresa, New Mexico for $5.4 million.

During 2009, the Company recognized an impairment charge of approximately $52.0 million on certain of its master planned community properties. See further discussion in Note 1.

Water Rights

In connection with the purchase of land in Santa Teresa, New Mexico in 2003, the Company acquired approximately 18,800 acre feet of water to use primarily on its Santa Teresa land. To provide utility service and meet subdivision platting requirements, Verde OP entered into an agreement with Doña Ana County (the “County”) in which the County agreed to provide service to Verde OP, expand the County’s water system to meet ongoing demand, maintain the system and cover the requirement to provide offset water rights as required. Under this agreement 12,000 acre feet are irrevocably committed for service by the County on Verde OP’s acquired lands, and Verde OP has an option to commit an additional 2,000 acre feet for use exclusively on its property within nine years if needed. If not required within the nine-year period, the 2,000 acre feet will revert to the County for use in its water

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

system. Verde OP also allocated an additional 4,773 acre feet for use by the County in its water system. However, Verde OP has an equal right to be served by the excess over the amount committed to its exclusive use in the event that Verde OP’s needs are not met by the amount retained by Verde OP. To the extent that any of the rights allocated to the County are later allocated to third parties, Verde OP will be paid $352 per acre foot. As the land is developed, Verde OP will transfer water rights to the appropriate political subdivision of the State of New Mexico that is providing water service. On or about June 2032, the amount of water that Verde OP may continue to divert will be limited to that amount put to beneficial use as of that date, and the right, if any, under the permit to divert any additional amount shall terminate.

Sunland Park and the County had been in legal proceedings regarding which entity shall have the exclusive rights to provide water and wastewater services to the portion of Sunland Park’s alleged exclusive service area located outside the municipal boundaries of Sunland Park, but within the County. In 2005, Sunland Park and the County executed a memorandum of understanding, pursuant to which the parties will establish under New Mexico law a joint water and wastewater utility authority under which Sunland Park and the County will jointly serve the Santa Teresa property and certain surrounding land. This memorandum of understanding contemplates an interim authority while the parties complete negotiation of the terms of a permanent joint authority. Under establishment of the permanent joint authority, the proceeding would be dismissed without prejudice.

The acquisition of undeveloped property in Sunland Park included credits for the previous dedication of water rights by the seller to Sunland Park. Verde OP believes that its recorded investments in the water rights and engineering and development costs are not in excess of their fair value.

Operating Lease Agreements

We lease our operating properties and certain land parcels to tenants under agreements that are generally classified as operating leases. At December 31, 2009, minimum lease payments on leases with lease periods greater than one year for space in our operating properties, including leases of land under ground leases, during each of the years in the five-year period ended December 31, 2014 and thereafter are as follows (in thousands):

Year ended December 31:
2010	$40,229
2011	37,397
2012	27,497
2013	18,942
2014	14,695
2015 and thereafter	25,808

$164,568

During the years ended December 31, 2009, 2008 and 2007, the Company did not earn more than 10% of its revenue from any individual tenant.

The Company’s industrial business currently leases approximately 18.7% of its space to tenants in the third party logistics industry, 18.7% to tenants in the automotive industry and 12.9% to tenants in the electronic components industry. Economic events that adversely impact these industries could also affect the Company’s operating results adversely.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s real estate resides solely in Mexico, Texas and New Mexico. Economic events that adversely impact these geographic locations would also affect the Company’s operating results adversely.

3. Investment in Real Estate Joint Ventures

In September 2005, Verde OP formed a joint venture (“the San Antonio Venture”) in which it has a 50% joint venture interest accounted for with the equity method, which in turn owns a general partner interest in a sub-tier partnership of 0.10%. Verde OP owns a limited partnership interest of 89.95% in such sub-tier partnership. The sub-tier partnership acquired approximately 127 acres of industrial land in San Antonio, Texas for a purchase price of $4.4 million. The Company contributed $4.3 million to the San Antonio Venture, and the other venturer contributed approximately $500,000. In March 2006, the sub-tier partnership acquired approximately 82 acres of industrial land in San Antonio, Texas for a purchase price of $3.7 million. The Company contributed $3.3 million to the San Antonio Venture, and the other venturer contributed approximately $400,000. In 2007, the San Antonio Venture transferred 12 acres of land for $800,000 to a consolidated subsidiary. In 2008, the San Antonio Venture sold 10.2 acres of land; Verde OP received a cash distribution of $2.4 million.

In January 2007, Verde OP entered into a joint venture (“the Retail Venture”) with the owner of four retail buildings and 14 acres of land in El Paso, Texas. Verde OP contributed 17 acres of land in Santa Teresa, New Mexico with a cost basis of $1.4 million and $4.7 million cash for approximately a 20% interest in the Retail Venture. In May 2007, the Retail Venture purchased 9 acres of land in El Paso, Texas, for $2.1 million; Verde OP contributed $400,000 related to this transaction. In January 2008, Verde OP’s interest in the Retail Venture was withdrawn. In consideration for the withdrawal, the partnership distributed to Verde OP $4.8 million cash, deeded back 16.8 acres in Santa Teresa, and one of the affiliated joint venturers purchased the 16.8 acres from Verde OP for $1.8 million.

Also during 2007, a joint venture (“the Reynosa Venture”) was formed with three land owners for the development of industrial buildings in Reynosa, Mexico. The land owners contributed 13 acres in Reynosa with a value of $1.8 million and $2.1 million in cash. The Reynosa Venture has a 50-50% ownership structure. Verde made an initial contribution of $3.9 million. The Reynosa Venture agreement includes a buy-sell provision which can be triggered by any of the parties at any time after the fourth anniversary of the formation of the trust or termination of the property manager under the Property Management Agreement. The selling partner will be paid cash. Since the decisionmaking is equally shared between the partners, the Reynosa Venture is not consolidated into Verde OP’s financial statements.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Accounts and Notes Receivable

Accounts and notes receivable consist of the following (amounts in thousands):

	December 31,
	2009	2008
Receivable from insurance claim (see Note 16)	$10,347	$—
Notes receivable	6,512	9,000
Other receivables	1,445	4,304
Value added tax receivable	709	3,221
Tenant receivables	188	581
Allowance for doubtful accounts	(1,301)	(1,606)

	$17,900	$15,500

The Company uses judgment in reserving for uncollectible accounts; however, it generally reserves for doubtful accounts when the tenant receivable is outstanding for more than 60 days.

Heritage Preserve, the Company’s MPC business in Hillsboro and Mountainair, New Mexico, sells land parcels ranging from 5 to 60 acres for residential development. The Company provides financing on these parcels. The Company held notes receivable related to this business of $5.4 million and $8.2 million as of December 31, 2009 and 2008, respectively. The notes are secured by the underlying parcels.

	December 31,
	2009	2008
Number of loans	50	75
Interest rate range	6.5% - 11.0%	6.0% - 11.0%
Original maturities	2-25 years	3-25 years
Aggregate monthly payments	$ 43,000	$ 63,000

5. Intangible Assets

Intangible assets consist of the following (amounts in thousands):

	December 31,
	2009	2008
Valuation of in-place leases	$21,998	$25,447
Accumulated amortization	(17,968)	(18,623)
Above-market leases acquired	1,783	1,849
Accumulated amortization	(1,016)	(847)
Bond and mortgage premium	1,616	1,616
Accumulated amortization	(539)	(435)
Trademarks	186	178

	$6,060	$9,185

These intangibles, excluding trademarks, will be amortized over the terms of the acquired leases and debt. Amortization expense for the years ended December 31, 2009, 2008 and 2007, was $2.2 million, $4.0 million and $4.9 million, respectively.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future amortization of the intangible assets is as follows (amounts in thousands):

Year ended December 31:
2010	$1,826
2011	1,453
2012	754
2013	444
2014	391
2015 and thereafter	1,006

$5,874

As of December 31, 2009, the weighted average amortization period for all of the intangible assets was 5 years.

6. Other assets

Other assets consist of (amounts in thousands):

	December 31,
	2009	2008
Deferred financing costs	$10,387	$10,023
Accumulated amortization	(4,664)	(3,754)
Furniture, building and equipment	9,198	8,879
Accumulated depreciation	(6,802)	(5,365)
Leasing costs and commissions	9,050	8,559
Accumulated amortization	(4,202)	(2,655)
Straight-lined rents	7,255	6,328
Property escrow and deposits	7,180	3,874
Prepaid expenses	2,313	1,801
Other assets	118	—
Earnest money and option deposits	—	100

	$29,833	$27,790

Deferred financing costs will be amortized into interest expense over the terms of the obligations; leasing costs and commissions will be amortized over the terms of the related leases; furniture, building and equipment will be depreciated over their estimated useful lives.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accounts payable, accrued expenses and other liabilities

Accounts payable, accrued expenses and other liabilities consist of (amounts in thousands):

	December 31,
	2009	2008
Deferred and current foreign income taxes	$13,370	$11,232
Real estate taxes	10,517	10,354
Payroll and related	9,499	6,687
Property related liabilities	6,612	8,690
Interest payable	5,489	4,468
Fair value of interest rate swaps	4,655	8,003
Other accrued liabilities	4,015	5,391
Contract retainage	1,263	12,250
Accounts payable trade	1,193	3,942
Deferred income	833	1,129
Intangible liability-industrial leases, net	136	219

	$57,582	$72,365

8. Indebtedness

Indebtedness consists of (amounts in thousands):

	December 31,
	2009	2008
Notes payable	$531,656	$472,553
Revenue bond obligations	5,783	10,165

Convertible debentures:
Series 2018	$53,550	$53,550
Series 2020	12,880	12,880
Series 2020 (MLP)	3,220	3,220

Total Convertible Debentures	$69,650	$69,650

Notes payable

During 2008, the Company funded an additional $25.5 million of construction loans and paid off $45.0 million. The Company originated $213.9 million on notes payable and funded $139.2 million; six loans bear interest of LIBOR plus 1.25% to LIBOR plus 2.50% and mature in 2011, and three notes bear interest from 5.77% to 6.64% and mature between 2015 and 2018. The Company made $50.2 million principal payments on notes payable.

During 2009, the Company funded an additional $63.6 million of construction loans and paid off $37.2 million. At December 31, 2009, the Company’s construction loans had a balance of $130.3 million. The Company originated $28.0 million of notes payable and made $6.7 million of principal payments; the notes bear interest at 5.68% and 5.91% and mature in 2019. Also, $11.3 million of notes payable were reclassified from discontinued operations to continuing operations.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The interest rates on notes payable range from 4.01% to 8.00%, with a weighted average interest rate of 6.37%, and the notes mature from 2010 to 2025. All of the notes payable are collateralized by real estate assets with a net book value of $699.6 million.

Revenue bond obligations

In connection with the purchase of the Santa Teresa land, Verde OP assumed a guarantee that the sellers of the land had provided to Doña Ana County. Such guarantee required Verde OP to provide the Doña Ana County with funds to pay shortfalls in net revenue and debt service on revenue bonds issued to acquire, construct, own and operate a utility system. Management estimated its obligation for the future shortfall payments and capitalized this amount as land held for future development. Under the terms of this revenue bond, a portion of future revenues generated by utility revenues would be used to repay Verde OP. If such re-payments were received, Verde OP would reduce its investments in the related property. The revenue bonds were scheduled to mature on May 2029, with semi-annual interest payments (ranging from 5.30% to 7.00%) and annual principal payments. For the years ended December 31, 2008 and 2007, Verde OP paid $267,000 and $399,000 respectively, under this obligation. During the first quarter of 2009, the bonds were defeased, the Company’s guarantee was released, and reimbursement of $1.2 million for the shortfall payments was received. Verde OP reduced the investment in the related property by the $4.0 million guarantee obligation and the reimbursement.

During 2004, Verde OP assumed a special assessment bond totaling $5.1 million. This bond bears interest at 8.88% per annum with semiannual principal and interest payments and matures in 2021. The fair market value adjustment of the bond was approximately $1.4 million which will be amortized over the life of the bond. Verde OP paid $215,000, $198,000 and $179,000 during the years ended December 31, 2009, 2008 and 2007, respectively, under this obligation.

During 2005, the Company assumed three bond obligations with an aggregate fair value of $1.0 million in connection with the acquisition of industrial properties and land. The bond obligations mature in 2021, have a weighted average interest rate of 8.66% and require aggregate annual payments of $94,000.

Convertible debentures

During 2003 and 2004, Verde OP issued $53.6 million of its 4.75% Convertible Subordinated Debentures due 2018 (“Series 2018 Debentures”). These debentures are convertible at any time, with certain exceptions, into C-Units at an initial conversion price of $33.75 per unit.

During 2005, Verde OP issued $12.9 million of its 4.75% Convertible Subordinated Debentures due 2020 (“Series 2020 Debentures”) and $3.2 million of its 4.75% Convertible Subordinated Debentures due 2020 (“Series 2020 (MLP) Debentures”). These debentures are convertible at any time, with certain exceptions, into C-Units at an initial conversion price of $40.50 per unit.

Both the Series 2018 and Series 2020 Debentures accrue interest until the fifth anniversary of their initial issue date at 4.75% plus an amount equal to any distributions paid with respect to the number of C-Units into which the debentures are convertible. From and after the fifth anniversary of their initial issue date, the Series 2018 and Series 2020 Debentures will pay interest at the greater of

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(i) the rate of 4.75% per annum or (ii) the distributions to C-Units. The Series 2020 (MLP) Debentures accrue interest from the issue date to the maturity date at 4.75%. Interest is paid semi-annually in June and December.

The conversion price of all the debentures is subject to change upon the occurrence of certain events that result in equity dilution. The Company may redeem any of the debentures at any time after the seventh anniversary of their issuance at 100% of their principal value plus accrued interest, provided that any debenture called for redemption may be converted into C-Units at the option of the holder. Upon the establishment of a trading market for the Company’s shares, which would include the occurrence of a qualified public event (defined to include the registration of C-Units under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended), the conversion option would have to be accounted for separately as a derivative liability with changes in the fair value of the derivative recognized accordingly.

Future principal repayments of indebtedness are due as follows (amounts in thousands):

Year ended December 31:
2010	$44,979
2011	102,405
2012	9,518
2013	10,033
2014	9,970
2015 and thereafter	430,184

$607,089

As of December 31, 2009 and March 31, 2010, Verde OP did not comply with the minimum net worth requirements under three of its loan guarantees due to the impairment loss recognized in the fourth quarter of 2009. The lender under these loans agreed to waive compliance with these covenants with respect to the period from October 1, 2009, to March 31, 2010, and modified the covenants effective as of April 1, 2010. The Company believes it and Verde OP were in compliance with all other financial covenants as of December 31, 2009, and as of March 31, 2010.

9. Derivatives

The Company has interest rate swaps with major financial institutions in order to minimize interest rate fluctuation exposure on its variable rate construction loans. The fair value of these interest rate swaps is recognized in other liabilities in the consolidated balance sheets and because they are not designated as hedges, the changes in fair value are recognized in the consolidated statements of operations.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2009, the Company had the following interest rate swap agreements in place (amounts in thousands):

Effective Date	Expiration Date	Notional Amount	Fixed Rate paid
October 2007	October 2010	$40,000	5.89%
February 2008	December 2010	21,040	4.30%
May 2008	March 2011	19,198	3.50%
May 2008	March 2011	16,960	3.57%
November 2008	April 2011	13,342	3.19%
July 2008	May 2011	15,692	5.51%

The fair values of these derivatives as of December 31, 2009 and 2008 were as follows (amounts in thousands):

Derivatives Not Designated as Hedging Instruments under ASC 815, Derivatives and Hedging	Location of Fair value of Derivative on Balance Sheet	Fair Value of Derivative
December 31, 2009:
Interest rate swap contracts	Accounts payable, accrued expenses and other liabilities	$4,655
December 31, 2008:
Interest rate swap contracts	Accounts payable, accrued expenses and other liabilities	$8,003

The changes in fair value of the interest rate swaps were as follows (amounts in thousands):

Derivatives Not Designated as Hedging Instruments under ASC 815, Derivatives and Hedging	Location of Gain (loss) Recognized in Income on Derivative	Amount of Gain (loss) Recognized in Income on Derivative
Year ended December 31, 2009:
Interest rate swap contracts	Change in fair value of derivatives	$1,941

Year ended December 31, 2008:
Interest rate swap contracts	Change in fair value of derivatives	$(8,003)

Year ended December 31, 2007:
Interest rate swap contracts	Change in fair value of derivatives	$—

10. Equity and Noncontrolling Interests

The Company’s declaration of trust provides that the Company is authorized to issue up to 250,000,000 common shares of beneficial interest and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. At December 31, 2009, there were 21.8 million common shares of beneficial interest issued and outstanding and no preferred shares of beneficial interest outstanding.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Preferred Units

The following is a summary of activity for CPUs for the years ended December 31, 2009, 2008 and 2007 (amounts in thousands):

CPU Series	Carrying value of CPUs	Number of CPUs
Balances—January 1, 2007	$32,201	1,666
Issuance of Series 2005-1 Class A (3.75%)	1,933	64
Issuance of Series 2004-1 Class A (4.75%)	88	4

Balances—December 31, 2007	34,222	1,734

Balances—December 31, 2008	34,222	1,734

Balances—December 31, 2009	$34,222	1,734

The holders of the CPUs have a liquidation preference of $46.6 million at December 31, 2009 and 2008, respectively, and are entitled to receive a cumulative distribution at rates up to 4.76%.

Verde OP issued 506,023 Series 2003-1 Class A CPUs with a liquidation value of $12.7 million at their stated liquidation preference of $25 per unit. For GAAP accounting purposes, the sellers were deemed to have retained an indirect percentage interest in the land, and as a result, the CPUs were recorded at the seller’s original basis plus the cash invested by Verde OP, rather than their liquidation preference. These CPUs contain a distribution feature whereby initially the cumulative distribution is to be calculated based on certain triggering events primarily relating to sales and other substantial real property transactions. This feature is considered to be an embedded derivative.

In 2005, Verde OP issued $7.1 million of CPUs and $8.1 million of C-Units to acquire real estate. Loans of $12.2 million were made to the seller. The loans are non-interest bearing and originally matured on November 30, 2005, but were extended into the fourth quarter of 2008, and are secured by a first-priority security interest and pledge of the seller’s CPUs and C-Units. The Company is working with the borrower on the repayment terms. The amount of the loans secured by C-Units and CPUs is shown as a reduction to equity.

For the year ended December 31, 2007, $1.9 million of CPUs were issued for cash, and $88,000 of CPUs were issued in connection with the 2004 acquisition of master planned community land in New Mexico (see Note 13).

In connection with certain sales and transfers of CPUs, Verde OP has issued new classes or series of CPUs with identical liquidation preferences and distribution rates as the original CPUs.

Holders of all series of CPUs shall be entitled to receive cumulative distributions payable in cash in an amount equal to the per unit amount as set forth in their respective return designation schedules prior to any distributions on C-Units. Distributions payable vary by the CPU’s stated accrual rate (the rate on some CPUs increase as a function of the land utilized). For the years ended December 31, 2009, 2008 and 2007, no distributions have been paid or declared. As of December 31, 2009, 2008 and 2007, aggregate accumulated unpaid distributions on the CPUs totaled $5.2 million, $3.9 million and $2.7 million.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The more significant terms of the CPUs are as follows:

•

CPUs are generally convertible into C-Units on and after the eighth anniversary of their issuance at the option of the holder based on their liquidation preference and their designated conversion price, subject to certain anti-dilution adjustments.

•	Holders of CPUs have no pre-emptive rights with respect to securities of Verde OP.

•	Unless converted, CPUs have a perpetual term and are not redeemable.

•

Subject to Board approval of any distributions, holders of CPUs are entitled to receive semi-annual preferential cash distributions at a rate set forth in the applicable CPUs designation schedule. Distributions are cumulative, except in the case of certain conversions to C-Units, in which case the holder of the CPU foregoes receipt of accumulated distributions.

•

Holders of CPUs are entitled to vote with the C-Unit holders as a single class on all matters. In addition, the consent of two-thirds of the CPU holders is generally required to approve certain amendments adversely affecting the CPUs.

The embedded derivative liabilities mentioned above were separated from the CPUs and recorded at their estimated fair value as derivative liabilities at the time of issuance. Future changes in fair value are reflected in determining net income. During the years ended December 31, 2009 and 2008 no gain or loss was recognized. For the year ended December 31, 2007, the Company recognized a gain of $247,000 as the change in fair value.

Noncontrolling Interests

The holders of C-Units have the right to require Verde OP to redeem their C-Units. The Company may, in its sole discretion, assume the redemption obligation and redeem the C-Units for cash or Verde Realty common shares of beneficial interest. If the Company determines to pay the redeeming partner in shares, the total number of shares to be paid to the redeeming partner in exchange for their C-Units is equal to one share per C-Unit (subject to certain adjustments). A holder of CPUs has the right to convert such units into C-Units at an agreed-upon rate. The Company would issue 4,074,863 common shares of beneficial interest, if the redemption of all C-Units, including those issuable upon the conversion of all CPUs, were to occur at December 31, 2009.

11. Stock Based Compensation

Verde Realty’s Long Term Incentive Plan (the “Plan”) provides shares to officers and key employees of Verde OP. The maximum number of share awards (including stock options and restricted stock units) that may be delivered to participants and their beneficiaries under the Plan is equal to 3.45 million share awards. Stock options are generally granted at an exercise price equal to fair market value of Verde Realty’s shares on the date of grant, generally vest pro-rata over four years and expire 10 years from the grant date. Restricted stock units generally vest pro-rata over four years, with one-fifth of the award vesting immediately and the remainder vesting each year thereafter.

In addition to the options granted under the Plan, 1.3 million warrants were granted in 2003 which vested immediately upon the date of the grant, 20,000 warrants were granted in 2003 that vested in 2008, 24,000 warrants were granted in 2005 that vested over four years and 40,000 warrants were granted in 2006 that vest over four years. The 2006 grant of warrants was forfeited upon the resignation of an employee.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2009, the Company cancelled all unexercised options and warrants, whether vested or unvested, and vested all unvested restricted stock grants. In connection with the cancellation, approximately 470,000 unrestricted common shares (representing a value equal to the current value of the cancelled options and warrants and the vested restricted stock units) were issued. The Company recognized compensation expense of approximately $3.9 million related to the previously unrecognized compensation cost of the unvested options, warrants and restricted stock grants.

The fair value of each option and warrant award was estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the following table. Because Verde Realty is not publicly traded, expected volatility in 2007, 2008 and 2009 is based on the average historic volatility of six similar public real estate companies.

The expected term of granted options and warrants represents Verde Realty’s estimate of the period of time that such awards are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield for the expected term in effect at the time of grant.

	2009	2008	2007
Expected volatility	22.75%	17.39%	15.05%
Expected dividends	None	None	None
Expected term (in years)	6.25	7	7
Weighted average risk-free rate	2.26%	2.11%	3.87%

A summary of option and warrant activity as of December 31, 2007, 2008 and 2009 and changes during the years then ended is presented below:

Options/Warrants	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at January 1, 2007	2,957,410	$28.33	8.0
Granted	488,309	33.00
Exercised	(2,000)	25.00
Forfeited or expired	(51,950)	29.00

Outstanding at December 31, 2007	3,391,769	$29.00	7.4
Granted	314,861	33.00
Exercised	—	—
Forfeited or expired	(209,063)	30.80

Outstanding at December 31, 2008	3,497,567	$29.25	6.6
Granted	26,456	33.00
Exercised	—	—
Forfeited or expired	(187,179)	31.29
Cancelled	(3,336,844)	29.16

Outstanding at December 31, 2009	—	$—	—

Exercisable at December 31, 2009	—	$—	—

The weighted average grant date fair value per share of options and warrants granted during the years ended December 31, 2009, 2008 and 2007 was $8.78, $7.17 and $8.35, respectively. The total

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intrinsic value of options exercised during the year ended December 31, 2007 was $16,000. No options were exercised during 2008 or 2009.

A summary of the status of the Plan’s non-vested shares as of December 31, 2007, 2008 and 2009 and changes during the years then ended is presented below:

Nonvested Shares	Shares	Weighted average grant date fair value
Nonvested at January 1, 2007	1,396,673	$8.23
Granted	488,309	8.35
Vested	(405,865)	8.05
Forfeited or expired	(37,263)	7.61

Nonvested at December 31, 2007	1,441,854	$8.34
Granted	314,861	7.17
Vested	(507,268)	7.93
Forfeited or expired	(96,357)	8.29

Nonvested at December 31, 2008	1,153,090	$8.20
Granted	26,456	8.78
Vested	(124,264)	8.81
Forfeited or expired	(115,119)	8.43
Cancelled	(940,163)	8.11

Nonvested at December 31, 2009	—	$—

The total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 was $1.1 million, $4.0 million and $3.3 million, respectively. For the years ended December 31, 2009, 2008 and 2007, approximately $4.2 million (including the additional expense on the cancellation of the options), $3.4 million and $3.9 million of expense was recognized, respectively.

There were no options or warrants outstanding at December 31, 2009.

During the years ended December 31, 2009, 2008 and 2007, approximately 101,000, 114,000 and 60,000 restricted stock units were granted, respectively. Approximately one-fifth of the restricted stock units vested immediately and the remainder each year thereafter. For the years ended December 31, 2009, 2008 and 2007, approximately $4.8 million (including the additional expense on the accelerating of the vesting on the restricted stock grants), $2.9 million and $1.6 million of expense was recognized, respectively.

12. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, and also expands disclosures about fair value measurements. The following table presents information about the liabilities measured at fair value on a recurring basis as of December 31, 2009, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets the Company has the ability to access for identical assets or liabilities. Fair values determined

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In instances in which the inputs used to measure fair value may fall into different levels or the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. To estimate fair values, observable market prices are used if available. In some instances, observable market prices are not readily available for certain financial instruments and fair value is estimated using present value or other techniques appropriate for a particular financial instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts we would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair value amounts.

Derivative Instruments

The fair value of the interest rate swaps were determined using pricing models that take into account contract terms as well as other inputs where applicable, such as interest rate yield curves. The Company has determined that while the majority of inputs used to value the interest rate swaps fall within Level 2 of the fair value hierarchy, certain credit valuation adjustments associated with the likelihood of default utilize Level 3 inputs. These adjustments are not significant to the overall valuation of the interest rate swaps and, accordingly, the Company has determined that the derivative financial instrument valuations in their entirety are classified as Level 2 in the fair value hierarchy.

Disclosures concerning liabilities measured at fair value on a recurring basis are as follows:

Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009

(amounts in thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Liabilities
Derivative financial instruments	$—	$4,655	$—	$4,655

Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008

(amounts in thousands)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Liabilities
Derivative financial instruments	$—	$8,003	$—	$8,003

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nonrecurring Fair Value Measurements

Assets measured at fair value on a nonrecurring basis at December 31, 2009, aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (amounts in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009	Total Losses
Included in property held for future development at December 31, 2009:

Industrial	$—	$—	$41,158	$41,158	$(30,410)
Multifamily	—	—	24,283	24,283	(15,352)
Master planned communities	—	—	16,849	16,849	(51,966)

Included in operating properties at December 31, 2009:

Industrial	—	—	1,898	1,898	(193)

Included in assets of discontinued operations at December 31, 2009:

Industrial	—	—	810	810	(219)

Estimates of fair value are based on assumptions that we believe are consistent with those used by other market participants and consider, among other things, holding periods, future sales values, risk adjusted return objectives, net rent, operating costs, carrying costs and absorption rates.

In connection with the sale of industrial property during 2009, the Company recognized $512,000 of impairment losses that are included in impairment loss and inventory valuation adjustment on the consolidated statements of operations. In addition, the Company recognized $1.4 million of impairment losses that are included in income from discontinued operations.

Other Fair Value Disclosures

As of December 31, 2009 and 2008, the Company estimated the carrying values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities were at amounts that reasonably approximated their fair value.

The fair value of notes receivable at December 31, 2009 is based on the sales value of a transaction occurring in April 2010 (see Note 16). The Company estimated the carrying value of notes receivable at December 31, 2008 were at amounts that reasonably approximate their fair value. In calculating the fair value of notes payable, interest rates and spreads reflect the Company’s current creditworthiness and market conditions available for the issuance of notes payable with similar terms and remaining maturities. The fair values of the notes payable are as follows (amounts in thousands):

	December 31, 2009		December 31, 2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Notes receivable	$6,512	$3,834	$9,000	$9,000
Notes payable	531,656	510,420	472,553	471,750
Revenue bond obligations	5,783	4,755	10,165	11,065

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

It is not practicable to estimate the fair values of the Company’s convertible debentures. The convertible debentures bear interest at 4.75% per year and are convertible into C-Units at $33.75 per unit for the $53.6 million of Series 2018 Debentures and $40.50 per unit for the $16.1 million of Series 2020 Debentures and Series 2020 (MLP) Debentures. While the C-Units are assigned a fair value for purposes of determining stock-based compensation expense, the C-Units are not actively traded.

13. Commitments and Contingencies

The Company and its subsidiaries are subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of management’s due diligence investigation procedures, the Company conducts Phase I, and when necessary, Phase II environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to the Company during the years ended December 31, 2009, 2008 and 2007. Management is not aware of any environmental condition on any of the Company’s properties which is likely to have a material effect on the Company’s financial condition, results of operations or cash flows.

From time to time, the Company is a party to various litigation incidental to the conduct of its business. There is no pending or threatened legal proceeding to which the Company is a party that, in the Company’s opinion, is likely to have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

The Class A Series 2003-1, 2004-3, 2004-5 and 2004-5 CPUs include a distribution feature that requires the Company to increase the distribution rate based upon certain triggering events or sales proceeds from real estate sales. Embedded derivatives exist on these CPUs and are recorded accordingly (see Note 10).

In conjunction with the acquisition of land in 2004 and development of two industrial buildings in San Antonio, Texas, the development manager will be paid an earn out, based on the leasing performance of the buildings. The earn out formula is based upon capitalizing the net operating income of the buildings and subtracting out the cost of the buildings. Any excess value calculated over and above the project costs will be paid as an earn out, up to a maximum of $3.0 million, subject to a total cap of $12.0 million of the sum of the earn out plus the total project cost. In addition, an incentive earn out, not subject to the $3.0 million or $12.0 million cap, is payable in the amount equal to half of the amount by which the capitalized value of the net operating income exceeds the $12.0 million. The earn out will be earned over a 30-month lease-up period following substantial completion of construction. As of December 31, 2009 and 2008, $1.7 million has been earned and paid; as of December 31, 2007, $675,000 has been earned and paid.

Verde OP has issued a guarantee of the integrity of infrastructure to the U.S. Department of Housing and Urban Development with respect to residential land owned by Heritage Preserve. The Company has considered this obligation in the valuation of Heritage Preserve.

Verde OP is a guarantor on $247.4 million of notes payable of which certain of its consolidated subsidiaries are the borrowers.

The Company maintains various leases for its offices that have expiration dates through 2015, and are all accounted for as operating leases. The Company recognizes the total minimum lease

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

payments provided for under the leases on a straight-line basis over the lease term. The leases have various renewal options upon expiration of the original terms of the leases. Rent expense for all prior periods and future minimum lease payments for all future periods is insignificant.

14. Segment Information

The reportable segments presented are the segments for which separate financial information is available, and for which operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. The Company includes in its segments activity from joint ventures and continuing and discontinued operations. The Company evaluates the performance of the reportable segments based on adjusted earnings before interest, taxes, depreciation and amortization, general and administrative expenses, and other non-cash expenses (“adjusted EBITDA”). The Company includes adjusted EBITDA from joint ventures and revenues from discontinued operations in the applicable reporting segment. Management does not consider the effect of gains or losses from the sale of property in evaluating segment operating performance. The accounting policies for segment reporting are consistent with those used in the consolidated financial statements.

VCRS is engaged in the acquisition, development and management of corporate facilities located in New Mexico, Texas and certain markets in Mexico. VAC is engaged in the acquisition, development and management of apartment communities located in Austin, Dallas, Houston, and San Antonio, Texas. Santa Teresa is engaged in the development and sale of land for industrial parks, residential, mixed used development, and rail trans-load facilities in Santa Teresa, New Mexico. Heritage Preserve is the developer of several conservation preserves located in New Mexico. Other represents the retail segment that the Company exited during 2008.

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tables below provide additional information related to each of the Company’s segments (in thousands) and a reconciliation to the Company’s net loss.

	Year Ended December 31,
	2009	2008	2007
Revenues:
VCRS	$59,137	$56,284	$47,119
VAC	39,708	20,958	10,054
Santa Teresa	—	561	—
Heritage Preserve	1,701	2,002	9,594
Other	—	3,587	4,283

Total segment revenues	$100,546	$83,392	$71,050

Reconciliation to revenues:
Segment revenues	$100,546	$83,392	$71,050
Revenues of discontinued operations	(3,569)	(9,825)	(9,347)
Recoverable expenses not included in revenues	—	682	—
Revenues from consolidated joint ventures	1,955	1,269	—
Land sales included in other income	—	1,826	—
Other	59	(32)	(155)

Total revenues	$98,991	$77,312	$61,548

Adjusted EBITDA:
VCRS	$35,674	$30,882	$21,089
VAC	7,091	(2,768)	(2,003)
Santa Teresa	(1,520)	(1,276)	(856)
Heritage Preserve	(1,412)	(3,600)	(1,513)
Other	—	2,139	1,334

Adjusted segment EBITDA	$39,833	$25,377	$18,051

Reconciliation to net loss:
Adjusted segment EBITDA	$39,833	$25,377	$18,051
Interest expense	(33,376)	(24,548)	(12,281)
Depreciation and amortization	(33,300)	(31,108)	(23,322)
General and administrative expenses	(14,997)	(14,282)	(18,103)
Provision for income taxes	(2,519)	(1,957)	(14,157)
Gains (losses) on real estate sold or under contract	(1,627)	5,331	1,640
Impairment loss and inventory valuation adjustment	(98,433)	(14,496)	—
Change in fair value of derivatives	1,941	(8,003)	247
Loss allocated to noncontrolling interests	15,356	6,561	4,825
Interest and other income	128	1,502	2,226

Net loss	$(126,994)	$(55,623)	$(40,874)

Equity in earnings (losses) of unconsolidated entities
VCRS	$(6)	$290	$(130)
Other	—	—	272

Total	$(6)	$290	$142

Assets:
VCRS	$567,488	$649,800	$604,330
VAC	372,387	341,635	273,500
Santa Teresa	20,644	73,798	63,552
Heritage Preserve	9,440	12,916	24,762
Other	—	—	52,534
Corporate-level accounts	155,957	160,709	202,801

Total assets	$1,125,916	$1,238,858	$1,221,479

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenues earned and carrying balances of long-lived assets by country are as follows:

	Year Ended December 31,
	2009	2008	2007
Revenues:
Mexico	$28,917	$26,005	$19,520
United States	70,074	51,307	42,028

Total revenues	$98,991	$77,312	$61,548

Long-lived Assets:
Mexico	$309,288	$335,604	$280,737
United States	642,273	710,336	696,800

Total long-lived assets	$951,561	$1,045,940	$977,537

15. Quarterly Financial Data (unaudited)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2009 (amounts in thousands except per share data):

	For the Quarter Ended				For the Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenues	$23,200	$24,056	$26,499	$25,236	$98,991
Net loss available to common shares	$(7,460)	$(9,900)	$(14,248)	$(95,386)	$(126,994)
Net loss per common share—basic and diluted	$(0.35)	$(0.46)	$(0.67)	$(4.45)	$(5.93)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2008 (amounts in thousands except per share data):

	For the Quarter Ended				For the Year Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenues	$16,708	$18,176	$18,916	$23,512	$77,312
Net loss available to common shares	$(13,549)	$(9,994)	$(3,760)	$(28,320)	$(55,623)
Net loss per common share—basic and diluted	$(0.63)	$(0.47)	$(0.18)	$(1.33)	$(2.60)

VERDE REALTY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2007 (amounts in thousands except per share data):

	For the Quarter Ended				For the Year Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Revenues	$13,740	$15,064	$16,720	$16,024	$61,548
Net loss available to common shares	$(5,434)	$(5,575)	$(6,917)	$(22,948)	$(40,874)
Net loss per common share—basic and diluted	$(0.33)	$(0.31)	$(0.34)	$(1.08)	$(2.15)

16. Subsequent Events

In January 2010, the Company domesticated some of its Mexico subsidiaries into U.S. subsidiaries. One of the effects of this domestication is that the U.S. subsidiaries are no longer subject to the IETU basis of tax. As a result, the Company reversed substantially all of the previously recognized deferred tax liability.

In January 2010, the contract to sell 7 acres of multifamily land in Houston, Texas for $12.6 million (see Note 2) was terminated.

In January 2010, the Company terminated the Plan (see Note 11).

On January 22, 2010, the Company filed a Registration Statement on Form S-11 with the U.S. Securities and Exchange Commission to register under the Securities Act of 1933, as amended, an initial public offering of its common shares of beneficial interest.

In April 2010, the Company entered into a contract to sell 459 acres of land in Santa Teresa, New Mexico for $5.7 million; $1.9 million of the purchase price will be paid in cash, and the Company will hold a three-year promissory note for the remainder of the balance.

On April 5, 2010, the Company settled the insurance claim related to a building in Juarez, Mexico damaged by fire in 2009 (see Note 2). The Company received $20 million, of which $3.5 million related to unbilled rents and the remainder to the damaged portion of the building and out-of-pocket expenses. The Company applied the $20 million as well as an additional $3 million unrelated to the insurance settlement to reduce notes payable secured by the damaged building and other Mexico properties.

On April 14, 2010, the Company sold $3.6 million of its Heritage Preserve notes receivable portfolio to a bank. The sale is non-recourse, but certain representations and warranties survive for one year. If a breach of the representations and warranties is identified, the Company may either cure the breach or repurchase the affected loan. The Company incurred a loss of approximately $1.6 million on this sale.

Schedule II

Verde Realty

Valuation and Qualifying Accounts

December 31, 2009, 2008 and 2007

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions(a)	Balance at End of Period
2009
Allowance for Doubtful Accounts:	$1,606	$169	$(474)	$1,301
2008
Allowance for Doubtful Accounts:	1,152	1,256	(802)	1,606
2007
Allowance for Doubtful Accounts:	152	1,075	(75)	1,152

(a)	Write-offs of accounts receivable previously reserved.

Schedule III

Verde Realty

Real Estate and Accumulated Depreciation

December 31, 2009

(Amounts in Thousands)

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amounts at Close of Period			Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Encumbrances	Date of Acquisition/ Construction
Description	Market	Land	Building and Improvements	Total		Land	Building and Improvements	Total
Operating Properties
Industrial:
Springbrook Building 7	Austin, TX	$835,241	$—	$835,241	$6,239,054	$836,198	$6,238,097	$7,074,295	$(742,547)	$6,331,748	$—	1/31/2008
Springbrook Building 10	Austin, TX	584,715	—	584,715	4,950,480	585,385	4,949,810	5,535,195	(286,053)	5,249,142	—	3/1/2008
12270 Rojas	El Paso. TX	893,213	4,975,752	5,868,965	379,629	895,232	5,353,362	6,248,594	(807,679)	5,440,915	4,498,349	12/19/2005
12273 Gateway West	El Paso. TX	595,574	3,112,438	3,708,012	82,661	570,920	3,219,754	3,790,674	(481,402)	3,309,271	2,835,915	12/19/2005
360 A S. Americas Ave.	El Paso. TX	224,629	1,565,949	1,790,578	688,969	224,731	2,254,816	2,479,547	(601,573)	1,877,974	1,111,662	7/1/2004
360 B S. Americas Ave.	El Paso. TX	466,536	3,076,153	3,542,689	19,840	466,748	3,095,782	3,562,530	(591,156)	2,971,373	2,388,409	7/1/2004
420 A Pan American Dr.	El Paso. TX	324,333	1,723,193	2,047,526	34,983	327,730	1,754,780	2,082,510	(351,047)	1,731,463	938,042	9/23/2004
420 B Pan American Dr.	El Paso. TX	324,333	1,663,452	1,987,785	174,581	327,717	1,834,649	2,162,366	(367,078)	1,795,288	938,042	9/23/2004
425A Pan American Dr.	El Paso. TX	169,078	1,715,481	1,884,559	102,620	170,855	1,816,324	1,987,179	(407,818)	1,579,362	1,285,232	9/23/2004
425 B Pan American Dr.	El Paso. TX	338,155	1,835,988	2,174,143	64,668	341,701	1,897,109	2,238,811	(382,102)	1,856,709	1,285,232	9/23/2004
465 Pan American Dr.	El Paso. TX	445,858	3,017,168	3,463,026	75,190	450,386	3,087,831	3,538,216	(561,937)	2,976,279	2,298,976	9/23/2004
543 A Americas Ave.	El Paso. TX	312,459	1,868,926	2,181,385	141,267	315,734	2,006,918	2,322,652	(401,721)	1,920,931	1,276,216	9/23/2004
543 B Americas Ave.	El Paso. TX	249,967	1,495,141	1,745,108	21,605	252,644	1,514,069	1,766,714	(278,266)	1,488,448	1,020,973	9/23/2004
9560 Joe Rodriguez	El Paso. TX	393,287	—	393,287	2,678,951	297,336	2,774,902	3,072,238	(485,944)	2,586,294	1,858,014	4/1/2006
9580 Joe Rodriguez	El Paso. TX	209,161	—	209,161	1,723,599	168,487	1,764,274	1,932,760	(216,037)	1,716,724	—	4/1/2006
9600 Joe Rodriguez	El Paso. TX	262,848	1,935,358	2,198,206	29,760	286,130	1,941,836	2,227,966	(325,571)	1,902,395	1,256,108	9/23/2004
9620 Joe Rodriguez	El Paso. TX	168,223	1,212,454	1,380,677	16,833	183,256	1,214,254	1,397,510	(207,270)	1,190,240	803,909	9/23/2004
9640 Joe Rodriguez	El Paso. TX	168,223	1,212,454	1,380,677	44,925	183,256	1,242,347	1,425,602	(223,600)	1,202,002	803,909	9/23/2004
9660 Joe Rodriguez	El Paso. TX	172,048	1,226,743	1,398,790	92,645	187,114	1,304,322	1,491,435	(211,926)	1,279,509	803,909	9/23/2004
9900 Railroad Drive	El Paso. TX	2,407,073	5,699,016	8,106,089	315,371	2,443,721	5,977,738	8,421,460	(599,912)	7,821,548	8,214,376	11/3/2006
Central Green Building 4	Houston, TX	793,316	—	793,316	5,525,408	709,538	5,609,186	6,318,724	(451,149)	5,867,576	—	8/1/2007
Central Green Building 5	Houston, TX	793,316	—	793,316	4,947,286	709,128	5,031,474	5,740,602	(256,725)	5,483,877	—	8/1/2007
11302A East Point Drive	Laredo, TX	891,503	6,315,501	7,207,005	126,407	891,503	6,441,908	7,333,411	(1,092,376)	6,241,036	5,068,848	7/1/2004
11302B East Point Drive	Laredo, TX	639,541	4,135,492	4,775,033	55,556	639,541	4,191,047	4,830,588	(694,441)	4,136,147	3,233,304	7/1/2004
11302C East Point Drive	Laredo, TX	1,431,639	—	1,431,639	9,554,322	1,431,639	9,554,322	10,985,962	(791,581)	10,194,380	—	11/1/2007
11909 Hayter	Laredo, TX	359,819	5,025,068	5,384,886	78,373	360,852	5,102,408	5,463,260	(622,386)	4,840,874	4,791,719	6/28/2005
11921 Hayter	Laredo, TX	1,154,379	3,706,896	4,861,275	206,101	1,157,039	3,910,338	5,067,376	(562,831)	4,504,546	4,107,188	6/28/2005
417 Union Pacific	Laredo, TX	789,795	4,349,265	5,139,059	253,267	790,490	4,601,836	5,392,327	(996,540)	4,395,787	4,044,131	7/1/2004
418 Union Pacific	Laredo, TX	592,152	3,253,537	3,845,689	153,292	592,152	3,406,829	3,998,981	(607,091)	3,391,890	2,759,601	7/1/2004
505 Union Pacific	Laredo, TX	1,179,550	2,618,488	3,798,038	591,910	1,179,550	3,210,399	4,389,948	(424,738)	3,965,210	—	12/11/2006
602 Union Pacific	Laredo, TX	474,645	—	474,645	(88,236)	474,609	(88,200)	386,409	(1,206)	385,204	184,543	7/1/2004
5000 George McVay	McAllen, TX	358,640	1,985,431	2,344,071	(22,518)	359,869	1,961,684	2,321,554	(260,306)	2,061,248	1,411,484	10/25/2005
5001 George McVay	McAllen, TX	434,887	3,387,729	3,822,616	399,619	428,432	3,793,803	4,222,235	(694,780)	3,527,455	2,631,144	1/31/2005
5001 Tanya	McAllen, TX	860,478	6,398,559	7,259,037	244,959	862,804	6,641,192	7,503,997	(896,683)	6,607,313	5,280,670	6/28/2005
5001 W. Military Hwy	McAllen, TX	358,640	2,542,066	2,900,706	(5,056)	359,869	2,535,780	2,895,650	(322,472)	2,573,177	1,903,830	10/25/2005
5109 Tanya	McAllen, TX	865,590	6,656,331	7,521,920	128,076	867,981	6,782,016	7,649,997	(914,585)	6,735,412	5,280,670	6/28/2005
5200 George McVay	McAllen, TX	438,542	3,223,359	3,661,901	232,966	438,542	3,456,325	3,894,867	(589,297)	3,305,570	2,755,326	7/1/2004
5201 George McVay	McAllen, TX	434,887	3,356,744	3,791,632	106,728	428,432	3,469,927	3,898,360	(547,290)	3,351,069	2,631,144	1/31/2005
5700 International	McAllen, TX	1,164,627	10,718,214	11,882,842	(30,922)	1,167,701	10,684,219	11,851,919	(1,533,943)	10,317,976	3,067,414	6/28/2005
5801 George McVay	McAllen, TX	410,847	2,898,167	3,309,014	438,994	410,847	3,337,161	3,748,008	(762,130)	2,985,878	2,488,878	7/1/2004
5801B George McVay	McAllen, TX	389,691	—	389,691	3,691,297	355,279	3,725,709	4,080,988	(398,745)	3,682,243	1,662,433	8/31/2006
6100 International Pkwy	McAllen, TX	1,379,386	9,741,197	11,120,583	130,967	1,384,113	9,867,437	11,251,551	(1,274,870)	9,976,681	6,919,126	10/25/2005

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amounts at Close of Period			Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Encumbrances	Date of Acquisition/ Construction
Description	Market	Land	Building and Improvements	Total		Land	Building and Improvements	Total
6085 Corridor Parkway	San Antonio, TX	305,888	—	305,888	1,449,440	305,888	1,449,440	1,755,328	(242,872)	1,512,456	1,807,932	6/28/2006
6601 Guada Coma Drive	San Antonio, TX	1,739,750	—	1,739,750	8,220,367	1,739,750	8,220,367	9,960,117	(859,748)	9,100,369	5,769,621	6/28/2006
6389 FM 3009A	San Antonio, TX	477,583	2,260,216	2,737,800	75,375	477,736	2,335,439	2,813,175	(390,285)	2,422,890	1,895,931	12/28/2004
6389 FM 3009B	San Antonio, TX	860,092	5,001,158	5,861,250	186,752	860,435	5,187,566	6,048,002	(924,279)	5,123,723	4,265,494	12/28/2004
Verde Enterprise Business Park 2	San Antonio, TX	422,229	—	422,229	3,970,948	422,229	3,970,948	4,393,177	(200,982)	4,192,195	—	12/1/2007
100 Lindbergh	Santa Teresa, NM	307,394	1,880,066	2,187,460	173,319	307,448	2,053,331	2,360,779	(421,722)	1,939,056	1,123,045	1/31/2005
2800 Airport Road	Santa Teresa, NM	940,684	6,323,600	7,264,285	173,624	941,428	6,496,480	7,437,908	(1,020,767)	6,417,141	4,308,651	1/31/2005
301 Avenida Ascencion	Santa Teresa, NM	548,640	3,533,406	4,082,047	604,751	549,203	4,137,595	4,686,798	(937,679)	3,749,118	2,463,662	9/30/2005
301 Avenida Ascencion Expansion	Santa Teresa, NM	77,798	—	77,798	2,579,679	104,874	2,552,603	2,657,477	(59,193)	2,598,284	586,741	1/30/2009
401 Avenida Ascencion	Santa Teresa, NM	296,274	—	296,274	4,409,580	297,620	4,408,234	4,705,854	(668,932)	4,036,922	2,249,174	11/11/2005
7100 BiNational	Santa Teresa, NM	552,893	3,511,045	4,063,938	174,510	553,446	3,685,003	4,238,448	(577,703)	3,660,745	2,557,872	9/30/2005
Mitsubishi	Santa Teresa, NM	747,595	—	747,595	(81,181)	666,414	—	666,414	—	666,414	—	1/31/2005
El Saucito Industrial Park 1	Chihuahua, MX	1,772,040	3,532,006	5,304,046	(105,546)	1,772,718	3,425,782	5,198,500	(314,601)	4,883,900	4,063,401	12/28/2006
El Saucito Industrial Park 2	Chihuahua, MX	2,493,369	5,185,929	7,679,298	(370,531)	2,494,333	4,814,434	7,308,767	(442,529)	6,866,237	5,552,989	12/28/2006
El Saucito Industrial Park 3	Chihuahua, MX	374,883	747,211	1,122,094	299,922	375,026	1,046,990	1,422,016	(83,261)	1,338,755	749,190	12/28/2006
Verde Complejo Industrial Victor Hugo	Chihuahua, MX	439,982	1,513,750	1,953,731	227,516	439,982	1,741,265	2,181,247	(96,994)	2,084,253	1,411,446	11/30/2007
1235 Rio Bravo	Juarez, MX	1,024,128	2,960,547	3,984,674	929,853	2,562,142	2,352,386	4,914,527	(244,648)	4,669,880	3,491,327	7/18/2006
420 Manuel Sandoval Vallarta	Juarez, MX	654,864	4,245,414	4,900,279	(288,930)	2,177,955	2,433,393	4,611,349	(269,655)	4,341,694	2,693,318	7/18/2006
Av. Antonio J. Bermudez 1411	Juarez, MX	1,680,251	4,743,590	6,423,841	(5,314)	1,704,193	4,714,334	6,418,528	(613,075)	5,805,453	4,638,484	8/24/2005
Av. Antonio J. Bermudez 1451	Juarez, MX	570,302	1,644,773	2,215,075	874,148	595,377	2,493,847	3,089,223	(370,905)	2,718,319	2,019,979	2/23/2006
International Paper BTS	Juarez, MX	2,874,577	—	2,874,577	14,362,984	3,325,011	13,912,550	17,237,561	(1,354,604)	15,882,957	13,536,602	12/1/2005
Verde Aeroparque Building 4	Juarez, MX	1,178,280	—	1,178,280	5,317,582	1,185,459	5,310,403	6,495,863	(720,502)	5,775,361	—	8/31/2007
Verde Independencia I Building 2	Juarez, MX	943,985	—	943,985	5,243,685	1,282,124	4,905,546	6,187,670	(550,621)	5,637,049	7,626,480	11/7/2006
Verde Independencia I Building B	Juarez, MX	686,356	—	686,356	3,376,959	702,005	3,361,310	4,063,315	(384,472)	3,678,843	—	5/1/2007
Verde Independencia I Building 4	Juarez, MX	1,106,809	—	1,106,809	5,389,054	1,012,565	5,983,744	6,996,309	(390,075)	6,606,234	4,439,461	1/31/2008
Verde Independencia I Building 7	Juarez, MX	1,512,657	—	1,512,657	5,483,652	1,512,657	6,530,330	8,042,987	(283,267)	7,759,720	—	9/5/2008
Verde Juarez Aeroparque	Juarez, MX	1,371,745	9,670,934	11,042,679	(4,608,156)	1,371,810	5,062,713	6,434,523	(1,086,383)	5,348,140	16,186,376	9/1/2004
Verde Las Torres	Juarez, MX	4,122,246	10,086,745	14,208,991	1,906,419	4,151,203	11,964,207	16,115,410	(1,176,174)	14,939,236	11,136,258	6/13/2007
Verde Northgate 3	Juarez, MX	728,273	1,863,177	2,591,450	162,867	855,640	1,898,677	2,754,317	(280,149)	2,474,168	1,787,749	11/4/2005
Verde Independencia II Building 1	Juarez, MX	2,763,580	—	2,763,580	10,787,903	2,763,580	10,787,903	13,551,483	(455,926)	13,095,556	—	11/24/2008
Verde Independencia II Building 4	Juarez, MX	2,032,161	—	2,032,161	7,211,146	2,121,518	7,121,789	9,243,307	(169,008)	9,074,298	—	1/6/2009
Verde Monterrey Technology Park 3	Monterrey, MX	1,429,848	—	1,429,848	3,837,316	1,431,401	3,835,764	5,267,164	(113,565)	5,153,599	—	10/28/2008
El Puente Building 1	Reynosa, MX	1,864,737	—	1,864,737	3,566,468	1,037,226	4,393,979	5,431,205	(370,803)	5,060,402	4,655,329	9/11/2006

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amounts at Close of Period			Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Encumbrances	Date of Acquisition/ Construction
Description	Market	Land	Building and Improvements	Total		Land	Building and Improvements	Total
El Puente Building 2	Reynosa, MX	857,618	—	857,618	4,665,084	860,923	4,661,779	5,522,702	(733,702)	4,789,000	3,982,328	9/11/2006
Perlos Building	Reynosa, MX	1,755,821	—	1,755,821	8,700,098	1,094,987	9,360,932	10,455,918	(1,012,436)	9,443,482	7,409,846	11/21/2005
Verde Del Norte 1	Reynosa, MX	1,227,512	4,541,955	5,769,466	644,041	1,236,130	5,177,378	6,413,508	(616,304)	5,797,203	—	7/31/2006
Verde Reynosa Industrial Park 1	Reynosa, MX	756,869	2,608,299	3,365,168	1,067,831	753,125	3,679,873	4,432,999	(487,085)	3,945,914	3,237,275	10/12/2005
Verde Villa Florida 1	Reynosa, MX	1,074,765	4,536,778	5,611,544	191,796	1,192,423	4,610,916	5,803,339	(780,437)	5,022,903	4,203,626	7/31/2006
Otay Chilpancingo Building 1	Tijuana, MX	4,018,710	—	4,018,710	8,792,575	3,813,379	8,997,906	12,811,285	(1,107,718)	11,703,568	8,946,420	10/12/2006
Otay Chilpancingo Building 2	Tijuana, MX	3,547,707	—	3,547,707	9,260,600	3,845,921	8,962,386	12,808,307	(930,479)	11,877,828	8,931,070	9/18/2006
Verde Bellas Artes	Tijuana, MX	6,932,573	—	6,932,573	11,292,152	7,334,603	10,890,121	18,224,724	(906,859)	17,317,866	11,016,399	7/9/2007
Verde Pacifico 1	Tijuana, MX	783,273	3,056,599	3,839,872	601,377	839,835	3,601,414	4,441,249	(284,987)	4,156,262	2,791,756	1/10/2007
Verde Pacifico 2	Tijuana, MX	219,733	857,474	1,077,207	204,330	271,155	1,010,382	1,281,537	(79,250)	1,202,287	783,742	1/10/2007
Alamar Building 1	Tijuana, MX	1,793,165	—	1,793,165	7,514,744	1,806,880	7,501,028	9,307,909	(564,741)	8,743,168	—	1/31/2008
Alamar Building 3	Tijuana, MX	1,614,251	—	1,614,251	7,450,700	1,628,333	7,436,617	9,064,951	(557,177)	8,507,774	—	5/19/2008

		89,224,714	201,952,382	291,177,097	190,517,916	92,293,281	390,948,858	483,242,144	(47,363,358)	435,878,786	256,157,700

Multifamily:
Shadow Brook	Austin, TX	2,900,482	—	2,900,482	32,544,608	2,556,556	32,888,534	35,445,090	(2,146,835)	33,298,255	29,475,402	7/6/2007
Brushy Creek	Austin, TX	2,024,487	—	2,024,487	17,689,248	1,777,664	17,936,071	19,713,735	(1,359,920)	18,353,815	15,258,748	7/15/2008
OakPark	Austin, TX	3,484,348	—	3,484,348	22,237,918	3,208,495	22,513,771	25,722,266	(1,409,943)	24,312,323	20,269,907	11/15/2008
Panther Creek	Dallas, TX	3,624,044	—	3,624,044	25,427,853	3,674,954	25,376,944	29,051,898	(383,321)	28,668,577	19,892,314	1/30/2007
Riverwalk	Dallas, TX	7,289,638	—	7,289,638	43,715,045	6,333,215	44,671,469	51,004,683	(4,941,952)	46,062,731	42,118,167	7/15/2006
Lakemont	Houston, TX	2,361,428	—	2,361,428	16,786,238	2,004,794	17,142,871	19,147,666	(1,848,441)	17,299,224	18,000,000	9/11/2007
Grand Harbor	Houston, TX	2,784,647	—	2,784,647	19,596,606	2,834,407	19,546,847	22,381,254	(1,544,064)	20,837,190	14,058,724	6/15/2008
Northpointe	Houston, TX	3,455,953	—	3,455,953	23,444,554	3,391,203	23,509,305	26,900,508	(1,837,887)	25,062,620	21,547,093	8/15/2008
Woodson Park	Houston, TX	2,394,875	—	2,394,875	16,252,509	2,288,013	16,359,371	18,647,384	(1,021,133)	17,626,251	13,816,365	12/15/2008
Cypress Creek	Houston, TX	3,690,545	—	3,690,545	23,425,739	3,740,912	23,375,371	27,116,284	(1,017,583)	26,098,701	19,723,917	4/15/2009
Chateaux Dijon	Houston, TX	3,501,070	24,868,652	28,369,723	263,074	3,501,070	25,131,727	28,632,797	(1,056,105)	27,576,692	—	8/1/2007
Woodland Hills	Houston, TX	2,491,146	—	2,491,146	19,042,482	2,528,201	19,005,427	21,533,628	(514,734)	21,018,894	16,379,578	3/7/2007
Braun Station	San Antonio, TX	1,596,326	—	1,596,326	11,672,197	1,238,539	12,029,984	13,268,523	(1,854,471)	11,414,052	11,300,000	5/1/2006
Westover Hills	San Antonio, TX	2,747,712	—	2,747,712	23,374,770	2,690,065	23,432,417	26,122,482	(278,979)	25,843,503	17,268,631	9/16/2008

		44,346,701	24,868,652	69,215,354	295,472,841	41,768,088	322,920,109	364,688,198	(21,215,368)	343,472,828	259,108,846

Property Held for Future Development
Industrial:
Spring Brook	Austin, TX	4,339,024	—	4,339,024	448,810	4,787,834	—	4,787,834	—	4,787,834	—	5/31/2007
455 Pan American	El Paso, TX	776,800	—	776,800	(249,417)	527,383	—	527,383	—	527,383	—	9/23/2004
Joe Rodriguez	El Paso, TX	2,004,716	—	2,004,716	(966,477)	1,038,239	—	1,038,239	—	1,038,239	—	9/23/2004
Bermudez	El Paso, TX	724,670	—	724,670	(653,890)	70,780	—	70,780	—	70,780	—	9/30/2004
Araujo	El Paso, TX	257,645	—	257,645	89,242	346,887	—	346,887	—	346,887	—	9/10/2004
Grijalva	El Paso, TX	2,168,661	—	2,168,661	(867,360)	1,301,302	—	1,301,302	—	1,301,302	—	2/4/2005
McCormick land	El Paso, TX	1,840,738	—	1,840,738	(271,604)	1,569,133	—	1,569,133	—	1,569,133	—	12/15/2006
Central Green	Houston, TX	2,242,461	—	2,242,461	(939,783)	1,302,679	—	1,302,679	—	1,302,679	—	1/6/2006
El Portal	Laredo, TX	1,228,317	—	1,228,317	(303,447)	924,869	—	924,869	—	924,869	—	8/26/2005
4801 George McVay	McAllen, TX	565,754	—	565,754	(155,270)	410,484	—	410,484	—	410,484	—	10/25/2005
Sharyland	McAllen, TX	3,831,402	—	3,831,402	162,136	3,993,539	—	3,993,539	—	3,993,539	—	10/17/2006
Tambone Land—Border	Santa Teresa, NM	8,400,568	—	8,400,568	(6,003,012)	2,397,556	—	2,397,556	—	2,397,556	—	7/15/2004
Tambone Land—Intermodal	Santa Teresa, NM	674,313	—	674,313	(11,222)	663,091	—	663,091	—	663,091	—	7/15/2004
Garland Loman Land	Santa Teresa, NM	1,931,311	—	1,931,311	(93,173)	1,838,139	—	1,838,139	—	1,838,139	—	10/20/2006
Bartley Land	Santa Teresa, NM	1,508,602	—	1,508,602	16,770	1,525,372	—	1,525,372	—	1,525,372	—	11/28/2006

		Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amounts at Close of Period			Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Encumbrances	Date of Acquisition/ Construction
Description	Market	Land	Building and Improvements	Total		Land	Building and Improvements	Total
Hudgens land	Santa Teresa, NM	90,955	—	90,955	6,279	97,234	—	97,234	—	97,234	—	11/28/2006
Ybañez land	Santa Teresa, NM	4,034,554	—	4,034,554	(120,546)	3,914,008	—	3,914,008	—	3,914,008	—	12/1/2006
Tambone Land—Intermodal	Santa Teresa, NM	2,592,475	—	2,592,475	(1,851,969)	740,506	—	740,506	—	740,506	—	7/15/2004
Mitsubishi	Santa Teresa, NM	1,556,700	—	1,556,700	(52,765)	1,503,935	—	1,503,935	—	1,503,935	—	7/15/2004
El Saucito Industrial Pk Land	Chihuahua, MX	2,304,174	—	2,304,174	(615,122)	1,689,052	—	1,689,052	—	1,689,052	—	12/28/2006
Kimball/Kepco	Juarez, MX	2,727,214	—	2,727,214	604,132	3,331,346	—	3,331,346	—	3,331,346	—	5/5/2005
Kimball Land	Juarez, MX	3,157,073	—	3,157,073	—	3,157,073	—	3,157,073	—	3,157,073	—	9/1/2004
Las Torres Land	Juarez, MX	1,162,719	—	1,162,719	11,116	1,173,835	—	1,173,835	—	1,173,835	—	6/13/2007
Cever 2.1/2.2	Juarez, MX	2,780,530	—	2,780,530	2,146,450	4,926,980	—	4,926,980	—	4,926,980	—	6/10/2005
Cever 6.1	Juarez, MX	4,163,450	—	4,163,450	59,123	4,222,573	—	4,222,573	—	4,222,573	—	12/3/2007
Coclisa/Visteon	Juarez, MX	4,501,471	—	4,501,471	6,410,129	10,911,599	—	10,911,599	—	10,911,599	—	3/1/2005
TTE Land	Juarez, MX	3,650,136	—	3,650,136	7,696	3,657,832	—	3,657,832	—	3,657,832	—	10/16/2008
Verde I Monterrey Technology	Monterrey, MX	9,820,310	—	9,820,310	(2,858,855)	6,961,455	—	6,961,455	—	6,961,455	—	6/29/2007
BonnCo	Reynosa, MX	769,830	—	769,830	(369,615)	400,215	—	400,215	—	400,215	—	10/12/2005
Pinos y Parque Land	Reynosa, MX	698,265	—	698,265	265	698,530	—	698,530	—	698,530	—	8/9/2005
Verde Pharr Industrial Park	Reynosa, MX	8,103,507	—	8,103,507	2,413,228	10,516,735	—	10,516,735	—	10,516,735	—	11/22/2006
Panasonic Land	Tijuana, MX	1,251,069	—	1,251,069	(420,244)	830,826	—	830,826	—	830,826	—	1/10/2007
Alamar	Tijuana, MX	25,631,538	—	25,631,538	6,148,998	31,780,537	—	31,780,537	—	31,780,537	16,389,254	2/14/2007

		111,490,952	—	111,490,952	1,720,603	113,211,558	—	113,211,558	—	113,211,558	16,389,254

Multifamily:
Ladera	Austin, TX	5,203,369	—	5,203,369	(2,176,703)	3,026,666	—	3,026,666	—	3,026,666	—	8/24/2007
Greenbriar	Dallas, TX	3,033,231	—	3,033,231	(1,135,375)	1,897,856	—	1,897,856	—	1,897,856	—	5/30/2008
Fairfield	Houston, TX	1,777,590	—	1,777,590	457,506	2,235,096	—	2,235,096	—	2,235,096	—	11/12/2006
Grand at Medical Center	Houston, TX	5,707,467	—	5,707,467	(97,104)	5,610,364	—	5,610,364	—	5,610,364	—	4/9/2007
Cypress Creek II	Houston, TX	2,733,737	—	2,733,737	(603,016)	2,130,721	—	2,130,721	—	2,130,721	—	5/14/2007
Studemont	Houston, TX	13,023,061	—	13,023,061	(3,702,169)	9,320,892	—	9,320,892	—	9,320,892	—	5/30/2007
Woodson Park II	Houston, TX	2,237,659	—	2,237,659	157,986	2,395,645	—	2,395,645	—	2,395,645	—	8/31/2007
NASA Road	Houston, TX	4,866,435	—	4,866,435	(2,570,000)	2,296,435	—	2,296,435	—	2,296,435	—	6/23/2008

		38,582,549	—	38,582,549	(9,668,875)	28,913,675	—	28,913,675	—	28,913,675	—

Master Planned Communities:
Santa Teresa		45,406,569	—	45,406,569	(26,172,915)	19,233,655	—	19,233,655	—	19,233,655	—	Various
Sunland Park		4,690,824	—	4,690,824	(3,280,051)	1,410,773	—	1,410,773	—	1,410,773	—	11/18/2004
Heritage Ranch		8,219,765	—	8,219,765	1,259,656	8,574,905	904,517	9,479,421	(39,891)	9,439,531	—	Various

		58,317,158	—	58,317,158	(28,193,310)	29,219,333	904,517	30,123,849	(39,891)	30,083,959	—

Grand Total		$341,962,074	$226,821,034	$568,783,110	$449,849,175	$305,405,935	$714,773,484	$1,020,179,424	$(68,618,617)	$951,560,806	$531,655,800

The changes in total cost of the properties for the years ended December 31, 2009, 2008 and 2007 were as follows:

	12/31/2009	12/31/2008	12/31/2007
Balance at beginning of year	1,098,761	1,009,333	636,304
Additions at cost	63,077	183,187	386,554
Retirements or sales	(51,479)	(93,759)	(13,525)

Balance at end of period	1,110,359	1,098,761	1,009,333

The changes in accumulated depreciation for the years ended December 31, 2009, 2008 and 2007 were as follows:

	12/31/2009	12/31/2008	12/31/2007
Balance at beginning of year	(52,821)	(31,796)	(15,969)
Additions at cost	(27,574)	(23,245)	(15,827)
Retirements or sales	11,777	2,220	—

Balance at end of period	(68,618)	(52,821)	(31,796)

Schedule IV

Verde Realty

Mortgage Loans on Real Estate

December 31, 2009

(Amounts in thousands)

	State	Maturity Date	Interest Rate	Face Amount of Mortgages	Carrying Amount of Mortgages(a)	Principal amount of loans subject to delinquent principal or interest
Master Planned Communities:
First Mortgages:
Residential lots—original loan amounts < $100 (10 loans)	NM	Jul 2010 to	6.5% to	$664	$664	$96
		Aug 2030	8.5%
Residential lots—original loan amounts $100 to < $150 (35 loans)	NM	Nov 2009	6.5% to	4,032	4,032	288
		2010 to Jan 2026	9.5%
Residential lots—original loan amounts > $150 (4 loans)	NM	Mar 2010	8.0% to	534	534	298
		to Jan 2015	11.0%

Land	NM	Jun 2011	7.0%	180	180	—

				$5,410	$5,410	$682

(a)	The aggregate cost at December 31, 2009 for federal income tax purposes is $5,410.

Changes in mortgage loans for the periods ended December 31, 2009, December 31, 2008, and 2007 are summarized below:

	December 31,
	2009	2008	2007
Balance, beginning of period	$8,194	$9,185	$5,907
Additions during period:
New mortgage loans	180	561	4,700
Deductions during period:
Collections of principal	(2,272)	(1,253)	(1,422)
Reacquired lots	(692)	(299)	—

Balance, end of period	$5,410	$8,194	$9,185

             Shares

Common Shares

PROSPECTUS

Goldman, Sachs & Co.

BofA Merrill Lynch

Wells Fargo Securities

Through and including             , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC Registration Fee		$21,390
FINRA Fee		$30,500
NYSE Listing Fee		*
Printing and Engraving Expenses		*
Legal Fees (other than Blue Sky Expenses)		*
Blue Sky Expenses		*
Accounting Fees and Expenses		*
Transfer Tax and Title Insurances		*
Consulting Fees and Expenses		*
Other Fees and Expenses		*

Total	$	*

*	To be completed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities that were not registered under the Securities Act of 1933, as amended:

During the year ended December 31, 2007, we sold an aggregate of 1,212,121 common shares to 21 purchasers in exchange for $39,999,993 without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

During the year ended December 31, 2007, we sold an aggregate of 13,400 common shares to two employees in exchange for $442,200 without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering.

In December 2009, we issued an aggregate of 176,200 common shares to 10 trustees, former trustees and employees in exchange for 1,280,000 warrants for the purchase of our common shares, without registration under the Securities Act, in reliance upon the exemption from such registration requirements provided by Section 3(a)(9) of the Securities Act.

There were no underwriters employed in connection with any of the transactions set forth in this Item 33.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer or (2) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, member, manager or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. As a condition to advancing expenses, we are required by Maryland law to obtain (1) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by our company if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

We have entered into indemnification agreements with each of our trustees whereby we agree to indemnify and advance expenses to each of our trustees to the maximum extent permitted by Maryland law, subject to limited exceptions.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the net proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index of the financial statement that are being filed as part of this registration statement.

(b) Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of Declaration of Trust of Registrant

3.2*	Bylaws of Registrant

5.1*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1*	Opinion of Sullivan & Cromwell LLP regarding certain tax matters

10.1*	Second Amended and Restated Agreement of Limited Partnership of Verde Realty Operating Partnership, L.P.

10.2*	Long Term Incentive Plan

10.3*	Deferred Compensation Plan

10.4*	Form of Change in Control Agreement

21.1†	List of Subsidiaries of Registrant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

23.3*	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)

24.1	Powers of Attorney

*	To be filed by amendment.
†	Previously filed with the Company’s Registration Statement on Form S-11 (File No. 333-164486) on January 22, 2010.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing, specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of April, 2010.

VERDE REALTY

By:	/S/ C. RONALD BLANKENSHIP
C. Ronald Blankenship
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ C. RONALD BLANKENSHIP C. Ronald Blankenship	Trustee, President and Chief Executive Officer (Principal Executive Officer)	April 27, 2010

/S/ WILLIAM D. SANDERS William D. Sanders	Chairman of the Board of Trustees	April 27, 2010

* Eric S. Dobkin	Trustee	April 27, 2010

* James A. Eidam	Trustee	April 27, 2010

* John P. Frazee, Jr.	Trustee	April 27, 2010

* Ray L. Hunt	Trustee	April 27, 2010

* Jay O. Light	Trustee	April 27, 2010

* Cesar Verdes	Trustee	April 27, 2010

* A. Richard Moore, Jr.	Chief Financial Officer (Principal Financial Officer)	April 27, 2010

* Stuart B. Milam	Chief Accounting Officer (Principal Accounting Officer)	April 27, 2010

*By:	/S/ C. RONALD BLANKENSHIP
C. Ronald Blankenship
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of Declaration of Trust of Registrant

3.2*	Bylaws of Registrant

5.1*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1*	Opinion of Sullivan & Cromwell LLP regarding certain tax matters

10.1*	Second Amended and Restated Agreement of Limited Partnership of Verde Realty Operating Partnership, L.P.

10.2*	Long Term Incentive Plan

10.3*	Deferred Compensation Plan

10.4*	Form of Change in Control Agreement

21.1†	List of Subsidiaries of Registrant

23.1	Consent of Deloitte & Touche LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

*	To be filed by amendment.
†	Previously filed with the Company’s Registration Statement on Form S-11 (File No. 333-164486) on January 22, 2010.